As filed with the Securities and Exchange Commission on October 10, 2017
Registration No. 333-[       ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________
INVESTAR HOLDING CORPORATION
(Exact name of registrant as specified in its charter)
_______________________

Louisiana	6022	27-1560715
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
7244 Perkins Road
Baton Rouge, Louisiana 70808
(225) 227-2222
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
_______________________
John J. D’Angelo
President and Chief Executive Officer
Investar Holding Corporation
7244 Perkins Road
Baton Rouge, Louisiana 70808
(225) 227-2222
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_______________________
Copies to:

Stephanie E. Kalahurka, Esq. Geoffrey S. Kay, Esq. Fenimore, Kay, Harrison & Ford LLP 1000 Walnut Street, Suite 1400 Kansas City, MO 64106 (512) 583-5900 (512) 583-5940 (Fax)	Lee C. Kantrow, Esq. Jacob M. Kantrow, Esq. Kantrow, Spaht, Weaver & Blitzer (APLC) 445 North Boulevard, Suite 300 Baton Rouge, Louisiana 70802 (225) 383-4703 (225) 343-0637 (Fax)
_______________________
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	1,039,723(1)	N/A	$13,552,840(2)	$1,687.33(3)

(1)	Represents the estimated maximum number of shares of Investar Holding Corporation common stock to be issued in connection with the merger described herein.

(2)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) and (f)(3) under the Securities Act by multiplying (i) the book value of BOJ Bancshares, Inc. common stock of $519.48 per share as of June 30, 2017 by (ii) 33,693, which represents the maximum number of shares of BOJ Bancshares, Inc. common stock to be exchanged in the merger to which this Registration Statement relates, minus (3) the anticipated cash portion of the merger consideration of $3,950,000 to be paid by the Registrant to the holders of BOJ Bancshares, Inc. common stock.

(3)	Calculated pursuant to Rule 457(f) of the Securities Act by multiplying the proposed maximum aggregate offering price by .0001245.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.
PRELIMINARY – SUBJECT TO COMPLETION, DATED OCTOBER 10, 2017

PROXY STATEMENT / PROSPECTUS

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT
Dear Shareholder:
On August 4, 2017, Investar Holding Corporation, a Louisiana corporation (“Investar”), Investar Interim Corporation, a Louisiana corporation and wholly-owned subsidiary of Investar (the “Merger Subsidiary”), and BOJ Bancshares, Inc., a Louisiana corporation (“BOJ”), entered into an Agreement and Plan of Reorganization (the “merger agreement”) that provides for the acquisition of BOJ by Investar. Subject to the terms and conditions of the merger agreement, BOJ will merge with and into the Merger Subsidiary (the “merger”), with the Merger Subsidiary continuing as the surviving corporation. Immediately thereafter, the Merger Subsidiary will merge with and into Investar, with Investar continuing as the surviving corporation. Finally, The Highlands Bank (“Highlands Bank”) will merge with and into Investar Bank, and Investar Bank (now combined with Highlands Bank) will continue as a wholly-owned subsidiary of Investar. The merger agreement and the transactions contemplated by the merger agreement will be voted upon at a special meeting of shareholders of BOJ, to be held on [       ], 2017 at [       ] a.m., local time, at 1542 Charter Street, Jackson, Louisiana 70748.
At the effective time of the merger (the “effective time”), all of the issued and outstanding shares of BOJ common stock will be converted into the right to receive 799,559 shares of Investar common stock (the “aggregate stock consideration”) and $3,950,000 in cash (the “aggregate cash consideration” and together with the aggregate stock consideration, the “aggregate merger consideration”). The aggregate merger consideration is subject to adjustment in the manner described below.
Each share of BOJ common stock, other than shares of BOJ common stock held by any shareholder of BOJ who has perfected statutory appraisal rights in connection with the merger (a “dissenting shareholder”), will be entitled to receive a portion of the aggregate merger consideration equal to (i) the aggregate cash consideration divided by the number of outstanding shares of BOJ common stock immediately prior to the effective time (the “per share cash consideration”), and (ii) the aggregate stock consideration divided by the number of outstanding shares of BOJ common stock immediately prior to the effective time (the “per share stock consideration” and together with the per share cash consideration, the “per share merger consideration”). There are anticipated to be 33,693 outstanding shares of BOJ common stock immediately prior to the effective time, including 1,500 shares issuable upon the exercise of outstanding options to purchase BOJ common stock, which options must be exercised or will be terminated in connection with the merger.
The aggregate merger consideration is subject to a dollar-for-dollar downward adjustment to the extent that BOJ’s adjusted tangible shareholders’ equity is less than $16.5 million as of a date, to be determined by BOJ, that is within ten days prior to the closing of the merger. The adjusted tangible shareholders’ equity of BOJ will be calculated as the sum of BOJ’s capital stock, surplus and undivided profits, on a consolidated basis, excluding any goodwill and unrealized gains or losses on available-for-sale securities, and less certain merger costs and other specified items which are described in more detail in this proxy statement/prospectus.
The merger agreement also includes two collar mechanisms that could result in a modification to the number of shares of Investar common stock to be issued as consideration in the transaction. First, the exchange ratio will be reduced and fewer shares of Investar common stock will be issued in the merger if the average closing price of Investar common stock on the NASDAQ Stock Market, Inc. Global Market System (“NASDAQ”) for the ten (10) consecutive trading days up to but not including the closing date (the “Average Closing Price”) is greater than $26.11, which equals approximately 115% of the $22.70 closing price for Investar common stock on May 11, 2017 (the “Threshold Price”). Second, the exchange ratio will be increased and more shares of Investar common stock will be issued in the transaction if the Average Closing Price is less than $20.43, which is equivalent to 90% of the Threshold Price. The parties will not be obligated to consummate the merger if the Average Closing Price is not greater than $19.50. For a discussion of such possible adjustments to the aggregate merger consideration see the sections of this proxy statement/prospectus entitled, “Questions and Answers—Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?” “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.” and “The Merger Agreement—Termination of the Merger Agreement.”
Because the aggregate merger consideration is subject to adjustment and because the market price of Investar common stock will fluctuate between the date of this proxy statement/prospectus, the date of the special meeting of shareholders BOJ and the date of completion of the merger the amount of the per share merger consideration cannot be determined at this time. Consequently, you will not know the exact per share merger consideration to be paid to BOJ shareholders when you vote at the special meeting. For example purposes only, assuming no downward adjustment to the aggregate merger consideration and assuming 33,693 outstanding shares of BOJ common stock as of the effective time, each holder of shares of BOJ’s common stock, except for dissenting shareholders, will be entitled to receive approximately 23.73 shares of Investar common stock and $117.24 in cash.
Investar common stock is listed on NASDAQ under the symbol “ISTR.” Based on the following closing prices of Investar common stock on NASDAQ: (i) $22.65 on August 4, 2017, the last trading day before public announcement of the merger, (ii) $23.90 on October 6, 2017, the latest practicable trading day before the initial filing of this proxy statement/prospectus, and (iii) $[       ] on [       ], 2017, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the per share stock consideration would be approximately $537.50, $567.16, and $[       ], respectively, and, together with the maximum $117.24 per share to be paid in cash, the implied value of the per share merger consideration would be approximately $654.74, $684.40, and $[       ], respectively. Each of the foregoing examples in the preceding sentence assumes there is no downward adjustment to the aggregate merger consideration based upon the adjusted tangible shareholders’ equity of BOJ.
Neither Investar nor BOJ expects the magnitude of any adjustment of the aggregate merger consideration to cause BOJ to re-solicit proxies from its shareholders.
We urge you to obtain current market quotations for Investar common stock. There are no current market quotations for BOJ common stock because BOJ is a privately owned corporation and its common stock is not traded on any established public trading market.
BOJ will hold a special meeting of its shareholders in connection with the merger. BOJ shareholders will be asked to vote to adopt the merger agreement and approve related matters as described in this proxy statement/prospectus. Adoption of the merger agreement requires the affirmative vote of the holders of not less than two-thirds (2/3rds) of the outstanding shares of BOJ common stock.
Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the special meeting, please take time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting. The special

meeting of BOJ’s shareholders will be held on [       ], [       ], 2017 at [       ] a.m., local time, at 1542 Charter Street, Jackson, Louisiana 70748.
BOJ’s board of directors unanimously recommends that BOJ shareholders vote “FOR” the adoption of the merger agreement and “FOR” the other matters to be considered at the special meeting.
This proxy statement/prospectus describes the special meeting, the merger, the issuance of the Investar common stock in connection with the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 42, for a discussion of the risks relating to the merger. You also can obtain information about Investar from documents that it has filed with the Securities and Exchange Commission (the “SEC”).
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Investar or BOJ, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is [       ], 2017, and it is first being mailed or otherwise delivered to the shareholders of BOJ on or about [       ], 2017.

BOJ BANCSHARES, INC.
1542 Charter Street
Jackson, Louisiana 70748

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of BOJ Bancshares, Inc.:
Notice is hereby given that BOJ Bancshares, Inc. (“BOJ”) will hold a special meeting of its shareholders on [       ], [       ], 2017 at [       ] a.m., local time, at 1542 Charter Street, Jackson, Louisiana 70748 to consider and vote upon the following matters:

•
a proposal to adopt the Agreement and Plan of Reorganization (the “merger agreement”), by and among Investar Holding Corporation (“Investar”), Investar Interim Corporation (the “Merger Subsidiary”), and BOJ, pursuant to which BOJ will merge with and into the Merger Subsidiary (the “merger”), and approve the merger, each as more fully described in the accompanying proxy statement/prospectus (the “BOJ Merger Proposal”);

•
a proposal to adjourn the special meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, (ii) to provide to BOJ shareholders any supplement or amendment to the proxy statement/prospectus or (iii) to disseminate any other information which is material to the BOJ shareholders voting at the special meeting (the “BOJ Adjournment Proposal”); and any other matter that may be properly submitted for a vote at the special meeting.

The proposals are described in the accompanying proxy statement/prospectus. BOJ has fixed the close of business on [       ], 2017 as the record date for the special meeting (the “record date”). Only BOJ shareholders of record as of the record date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Approval of the BOJ Merger Proposal requires the affirmative vote of holders of not less than two-thirds (2/3rds) of the outstanding shares of BOJ common stock. The BOJ Adjournment Proposal will be approved if a majority of the votes cast on that proposal at the special meeting are voted in favor of such proposal.
Shareholders of BOJ have appraisal rights under the Louisiana Business Corporation Act (“LBCA”) in connection with the proposed merger. Because appraisal rights are available to BOJ’s shareholders, the following notice of such rights is required under Part 13 of the LBCA:

Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to assert appraisal rights, a shareholder is required by law: (1) to deliver to the corporation, before the vote is taken on the action described in this notice, a written notice of the shareholder’s intent to demand appraisal if the corporate action proposed in this notice takes effect, and (2) not to vote, or cause or permit to be voted, in favor of the proposed corporate action any shares of the class or series for which the shareholder intends to assert appraisal rights. If a shareholder complies with those requirements, and the action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights.
A copy of the procedural requirements for shareholders exercising appraisal rights is included with the accompanying proxy statement/prospectus as Annex C, and a summary of the provisions can be found under the section of the proxy statement/prospectus entitled “The Merger—Appraisal Rights in the Merger.”
BOJ’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of BOJ and its shareholders, and unanimously recommends that BOJ shareholders vote “FOR” the BOJ Merger Proposal and “FOR” the BOJ Adjournment Proposal.
Your vote is very important. Investar and BOJ cannot complete the merger unless BOJ’s shareholders adopt the merger agreement and approve the merger. Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of BOJ, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
This proxy statement/prospectus provides a detailed description of the special meeting, the BOJ Merger Proposal, the documents related to the merger and other related matters. Investar and BOJ urge you to read the proxy statement/prospectus, including any documents they refer you to, and its annexes carefully and in their entirety. We look forward with pleasure to seeing and visiting with you at the special meeting.

Michael L. Creed President and Chief Executive Officer BOJ Bancshares, Inc. Telephone: (225) 634-7741

ADDITIONAL INFORMATION
This proxy statement/prospectus references important business and financial information about Investar and BOJ from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov, for documents regarding Investar, or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either Investar or BOJ:

Investar Holding Corporation 7244 Perkins Road Baton Rouge, Louisiana 70808 Attention: John J. D’Angelo Telephone: (225) 227-2222	BOJ Bancshares, Inc. 1542 Charter Street Jackson, Louisiana 70748 Attention: Michael L. Creed Telephone: (225) 634-7741
You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of the special meeting, you must make your request no later than five business days before your special meeting.

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Investar (File No. 333-[       ]), constitutes a prospectus of Investar under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Investar common stock to be issued to BOJ shareholders pursuant to the terms of the merger agreement. This document also constitutes a a notice and proxy statement relating to the special meeting of the shareholders of BOJ called for the purposes set forth herein.
You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This proxy statement/prospectus is dated [       ], 2017, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to BOJ shareholders nor the issuance by Investar of shares of Investar common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Investar has been provided by Investar and information contained in this document regarding BOJ has been provided by BOJ.
For more details, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

QUESTIONS AND ANSWERS
The following are some questions that you, as a BOJ shareholder, may have about the merger or the special meeting, and brief answers to those questions. Investar and BOJ urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the special meeting or the proposals presented at that meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus. For details about where you can find additional important information, please see the section of this proxy statement/prospectus entitled, “Where You CanFind More Information.”
Unless the context otherwise requires, references in this proxy statement/prospectus to “Investar” refer to Investar Holding Corporation, a Louisiana corporation, and its affiliates, including Investar Bank, a Louisiana state bank and a wholly-owned subsidiary of Investar. Additionally, unless the context otherwise requires, references in this proxy statement/prospectus to “BOJ” refer to BOJ Bancshares, Inc., a Louisiana corporation, and its affiliates, including The Highlands Bank, a Louisiana state bank and a wholly-owned subsidiary of BOJ.
Q:    What is the merger?

A:
Investar, the Merger Subsidiary and BOJ entered into the merger agreement on August 4, 2017. The merger is the first step of a series of transactions to combine Investar and BOJ. Under the merger agreement, BOJ will merge with and into the Merger Subsidiary, with the Merger Subsidiary continuing as the surviving corporation. Immediately thereafter, the Merger Subsidiary will merge with and into Investar, with Investar continuing as the surviving corporation (which we refer to collectively in this proxy statement/prospectus as the “integrated mergers”). Immediately following the integrated mergers, Investar expects to cause Highlands Bank to merge with and into Investar Bank, with Investar Bank as the surviving bank (the “bank merger”).

A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.
The merger cannot be completed unless, among other things, the parties receive all necessary regulatory approvals to consummate the merger and the bank merger, and the holders of at least two thirds (2/3rds) of the outstanding shares of BOJ common stock vote in favor of the proposal to adopt the merger agreement and approve the merger.

Q:	Why am I receiving this proxy statement/prospectus?

A:
Investar and BOJ are delivering this document to you because it is a proxy statement being used by BOJ’s board of directors (the “BOJ Board”) to solicit proxies of its shareholders entitled to vote on approval of the merger and related matters. BOJ has called a special meeting of its shareholders to consider the BOJ Merger Proposal. This document serves as proxy statement for the special meeting and describes the proposals to be presented at the special meeting. It also constitutes a notice of special meeting with respect to the special meeting.

In addition, this document is a prospectus that is being delivered to BOJ shareholders because Investar is offering shares of Investar common stock to BOJ shareholders in connection with the merger.
This proxy statement/prospectus contains important information about the merger, the proposals being voted on at the special meeting and important information to consider in connection with an investment in Investar common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the special meeting. Your vote is important, BOJ encourages you to submit your proxy as soon as possible.

Q:	What are BOJ shareholders being asked to vote on at the special meeting?

A:	BOJ is soliciting proxies from its shareholders with respect to the following proposals:

•
The BOJ Merger Proposal. Considering and voting upon the approval of the agreement and plan of reorganization, dated as of August 4, 2017, among BOJ, Investar, and the Merger Subsidiary, and the transactions contemplated by the merger agreement;

•
The BOJ Adjournment Proposal. Considering and voting upon the approval of any motion to adjourn the special meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, (ii) to provide to BOJ shareholders any supplement or amendment to the proxy statement/prospectus or (iii) to disseminate any other information which is material to the BOJ shareholders voting at the special meeting; and

•	Other Business. Considering and acting upon any other matters that may be properly submitted to a vote at the special meeting.

Q:	What will BOJ shareholders be entitled to receive in the merger?

A:
If the merger is completed, all outstanding shares of BOJ common stock, other than shares held by dissenting shareholders, will be converted into the right to receive the aggregate merger consideration which consists of 799,559 shares of Investar common stock and $3,950,000 in cash, subject to a possible adjustment under certain circumstances described in this proxy statement/prospectus and the merger agreement.

Each share of BOJ common stock, other than shares of BOJ common stock held by any dissenting shareholder, will be entitled to receive a portion of the aggregate merger consideration equal to (i) the per share cash consideration and (ii) the per share stock consideration. There are anticipated to be 33,693 issued and outstanding shares of BOJ common stock immediately prior to the effective time, including 1,500 shares issuable upon the exercise of outstanding options to purchase BOJ common stock, which options must be exercised or will be terminated in connection with the merger.
The aggregate merger consideration is subject to a dollar-for-dollar downward adjustment to the extent that BOJ’s adjusted tangible shareholders’ equity is less than $16.5 million as of a date, to be determined by BOJ, that is within ten days prior to the closing of the merger. The adjusted tangible shareholders’ equity of BOJ will be calculated as the sum of BOJ’s capital stock, surplus and undivided profits, on a consolidated basis, excluding any goodwill and unrealized gains or losses on available-for-sale securities, and less certain merger costs and other specified items which are described in more detail in this proxy statement/prospectus.
The merger agreement also includes two collar mechanisms that could result in a modification to the number of shares of Investar common stock to be issued as consideration in the transaction. First, the exchange ratio will be reduced, and fewer shares of Investar common stock will be issued in the merger if the Average Closing Price of Investar common stock on NSADAQ for the ten (10) consecutive trading days up to but not including the closing date is greater than $26.11, which equals approximately 115% of the Threshold Price of $22.70. Second, the exchange ratio will be increased and more shares of Investar common stock will be issued in the transaction if the Average Closing Price is less than $20.43, which is equivalent to 90% of the Threshold Price. The parties will not be obligated to consummate the merger if the Average Closing Price is not greater than $19.50. For a discussion of possible adjustments to the aggregate merger consideration and the determination and composition of BOJ’s adjusted tangible shareholders’ equity, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”
Investar will not issue any fractional shares of Investar common stock in the merger. BOJ shareholders who would otherwise be entitled to a fraction of a share of Investar common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by the Threshold Price, subject to adjustment based upon the collar mechanisms described above.

As a result of the foregoing, based on the number of shares of Investar common stock and BOJ common stock outstanding as of October 6, 2017, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, approximately 92% of outstanding Investar common stock following the merger will be held by shareholders who were holders of Investar common stock immediately prior to the effective time and approximately 8% of outstanding Investar common stock will be held by shareholders who were holders of BOJ common stock immediately prior to the effective time.

Q:	Will the value of the merger consideration change between the date of this proxy statement/ prospectus and the time the merger is completed?

A:
Yes, the market value of the aggregate merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Investar common stock. Any increase in the market price of Investar common stock of up to $26.11 per share, and any decrease of down to $20.43 per share, after the date of this proxy statement/prospectus will change the value of the shares of Investar common stock that BOJ shareholders will be entitled to receive. Consequently, you will not know the exact value of the per share merger consideration to be paid to BOJ shareholders as a result of the merger when you vote at the special meeting.

As described above, the merger agreement includes two collar mechanisms that could result in a modification to the number of shares of Investar common stock to be issued as consideration in the transaction. First, the exchange ratio will be reduced, and fewer shares of Investar common stock will be issued in the merger if the Average Closing Price of Investar common is greater than $26.11. The exchange ratio will be increased and more shares of Investar common stock will be issued in the transaction if the Average Closing Price is less than $20.43. As a result of these collar mechanisms, the implied value of the aggregate merger consideration will not fluctuate above $24,826,485, or below $20,284,990 due to changes in the market price of Investar common stock. The parties will not be obligated to consummate the merger if the Average Closing Price is not greater than $19.50.
The table below sets forth the implied value of the per share merger consideration based on the closing price of Investar common stock as quoted by NASDAQ on the specified dates assuming 33,693 issued and outstanding shares of BOJ common stock (which includes 1,500 shares of BOJ common stock to be issued upon the exercise of outstanding options to purchase BOJ common stock):

Date	Closing price of Investar common stock	Implied value of per share stock consideration	Per share cash consideration	Implied value of per share merger consideration(4)	Aggregate stock consideration	Aggregate cash consideration	Aggregate merger consideration(4)
August 4, 2017(1)	$22.65	$537.50	$117.24	$654.74	$18,110,011	$3,950,000	$22,060,011
October 6, 2017(2)	$23.90	$567.16	$117.24	$684.40	$19,109,460	$3,950,000	$23,059,460
[ ], 2017(3)	$[ ]	$[ ]	$117.24	$[ ]	$[ ]	$3,950,000	$[ ]
______________________________

(1)	The last trading day before public announcement of the merger.

(2)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.

(3)	The latest practicable trading day before the printing of this proxy statement/prospectus.

(4)
Assumes there is no downward adjustment to the aggregate merger consideration based upon BOJ’s adjusted tangible shareholders’ equity. For a discussion of the possible adjustments to the aggregate merger consideration, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”

The aggregate merger consideration is also subject to a downward adjustment on a dollar-for-dollar basis to the extent that BOJ’s adjusted tangible shareholders’ equity, as defined in the merger agreement, is less than $16.5 million as of a date, to be determined by BOJ, that is within ten days prior to the closing of the merger. If this downward adjustment is triggered, then both the aggregate cash consideration and the aggregate stock consideration will be reduced on a pro rata basis based upon the amount of aggregate cash consideration and aggregate stock consideration making up the aggregate merger consideration prior to such reduction.

As of [       ], 2017, the most recent practicable date before the printing of this proxy statement/prospectus, BOJ estimates that BOJ’s adjusted tangible shareholders’ equity as of the closing of the merger will be $16.5 million or greater, resulting in no downward adjustment to the aggregate merger consideration with respect to BOJ’s adjusted tangible shareholders’ equity. For additional information regarding the composition and determination of BOJ’s adjusted tangible shareholders’ equity, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”

Q:	How does the BOJ Board recommend that I vote at the special meeting?

A:	The BOJ Board unanimously recommends that you vote “FOR” the BOJ Merger Proposal and “FOR” the BOJ Adjournment Proposal.

Q:	When and where are the special meeting?

A:	The special meeting will be held at 1542 Charter Street, Jackson, Louisiana 70748, on [ ], [ ], 2017 at [ ] a.m., local time.

Q:	What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:
If you are a BOJ shareholder and if your shares of BOJ common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of BOJ common stock. On the close of business on [       ], 2017, the record date for the special meeting, BOJ had 30 holders of record.

If your shares of BOJ common stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” This proxy statement/prospectus and proxy card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions it included in the mailing or by following its instructions for voting.

Q:	If my shares of BOJ common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:	What is a broker non-vote?

A:
A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker does not have discretionary authority to vote your shares with respect to the BOJ Merger Proposal or the BOJ Adjournment Proposal.

Q:	How are broker non-votes and abstentions treated?

A:
Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. If you hold shares in “street name” and do not provide voting instructions to your broker, those shares will be counted as broker non-votes for all non-routine matters. It is expected that all proposals to be voted on at the special meeting are non-routine matters. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

Abstentions and broker non-votes by BOJ shareholders will have the effect of a vote AGAINST the BOJ Merger Proposal because BOJ’s articles of incorporation requires the BOJ Merger Proposal to be approved by the affirmative vote of the holders of at least two-thirds (2/3rds) of the number of shares entitled to vote. Abstentions and broker non-votes will not have the effect of a vote AGAINST the BOJ Adjournment Proposal.

Q:	How do I vote if I own shares through the BOJ ESOP?

A:
If you hold BOJ common stock beneficially through the Highlands Bank Employee Stock Ownership Plan (the “BOJ ESOP”), you will receive a voting instruction card to reflect all of the shares of BOJ common stock that you may direct the trustees to vote on your behalf under the BOJ ESOP. Under the terms of the BOJ ESOP, all shares held by the BOJ ESOP are generally voted by the BOJ ESOP trustees at the direction of the administrative committee for the BOJ ESOP (the “ESOP Committee”), but for certain significant matters, such as the BOJ Merger Proposal, each participant in the BOJ ESOP may direct the trustees how to vote the shares of BOJ common stock allocated to his or her account. Allocated shares for which no timely voting instructions are received will be voted by the BOJ ESOP trustees at the direction of the ESOP Committee in the best interest of BOJ ESOP participants, subject to the exercise of the trustees’ fiduciary duties.

Q:	What constitutes a quorum for the special meeting?

A:
The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of BOJ common stock entitled to be voted at the special meeting constitutes a quorum for transacting business at the special meeting. All shares of BOJ common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Q:	What is the vote required to approve each proposal at the special meeting?

A:
BOJ Merger Proposal: The affirmative vote of not less than two-thirds (2/3rds) of the outstanding shares of BOJ common stock is required to approve the BOJ Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the BOJ Merger Proposal, it will have the effect of a vote AGAINST the proposal.

BOJ Adjournment Proposal: The affirmative vote of a majority of votes cast on the proposal at the special meeting is required to approve the BOJ Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the BOJ Adjournment Proposal, it will have no effect on the proposal.

Q:	Why is my vote important?

A:
If you do not vote, it will be more difficult for BOJ to obtain the necessary quorum to hold the special meeting and to obtain approval of the proposals to be voted upon at the special meeting. In addition, your failure to vote will have the effect of a vote AGAINST the BOJ Merger Proposal. The BOJ Board unanimously recommends that you, as a BOJ shareholder, vote “FOR” the BOJ Merger Proposal.

Q:	Can I attend the special meeting and vote my shares in person?

A:
Yes. All shareholders of BOJ, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of BOJ common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. BOJ reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without BOJ’s express written consent.

Q:	Can I change my vote?

A:
Yes. If you are a holder of record of BOJ common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) attending and voting in person at the special meeting; (ii) giving notice of revocation of the proxy at the special meeting; or (iii) delivering to the Secretary of BOJ (A) a written notice of revocation or (B) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by BOJ after the vote will not affect the vote. All written notices of revocation and other communications with respect to revocation or proxies should be sent to: BOJ Bancshares, Inc., 1542 Charter Street, Jackson, Louisiana 70748, Attention: Heather Spillman.

If you hold your shares of BOJ common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q:	What are the expected U.S. federal income tax consequences to a holder of BOJ common stock as a result of the transactions contemplated by the merger agreement?

A:
Investar and BOJ intend that the integrated mergers will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the integrated mergers qualify as a reorganization under Section 368(a) of the Code, a holder of BOJ common stock who exchanges BOJ common stock for a combination of Investar common stock and cash generally should recognize gain (but not loss) from the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of Investar common stock received by such holder exceeds the tax basis of such holder’s BOJ common stock surrendered in exchange therefor.

For further information, please see the section of this proxy statement/prospectus entitled, “Material U.S. Federal Income Tax Consequences of the Integrated Mergers.” The U.S. federal income tax consequences described above may not apply to all holders of BOJ common stock. Your tax consequences will depend on your individual situation. Accordingly, Investar and BOJ strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the integrated mergers to you.

Q:	Are BOJ shareholders entitled to appraisal rights?

A:
Yes, BOJ shareholders may exercise appraisal rights in connection with the merger. For further information, see “The Merger—Appraisal Rights in the Merger,” which discussion is qualified by the full text of the provisions of the Louisiana Business Corporation Act (“LBCA’) relating to rights of dissent set forth in Annex C hereto.

Q:	Should I send in my BOJ stock certificates now?

A:
No. Please do not send in your BOJ stock certificates with your proxy. After the merger, Investar’s exchange agent, American Stock Transfer & Trust Company LLC, will send you instructions for exchanging BOJ stock certificates for the per share merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates."

Q:	Whom may I contact if I cannot locate my BOJ stock certificate(s)?

A:	If you are unable to locate your original BOJ stock certificate(s), you should contact Heather Spillman, at (225) 634-7741 or hspillman@thbank.net.

Q:	When do you expect to complete the merger?

A:
Investar and BOJ currently expect to complete the merger in the fourth quarter of 2017. However, neither Investar nor BOJ can assure you of when or if the merger will be completed. Before the merger is completed, BOJ must obtain the approval of BOJ shareholders for the BOJ Merger Proposal, necessary regulatory approvals must be obtained and certain other closing conditions must be satisfied.

Q:	What happens if the merger is not completed?

A:
If the merger is not completed, holders of BOJ common stock will not receive any consideration for their shares in connection with the merger. Instead, BOJ will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, BOJ may be required to pay a termination fee to Investar. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee,” for a complete discussion of the circumstances under which a termination fee would be required to be paid.

Q:	Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of BOJ common stock, please contact Michael L. Creed, at (225) 634-7741 or mcreed@thbank.net.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. Investar and BOJ urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which they refer in order to fully understand the merger. A copy of the merger agreement is attached as Annex A. In addition, we incorporate by reference into this proxy statement/prospectus important business and financial information about Investar. See “Where You Can Find More Information.” Each item in this summary refers to the section of this proxy statement/prospectus on which that subject is discussed in more detail.
Information About the Companies (page 95)
Investar
Investar is a Louisiana corporation and a financial holding company headquartered in Baton Rouge, Louisiana. Through its wholly-owned subsidiary, Investar Bank, a Louisiana state chartered bank, Investar provides relationship-driven commercial banking products and services tailored to meet the needs of small to medium-sized businesses and professionals. Investar’s primary market is South Louisiana. Investar serves this markets from its main office located in Baton Rouge, and from fourteen additional full service branches located throughout its market areas. As of June 30, 2017, on a consolidated basis, Investar had total assets of $1.2 billion, net loans of $925.6 million, total deposits of $894.8 million and stockholders’ equity of $150.8 million.
On July 1, 2017, Investar completed its acquisition of Citizens Bancshares, Inc. (“Citizens”), pursuant to the terms of the Agreement and Plan of Reorganization, dated March 8, 2017, by and between Investar and Citizens (the “Citizens Merger Agreement”). In connection with this acquisition and through a series of related transactions, Citizens was merged with and into Investar (the “Citizens merger”). Following the effective time of the Citizens merger, Citizens’ wholly-owned bank subsidiary, Citizens Bank, merged with and into Investar’s wholly-owned bank subsidiary, Investar Bank, with Investar Bank surviving the bank merger. Under the terms of the Citizens Merger Agreement, all of the issued and outstanding shares of Citizens common stock were converted into the right to receive an aggregate amount of cash consideration equal to $45.8 million, or approximately $419.20 in exchange for each share of Citizens common stock that was outstanding immediately prior to the effective time of the acquisition. Additional information about the Citizens merger is included in documents referred to in the section of this proxy statement/prospectus entitled “Recent Developments.”
Investar believes that the Louisiana banking market presents a significant opportunity for growth and franchise expansion, both organically and through strategic acquisitions. Although the financial services industry is rapidly changing and intensely competitive, and will likely remain so, Investar believes that Investar Bank competes effectively as a local community bank. Investar benefits from the consistency of local leadership and the availability of local access and responsive customer service. Taking into consideration its competitively-priced products and services, Investar believes it is well-positioned among other financial institutions to attract individual and small to medium-sized business customers.
Investar’s principal executive offices are located at 7244 Perkins Road, Baton Rouge, Louisiana 70808, and its telephone number at that address is (225) 227-2222.  Investar’s website address is www.investarbank.com.
Investar makes its periodic reports and other information filed with, or furnished to, the SEC available free of charge through its website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. Except as specifically incorporated by reference into this proxy statement/prospectus, the information on, or otherwise accessible through, Investar’s website is not incorporated by reference herein and does not constitute a part of this proxy statement/prospectus. Additional information about Investar and its subsidiaries is included in documents referred to in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

BOJ
BOJ was incorporated as a Louisiana corporation in 1983. BOJ was formed for the purpose of serving as a bank holding company for Highlands Bank, which previously operated under the name “Bank of Jackson.” BOJ does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Highlands Bank. Its primary activities are to provide assistance in the management and coordination of Highlands Bank’s financial resources. BOJ has no significant assets other than all of the outstanding common stock of Highlands Bank. BOJ derives its revenues primarily from the operations of Highlands Bank in the form of dividends received from Highlands Bank.
Highlands Bank was chartered as a Louisiana state bank in 1904. Since their inception, both BOJ and Highlands Bank have generally grown organically. Highlands Bank currently operates from five banking offices, which are located in East Feliciana Parish (its principal office in Jackson and Slaughter branch), East Baton Rouge Parish (Baton Rouge and Zachary branches) and West Feliciana Parish (St. Francisville branch). Highlands Bank also has a loan production office in Baton Rouge. All of Highlands Bank’s offices are located in the Baton Rouge Metropolitan Statistical Area.
As of June 30, 2017, BOJ had, on a consolidated basis, total assets of approximately $150.2 million, total deposits of approximately $122.9 million, total loans (net of allowance for loan losses) of approximately $104.4 million, and total stockholders’ equity of approximately $16.7 million. BOJ does not file reports with the SEC. BOJ does, however, voluntarily provide certain financial reports, including annual audited financial statements, to its shareholders.
BOJ’s principal executive offices are located at 1542 Charter Street, Jackson, Louisiana 70748, and its telephone number at that address is (225) 634-7741. BOJ’s website address is www.thehighlandsbank.net. For additional information about BOJ and its subsidiaries see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
In the Merger, BOJ Shareholders Will Be Entitled To Receive Shares of Investar Common Stock and Cash (page 75)
Merger Consideration
If the merger is completed, all outstanding shares of BOJ common stock (other than shares of BOJ common stock held by dissenting shareholders) will be converted into the right to receive the aggregate merger consideration which consists of 799,559 shares of Investar common stock and $3,950,000 in cash, subject to possible adjustments to the aggregate merger consideration under certain circumstances as described in this proxy statement/prospectus. Each share of BOJ common stock (other than shares of BOJ common stock held by any dissenting shareholder) will be entitled to receive a portion of the aggregate merger consideration equal to (i) the per share cash consideration and (ii) the per share stock consideration. There are anticipated to be 33,693 issued and outstanding shares of BOJ common stock immediately prior to the effective time.
As a result of the foregoing and assuming no adjustments to the aggregate merger consideration, based on the number of shares of Investar common stock and BOJ common stock outstanding as of October 6, 2017, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, approximately 92% of outstanding Investar common stock following the merger will be held by shareholders who were holders of Investar common stock immediately prior to the effectiveness of the merger and approximately 8% of outstanding Investar common stock will be held by shareholders who were holders of BOJ common stock immediately prior to the effectiveness of the merger.
The value of the aggregate merger consideration will fluctuate within a range between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Investar common stock. Any increase in the market price of Investar common stock of up to $26.11 per share, and any decrease of down to $20.43 per share, after the date of this proxy statement/prospectus will change the value of the shares of Investar common stock that BOJ shareholders will be entitled to receive. Consequently, you will not know the exact per share merger consideration to be paid to BOJ shareholders as a result of the merger when you vote at the special meeting.

The table below sets forth the implied value of the per share merger consideration based on the closing price of Investar common stock as quoted by NASDAQ on the specified dates assuming 33,693 issued and outstanding shares of BOJ common stock:

Date	Closing price of Investar common stock	Implied value of per share stock consideration	Per share cash consideration	Implied value of per share merger consideration(4)	Aggregate stock consideration	Aggregate cash consideration	Aggregate merger consideration(4)
August 4, 2017(1)	$22.65	$537.50	$117.24	$654.74	$18,110,011	$3,950,000	$22,060,011
October 6, 2017(2)	23.90	567.16	$117.24	684.40	19,109,460	$3,950,000	23,059,460
[ ], 2017(3)	$[ ]	$[ ]	$117.24	$[ ]	$[ ]	$3,950,000	$[ ]
______________________________

(1)	The last trading day before public announcement of the merger.

(2)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.

(3)	The latest practicable trading day before the printing of this proxy statement/prospectus.

(4)
Assumes there is no downward adjustment to the aggregate merger consideration based upon BOJ’s adjusted tangible shareholders’ equity. For a discussion of the possible adjustments to the aggregate merger consideration, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”

The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
Adjustments to Merger Consideration
The aggregate merger consideration is subject to a dollar-for-dollar downward adjustment to the extent that BOJ’s adjusted tangible shareholders’ equity is less than $16.5 million as of a date, to be determined by BOJ, that is within ten days prior to the closing of the merger. The adjusted tangible shareholders’ equity of BOJ will be calculated as the sum of BOJ’s capital stock, surplus and undivided profits, on a consolidated basis, excluding any goodwill and unrealized gains or losses on available-for-sale securities, and less certain merger costs and other specified items which are described in more detail in this proxy statement/prospectus. If this downward adjustment is triggered, then both the aggregate cash consideration and the aggregate stock consideration will be reduced on a pro rata basis based upon the amount of aggregate cash consideration and aggregate stock consideration making up the aggregate merger consideration prior to such reduction.
As of [       ], 2017, the most recent practicable date before the printing of this proxy statement/prospectus, BOJ estimates that BOJ’s adjusted tangible shareholders’ equity as of the closing of the merger will be $16.5 million or greater, resulting in no downward adjustment to the aggregate merger consideration with respect to BOJ’s adjusted tangible shareholders’ equity.
As discussed above, the merger agreement also includes two collar mechanisms that could result in a modification to the number of shares of Investar common stock to be issued as consideration in the transaction. First, the exchange ratio will be reduced, and fewer shares of Investar common stock will be issued in the merger if the Average Closing Price for Investar common stock is greater than $26.11. Second, the exchange ratio will be increased and more shares of Investar common stock will be issued in the transaction if the Average Closing Price is less than $20.43. The parties will not be obligated to consummate the merger if the Average Closing Price is not greater than $19.50. For a discussion of possible adjustments to the aggregate merger consideration and the determination and composition of BOJ’s adjusted tangible shareholders’ equity, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”

The BOJ Board Unanimously Recommends that BOJ Shareholders Vote “FOR” the BOJ Merger Proposal and the BOJ Adjournment Proposal (page 58)
The BOJ Board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of BOJ and its shareholders and has unanimously approved the merger agreement. The BOJ Board unanimously recommends that BOJ shareholders vote “FOR” the BOJ Merger Proposal and “FOR” the BOJ Adjournment Proposal. For the factors considered by the BOJ Board in reaching its decision to approve the merger agreement, see “The Merger—BOJ’s Reasons for the Merger; Recommendation of the BOJ Board.”
All of the directors of BOJ have entered into a voting agreement with Investar, solely in their capacity as shareholders of BOJ, pursuant to which they have agreed to vote in favor of the BOJ Merger Proposal and in favor of any other matter required to be approved by the shareholders of BOJ to facilitate the transactions contemplated by the merger agreement. For more information regarding the voting agreement, see “The Merger Agreement—BOJ Director Non-Competition and Voting Agreements.”
Opinion of BOJ’s Financial Advisor (page 61 and Annex B)
In connection with the merger, the BOJ Board received an oral opinion, which was subsequently confirmed in writing on August 4, 2017, from National Capital, LLC (“National Capital”), the financial advisor to BOJ, to the effect that, as of August 4, 2017, the per share merger consideration provided for in the merger agreement was fair, from a financial point of view, to holders of BOJ common stock. The full text of the opinion letter of National Capital dated August 4, 2017, is included in this proxy statement/prospectus as Annex B. BOJ encourages you to read this opinion letter carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by National Capital in providing its opinion. The opinion of National Capital has not been updated prior to the date of this proxy statement/prospectus and does not reflect any change in circumstances after August 4, 2017. National Capital’s opinion is directed to the BOJ Board, addresses only the fairness of the per share merger consideration provided for in the merger agreement to the holders of BOJ common stock from a financial point of view, and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger or any other matter considered at the special meeting. For further information, please see the section entitled “The Merger—Opinion of BOJ’s Financial Advisor.”
How Outstanding BOJ Stock Options Will Be Treated (page 78)
The merger agreement requires the BOJ Board, which administers the BOJ Bancshares, Inc. 2008 Stock Options and Stock Appreciation Rights Plan (the “BOJ Stock Option Plan”), to accelerate the time in which all outstanding options to purchase shares of BOJ common stock may be exercised in accordance with the applicable provisions of the BOJ Stock Option Plan to a date that is no later than fifteen (15) days prior to the closing date. All BOJ options that are not exercised or surrendered prior to the closing date will be terminated as of the effective time for the merger. Investar will not assume, and will not pay any merger consideration, in exchange for any options to purchase shares of BOJ common stock. No holder of any unexpired and unexercised options to purchase shares of BOJ common stock will have any right thereunder to acquire any equity securities of BOJ or Investar, or any right to payment in respect of any such securities of BOJ except for payment of the allocable portion of the aggregate merger consideration with respect to the shares of BOJ common stock into which such options are exercised prior to the effective time.
How BOJ’s Trust Preferred Securities Will Be Treated (page 48)
Pursuant to the merger agreement, Investar will assume or discharge, in Investar’s sole discretion, all of BOJ’s obligations in respect of the issuance of $3,093,000.00 in trust preferred securities, liquidation amount $1,000 per trust preferred security, by BOJ’s wholly-owned subsidiary, BOJ Bancshares Statutory Trust I.

How Will Shares of BOJ Common Stock Held in the BOJ ESOP be Treated (page 78)
The BOJ ESOP is a shareholder of BOJ, similar to any other shareholder of BOJ. Accordingly, shares of BOJ common stock held in the BOJ ESOP will receive the same merger consideration as any other shareholder of BOJ, based upon the number of shares of BOJ common stock that the BOJ ESOP holds at the effective time of the merger.
BOJ Will Hold its Special Meeting on [        ], 2017 (page 54)
The special meeting will be held on [       ], [       ], 2017, at [       ] a.m., local time, at 1542 Charter Street, Jackson, Louisiana 70748. At the special meeting, BOJ shareholders will be asked to approve the BOJ Merger Proposal and, if applicable, the BOJ Adjournment Proposal.
Only holders of record of BOJ common stock at the close of business on [        ], 2017, the record date, will be entitled to notice of and to vote at the special meeting. Each share of BOJ common stock is entitled to one vote on each proposal to be considered at the special meeting. As of the record date, there were approximately 33,693 shares of BOJ common stock entitled to vote at the special meeting. As of the record date, the directors and executive officers of BOJ and their affiliates beneficially owned and were entitled to vote, in the aggregate, 16,299.61 shares of BOJ common stock representing approximately 48.38% of the shares of BOJ common stock outstanding on that date.
The BOJ Merger Proposal will be approved if not less than two-thirds (2/3rds) of the outstanding shares of BOJ common stock are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the BOJ Merger Proposal, it will have the effect of a vote AGAINST the BOJ Merger Proposal.
The BOJ Adjournment Proposal will be approved if a majority of the votes cast on the proposal at the special meeting are voted in favor of the proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the BOJ Adjournment Proposal, it will have no effect on the proposal.
Material U.S. Federal Income Tax Consequences of the Integrated Mergers (page 91)
The obligations of Investar and BOJ to complete the merger are conditioned on, among other things, the receipt by Investar and BOJ of a tax opinion from Fenimore, Kay, Harrison & Ford, LLP, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time and as set forth and referred to in such opinions, the integrated mergers will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Assuming that the integrated mergers qualify as a reorganization within the meaning of Section 368(a) of the Code, it is anticipated that a holder of BOJ common stock who exchanges BOJ common stock for a combination of Investar common stock and cash generally should recognize gain (but not loss) from the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of Investar common stock received by such holder exceeds the tax basis of such holder’s BOJ common stock surrendered in exchange therefor.
For further information, please see “Material U.S. Federal Income Tax Consequences of the Integrated Mergers.” The U.S. federal income tax consequences described above may not apply to all holders of BOJ common stock. Your tax consequences will depend on your individual situation. Accordingly, Investar and BOJ strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the integrated mergers to you.

Interests of BOJ’s Directors and Executive Officers in the Merger (page 70)
In considering the recommendation of the BOJ Board with respect to the merger agreement, you should be aware that certain of BOJ’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the BOJ shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the BOJ shareholders include:

•
Vesting and Allocation of BOJ Common Stock Held by the BOJ ESOP; Payment of Accrued Unused Vacation to BOJ’s Chief Executive Officer; and Potential Participation in Adjusted Tangible Shareholder’s Equity in excess of $16.5 Million. The consummation of the merger and the termination of the ESOP in accordance with the terms of the merger agreement will result in the vesting of the unvested shares of BOJ common stock held by the BOJ ESOP, for the benefit of the employees of Highlands Bank who are participants in the BOJ ESOP. Pursuant to the termination of the ESOP, the unallocated shares of BOJ common stock held by the BOJ ESOP will be allocated to such participants in accordance with the terms of the ESOP. Further, the accrued and unused vacation of the chief executive officer of BOJ in the approximate amount of $179,000 will be paid to him upon the consummation of the merger. In addition, the executive officers and employees of BOJ and Highlands Bank may, in the discretion of the BOJ Board, participate in the adjusted tangible shareholders’ equity of BOJ at the closing in excess of $16.5 million, if any, subject to a holdback that has been agreed upon between BOJ and Investar for expenses for which BOJ is responsible in excess of the amounts accrued therefor by BOJ in the computation of the adjusted tangible shareholders’ equity of BOJ at the closing.

•
Indemnification and Insurance. For a period of six years following the effective time, Investar has agreed to indemnify the directors and officers of BOJ against liabilities arising before the effective time to the same extent that those individuals would have been entitled to indemnification under applicable law or BOJ’s constituent documents prior to the effective time. Investar has also agreed to pay for tail insurance premiums for the past acts and extended reporting period insurance coverage under BOJ’s current directors’ and officers’ insurance policy (or comparable coverage) for a period of six years following the merger.

•
Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of BOJ who continue on as employees of Investar will be entitled to participate in the Investar health and welfare benefit and similar plans on the same terms and conditions as employees of Investar. Subject to certain exceptions, these employees will receive credit for their years of service to BOJ or Highlands Bank for participation, vesting and benefit accrual purposes.

These interests are discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger-Interests of BOJ’s Directors and Executive Officers in the Merger.” The BOJ Board was aware of these interests and considered them, among other matters, in approving the merger agreement. BOJ does not anticipate that any of the payments described above will impact the amount of the per share merger consideration payable to the BOJ shareholders. However, the payments to be made under existing BOJ employment arrangements with employees will be considered transaction expenses under the merger agreement and will reduce the amount of BOJ’s adjusted tangible shareholders’ equity for purposes of determining whether there would be a corresponding downward adjustment to the aggregate merger consideration. For additional information on the potential adjustments to the aggregate merger consideration, please see “The Merger Agreement–Structure of the Merger–Adjustments to Merger Consideration.”
BOJ Shareholders Are Entitled To Assert Appraisal Rights (page 71 and Annex C)
Louisiana law permits BOJ shareholders to exercise appraisal rights in connection with the merger and to receive the fair value of their shares of BOJ common stock in cash. To exercise appraisal rights, a BOJ shareholder must follow certain procedures, including filing certain notices with BOJ and not voting his or her shares in favor of the merger agreement. The shares of BOJ common stock held by a shareholder who has exercised appraisal rights will not be exchanged for stock consideration or cash consideration in the merger and such shareholder’s only right will be to receive the fair value of his or her shares of BOJ common stock in cash. BOJ shareholders who perfect their appraisal rights and receive cash in exchange for their shares of BOJ common stock may recognize gain or loss for U.S. federal income tax purposes. A copy of the applicable statutory provisions of the LBCA is included as Annex C to this proxy statement/prospectus and a summary of the provisions can be found under the section of this proxy statement/prospectus entitled “The Merger—Appraisal Rights in the Merger.”
Conditions that Must Be Satisfied or Waived for the Merger To Occur (page 87)
Currently, BOJ and Investar expect to complete the merger in the fourth quarter of 2017. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Investar’s and BOJ’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by BOJ’s shareholders;

•	the receipt of all requisite regulatory approvals and the expiration of all statutory waiting periods in respect thereof, and such regulatory approvals remaining in full force and effect;

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the Investar common stock to be issued upon the consummation of the merger and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•
the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger or imposes any material limits on the ability of either party to consummate the merger;

•	the accuracy of the representations and warranties of the other party contained in the merger agreement;

•	the receipt by each party of all documents instruments required to be delivered by the other party at closing;

•	the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed;

•
receipt by Investar and BOJ of an opinion from Fenimore, Kay, Harrison & Ford, LLP to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time and as set forth or referred to in such opinion, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the adjusted tangible shareholders’ equity of BOJ, determined in accordance with the requirements of the merger agreement, being at least $16.0 million;

•	the Average Closing Price for Investar common stock, calculated in accordance with the terms of the merger agreement, being an amount greater than $19.50; and

•	the absence of a “material adverse change” (as defined in the merger agreement) with respect to the other party.
In addition, Investar’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	holders of shares who have exercised appraisal rights in the merger representing not more than 10.0% of the outstanding shares of BOJ common stock;

•	all options to purchase shares of BOJ common stock having expired or been exercised prior to the closing date; and

•
the absence of any condition imposed as a result of obtaining the regulatory approvals required by the merger agreement that would result in, or be reasonably likely to materially and adversely diminish the economic benefit of the merger to Investar.

Neither BOJ nor Investar can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.
Termination of the Merger Agreement (page 88)
Investar and BOJ can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either Investar or BOJ may decide, without the consent of the other, to terminate the merger agreement if:

•
the merger has not been completed by May 31, 2018 (or such later date as Investar and BOJ may agree) unless the failure to complete the merger by that time is due to a breach of a representation or warranty or failure to comply with an obligation in the merger agreement by the party that seeks to terminate the merger agreement;

•
the merger of BOJ into Investar or the merger of Highlands Bank into Investar Bank is not approved by the appropriate regulatory authorities, or if Investar or BOJ reasonably determine that there is a substantial likelihood that any such approval will not be obtained or will be obtained only upon conditions that make it inadvisable to proceed with the merger;

•
the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within 30 days after the terminating party gives written notice of such failure to the breaching party; or

•	BOJ shareholders fail to approve the merger agreement.
BOJ may also terminate the merger agreement, without the consent of Investar, if the board of directors of BOJ receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be reasonably likely to cause the board of directors to violate its fiduciary duties under applicable law. However, Investar has the right to adjust the terms and conditions of the merger agreement so that the superior proposal no longer constitutes a superior proposal.
Investar may also terminate the merger agreement if BOJ has breached its non-solicitation obligations contained in the merger agreement in a manner adverse to Investar, the board of BOJ resolves to accept a competing acquisition proposal or the BOJ Board changes its recommendation regarding the merger.
Termination Fee (page 89)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the BOJ Board, BOJ may be required to pay to Investar a termination fee equal to $890,000 plus all expenses incurred by Investar in connection with the proposed merger, provided that the amount of such expenses will be limited to $250,000. This termination fee could discourage other companies from seeking to acquire or merge with BOJ. Termination fees are discussed in more detail in the section of this proxy statement/prospectus entitled, “The Merger Agreement—Termination Fee.”

Regulatory Approvals Required for the Merger (page 74)
Subject to the terms of the merger agreement, both BOJ and Investar have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the FDIC, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Louisiana Office of Financial Institutions (the “OFI”). Investar and BOJ have submitted applications and notifications to obtain regulatory approvals from, or provide prior notice to, each required governmental authority.
Although neither BOJ nor Investar knows of any reason why it cannot obtain these regulatory approvals in a timely manner, BOJ and Investar cannot be certain when or if they will be obtained.
The Rights of BOJ Shareholders Will Change as a Result of the Merger (page 100)
The rights of BOJ shareholders will change as a result of the merger due to differences in Investar’s and BOJ’s governing documents. See the section of this proxy statement/prospectus entitled “Comparison of Shareholders’ Rights,” for a description of the material differences in shareholders’ rights under each of the Investar and BOJ governing documents.
Risk Factors (page 42)
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under the section of this proxy statement/prospectus entitled “Risk Factors,” beginning on page 42.

RECENT DEVELOPMENTS
On July 1, 2017, Investar completed its merger with Citizens pursuant to the terms of the Citizens Merger Agreement. At the effective time of the Citizens merger and through a series of related transactions, Citizens was merged with and into Investar. Following the effective time of the Citizens merger, Citizens' wholly-owned bank subsidiary, Citizens Bank, merged with and into Investar’s wholly-owned bank subsidiary, Investar Bank, with Investar Bank surviving the bank merger. Under the terms of the Citizens Merger Agreement, all of the issued and outstanding shares of Citizens common stock were converted into the right to receive an aggregate amount of cash consideration equal to $45.8 million, or approximately $419.20 in exchange for each share of Citizens common stock that was outstanding immediately prior to the effective time of the acquisition.
Citizens was a Louisiana corporation that owned all of the outstanding shares of common stock of Citizens Bank, Ville Platte, Louisiana, a Louisiana state bank. Prior to its acquisition by Investar, Citizens Bank provided a full range of banking products and services to businesses and individuals in Evangeline Parish, Louisiana. Citizens Bank operated from its main office in Ville Platte, Louisiana and two branches located in Mamou and Pine Prairie, Louisiana. At June 30, 2017, Citizens had approximately $249.8 million in assets, $129.9 million in net loans, $212.0 million in deposits and $35.8 million in stockholders’ equity, and served the residents of Evangeline Parish through its three branch locations. For additional information regarding Citizens, please see the audited consolidated financial statements of Citizens for the years ended December 31, 2016 and 2015, which are incorporated by reference into this prospectus supplement.
Additional information on Investar’s acquisition of Citizens may be found in Investar’s reports filed with the SEC, including the Form 8-K filed with the SEC on March 8, 2017, the Form 8-K filed with the SEC on July 3, 2017, the Form 8-K/A filed with the SEC on September 15, 2017.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF INVESTAR
The following table sets forth selected historical consolidated financial and other data (i) as of and for the six months ended June 30, 2017 and 2016 and (ii) as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012. Investar Bank did not become a subsidiary of Investar until the completion of a share exchange transaction in November 2013. Accordingly, the selected financial information below as of and for the year ended December 31, 2012 relates only to the operations of Investar Bank, while the selected financial information below as of and for the six months ended June 30, 2017 and 2016, and for the years ended December 31, 2016, 2015, 2014 and 2013 reflects the operations of Investar and the Bank on a consolidated basis.
Selected consolidated financial data as of and for the years ended December 31, 2016, 2015, 2014 and 2013 have been derived from Investar’s audited financial statements which are incorporated by reference into this proxy statement/prospectus. The selected financial information for the year ended December 31, 2012 has been derived from the audited financial statements of Investar Bank which are incorporated by reference into this proxy statement/prospectus. Selected financial data as of and for the six months ended June 30, 2017 and 2016 have been derived from Investar’s unaudited financial statements incorporated by reference into this proxy statement/prospectus and have not been audited but, in the opinion of Investar’s management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly Investar’s financial position and results of operations for such periods in accordance with generally accepted accounting principles, or GAAP. Investar’s historical results are not necessarily indicative of any future period. The performance, asset quality and capital ratios are unaudited and derived from Investar’s audited and unaudited financial statements as of and for the periods presented. Average balances have been calculated using daily averages, unless otherwise denoted. See “Where You Can Find More Information.”

(in thousands, except share data)	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Statements of Earnings Data:
Interest income	$22,937	$21,097	$43,152	$37,340	$31,369	$22,472	$14,587
Interest expense	4,775	3,892	8,413	5,882	4,675	3,460	2,542
Net interest income	18,162	17,205	34,739	31,458	26,694	19,012	12,045
Provision for loan losses	725	1,254	2,079	1,865	1,628	1,026	685
Net interest income after provision for loan losses	17,437	15,951	32,660	29,593	25,066	17,986	11,360
Noninterest income	1,686	3,543	5,468	8,344	5,860	5,354	3,625
Noninterest expense	13,612	13,488	26,639	27,353	24,384	19,024	11,645
Income before income taxes	5,511	6,006	11,489	10,584	6,542	4,316	3,340
Income tax expense	1,724	2,011	3,609	3,511	1,145	1,148	979
Net income	3,787	3,995	7,880	7,073	5,397	3,168	2,361
Per Share Data:
Basic earnings per share	$0.48	$0.56	$1.11	$0.98	$0.98	$0.86	$0.79
Diluted earnings per share	0.47	0.55	1.10	0.97	0.93	0.81	0.71
Book value per common share	17.11	15.63	15.88	15.05	14.24	14.06	13.56
Common shares outstanding at end of period	8,815,119	7,214,734	7,101,851	7,264,282	7,262,085	3,945,114	3,210,816
Balance Sheet Data (at period end):
Total assets	$1,225,526	$1,126,930	$1,158,960	$1,031,555	$879,354	$634,946	$375,446
Securities	203,044	177,497	183,142	139,779	92,818	62,752	44,326
Loans held for sale	—	46,717	—	80,509	103,396	5,029	16,988
Loans held for investment	932,960	817,470	893,426	745,441	622,790	504,095	288,753
Allowance for loan losses	7,320	7,091	7,051	6,128	4,630	3,380	2,722
Deposits	894,825	867,205	907,787	737,406	628,118	532,606	299,670
Stockholders’ equity	150,796	112,763	112,757	109,350	103,384	55,483	43,553
Average Balance Sheet Data:
Total assets	$1,178,380	$1,065,799	$1,103,712	$920,267	$734,977	$496,685	$319,338
Securities	187,912	144,938	156,422	98,593	79,036	54,642	40,174
Loans, including loans held for sale	903,466	842,420	862,340	754,056	601,238	405,997	251,269
Deposits	875,442	799,680	848,012	706,243	583,072	411,471	259,457
Stockholders’ equity	133,694	111,454	112,476	107,086	79,371	51,070	40,011
Performance Ratios:
Return on average assets	0.65%	0.75%	0.71%	0.77%	0.73%	0.64%	0.74%
Return on average common stockholders’ equity	5.71	7.19	6.99	6.60	6.80	6.10	5.90
Net interest margin	3.28	3.42	3.32	3.61	3.85	4.10	4.04
Efficiency ratio(1)	68.58	65.01	66.25	68.72	74.90	78.07	74.32
Asset Quality Ratios(2):
Nonperforming assets to total assets	0.41%	0.51%	0.52%	0.30%	0.69%	0.79%	0.62%
Nonperforming loans to total loans	0.13	0.67	0.22	0.32	0.54	0.30	0.02
Allowance for loan losses to total loans (excluding loans held for sale)	0.78	0.87	0.79	0.82	0.74	0.67	0.94
Allowance for loan losses to nonperforming loans(3)	627.63	129.59	356.16	254.16	138.61	227.00	5,136.00
Net charge-offs to average loans	0.03	0.02	0.14	0.05	0.07	0.09	(0.12)
Capital Ratios(2) (4):
Total equity to total assets	12.30%	10.01%	9.73%	10.60%	11.76%	8.74%	11.60%
Tier 1 capital to average assets	12.71	10.46	10.10	11.39	12.61	9.53	11.55
Common equity tier 1 capital ratio	14.71	11.11	11.40	11.67	N/A	N/A	N/A
Tier 1 risk-based capital ratio	15.05	11.47	11.75	12.05	13.79	10.85	13.06
Total risk-based capital ratio	17.57	12.19	12.47	12.72	14.41	11.51	13.95
______________________________

(1)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(2)	At period end, except for net charge-offs to average loans, which is for periods ended on such dates.

(3)	Nonperforming loans consist of nonaccrual loans and loans which are contractually 90 days past due on which interest continues to accrue.

(4)
Beginning January 1, 2015, the capital ratios were calculated using the Basel III framework. Capital ratios for prior periods were calculated using the Basel I framework. The Common Equity Tier 1 capital ratio is a new ratio introduced under the Basel III framework.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BOJ
The following table sets forth selected consolidated historical financial data for BOJ (i) as of and for the six months ended June 30, 2017 and 2016, and (ii) as of and for the years ended December 31, 2016 and 2015. The summary historical consolidated financial data (i) as of and for the years ended December 31, 2016 and 2015 were derived from BOJ’s audited consolidated financial statements which are included elsewhere in this proxy statement/prospectus, and (ii) as of and for the six months ended June 30, 2017 and 2016 were derived from BOJ’s unaudited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus and which have not been audited but, in the opinion of BOJ's management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly BOJ's financial position and results of operations for such periods in accordance with GAAP. The performance, asset quality and capital ratios are unaudited and derived from BOJ's audited and unaudited financial statements as of and for the periods presented. Average balances have been calculated using daily averages, unless otherwise denoted. BOJ’s historical results are not necessarily indicative of the results that may be expected for any future period. See “Where You Can Find More Information.”

(in thousands, except share data)	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2017	2016	2016	2015
Statements of Earnings Data:
Interest income	$3,119	$2,998	$5,986	$5,797
Interest expense	364	333	718	659
Net interest income	2,755	2,665	5,268	5,138
Provision for loan losses	63	42	176	711
Net interest income after provision for loan losses	2,692	2,623	5,092	4,427
Noninterest income	488	442	1,012	883
Noninterest expense	2,273	2,166	4,467	4,140
Income before income taxes	907	899	1,637	1,170
Income tax expense	—	—	—	—
Net income	907	899	1,637	1,170
Per Share Data:
Basic earnings per common share	$28.19	$27.92	$50.86	$36.35
Book value per common share	519.48	488.41	502.30	472.80
Common shares outstanding at end of period	32,193	32,193	32,193	32,193
Balance Sheet Data (at period end):
Total assets	$150,165	$145,679	$154,833	$137,391
Investments	34,440	26,522	32,010	24,183
Loans	105,347	108,936	106,802	98,053
Allowance for loan losses	923	1,034	963	1,010
Deposits	122,886	119,285	128,019	117,562
Stockholders’ equity	16,724	15,723	16,170	15,221
Average Balance Sheet Data(4):
Total assets	$154,019	$142,750	$146,173	$140,694
Investments	20,405	16,793	16,377	14,814
Loans	106,090	104,781	106,048	99,803
Deposits	128,624	123,236	123,825	122,560
Stockholders’ equity	19,044	18,245	18,517	17,786

Performance Ratios:
Return on average assets	1.43%	1.43%	1.35%	1.00%
Return on average common stockholders’ equity	11.42	11.10	10.49	7.85
Net interest margin	3.82	3.96	3.86	3.89
Efficiency ratio(1)	0.70	0.70	0.71	0.69
Asset Quality Ratios(2):
Nonperforming assets to total loans and other real estate	1.74%	0.46%	1.67%	3.84%
Annualized Net charge-offs to average loans (excluding loans held for sale)	0.19	0.04	0.21	0.74
Allowance for loan losses to period-end loans (excluding loans held for sale)	0.88	0.95	0.90	1.03
Allowance for loan losses to nonperforming loans(3)	50.38	205.57	53.95	267.90
Capital Ratios(2):
Leverage ratio	12.67%	12.77%	12.4%	12.93%
Average stockholders’ equity to average total assets	12.36	12.78	12.67	12.64
Tier 1 risk-based capital ratio	18.92	18.09	18.75	20.09
Total risk-based capital ratio	19.82	19.11	19.71	21.22
______________________________

(1)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.

(2)	At period end, except for net charge-offs to average loans and average stockholders’ equity to average total assets, which is for periods ended on such dates.

(3)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

(4)	Capital ratios are bank level only.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
The following table shows selected unaudited pro forma condensed consolidated combined financial information about the financial condition and results of operations of Investar giving effect to the merger and the Citizens merger. The selected unaudited pro forma condensed combined financial information assumes that the merger and the Citizens merger are accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of BOJ, as of the effective date, will be recorded by Investar at their respective fair values and the excess of the merger consideration over the fair value of BOJ’s net assets will be allocated to goodwill.
The table sets forth the information as if the merger and the Citizens merger had become effective on June 30, 2017, with respect to financial condition data, and on January 1, 2016, with respect to the results of operations data. The selected unaudited pro forma condensed consolidated combined financial data has been derived from and should be read in connection with the unaudited pro forma condensed consolidated combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under “Unaudited Pro Forma Condensed Consolidated Combined Financial Information.”
The selected unaudited pro forma condensed consolidated combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma condensed consolidated combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions among other factors. Further, as explained in more detail in the notes accompanying the detailed unaudited pro forma condensed consolidated combined financial information included under “Unaudited Pro Forma Condensed Consolidated Combined Financial Information,” the allocation of the purchase price reflected in the selected unaudited pro forma condensed consolidated combined financial data is subject to adjustments and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the final adjustments may be different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.

As of June 30, 2017
(Dollars in thousands)
Pro Forma Condensed Consolidated Combined Balance Sheet Data:
Loans held for investment	$1,167,960
Allowance for loan losses	7,320
Total assets	1,592,108
Deposits	1,229,743
Other borrowed funds	176,877
Total stockholders’ equity	169,905

	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2016
	(Dollars in thousands, except per share data)
Pro Forma Condensed Consolidated Combined Income Statement Data:
Net interest income	$24,385	$47,130
Provision for loan losses	725	2,079
Noninterest income	2,670	7,392
Noninterest expense	19,845	36,897
Income before income taxes	6,485	15,546
Net income	4,702	11,184
Net income allocable to common stockholders	4,702	11,184
Pro Forma Condensed Consolidated Combined Per Share Data:
Basic earnings per share	$0.54	$1.41
Diluted earnings per share	0.53	1.41

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma condensed consolidated combined financial information of Investar as of and for the six months ended June 30, 2017 and for the year ended December 31, 2016, is presented to show the impact on Investar’s historical financial position and results of operations of:

•	the merger;

•	the Citizens merger; and

•	the proposed issuance of common stock of Investar to BOJ shareholders and the cash consideration to be paid to BOJ shareholders in connection with the merger.
As a result of the merger, BOJ shareholders will be entitled to receive an aggregate of approximately 799,559 shares of Investar common stock and aggregate cash of approximately $3,950,000, subject to adjustment as described in the merger agreement. The calculation of the aggregate merger consideration assumes that no cash is paid in lieu of issuing fractional shares of Investar common stock and that no adjustment is made as described under the sections of this proxy statement/prospectus entitled “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.” In addition, the unaudited pro forma condensed consolidated combined financial information and explanatory notes are based upon the assumptions that:

•	the total number of shares of BOJ common stock outstanding immediately prior to the effective time of the merger will be 33,693;

•
a closing price of Investar common stock of $23.90, which was the closing price of Investar common stock on October 6, 2017, the last practicable trading day before the initial filing of this proxy statement/prospectus; and

•	that BOJ’s adjusted tangible shareholders’ equity, calculated in accordance with the terms of the merger agreement, total a minimum of $16,500,000.
The unaudited Pro Forma Condensed Consolidated Combined Balance Sheet reflects the historical position of Investar and BOJ as of June 30, 2017, with pro forma adjustments based on the assumption that the merger and the Citizens merger were completed on June 30, 2017. The pro forma adjustments are based on the acquisition method of accounting. The unaudited Pro Forma Condensed Consolidated Combined Statements of Income assume that the merger and the Citizens merger were completed on January 1, 2016. The adjustments are based on information available and certain assumptions that Investar believes are reasonable. The pro forma adjustments do not consider any potential revenue opportunities or anticipated cost savings and expense efficiencies. The final allocation of the purchase price for BOJ between stockholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of BOJ’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of BOJ will change the amount of the purchase price allocable to goodwill. Further, changes that would affect stockholders’ equity at BOJ, such as net income from June 30, 2017 through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this proxy statement/prospectus.
The following information should be read in conjunction with and is qualified in its entirety by Investar’s and Citizens’s consolidated financial statements and accompanying notes, which are incorporated by reference in this proxy statement/prospectus, and the consolidated financial statements and accompanying notes of BOJ, which are included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented.
Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet
As of June 30, 2017
(Dollars in thousands)

	Investar Historical	Citizens Historical	Pro Forma Adjustments		Pro Forma Investar & Citizens Combined	BOJ Bancshares	Pro Forma Adjustments (1)		Pro Forma Investar, Citizens, & BOJ Combined

ASSETS
Cash and cash equivalents	$34,961	$44,565	$(45,800)	(2)	$33,726	$7,437	$(3,950)	(2)	$37,213
Available for sale securities	183,584	70,038	(141)	(3)	253,481	33,051	(107)	(3)	286,425
Held to maturity securities	19,460	—	—		19,460	265	—		19,725
Loans	932,960	131,894	(1,559)	(4)	1,063,295	105,347	(682)	(4)	1,167,960
Less: allowance for loan losses	(7,320)	(1,972)	1,972	(5)	(7,320)	(923)	923	(5)	(7,320)
Net loans	925,640	129,922	413		1,055,975	104,424	241		1,160,640
Other equity securities	7,025	—	—		7,025	1,124	—		8,149
Bank premises and equipment	31,510	1,993	1,344	(6)	34,847	3,051	2,000	(6)	39,898
Other real estate owned, net	3,830	429	—		4,259	51	—		4,310
Accrued interest receivable	3,197	652	—		3,849	534	—		4,383
Deferred tax asset	2,343	828	(315)	(7)	2,856	—	(1,269)	(7)	1,587
Goodwill	2,684	—	7,403	(8)	10,087	—	4,085	(8)	14,172
Other intangible assets	529	—	1,462	(9)	1,991	—	1,229	(9)	3,220
Bank owned life insurance	7,297	801	—		8,098	—	—		8,098
Other assets	3,466	594	—		4,060	228	—		4,288
Total assets	$1,225,526	$249,822	$(35,634)		$1,439,714	$150,165	$2,229		$1,592,108

LIABILITIES
Deposits:
Noninterest-bearing	$130,625	$43,255	$—		$173,880	$33,965	$—		$207,845
Interest-bearing	764,200	168,723	210	(10)	933,133	88,921	(156)	(10)	1,021,898
Total deposits	894,825	211,978	210		1,107,013	122,886	(156)		1,229,743
Advances from Federal Home Loan Bank	109,285	—	—		109,285	6,000	—		115,285
Repurchase agreements	36,745	—	—		36,745	—	—		36,745
Subordinated debt, net of unamortized issuance costs	18,145	—	—		18,145	—	—		18,145
Junior subordinated debt	3,609	—	—		3,609	3,093	—		6,702
Accrued taxes and other liabilities	12,121	2,000	—		14,121	1,462	—		15,583
Total liabilities	1,074,730	213,978	210		1,288,918	133,441	(156)		1,422,203

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	150,796	35,844	(35,844)	(11)	150,796	16,724	2,385	(12)	169,905
Total liabilities and stockholders’ equity	$1,225,526	$249,822	$(35,634)		$1,439,714	$150,165	$2,229		$1,592,108
See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income
For the Six Months Ended June 30, 2017
(Dollars in thousands, except per share amounts)

	Investar Historical	Citizens Historical	Pro Forma Adjustments		Pro Forma Investar & Citizens Combined	BOJ Bancshares	Pro Forma Adjustments(1)		Pro Forma Investar, Citizens, & BOJ Combined

Interest and fee income	$22,937	$4,193	$42	(13)	$27,172	$3,120	$(193)	(13)	$30,099
Interest expense	4,775	522	(25)	(14)	5,272	364	78	(14)	5,714
Net interest income	18,162	3,671	67		21,900	2,756	(271)		24,385
Provision for loan losses	725	—	—		725	63	(63)	(18)	725
Net interest income after provision for loan losses	17,437	3,671	67		21,175	2,693	(208)		23,660
Noninterest income	1,686	497	—		2,183	487	—		2,670
Income before noninterest expense	19,123	4,168	67		23,358	3,180	(208)		26,330
Depreciation and amortization	767	85	129	(15) (16)	981	106	162	(19) (20)	1,249
Other operating expenses	12,845	3,584	—		16,429	2,167	—		18,596
Total noninterest expense	13,612	3,669	129		17,410	2,273	162		19,845
Income before income tax expense	5,511	499	(62)		5,948	907	(370)		6,485
Income tax expense	1,724	211	(22)	(17)	1,913	—	(130)	(17)	1,783
Net Income	$3,787	$288	$(40)		$4,035	$907	$(240)		$4,702

Earnings per share:
Basic earnings per share	$0.48	$3.55			$0.51	$28.19			$0.54
Diluted earnings per share	$0.47	$3.55			$0.50	$26.93			$0.53

Average common shares outstanding
Basic	7,950,049	109,255	(109,255)		7,950,049	32,193	767,366	(21)	8,749,608
Diluted	8,027,296	109,255	(109,255)		8,027,296	33,693	765,866	(21)	8,826,855
See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income
For the Year Ended December 31, 2016
(Dollars in thousands, except per share amounts)

	Investar Historical	Citizens Historical	Pro Forma Adjustments		Pro Forma Investar & Citizens Combined	BOJ Bancshares	Pro Forma Adjustments		Pro Forma Investar, Citizens, & BOJ Combined

Interest and fee income	$43,152	$8,461	$79	(13)	$51,692	$5,987	$(386)	(13)	$57,293
Interest expense	8,413	1,013	(138)	(14)	9,288	719	156	(14)	10,163
Net interest income	34,739	7,448	217		42,404	5,268	(542)		47,130
Provision for loan losses	2,079	—	—		2,079	176	(176)	(18)	2,079
Net interest income after provision for loan losses	32,660	7,448	217		40,325	5,092	(366)		45,051
Noninterest income	5,468	911	—		6,379	1,013	—		7,392
Income before noninterest expense	38,128	8,359	217		46,704	6,105	(366)		52,443
Depreciation and amortization	1,493	154	284	(15) (16)	1,931	206	324	(19) (20)	2,461
Other operating expenses	25,146	5,029	—		30,175	4,261	—		34,436
Total noninterest expense	26,639	5,183	284		32,106	4,467	324		36,897
Income before income tax expense	11,489	3,176	(67)		14,598	1,638	(690)		15,546
Income tax expense	3,609	1,018	(23)	(17)	4,604	—	(242)	(17)	4,362
Net Income	$7,880	$2,158	$(44)		$9,994	$1,638	$(448)		$11,184

Earnings per share:
Basic earnings per share	$1.11	$19.75			$1.41	$50.86			$1.41
Diluted earnings per share	$1.10	$19.75			$1.40	$48.60			$1.41

Average common shares outstanding
Basic	7,107,187	109,255	(109,255)		7,107,187	32,193	767,366	(21)	7,906,746
Diluted	7,149,834	109,255	(109,255)		7,149,834	33,693	765,866	(21)	7,949,393
See accompanying notes to the unaudited pro forma condensed combined financial statements.

INVESTAR HOLDING CORPORATION
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
NOTE 1. PRO FORMA ADJUSTMENTS
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates and assumptions that are subject to change and such change could be material.

1.
There is approximately $1.0 million in acquisition costs included in the historical balance of other operating expenses for Investar and Citizens for the six months ended June 30, 2017. Future estimated acquisition costs of $2.0 million, (net of $1.1 million of taxes) are excluded from the pro forma financial statements. It is expected that these costs will be incurred and recognized over time. These estimated costs are forward-looking. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimates. The current estimates are of acquisition costs are as follows (in thousands):

Severance and retention plan payments	$440
Professional fees	795
Data processing and conversion fees	862
Contract termination fees	1,000
Pre-tax merger costs	3,097
Estimated taxes	1,084
Total merger costs	$2,013

2.	Cash consideration paid to the shareholders of the acquired company.

3.	Fair value adjustment on investment securities available for sale based on quoted market prices or prices quoted for similar financial instruments.

4.
Adjustment represents the fair value adjustments of loans. The purchase accounting adjustment for the acquired loan portfolio is based on (1) current market interest rates and (2) Investar’s initial evaluation of credit deterioration identified in the loan portfolio.

5.
Adjustment reflects elimination of the acquired company’s historical allowance for loan losses. Purchased loans acquired in a business combination are required to be recorded at fair value and the recorded allowance of the acquired company may not be carried over.

6.	Adjustment reflects the fair value of fixed assets acquired.

7.	Deferred taxes associated with the adjustments to record the assets and liabilities of the acquired company at fair value were recognized using Investar’s statutory rate of 35%.

8.	Goodwill recorded as a result of the total purchase price paid by Investar and the fair value of assets purchased exceeding the fair value of liabilities assumed.

9.
Adjustment represents the recognition of the fair value of acquired core deposit intangible. The core deposit intangible is calculated as the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base.

10.	Adjustment reflects the fair value premium or discount on time deposits which was calculated by discounting future contractual payments at a current market interest rate.

11.	Elimination of Citizens’ historical equity.

12.
Adjustment represents the elimination of BOJ Bancshares historical equity of $16,724,000 plus the issuance of approximately 779,559 shares of Investar common stock to the shareholders of BOJ Bancshares as part of the merger consideration. The closing price of $23.90 was used to calculate the adjustment, which was the closing price on October 6, 2017, the last practicable trading day before the initial filing of this proxy statement/prospectus.

13.	Interest income on loans was adjusted to reflect the amortization of the loan premium or discount on a level-yield method over the estimated remaining terms to maturity of the loans acquired.

14.	Interest expense on deposits was adjusted to reflect the amortization of the time deposit fair value premium or discount over the remaining life of the deposits.

15.
Represents the amortization of the core deposit intangible over an estimated useful life of ten years using the sum of the years digits method assuming the merger closed on January 1, 2016. The estimated amount of the amortization is $120,000 for the six months ended June 30, 2017 and $266,000 for the year ended December 31, 2016.

16.
Adjustment represents the additional depreciation expense related to the fair value of fixed assets acquired. The estimated amount of additional depreciation is $9,000 for the six months ended June 30, 2017 and $18,000 for the year ended December 31, 2016.

17.	Adjustment represents the net federal tax effect of the pro forma adjustments using Investar’s statutory tax rate of 35%.

18.	Elimination of BOJ Bancshare’s historical provision for loan losses.

19.
Represents the amortization of the core deposit intangible over an estimated useful life of ten years using the sum of the years digits method assuming the merger closed on January 1, 2016. The estimated amount of the amortization is $112,000 for the six months ended June 30, 2017 and $224,000 for the year ended December 31, 2016.

20.
Adjustment represents the additional depreciation expense related to the fair value of fixed assets acquired. The estimated amount of additional depreciation is $50,000 for the six months ended June 30. 2017 and $100,000 for the year ended December 31, 2016.

21.
Adjustment represents the elimination of historical BOJ Bancshares common shares outstanding plus the issuance of approximately 799,559 shares of Investar common shares as part of the merger consideration.

UNAUDITED COMPARATIVE PER SHARE DATA
Presented below for Investar, Citizens and BOJ is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the year ended December 31, 2016 and as of and for the six months ended June 30, 2017. The information presented below should be read together with the historical consolidated financial statements of Investar and Citizens, which are incorporated by reference herein, and the historical consolidated financial statements of BOJ, which are included elsewhere in this proxy statement/prospectus, and the unaudited pro forma condensed consolidated combined financial information, including the notes thereto, which are included elsewhere in this proxy statement/prospectus.
The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if the merger and the Citizens merger had become effective on June 30, 2017 in the case of the book value data, and as if the merger and the Citizens merger had been effective on January 1, 2016 in the case of earnings per share and cash dividends data. The unaudited pro forma data combines the historical results of BOJ and Citizens into Investar’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the merger and the Citizens merger taken place on January 1, 2016.
The per equivalent BOJ share data shows the effect of the merger from the perspective of an owner of BOJ common stock. The data was computed by multiplying the pro forma data based on the exchange ratio of 23.73 shares of Investar common stock to be exchanged for each shares of BOJ common stock. The maximum exchange ratio is calculated by dividing the maximum aggregate merger consideration by the number of exchangeable shares. The calculation of the maximum aggregate merger consideration assumes that no adjustment of the consideration is made as described under the sections of this proxy statement/prospectus entitled, “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.” Assuming the exchange ratio is 23.73, then, based on the closing sale prices of Investar common stock on NASDAQ on [       ], which is $[       ], the implied value of the merger consideration per share of BOJ common stock is $[       ].
The selected unaudited pro forma adjustments are based upon available information and certain assumptions that Investar and BOJ management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of BOJ will be reflected in the consolidated financial statements of Investar on a prospective basis.

	Investar Historical	Citizens Historical	BOJ Historical	Pro Forma Combined	Per Equivalent BOJ Share*
For the six months ended June 30, 2017:
Basic earnings per share	$0.48	$3.55	$28.19	$0.54	$12.81
Diluted earnings per share	0.47	3.55	26.93	0.53	12.58
Cash dividends per share	0.04	—	9.5	—	—
Book value per common share as of June 30, 2017	17.11	328.08	519.48	19.42	460.84
For the year ended December 31, 2016:
Basic earnings per share	$1.11	$19.75	$50.86	$1.41	$33.46
Diluted earnings per share	1.10	19.75	48.60	1.41	33.46
Cash dividends per share	0.04	—	25.00	—	—
Book value per common share as of December 31, 2016	15.88	326.55	502.30	16.61	394.16

*	Reflects BOJ shares at an exchange ratio of 23.73.

RISK FACTORS
In addition to general investment risks and the other information contained in this proxy statement/prospectus, including the matters addressed under the section of this proxy statement/prospectus entitled “Special Cautionary Note Regarding Forward-Looking Statements,” and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Investar for the fiscal year ended December 31, 2016, as updated by a subsequently filed Form 10-Q and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus.
Risks Relating to the Merger
The merger may not be consummated unless important conditions are satisfied.
Investar and BOJ expect the merger to close during the fourth quarter of 2017, but the acquisition is subject to a number of closing conditions. Satisfaction of many of these conditions is beyond Investar’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Investar and BOJ may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:

•	the continued accuracy of the representations and warranties made by the parties in the merger agreement;

•	the performance by each party of its respective obligations under the merger agreement;

•	the receipt of required regulatory approvals, including the approval of the FDIC, the Federal Reserve and the approval of the OFI;

•	the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger;

•	the absence of any material adverse change in the financial condition, business or results of operations of BOJ, Highlands Bank, Investar or Investar Bank;

•	receipt by Investar and BOJ from Fenimore, Kay, Harrison & Ford, LLP of a federal tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the effectiveness of the registration statement covering the shares of Investar common stock that are expected to be issued to BOJ shareholders as a portion of the consideration for the merger;

•	the adjusted tangible shareholders’ equity of BOJ, determined in accordance with the requirements of the merger agreement, being at least $16.0 million;

•	the Average Closing Price for Investar common stock, calculated in accordance with the terms of the merger agreement, being an amount greater than $19.50; and

•	the approval by BOJ’s shareholders of the merger agreement and the merger.
As a result, the merger may not close as scheduled, or at all. In addition, either Investar or BOJ may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement—Conditions to Complete the Merger.”
Because you are receiving a fixed number of shares (subject to adjustment) and the market price of the Investar common stock may fluctuate, you cannot be sure of the value of the shares of Investar common stock that you will receive.

At the time of the BOJ special shareholder meeting, and prior to the closing of the merger, you will not be able to determine the value of the Investar common stock that you would receive upon completion of the merger. Changes in the market price of Investar common stock prior to completion of the merger will affect the value of the consideration that BOJ shareholders will receive in the merger. Common stock price changes may result from a variety of factors, including but not limited to general market and economic conditions, changes in Investar’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Investar or BOJ. You should obtain current market prices for Investar common stock.
The merger agreement provides that the number of shares of Investar common stock to be issued for each share of BOJ common stock in the merger may be decreased or increased, as the case may be, if the Average Closing Price of Investar common stock, determined pursuant to the merger agreement, is greater than or less than specified prices. On October 6, 2017, the closing price of Investar common stock was $23.90.
The aggregate merger consideration could be reduced if BOJ’s adjusted tangible shareholders’ equity is less than $16.5 million immediately prior to the closing of the merger.
The aggregate merger consideration is subject to a downward adjustment on a dollar-for-dollar basis to the extent that BOJ’s adjusted tangible shareholders’ equity, as defined in the merger agreement, is less than $16.5 million as of a date, to be determined by BOJ, that is within ten days prior to the closing of the merger. If this downward adjustment is triggered, then both the aggregate cash consideration and the aggregate stock consideration will be reduced on a pro rata basis based upon the amount of aggregate cash consideration and aggregate stock consideration making up the aggregate merger consideration prior to such reduction.
BOJ’s adjusted tangible shareholders’ equity, as calculated in accordance with the merger agreement, will depend in part on the results of BOJ’s business operations and the management of merger-related expenses by BOJ prior to the closing of the merger. If BOJ’s earnings are less than it expects or if its expenses are greater than BOJ expects, BOJ’s adjusted tangible shareholders’ equity may be less than $16.5 million.
Shareholders will not know the exact value of the aggregate merger consideration they will be entitled to receive when the vote with respect to the merger. For a discussion of the possible adjustments to the aggregate merger consideration including BOJ’s estimates of its adjusted tangible shareholders’ equity, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”
Regulatory approvals may not be received, may take longer than expected or may impose conditions that Investar does not anticipate or cannot be met.
Before the merger may be completed, various approvals or waivers must be obtained from bank regulatory authorities, including the FDIC, the Federal Reserve and the OFI. These regulators may impose conditions on the completion of, or require changes to the terms of, the merger. Such conditions or changes and the process of obtaining regulatory approvals or waivers could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Investar following the completion of the merger. The regulatory approvals or waivers may not be received at all, may not be received in a timely fashion or may contain conditions on the completion of the merger that are burdensome, not anticipated or cannot be satisfied. If the completion of the merger is delayed, including by a delay in receipt of necessary governmental approvals or waivers, the business, financial condition and results of operations of Investar and BOJ may also be materially adversely affected.
Investar may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including BOJ.
From time to time, Investar evaluates and acquires businesses that it believes complement its existing business. The acquisition component of Investar’s growth strategy depends on the successful integration of these acquisitions. Investar faces numerous risks and challenges to the successful integration of acquired businesses, including the following:

•	the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into Investar’s existing business;

•	limitations on Investar’s ability to realize the expected cost savings and synergies from an acquisition;

•	challenges related to integrating acquired operations, including Investar’s ability to retain key employees and maintain relationships with significant customers and depositors;

•	challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and

•	discovery of previously unknown liabilities following an acquisition associated with the acquired business.
If Investar is unable to successfully integrate the businesses it acquires, Investar’s business, financial condition and results of operations may be materially adversely affected.
The merger could result in unexpected disruptions on the combined business.
In response to the announcement of the merger, BOJ’s customers may cease or reduce their business with BOJ, which could negatively affect Investar’s and BOJ’s combined business operations. Similarly, current or prospective employees of Investar or BOJ may experience uncertainty about their future roles with the combined entity. This may adversely affect Investar’s or BOJ’s ability to attract and retain key management, banking and other personnel. In addition, the diversion of the attention of Investar’s and BOJ’s respective management teams away from day-to-day operations during the negotiation and pendency of the merger could have an adverse effect on the financial condition and operating results of either Investar or BOJ.
Investar may fail to realize some or all of the anticipated benefits of the merger.
The success of the merger will depend, in part, on Investar’s ability to realize the anticipated benefits and cost savings from combining its business with BOJ’s business. However, to realize these anticipated benefits and cost savings, Investar must successfully combine both businesses. If Investar is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than Investar expects.
Investar’s and BOJ’s historical and pro forma condensed combined consolidated financial information may not be representative of Investar’s results as a combined company.
The unaudited pro forma condensed consolidated combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Investars’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed consolidated combined financial information reflects adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which is based upon preliminary estimates, to record the BOJ identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of BOJ as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus.
Investar will incur significant transaction and merger-related integration costs in connection with the merger.
Investar expects to incur significant costs associated with completing the merger and integrating BOJ’s operations into Investar’s operations and is continuing to assess the impact of these costs. Although Investar believes that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of BOJ’s business with Investar’s business, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.
BOJ’s officers and directors may have interests in the merger in addition to or different from the interests that they share with you as a BOJ shareholder.
Some of BOJ’s executive officers participated in negotiations of the merger agreement with Investar, and the BOJ Board approved the merger agreement and is recommending that BOJ shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this proxy statement/prospectus, you should be aware that BOJ’s executive officers and directors may have economic interests in the merger that are different from or in addition to the interests that they share with you as a BOJ shareholder. These interests include, as a result of the merger, the payment to, or survival of, certain benefits to which executive officers of BOJ are entitled under existing benefit plans and arrangements with BOJ. For further discussion of the interests of BOJ’s directors and officers in the merger, see “The Merger—Interests of BOJ’s Directors and Executive Officers in the Merger.”
The merger may be completed on different terms from those contained in the merger agreement.
Prior to the completion of the merger, Investar and BOJ may, by mutual agreement, amend or alter the terms of the merger agreement, including with respect to, among other things, the consideration payable by Investar to BOJ’s shareholders or any covenants or agreements with respect to the parties’ respective operations during the pendency thereof. Any such amendments or alterations may have negative consequences to Investar.
BOJ shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Investar than they had on BOJ before the merger.
BOJ shareholders will have a much smaller percentage ownership interest and effective voting power in Investar compared to their ownership interest and voting power in BOJ prior to the merger. Consequently, BOJ shareholders will have significantly less influence on the management and policies of Investar after the merger than they now have on the management and policies of BOJ. If the merger is consummated and assuming no adjustments to the aggregate stock consideration, current BOJ shareholders will own approximately 8% of the 9,508,368 shares of Investar common stock expected to be outstanding immediately after completion of the merger. Accordingly, former BOJ shareholders would, as a result, be outvoted by current Investar shareholders if such current Investar shareholders voted together as a group.
The merger agreement limits BOJ’s ability to pursue alternatives to the merger.
The merger agreement contains provisions that limit BOJ’s ability to discuss competing third-party proposals to acquire all or a significant part of BOJ. In addition, BOJ has agreed to pay Investar a termination fee of $890,000 if the transaction is terminated because BOJ decides to enter into or close another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of BOJ from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire BOJ than it might otherwise have proposed to pay.
The opinion received by BOJ Board prior to the signing of the merger agreement has not been nor will be updated to reflect changes in circumstances since the signing of the merger agreement.
The opinion rendered by National Capital, financial advisor to BOJ, on August 4, 2017, is based upon information available to National Capital as of such date. This opinion has not been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Investar or BOJ, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of Investar or BOJ or the prices of shares of Investar common stock or BOJ common stock by the time the merger is completed. The opinion does not speak as of the date the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that BOJ received from its financial advisor, please see “The Merger—Opinion of BOJ’s Financial Advisor.”
Investar may not be able to implement aspects of its growth strategy or new bank office facilities and other facilities may not be profitable.
Investar’s growth strategy contemplates the future expansion of its business and operations both organically and through acquisitions. Implementing these aspects of its growth strategy depends, in part, on Investar’s ability to successfully identify acquisition opportunities and strategic partners that will complement its operating philosophy and to successfully integrate their operations with Investar’s operations, as well as to generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, Investar must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. In addition, Investar may not be able to identify suitable opportunities for further growth and expansion or, if it does, Investar may not be able to successfully integrate these new operations into its business.
As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. Investar will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than Investar does and may be able to pay more for an acquisition than Investar is able or willing to pay.
Investar can offer no assurance that it will have opportunities to acquire other financial institutions, or that it will complete the merger, or acquire or establish any new branches, or that it will be able to negotiate, finance and complete any opportunities available to it.
Additionally, Investar may not be able to organically expand into new markets that are profitable for its franchise. The costs to start up new bank branches and loan production offices in new markets and the additional costs to operate these facilities would increase Investar’s noninterest expense and may decrease its earnings. It may be difficult to adequately and profitably manage Investar’s growth through the establishment of bank branches and loan production offices in new markets. In addition, Investar can provide no assurance that its expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If Investar is not able to do so, its earnings and stock price may be negatively impacted.
The success of Investar’s growth strategy depends on its ability to identify and retain individuals with experience and relationships in the markets in which Investar intends to expand.
Investar’s growth strategy contemplates that it will expand its business and operations to other markets in Louisiana. Investar intends to primarily target market areas that it believes possess attractive demographic, economic or competitive characteristics. To expand into new markets successfully, Investar must identify and retain experienced key management members with local expertise and relationships in these markets. Competition for qualified personnel in the markets in which Investar may expand may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in these markets. Even if Investar identifies individuals that it believes could assist Investar in establishing a presence in a new market, Investar may be unable to recruit these individuals away from other banks or may be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out Investar’s strategy is often lengthy. Investar’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could materially adversely affect its business, financial condition, results of operations and stock price.

Risks Related to Investar’s Common Stock
The market price of Investar common stock may fluctuate significantly.
The market price of Investar’s common stock may fluctuate significantly due to a number of factors, including, but not limited to the following, many of which are beyond Investar’s control:

•	Investar’s quarterly or annual earnings, or those of other companies in its industry;

•	anticipated fluctuations in Investar’s operating results;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the public reaction to Investar’s press releases, its other public announcements and its filings with the SEC;

•	announcements by Investar or its competitors of significant acquisitions, such as the merger, dispositions, innovations or new programs and services;

•	changes in financial estimates and recommendations by securities analysts that cover Investar common stock or the failure of securities analysts to cover Investar common stock;

•	changes in earnings estimates by securities analysts or Investar’s ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	general economic conditions and overall market fluctuations;

•	the trading volume of Investar common stock;

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changes in business, legal or regulatory conditions, or other developments affecting participants in Investar’s industry, and publicity regarding its business or any of its significant customers or competitors;

•	changes in governmental monetary policies, including the policies of the Federal Reserve;

•	future sales of Investar common stock by Investar or its directors, executive officers or significant shareholders; and

•	changes in economic conditions in and political conditions affecting Investar’s target markets.
In particular, the realization of any of the risks described in this “Risk Factors” section or under the heading “Risk Factors” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference, could have a material adverse change on the market price of Investar common stock and cause the value of your investment to decline. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of Investar common stock over the short, medium or long-term, regardless of Investar’s actual performance. If the market price of Investar common stock reaches an elevated level, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation. If Investar were to be involved in a class action lawsuit, it could divert the attention of senior management and could adversely affect Investar’s business, financial condition and results of operations.

If securities or industry analysts change their recommendations regarding Investar common stock or if Investar’s operating results do not meet their expectations, Investar’s stock price could decline.
The trading market for Investar common stock could be influenced by the research and reports that industry or securities analysts may publish about Investar or its business. If one or more of these analysts cease coverage of Investar or fail to publish reports on it regularly, Investar could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline. Moreover, if one or more of the analysts who cover Investar downgrade its stock or if Investar’s operating results do not meet their expectations, either absolutely or relative to Investar’s competitors, Investar’s stock price could decline significantly.
Future sales or the possibility of future sales of a substantial amount of Investar common stock may depress the price of shares of Investar common stock.
Future sales or the availability for sale of substantial amounts of Investar common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of Investar common stock and could impair its ability to raise capital through future sales of equity securities.
Investar’s articles of incorporation authorizes it to issue up to 40,000,000 shares of common stock and approximately 9,508,368 shares of Investar common stock are expected to be outstanding immediately after completion of the merger.
Investar may issue shares of its common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of Investar common stock, or the number or aggregate principal amount, as the case may be, of other securities that Investar may issue may in turn be substantial. Investar may also grant registration rights covering those shares of its common stock or other securities in connection with any such acquisitions and investments.
Investar cannot predict the size of future issuances of its common stock or the effect, if any, that future issuances and sales of its common stock will have on the market price of its common stock. Sales of substantial amounts of Investar common stock (including shares of its common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for its common stock and could impair Investar’s ability to raise capital through future sales of its securities.
Investar may issue subordinated debt or shares of preferred stock in the future, which could make it difficult for another company to acquire Investar or could otherwise materially adversely affect holders of Investar common stock, which could depress the price of Investar common stock.
Investar’s articles of incorporation authorize it to issue up to 5,000,000 shares of one or more series of preferred stock. Investar’s board of directors will have the authority to determine the preferences, limitations and relative rights of any future shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by Investar’s shareholders. Investar’s preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of Investar common stock. Investar may also issue subordinated debt. The potential issuance of preferred stock and subordinated debt may delay or prevent a change in control of Investar, discourage bids for its common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of Investar common stock.
The holders of Investar’s debt obligations will have priority over Investar common stock with respect to payment in the event of liquidation, dissolution or winding up of Investar.
As of June 30, 2017, Investar had approximately $18.6 million outstanding in aggregate principal amount of subordinated promissory notes held by investors. At June 30, 2017, Investar also had trust preferred securities and accompanying junior subordinated debentures with a carrying value of $3.6 million. Payments of the principal and interest on the trust preferred securities of these trusts are conditionally guaranteed by Investar. In addition, BOJ had

$3.1 million of junior subordinated debentures issued to a statutory trust that, in turn, issued $3.0 million of trust preferred securities, which Investar will assume in the merger. In the future, Investar may incur additional indebtedness.
Upon Investar’s liquidation, dissolution or winding up, holders of its common stock will not be entitled to receive any payment or other distribution of assets until after all of Investar’s obligations to its debt holders have been satisfied and holders of trust preferred securities have received any payment or distribution due to them. In addition, Investar is required to pay interest on its outstanding indebtedness before it pays any dividends on its common stock. Because any decision to issue debt securities or incur other borrowings in the future will depend on market conditions and other factors beyond Investar’s control, the amount, timing, nature or success of Investar’s future capital raising efforts is uncertain. Thus, holders of Investar common stock bear the risk that Investar’s future issuances of debt securities or its incurrence of other borrowings will negatively affect the market price of its common stock.
Investar’s dividend policy may change without notice, and its future ability to pay dividends is subject to restrictions.
Holders of Investar’s common stock are entitled to receive only such cash dividends as its board of directors may declare out of funds legally available for the payment of dividends. Although Investar has consistently paid quarterly cash dividends on its common stock since 2011, its has no obligation to continue paying dividends, and may change its dividend policy at any time without notice to Investar’s shareholders. Payments of future dividends is within the discretion of Investar’s board of directors and will depend upon then-existing conditions, including Investar’s results of operations, financial condition, capital requirements, investment opportunities, growth opportunities, any legal or contractual limitations on its ability to pay dividends and other factors its board of directors may deem relevant. As a bank holding company, Investar’s ability to pay dividends is also affected by the policies and enforcement powers of the Federal Reserve, and any future payment of dividends will be dependent upon Investar Bank’s ability to make distributions and payments to Investar as its principal source of funds to pay such dividends. Investar Bank is also subject to various legal, regulatory and other restrictions on its ability to make distributions and payments to Investar. In addition, in the future Investar may enter into borrowing or other contractual arrangements that restrict its ability to pay dividends.
Investar is dependent upon Investar Bank for cash flow, and Investar Bank’s ability to make cash distributions is restricted which could impact Investar’s ability to satisfy its obligations.
Investar’s primary asset is Investar Bank. As such, Investar depends upon Investar Bank for cash distributions through dividends on Investar Bank’s stock to pay Investar’s operating expenses and satisfy its obligations, including debt obligations. There are numerous laws and banking regulations that limit Investar Bank’s ability to pay dividends to Investar. If Investar Bank is unable to pay dividends to Investar, Investar will not be able to satisfy its obligations. Federal and state statutes and regulations restrict Investar Bank’s ability to make cash distributions to Investar. These statutes and regulations require, among other things, that Investar Bank maintain certain levels of capital in order to pay a dividend. Further, federal and state banking authorities have the ability to restrict Investar Bank’s payment of dividends through supervisory action.
Investar is an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make its common stock less attractive to investors.
Investar is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). While it retains this status, Investar intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Investar will continue to be an emerging growth company until the earliest to occur of the following: (1) December 31, 2019; (2) the last day of the fiscal year in which it has more than $1.0 billion in annual revenues; (3) the date on which it has more than $700 million in market value of its common stock held by non-affiliates; or (4) the date on which it has issued more than $1.0 billion in non-convertible debt over a three-year period. Investar cannot predict whether investors will find its common stock less attractive because it may rely on these exemptions, or if it choose to rely on additional exemptions in the future. If some investors find Investar’s common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile.
The requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act and the requirements of the Sarbanes-Oxley Act of 2002, may strain Investar’s resources, increase its costs and distract management.
Investar completed its initial public offering in July 2014. As a public company, Investar incurs significant legal, accounting and other expenses that it did not incur as a private company. Investar also incurs costs associated with its public company reporting requirements and with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, NASDAQ rules and the rules implemented by the SEC. These rules and regulations have increased Investar’s legal and financial compliance costs and make some activities more time-consuming and costly. These rules and regulations also make it more difficult and more expensive for Investar to obtain director and officer liability insurance. As a result, it may be more difficult for Investar to attract and retain qualified individuals to serve on its board of directors or as executive officers.
Investar’s Articles of Incorporation and By-laws, and certain banking laws applicable to it, could have an anti-takeover effect that decreases Investar’s chances of being acquired, even if such an acquisition is in its shareholders’ best interests.
Certain provisions of Investar’s articles of incorporation and its bylaws, as amended, and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Investar or conduct a proxy contest, even if those events were perceived by many of Investar’s shareholders as beneficial to their interests. These provisions, and the corporate and banking laws and regulations applicable to Investar:

•
enable Investar’s board of directors to issue additional shares of authorized, but unissued capital stock. In particular, the board may issue “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by the board;

•	enable Investar’s board of directors to increase the size of the board and fill the vacancies created by the increase;

•	enable Investar’s board of directors to amend its bylaws without shareholder approval;

•	require advance notice for director nominations and other shareholder proposals; and

•	require prior regulatory application and approval of any transaction involving control of Investar or Investar Bank.
These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including circumstances in which Investar’s shareholders might otherwise receive a premium over the market price of our shares. Furthermore, banking laws impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of a FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956 (the “BHC Act”), and the Change in Bank Control Act. These laws could delay, discourage or prevent an acquisition.
An investment in Investar common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.
An investment in Investar common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in Investar common stock is inherently risky for the reasons described herein. As a result, if you acquire Investar common stock, you could lose some or all of your investment.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents incorporated by reference or deemed incorporated by reference into this proxy statement/prospectus and any other written or oral statements made by Investar and BOJ from time to time may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included in this proxy statement/prospectus and the documents incorporated by reference herein and therein, regarding our strategy, future operations, financial position, estimated revenues and income or losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this proxy statement/prospectus and the documents incorporated by reference herein and therein, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are (or were when made) based on current expectations and assumptions about future events and are (or were when made) based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in the “Risk Factors” section of this proxy statement/prospectus.
There are or will be important factors that could cause Investar’s or BOJ’s actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, the following:

•	the concentration of Investar’s or BOJ’s business in Louisiana;

•	difficult or unfavorable conditions in the market for financial products and services generally;

•	interest rate fluctuations, which could have an adverse effect on Investar’s or BOJ’s profitability;

•	Investar’s ability to implement its growth strategy, including its ability to identify and consummate suitable acquisitions;

•	Investar’s and BOJ’s ability to consummate the proposed merger;

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the costs of integrating the businesses Investar has acquired or expects to acquire, such as the recent merger with Citizens and the proposed merger with BOJ, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the need for additional capital to finance such transactions, risks associated with entering new markets and possible failures in realizing the anticipated benefits from such acquisitions;

•	the ability to recruit and retain successful bankers that meet expectations in terms of customer relationships and profitability;

•	the ability to retain executive officers and key employees and their customer and community relationships;

•	risks associated with Investar’s limited operating history and the relatively unseasoned nature of a significant portion of its loan portfolio;

•	market conditions and economic trends nationally, regionally and particularly in the Louisiana;

•	risks related to Investar’s strategic focus on lending to small to medium-sized businesses;

•	the sufficiency of the assumptions and estimates Investar or BOJ make in establishing reserves for potential loan losses;

•	risks associated with Investar’s or BOJ’s commercial loan portfolio, including the risk for deterioration in value of the general business assets that generally secure such loans;

•	risks associated with Investar’s or BOJ’s commercial real estate loan portfolios, including the risks inherent in the valuation of the collateral securing such loans;

•	potential changes in the prices, values and sales volumes of commercial and residential real estate securing Investar’s and BOJ’s real estate loans;

•	Investar’s ability to maintain adequate liquidity and to raise necessary capital to fund its acquisition strategy and operations or to meet increased minimum regulatory capital levels;

•	potential fluctuations in the market value and liquidity of Investar’s investment securities;

•	a lack of liquidity resulting from decreased loan repayment rates, lower deposit balances, or other factors;

•	restraints on the ability of banks to pay dividends to bank holding companies, which could limit liquidity;

•	the loss of large loan and depositor relationships;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•	Investar’s and BOJ’s ability to maintain an effective system of disclosure controls and procedures and internal controls over financial reporting;

•	risks associated with fraudulent and negligent acts by Investar’s or BOJ’s customers, employees or vendors;

•	Investar’s and BOJ’s ability to keep pace with technological change or difficulties when implementing new technologies;

•	risks associated with system failures or failures to prevent breaches of Investar’s or BOJ’s network security;

•	risks associated with data processing system failures and errors;

•	potential impairment on the goodwill Investar or BOJ have recorded or may record in connection with business acquisitions;

•	the institution and outcome of litigation and other legal proceedings against Investar or BOJ to which either is or becomes subject;

•	Investar’s and BOJ’s ability to comply with various governmental and regulatory requirements applicable to financial institutions;

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the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by Investar’s regulators, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	governmental monetary and fiscal policies, including the policies of the Federal Reserve;

•	Investar’s and BOJ’s ability to comply with supervisory actions by federal and state banking agencies;

•	changes in the scope and cost of FDIC insurance and other coverage;

•	systemic risks associated with the soundness of other financial institutions;

•	the occurrence of adverse weather or manmade events, which could negatively affect Investar’s or BOJ’s core markets or disrupt Investar’s or BOJ’s operations; and

•	other factors that are discussed in the “Risk Factors” section of this proxy statement/prospectus.
Other factors not identified above, including those described under the headings “Risk Factors” in this proxy statement/prospectus and Investar’s Annual Report on Form 10-K for the year ended December 31, 2016 and the other documents incorporated by reference into this proxy statement/prospectus, may also cause actual results to differ materially from those described in any forward-looking statements. Most of these factors are difficult to anticipate, are generally beyond the control of Investar and BOJ and may prove to be inaccurate. You should consider these factors in connection with considering any forward-looking statements.
All forward-looking statements, expressed or implied, included in or incorporated by reference into this proxy statement/prospectus are expressly qualified in their entirety by this cautionary note. This cautionary note should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, Investar and BOJ disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect new information obtained or events or circumstances that occur after the date any such forward-looking statement is made.

THE BOJ SPECIAL MEETING
This section contains information for BOJ shareholders about the special meeting that BOJ has called to allow its shareholders to consider and vote on the BOJ Merger Proposal. BOJ is mailing this proxy statement/prospectus to you, as a BOJ shareholder, on or about [       ], 2017. This proxy statement/prospectus is accompanied by a notice of the special meeting and a form of proxy card that the BOJ Board is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the BOJ Special Meeting
The special meeting of BOJ shareholders will be held on [       ], 2015 at [       ] a.m., local time, at 1542 Charter Street, Jackson, Louisiana 70748.
Matters to Be Considered

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The BOJ Merger Proposal. Considering and voting upon the approval of the agreement and plan of reorganization, dated as of August 4, 2017, among BOJ, Investar, and the Merger Subsidiary, and the transactions contemplated by the merger agreement;

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The BOJ Adjournment Proposal. Considering and voting upon the approval of any motion to adjourn the special meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, (ii) to provide to BOJ shareholders any supplement or amendment to the proxy statement/prospectus or (iii) to disseminate any other information which is material to the BOJ shareholders voting at the special meeting; and

•	Other Business. Considering and acting upon any other matters that may be properly submitted to a vote at the special meeting.
The merger agreement provides for the acquisition of BOJ by Investar by virtue of the merger of BOJ with and into the Merger Subsidiary, with the Merger Subsidiary surviving. Immediately following completion of the initial merger, Investar will cause the Merger Subsidiary to merge with and into Investar, with Investar surviving, and will cause Highlands Bank to merge with and into Investar’s wholly-owned subsidiary, Investar Bank, with Investar Bank surviving. Following completion of these merger transactions, Investar Bank (now combined with Highlands Bank) will continue as the wholly-owned subsidiary of Investar (now combined with BOJ). A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.
If any procedural matters relating to the conduct of the special meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.
Recommendation of the BOJ Board
On August 4, 2017, the BOJ Board unanimously approved the merger agreement and the transactions contemplated thereby. Based on BOJ’s reasons for the merger described in the section of this proxy statement/prospectus entitled, “The Merger—BOJ’s Reasons for the Merger; Recommendation of the BOJ Board,” the BOJ Board believes that the merger is in the best interests of the BOJ shareholders.
Accordingly, the BOJ Board recommends that you vote “FOR” the BOJ Merger Proposal and “FOR” the BOJ Adjournment Proposal.

BOJ Record Date and Quorum
The BOJ Board has fixed the close of business on [       ], 2017 as the record date for determining the holders of BOJ common stock entitled to receive notice of and to vote at the special meeting.
As of the record date, there were approximately 33,693 shares of BOJ common stock outstanding and entitled to notice of, and to vote at, the special meeting or any adjournment thereof, and such outstanding shares of BOJ common stock were held by 30 holders of record. Each whole share of BOJ common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting.
No business may be transacted at the special meeting unless a quorum is present. The presence (in person or by proxy) of holders of at least a majority of the outstanding shares of BOJ common stock entitled to be voted at the special meeting constitutes a quorum for transacting business at the special meeting. All shares of BOJ common stock present in person or represented by proxy, including abstentions and broker-non votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.
As of the record date, the directors and executive officers of BOJ and their affiliates beneficially owned and were entitled to vote, in the aggregate, 16,299.61 shares of BOJ common stock, representing approximately 48.38% of the shares of BOJ common stock outstanding on that date. Certain of the executive officers and all directors of BOJ have entered into voting agreements with Investar, solely in his, her or its capacity as a shareholder of BOJ, pursuant to which they have agreed to vote in favor of the transactions contemplated by the merger agreement. The BOJ shareholders who are parties to the voting agreements beneficially own and are entitled to vote in the aggregate approximately 42.48% of the outstanding shares of BOJ common stock as of the record date. BOJ currently expects that all of its directors and executive officers will vote their shares of BOJ common stock in favor of the BOJ Merger Proposal and the BOJ Adjournment Proposal. As of the record date, neither Investar nor any of its directors or executive officers beneficially held shares of BOJ common stock.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

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BOJ Merger Proposal: The affirmative vote of the holders of no less than two-thirds (2/3rds) of the outstanding shares of BOJ common stock is required to approve the BOJ Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the BOJ Merger Proposal, it will have the effect of a vote “AGAINST” the proposal.

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BOJ Adjournment Proposal: The affirmative vote of a majority of votes cast on the BOJ Adjournment Proposal at the special meeting is required to approve the BOJ Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the BOJ Adjournment Proposal, it will have no effect on the proposal.

Voting on Proxies; Incomplete Proxies
A BOJ shareholder of record as of the record date may vote by proxy or in person at the special meeting. If you hold your shares of BOJ common stock in your name as a BOJ shareholder of record as of the record date, to submit a proxy you must complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.
When the accompanying proxy card is returned properly executed, the shares of BOJ common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of BOJ common stock represented by the proxy card will be voted as recommended by the BOJ Board.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.
Every shareholder’s vote is important. Accordingly, each shareholder should sign, date and return the enclosed proxy card whether or not the shareholder plans to attend the special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.
Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers and other nominees who hold shares of BOJ common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of BOJ common stock in “street name,” your broker, bank or other nominee will vote your shares of BOJ common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.
Shares Held in BOJ ESOP Plan
Under the terms of the BOJ ESOP, all shares held by the BOJ ESOP are generally voted by the BOJ ESOP trustee at the direction of the ESOP Committee, but for certain significant matters, such as the BOJ Merger Proposal, each participant in the BOJ ESOP may direct the trustee how to vote the shares of BOJ common stock allocated to his or her account. If you are a participant in the BOJ ESOP, you will receive a voting instruction card by which you may direct the trustee as to how to vote the shares of BOJ common stock held in your account in the BOJ ESOP. Allocated shares for which no timely voting instructions are received will be voted by the BOJ ESOP trustee at the direction of the ESOP Committee in the best interest of BOJ ESOP participants, subject to the exercise of the trustee’s fiduciary duties.
Revocability of Proxies and Changes to a BOJ Shareholder’s Vote
If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the BOJ Board at any time before it is voted at the special meeting by:

•	giving written notice to the corporate Secretary of BOJ;

•	executing a proxy bearing a later date and filing that proxy with the corporate Secretary of BOJ at or before the special meeting; or

•	attending and voting in person at the special meeting.
Attendance at the special meeting will not in and of itself constitute a revocation of a proxy.
All written notices of revocation and other communications with respect to revocation or proxies should be sent to: BOJ Bancshares, Inc., 1542 Charter Street, Jackson, Louisiana 70748, Attention: Heather Spillman.
If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the special meeting.

Solicitation of Proxies
This proxy solicitation is made by the BOJ Board. BOJ is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of BOJ intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated. BOJ will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.
Attending the BOJ Special Meeting
All BOJ shareholders, including holders of record as of the record date and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Only BOJ shareholders of record as of the record date can vote in person at the special meeting If you are a BOJ shareholder of record as of the record date and you wish to attend the special meeting, please bring your proxy card and evidence of your stock ownership, such as your most recent account statement, to the special meeting. You should also bring valid picture identification.
A BOJ shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (a “beneficial owner”) who desires to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
Assistance
If you have additional questions about the merger, you should contact Michael L. Creed, BOJ Bancshares, Inc., 1542 Charter Street, Jackson, Louisiana 70748, telephone (225) 634-7741.
BOJ PROPOSALS
Proposal No. 1—BOJ Merger Proposal
BOJ is asking its shareholders to adopt the merger agreement and approve the merger. Holders of BOJ common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the BOJ Board, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of BOJ and the shareholders of BOJ. See the section of this proxy statement/prospectus entitled, “The Merger—BOJ’s Reasons for the Merger; Recommendation of the BOJ Board” for a more detailed discussion of the BOJ Board’s recommendation.
The BOJ Board recommends a vote “FOR” the BOJ Merger Proposal.
Proposal No. 2—BOJ Adjournment Proposal
The special meeting may be adjourned to another time or place, if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, (ii) to provide to BOJ shareholders any supplement or amendment to the proxy statement/prospectus or (iii) to disseminate any other information which is material to the BOJ shareholders voting at the special meeting.
If, at the special meeting, the number of shares of BOJ common stock present or represented and voting in favor of the BOJ Merger Proposal is insufficient to adopt the BOJ Merger Proposal, BOJ intends to move to adjourn the special meeting in order to enable the BOJ Board to solicit additional proxies for approval of the BOJ Merger Proposal. In that event, BOJ will ask its shareholders to vote upon the BOJ Adjournment Proposal, but not the BOJ Merger Proposal.
In this proposal, BOJ is asking its shareholders to authorize the holder of any proxy solicited by the BOJ Board on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the reasons described above.
The BOJ Board recommends a vote “FOR” the BOJ Adjournment Proposal.
THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. Investar and BOJ urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the boards of directors of Investar and BOJ has approved the merger agreement. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, BOJ will merge with and into the Merger Subsidiary, with the Merger Subsidiary continuing as the surviving corporation and a wholly-owned subsidiary of Investar. Immediately thereafter, and in connection therewith, the Merger Subsidiary will merge with and into Investar, with Investar continuing as the surviving corporation. Immediately following the integrated mergers, Investar will cause Highlands Bank to merge with and into Investar Bank, with Investar Bank as the surviving bank.
If the merger is completed, subject to the terms of the merger agreement each share of BOJ common stock (other than shares of BOJ common stock held by BOJ, Investar, Merger Subsidiary and any dissenting shareholder) will be cancelled and converted into the right to receive, without interest (i) the per share stock consideration, and (ii) per share merger consideration, subject to possible adjustments described herein, for each share of BOJ common stock they hold immediately prior to the merger.
Investar will not issue any fractional shares of Investar common stock in the merger. BOJ shareholders who would otherwise be entitled to a fraction of a share of Investar common stock upon the completion of the merger will instead be entitled to receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Threshold Price of $22.70, subject to adjustments described below, by (ii) the fraction of a share of Investar common stock which such shareholder would otherwise be entitled to receive.
BOJ’s shareholders are being asked to adopt the merger agreement. See the section of this proxy statement/prospectus entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the merger consideration, conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
From time to time and no less than annually, the BOJ Board has evaluated strategic options to increase shareholder value. These strategic options have included expanding organically, raising additional capital through offerings of equity or debt securities, and merging with another financial institution. Historically, the BOJ Board has determined that the preferable strategic option would be either possible acquisitions by BOJ of other financial institutions or BOJ being acquired by another financial institution, in each case on terms favorable to BOJ’s shareholders.
The bases for the consideration by the BOJ Board of these strategic options included the continuing challenges to community banks of regulatory oversight and the costs thereof, competition from larger institutions, management succession, lower operating margins, increased employee costs and the limitation on the ability of BOJ to grow its franchise in its market which has had limited population growth and consequent limited new business opportunities.
In furtherance of the preferred strategic options, executive management of BOJ informally contacted and engaged in discussions with several financial institutions over the past few years about a possible merger transaction. Executive management of BOJ was also contacted by and engaged in discussions with several financial institutions over the past few years about a possible merger and/or acquisition. All of these discussions were informal and none resulted in any potential terms for a transaction being proposed or discussed. The BOJ Board did not engage a financial advisor and no formal process for a potential merger and/or acquisition transaction was initiated.
In January 2017, Investar made inquiry of BOJ’s executive management whether BOJ would have an interest in being acquired by Investar. Discussions then ensued during January 2017 between the chief executive officers of BOJ and Investar about a potential merger of BOJ with and into Investar, the benefits to the two organizations therefrom and the possible terms thereof.
The potential merger transaction with Investar, the benefits to BOJ and its shareholders therefrom and the possible terms thereof were discussed by the BOJ Board at its regularly scheduled meeting on February 8, 2017, and the BOJ Board authorized the chief executive officer to proceed with discussions with Investar about a potential merger transaction on a confidential basis. A due diligence request was received by BOJ from Investar in March 2017 and, after execution of a confidentiality and non-disclosure agreement between BOJ and Investar in April 2017, a due diligence examination by Investar of BOJ began. Upon substantial completion of its due diligence of BOJ, Investar submitted a proposed non-binding letter of intent to BOJ containing the proposed financial terms of the merger transaction on May 16, 2017. BOJ engaged outside counsel to assist it in connection with the proposed transaction. A negotiation between BOJ and Investar then ensued relating to the proposed financial terms of the merger transaction and the BOJ Board engaged National Capital to advise it on the fairness of the proposed terms of the merger transaction, from a financial perspective, to the shareholders of BOJ. Thereafter, a revised letter of intent was finalized, after approval by the BOJ Board, and executed by BOJ on June 1, 2017. Due diligence by the parties continued and work on the definitive merger agreement began in late June 2017. The boards of directors of BOJ and Highlands Bank met jointly on July 31, 2017, to consider and discuss the proposed definitive merger agreement and related ancillary agreements and met again on August 2, 2017, to continue to consider and discuss the proposed definitive merger agreement and ancillary agreements.
On August 4, 2017, the boards of directors of BOJ and Highlands Bank held a special joint meeting to further discuss and consider the merger agreement. At this meeting, the BOJ Board unanimously voted to adopt the merger agreement and unanimously recommend its adoption to BOJ’s shareholders. The board of directors of Highlands Bank also unanimously voted to approve the related merger of Highlands Bank with Investar Bank. After such meeting, the merger agreement, in the form approved by the BOJ Board, was executed by representatives of BOJ and Investar, and on August 7, 2017, Investar issued a press release announcing the proposed merger transactions.
BOJ’s Reasons for the Merger; Recommendation of the BOJ Board
The BOJ Board believes that the merger is in the best interests of BOJ and its shareholders. Accordingly, the BOJ Board has approved the merger transactions and the merger agreement and has unanimously recommended that BOJ’s shareholders vote “FOR” the BOJ Merger Proposal.
In approving the merger agreement, the BOJ Board engaged National Capital (as an independent valuation firm) to provide an opinion regarding the fairness of the merger consideration, from a financial point of view, to the holders of shares of BOJ common stock. The BOJ Board also consulted with its outside legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its decision to approve the merger agreement, the BOJ Board considered a number of factors, including the following:

•	The BOJ Board’s belief that the merger consideration that would be received by BOJ shareholders pursuant to the merger represented a fair price for the shares of common stock of BOJ;

•
the BOJ Board’s understanding of BOJ’s business, historical, current and projected financial performance, competitive and operating environment, operations, prospects and management strengths, along with current trends in the industry in which BOJ operates, including the current competitive and regulatory environment, as well as the execution risks of continuing with BOJ’s current strategy in light of the foregoing;

•
National Capital’s opinion, dated as of August 4, 2017, that, as of such date (the date on which the BOJ Board approved the merger agreement), and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth in its opinion, the total aggregate consideration to be received by the holders of BOJ common stock pursuant to the merger was fair from a financial point of view to such holders;

•
that shareholders of BOJ will receive part of the merger consideration in shares of Investar common stock, which will be registered with the SEC and listed on the NASDAQ Stock Market in connection with the merger, contrasted with the fact that there are currently restrictions upon the transfer of BOJ common stock;

•
the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with the result that the portion of BOJ common stock exchanged for Investar common stock is generally tax-free and the portion of the BOJ common stock exchanged for cash is generally taxable either as a dividend or capital gain, depending on each BOJ shareholder’s individual circumstances;

•	the financial analyses, information and perspectives provided to the BOJ Board by BOJ’s management;

•	the fact that completion of the merger requires the approval of BOJ’s shareholders;

•
the results that BOJ could expect to obtain if it continued to operate independently, and the likely benefits to BOJ shareholders of that course of action, as compared with the value of the merger consideration offered by Investar;

•	the ability of Investar to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•	the ability of Investar to receive the requisite regulatory approvals in a timely manner;

•
the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements and conditions to closing, including a provision that permits the BOJ Board, in the exercise of its fiduciary duties, under certain conditions, to furnish information to a third party that has submitted an unsolicited proposal to acquire BOJ;

•
that merging with a larger bank holding company would provide the combined corporation the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services, potentially benefiting BOJ’s shareholders that would receive Investar common stock in the merger;

•	the agreement of Investar to continue to provide indemnification for BOJ’s directors and officers following the closing of the merger;

•	that BOJ’s directors and executive officers may have other financial interests in the merger in addition to their interests as BOJ shareholders;

•
the requirement that BOJ conduct its business in the ordinary course and the other restrictions on the conduct of BOJ’s business before completion of the merger, which may delay or prevent BOJ from undertaking business opportunities that may arise before completion of the merger; and

•	that under the merger agreement BOJ could not solicit competing proposals for the acquisition of BOJ.

The above-listed considerations are not intended to be exhaustive but include the material factors considered by the BOJ Board in approving the merger and the merger agreement. In reaching its determination, the BOJ Board did not assign any relative or specific weight to different factors and individual directors may have given different weight to different factors. Based upon the reasons stated above, the BOJ Board believes that the merger is in the best interests of BOJ and its shareholders, and, therefore, the BOJ Board approved the merger agreement and the merger. Each member of the BOJ Board has agreed to vote the shares of common stock of BOJ over which he or she has voting authority in favor of the merger agreement and the merger It should be noted that this explanation of the BOJ Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”
BOJ’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.
Opinion of BOJ’s Financial Advisor
BOJ retained National Capital to provide an independent fairness opinion in connection with the proposed merger. At the meeting of the BOJ board of directors on August 4, 2017, National Capital rendered its oral opinion, subsequently confirmed in writing, to the BOJ board of directors that, as of August 4, 2017, and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth in its opinion, the consideration to be paid by Investar to holders of BOJ common stock pursuant to the merger agreement was fair, from a financial point of view, to BOJ’s shareholders.
Analyses of National Capital
In performing its analyses, National Capital made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of National Capital, BOJ and Investar. Any estimates contained in the analyses performed by National Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The National Capital opinion was among several factors taken into consideration by the BOJ Board in making its determination to adopt the merger agreement and the related transactions. Consequently, the analyses described below should not be viewed as determinative of the decision of the BOJ Board, or the decision of management, with respect to the fairness of the merger consideration to BOJ’s shareholders.
The summary that follows is not a complete description of the analyses underlying the National Capital opinion or the presentation made by National Capital to the BOJ Board, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.
The following sections and tables present National Capital’s financial analysis, including certain adjustments not reflected in the audited financial statements of BOJ. In arriving at its opinion, National Capital did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. National Capital believes that its analyses and the summary of its analyses must be considered as a whole, and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Asset-Based Approaches. Asset-based approaches presume that the value of the entity is represented by the market value of the assets owned by the entity, less the market value of any liabilities. The net asset value method, an asset-based approach, assumes that the values of all assets are realized through the course of normal business operations while the liquidation method assumes that all assets are liquidated in an orderly fashion. The net asset value method derives a value by determining the market value of the individual balance sheet components. This method typically assumes liquidation of the entity’s property on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. National Capital did not believe that the net asset value method was appropriate to use in this transaction because BOJ is a going concern and because the net asset value method is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), the net asset value method results in a liquidation value for BOJ and does not take into account the values attributable to the going concern, such as the interrelationship among BOJ’s assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth. Therefore, National Capital gave no weight to the net asset value method of valuation in determining the fairness of the transaction consideration.
Market-Based Approaches. In market-based approaches, financial characteristics and other information for transactions on which public information is available are utilized as a basis for determining the value of the subject company. Market-based approaches work on the financial theory of substitution or economic indifference. That is, by obtaining financial information and other data regarding transactions on which public information is available, an appraiser may analyze the subject company and make appropriate adjustments to recognize differences between the subject company and comparable companies in order to make a determination as to value.
In determining a range of values for our common stock and in rendering its fairness opinion, National Capital analyzed the consideration paid in selected financial institution merger transactions. The objective of National Capital’s analysis was to determine an appropriate value by analyzing data related to actual sales transactions of similar entities and making appropriate adjustments to recognize the differences between BOJ and comparable bank or bank holding companies that have recently been sold.
National Capital identified a nationwide group of 17 comparable financial institution acquisitions involving selling institutions with total assets between $115 million and $195 million, a trailing 12-month Return on Average Assets (ROAA) of 0.70% to 1.10% and Tangible Equity / Assets of 6.0% to 15.0% announced between July 1, 2015 and June 30, 2017. This set of criteria was selected based on BOJ/a relevant financial attributes in an attempt to collect a group of institutions whose key financial attributes were similar to that of BOJ. Terminated transactions, distressed institution sales and transactions where material data was unavailable were excluded from the analysis. The following table sets forth the transaction multiples of selected financial indicators for the comparable financial institution acquisition group identified by National Capital, along with comparative balance sheet and earnings data.
In its analysis, National Capital weighted the various financial indicators in the manner that it determined appropriate, in its professional judgment, in light of the characteristics of our organization and the comparable financial institution data set. By applying these key valuation indicators to the relevant financial statistics of BOJ, and after consideration of all appropriate valuation adjustments described below, National Capital determined a fair market value of $20.0 million to $20.6 million for the common stock of BOJ.

Table 1

	Average	Median	80% Trim Average	Subject
Total Assets	144,544	141,025	143,107	153,096
Tangible Book Value Multiple	1.40	1.41	1.40
Equity / Assets and Normalized Equity / Assets	11.41 / 9.00	10.91 / 9.00	11.30 / 9.00	12.66 / 9.00
Earnings Multiple	16.30	15.11	16.02
ROAA	0.88	0.90	0.87	0.89
Price to Deposits	15.08	15.3	15.05
Total Deposits	121,562	118,239	120,336	124,341
Resulting Value of BOJ Bancshares	20,612,278	20,029,023	20,432,798
The transactions included in the comparable data set above are:
Table 2

Buyer	City	State	Seller	City	State	Announced
Carolina Financial Corporation	Charleston	SC	Congaree Bancshares, Inc.	Cayce	SC	01/06/2016
Cascade Bancorp	Bend	OR	Prime Pacific Financial Services	Lynnwood	WA	04/26/2016
Charter Financial Corporation	West Point	GA	Resurgens Bancorp	Tucker	GA	06/01/2017
Citco Community Bancshares, Inc.	Elizabethton	TN	American Trust Bank of East Tennessee	Knoxville	TN	07/22/2016
Citizens Community Bancorp, Inc.	Eau Claire	WI	Community Bank of Northern Wisconsin	Rice Lake	WI	02/16/2016
Community Bancshares Corp.	Indianola	IA	IT&S of Iowa, Inc.	Oskaloosa	IA	04/05/2016
County Bancshares, Inc.	Orange	TX	First Live Oak Bancshares, Inc.	Three Rivers	TX	12/29/2015
Franklin Financial Network, Inc.	Franklin	TN	Civic Bank & Trust	Nashville	TN	12/14/2015
Horizon Bancorp	Michigan City	IN	Kosciusko Financial, Inc.	Mentone	IN	02/05/2016
National Commerce Corporation	Birmingham	AL	Patriot Bank	Trinity	FL	04/24/2017
Northwest Bancorporation, Inc.	Spokane	WA	CenterPointe Community Bank	Hood River	OR	03/23/2017
Ohio Valley Banc Corp.	Gallipolis	OH	Milton Bancorp, Inc.	Wellston	OH	01/07/2016
People’s Utah Bancorp	American Fork	UT	Town & Country Bank, Inc.	Saint George	UT	05/31/2017
Pinnacle Financial Corporation	Elberton	GA	Independence Bank of Georgia	Braselton	GA	07/01/2016
Southern Missouri Bancorp, Inc.	Poplar Bluff	MO	Tammcorp, Inc.	Cape Girardeau	MO	01/11/2017
Southern States Bancshares, Inc.	Anniston	AL	Columbus Community Bank	Columbus	GA	07/21/2015
United Bancshares, Inc.	Columbus Grove	OH	Benchmark Bancorp, Inc.	Gahanna	OH	03/22/2017
Following the same valuation process, National Capital identified six comparable financial institution acquisitions involving selling institutions based in Louisiana with total assets below $1 billion, a trailing 12-month Return on Average Assets (ROAA) of 0.50% to 2.00% and Tangible Equity / Assets of 6.0% to 15.0% announced between January 1, 2012 and June 30, 2017. Based on the data from this data set, as summarized below, National Capital determined a fair market value of $24.0 million to $24.4 million for the common stock of BOJ.

Table 3

	Average	Median	Subject
Total Assets	462,038	431,285	153,096
Tangible Book Value Multiple	1.64	1.55
Equity / Assets and Normalized Equity / Assets	10.78 / 9.00	10.53 / 9.00	12.66 / 9.00
Earnings Multiple	20.37	19.98
ROAA	0.93	0.81	0.89
Price to Deposits	17.71	17.26
Total Deposits	370,338	340,471	124,341
Resulting Value of BOJ Bancshares	24,418,338	23,950,328
The transactions included in the comparable data set above are:
Table 4

Buyer	City	State	Seller	City	State	Announced
BancorpSouth, Inc.	Tupelo	MS	Ouachita Bancshares Corp.	Monroe	LA	01/08/2014
Business First Bancshares, Inc.	Baton Rouge	LA	American Gateway Financial Corporation	Port Allen	LA	07/24/2014
IBERIABANK Corporation	Lafayette	LA	Teche Holding Company	New Iberia	LA	01/13/2014
Investar Holding Corporation	Baton Rouge	LA	Citizens Bancshares, Inc.	Ville Platte	LA	03/08/2017
Jeff Davis Bancshares, Inc.	Jennings	LA	Guaranty Capital Corporation	Mamou	LA	10/15/2012
MidSouth Bancorp, Inc.	Lafayette	LA	PSB Financial Corporation	Many	LA	09/26/2012
Income-Based Approaches. Income-based approaches measure value by capitalizing or discounting the cash flow or earnings of the enterprise. A discounted cash flow analysis measures enterprise value by discounting future cash flows to present value. This analysis considers projected levels of asset growth, required regulatory capital, earnings, dividend paying capacity and future residual or terminal value. A capitalization of historical earnings analysis measures enterprise value by capitalizing the subject company’s earnings stream. Based on its experience and the characteristics of BOJ, National Capital determined that the discounted cash flow analysis was an appropriate method for valuing our organization as a going concern.
Discounted cash flow analysis. National Capital used a discounted cash flow analysis that analyzed (i) a stream of cash flow from projected dividends over the current and next four years and (ii) a terminal value that could be derived from BOJ at the end of this period. The following tables summarize the historical financial information and financial projections utilized by National Capital in determining our projected financial performance and cash flow through 2021.

Table 5

2012	2013	2014	2015	2016	Historical 5Yr CAGR	2017	2018	2019	2020	2021	Projected 5Yr CAGR
Bank Data												
EOY Loans	95,782	100,885	101,521	97,963	106,713	2.0%	111,460	114,310	117,683	121,156	124,734	3.2%
Average Loans (avg. of 4 quarterly averages)	95,482	95,867	100,233	99,722	105,945	1.5%	108,234	112,885	115,997	119,420	122,945	3.7%
Average Loans / Deposits Ratio	78%	81%	81%	82%	86%		83%	82%	82%	82%	82%	
Average Loans / Assets Ratio	68%	71%	71%	71%	72%		69%	70%	70%	70%	69%	
EOY Assets	131,183	136,103	140,171	137,298	154,770		158,896	165,044	168,640	174,358	180,466	3.1%
Average Assets (avg. of 4 quarterly averages)	139,439	135,125	140,323	140,716	146,161	0.9%	156,835	161,970	166,842	171,499	177,412	4.0%
EOY Deposits	114,685	119,799	122,488	118,983	129,588		134,347	139,707	143,773	147,961	152,275	3.3%
Average Deposits (avg. of last 4 EOQ)	121,735	118,250	123,307	121,101	123,788	-0.1%	131,092	137,027	141,740	145,867	150,118	3.8%
EOY Equity Capital (ex. Unreal. G/L)	15,793	16,147	17,289	18,008	18,941		*15,891*	16,503	16,864	17,411	18,035	-1.0%
							Excludes excess equity					
Growth Rates (EOY to EOY)												
Loans	-1.1%	5.3%	0.6%	-3.5%	8.9%		4.4%	2.6%	3.0%	3.0%	3.0%	3.2%
Assets	-8.9%	3.8%	3.0%	-2.0%	12.7%		2.7%	3.9%	2.2%	3.4%	3.5%	3.1%
Total Deposits	-10.3%	4.5%	2.2%	-2.9%	8.9%		3.7%	4.0%	2.9%	2.9%	2.9%	3.3%
Earnings (Company C-Corp Equivalent)	-0.7%	6.6%	22.1%	-3.0%	-7.0%		4.2%	19.3%	16.8%	14.9%	14.4%	
Growth Rates (Average to Average)												
Loans	-2.7%	0.4%	4.6%	-0.5%	6.2%		2.2%	4.3%	2.8%	3.0%	3.0%	3.7%
Assets	-0.2%	-3.1%	3.8%	0.3%	3.9%		7.3%	3.3%	3.0%	2.8%	3.4%	4.0%
Total Deposits	-2.3%	-2.9%	4.3%	-1.8%	2.2%		5.9%	4.5%	3.4%	2.9%	2.9%	3.8%
Subchapter S Election?	Yes	Yes	Yes	Yes	Yes		Yes	Yes	Yes	Yes	Yes	
Pre-Tax Taxable Income per Call Report	1,590	1,671	2,009	1,359	1,899		1,894	2,230	2,579	2,941	3,342	
Tax-Free Income per Call Report	42	48	53	54	71		82	82	82	82	82	2.9%
Reported Pre-Tax Income per Call Report	1,632	1,719	2,062	1,413	1,970		1,976	2,312	2,661	3,023	3,424	
less Income Taxes Paid	-	(1)	-	-	-		-	-	-	-	-	
Reported Net Income	1,632	1,720	2,062	1,413	1,970		1,976	2,312	2,661	3,023	3,424	11.7%
Reported ROAA	1.17%	1.27%	1.47%	1.00%	1.35%		1.26%	1.43%	1.59%	1.76%	1.93%	
C-Corp Equivalent Net Income	1,091	1,151	1,379	951	1,324		1,332	1,554	1,784	2,023	2,288	
C-Corp Equivalent ROAA	0.78%	0.85%	0.98%	0.68%	0.91%		0.85%	0.96%	1.07%	1.18%	1.29%	
Taxable Normalizing Adjustments (gross)	-	-	-	600	-		-	-	-	-	-	
Adjusted Pre-Tax Taxable Income	1,590	1,671	2,009	1,959	1,899		1,894	2,230	2,579	2,941	3,342	
Adjusted Pre-Tax Income	1,632	1,719	2,062	2,013	1,970		1,976	2,312	2,661	3,023	3,424	
Adjusted Net Income	1,632	1,719	2,062	2,013	1,970		1,976	2,312	2,661	3,023	3,424	
Adjusted ROAA	1.17%	1.27%	1.47%	1.43%	1.35%		1.26%	1.43%	1.59%	1.76%	1.93%	
Normalized C-Corp Equivalent Net Income	1,091	1,151	1,379	1,347	1,324		1,332	1,554	1,784	2,023	2,288	11.6%
Normalized C-Corp Equivalent ROAA	0.78%	0.85%	0.98%	0.96%	0.91%		0.85%	0.96%	1.07%	1.18%	1.29%

Table 6

Table 7
Table 8

2012	2013	2014	2015	2016	Historical 5Yr CAGR	2017	2018	2019	2020	2021	Projected 5Yr CAGR
Company Cash Flow												
Beginning Company Cash	924	1,305	1,762	1,599	1,396		1,506	3,789	3,955	3,842	3,769	
Distributions from Bank	1,203	1,368	920	694	1,037		950	1,700	2,300	2,475	2,800	
Debt Reduction (Increase)	(470)	59	(8)	(436)	62		159	159	138	98	98	
Dividend / Distribution to Shareholders	595	615	678	661	661							
Future Dividend / Distribution Capacity							850	1,100	2,000	2,175	2,550	
Parent Only Net Income	(228)	(224)	(234)	(242)	(333)		(275)	(275)	(275)	(275)	(275)	
Other Cash In (Out)	(469)	(13)	(179)	(430)	129		2,617	-	-	-	-	
Ending Company Cash	1,305	1,762	1,599	1,396	1,506		3,789	3,955	3,842	3,769	3,646	
Dividend / Distribution to Shareholders	595	615	678	661	661							
Shareholder Tax Rate	34.0%	43.4%	43.4%	43.4%	43.4%							
Shareholder Taxes Due	463	628	770	485	680							
After-Tax Cash to Shareholder	132	(13)	(92)	176	(19)							
Tax Equiv. Cash Dividend	173	(17)	(121)	231	(24)							
Dividend or Distribution / BHC Earnings	42.4%	41.1%	37.1%	56.4%	40.4%							
Effective C-Corp Dividend Payout Ratio	18.4%	-1.7%	-9.9%	29.2%	-2.2%							
Dividend / Distribution Capacity (controlling interest)			Excess Bank equity		4,076		850	1,100	2,000	2,175	2,550	31.0%
Shareholder Tax Rate			moved to BHC to offest debt				43.4%	43.4%	43.4%	43.4%	43.4%	
Shareholder Taxes Due							703	848	1,000	1,157	1,331	
After-Tax Cash to Shareholder			Excess Company equity		1,459		147	252	1,000	1,018	1,219	
Tax Equiv. Cash Dividend			paid to shareholders				193	330	1,312	1,336	1,600	
Dividend or Distribution / BHC Earnings							50.0%	54.0%	83.8%	79.2%	81.0%	
Effective C-Corp Dividend Payout Ratio							16.8%	24.1%	81.9%	72.6%	75.9%	
Expected Distributions (per management)							850	1,020	1,190	1,375	1,575	19.0%
Shareholder Taxes Due							703	848	1,000	1,157	1,331	
After-Tax Cash to Shareholder							147	172	190	218	244	
Tax Equiv. Cash Dividend							193	225	249	286	320	
Dividend or Distribution / BHC Earnings							50.0%	50.1%	49.9%	50.0%	50.0%	
Effective C-Corp Dividend Payout Ratio							16.8%	16.4%	15.6%	15.5%	15.2%	
Ratios												
Bank Capital / Assets	12.04%	11.86%	12.33%	13.12%	12.24%		10.00%	10.00%	10.00%	9.99%	9.99%	
Intangible Assets	-	-	-	-	-		-	-	-	-	-	
Bank Tangible Capital / Assets	12.04%	11.86%	12.33%	13.12%	12.24%		10.00%	10.00%	10.00%	9.99%	9.99%	
Company Debt	3,883	3,824	3,832	4,268	4,206		4,047	3,888	3,750	3,652	3,554	
Consolidated Tangible Capital / Assets	10.14%	10.41%	10.80%	11.08%	10.55%		9.89%	10.09%	10.10%	10.10%	10.09%

The projections utilized by National Capital were developed by National Capital based on an analysis of historical results and discussions with management. The financial projections indicated for 2021 were also used in determining a terminal value based on the comparable whole bank sale method described in the Market-Based Approaches section above. The discounted cash flow analysis assumes that the projected cash flows from dividends and the terminal value are discounted back to present value at a discount rate derived using the Ibbotson Buildup Method. National Capital determined that a discount rate of 14.86% was appropriate based on current market conditions and risk characteristics of our organization. Discounting the future cash flows from dividends and the terminal value to present value, National Capital determined a fair market value of $16.3 million for the common stock of BOJ under this method.

Capitalization of historical earnings analysis. The historical earnings method is an income-based approach that relies on historical data as a basis for valuation rather than estimates of future performance. Although past performance may not be indicative of future results, the historical earnings method can provide a reasonable indication of value, especially in cases where the subject company has a history of stable earnings or growth and this history can reasonably be expected to continue in the foreseeable future. As a part of its analysis, National Capital reviewed the historical earnings data included in the tables above and, based on a $1.2 million average historical tax-equivalent annual earnings level and a 9.79% capitalization rate, determined a fair market value of $13.6 million for the common stock of BOJ under this method.
Valuation adjustments. The purpose of a valuation adjustment is to reflect differences between the characteristics of the subject company and those of the comparable datasets from which the indications of value are derived. As valuations are based on the financial principle of substitution, these adjustments are an attempt to account for the varying degrees of risk associated with the subject company as measured against “comparable” similar investments.
BOJ operates with capital in excess of industry norms, as shown in Tables 1 and 3. In BOJ’s market and earnings methods, National Capital normalized BOJ’s equity by excluding excess equity from the valuation methods and adding the excess to the raw valuation method results. All valuation results reported above include the addition of this excess equity. BOJ’s 2016 earnings were adjusted to exclude earnings associated with the excess equity, as well.
Merger Consideration. The merger consideration includes a cash component and a stock component, meaning the value of the total compensation received by BOJ shareholders will vary with the market price of Investar’s common stock. The Agreement specifies minimum ($20.43) and maximum ($26.11) stock prices for Investar’s stock, resulting in a floor and ceiling to the total compensation as shown on the table below.
Table 9

		Shares Issued
		799,559

ISTR Price	Cash Value	Stock Value	Calculated Value	Actual Value
20.00	3,950,000	15,991,180	19,941,180	20,286,000	Minimum Value
21.00	3,950,000	16,790,739	20,740,739	20,740,739
22.00	3,950,000	17,590,298	21,540,298	21,540,298
23.00	3,950,000	18,389,857	22,339,857	22,339,857
24.00	3,950,000	19,189,416	23,139,416	23,139,416
25.00	3,950,000	19,988,975	23,938,975	23,938,975
26.00	3,950,000	20,788,534	24,738,534	24,738,534
27.00	3,950,000	21,588,093	25,538,093	24,824,000	Maximum Value
Between January 1 and July 21, 2017, Investar’s common stock traded within a range of $18.31 to $23.75, with an average closing price of 21.53, an average daily volume of 26,113 shares and an 80% trimmed average volume of 14,226 shares. Over the last three months (April 24-July 21, 2017), the trading range was $21.28 to 23.75, with an average closing price of 22.65 an average daily volume of 36,255 shares and an 80% trimmed average volume of 19,708 shares.
Conclusion. The following table summarizes the results of each method considered by National Capital. The weights applied reflect National Capital’s opinion of the relative applicability of each method to BOJ’s market value.

Table 10

Method	Description	Result	Weight
Market	National Comps - Average	20,612,278	0%
Market	National Comps - Median	20,029,023	10%
Market	National Comps - Trimmed Average	20,432,798	10%
Market	Louisiana Comps - Average	24,418,338	15%
Market	Louisiana Comps - Median	23,950,328	15%
Income	Discounted Future Cash Flow	16,313,768	50%
Income	Capitalized Historical Earnings	13,616,656	0%
	Weighted Valuation Result	19,458,366	100%
Based upon its review of the empirical information described in this proxy statement/prospectus and all of the other relevant factors and information deemed appropriate in its professional judgment, National Capital advised the BOJ Board that, in its professional opinion, the consideration to be received as set forth in the merger agreement, is fair, from a financial point of view, to all shareholders of BOJ, including those shareholders who are not directors or executive officers of BOJ.
The summary contained in this section provides a description of the material analyses prepared by National Capital and does not purport to be a complete description of the analyses prepared by National Capital in connection with the valuation analysis and in rendering the opinion. The preparation of a valuation analysis and a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such a valuation or opinion is not necessarily susceptible to partial analysis or summary description. National Capital believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in National Capital’s presentations to the BOJ Board and in the fairness opinion.
In its valuation and fairness opinion, National Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters. While National Capital believes that these projections and the assumptions upon which they were based were reasonable, National Capital has no control over the future occurrence of any of the events upon which the projections were based. Certain of the projections are based on factors, such as general and local economic conditions, that are beyond BOJ’s control. In addition, estimates of values of other companies used in rendering the appraisal and fairness opinion do not purport to be appraisals of those companies or necessarily reflect the prices at which those companies or their securities may actually be sold. National Capital selected comparable public companies and comparable acquisitions based on various factors, including the size and similarity of selected companies, their business mix and similar characteristics of the transactions; however, no company or transaction utilized as a comparison in these analyses summarized above is identical to BOJ or the merger.
The full text of the written opinion of National Capital dated August 4, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by National Capital in connection with rendering its opinion, is attached to this document as Annex B and is incorporated herein by reference. BOJ’s shareholders should read this opinion carefully and in its entirety. The written opinion of National Capital is addressed to the BOJ Board, is directed only to the consideration to be paid to the holders of shares of BOJ common stock pursuant to the merger agreement and does not address any other matter. The issuance of this opinion does not constitute a recommendation by National Capital to any holder of shares of BOJ common stock as to how such shareholder should vote with respect to the merger or any other matter. The merger consideration to be paid to the holders of shares of BOJ common stock was determined in negotiations between Investar and BOJ, and the decision to approve and recommend the transactions contemplated by the merger agreement was made independently by the BOJ Board. The opinion of National Capital was among the many factors considered by the BOJ Board in its evaluation of the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of the BOJ Board or management with respect to the merger consideration or the transactions contemplated by the merger agreement.
Investar’s Reasons for the Merger
After careful consideration, Investar’s board of directors, at a meeting held on July 25, 2017, determined that the merger agreement and the transactions contemplated thereby, including the issuance of 799,559 shares of Investar common stock, subject to the adjustments described in the merger agreement, is in the best interests of Investar and its shareholders.
In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, Invstar’s board of directors consulted with Investar’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, Investar’s board of directors considered a number of factors, including the following material factors:

•	each of Investar’s, BOJ’s, and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

•	BOJ’s strong presence in the Baton Rouge MSA;

•
the potential to broaden the scale of Investar’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;

•	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources and capital;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the merger;

•	its review and discussions with Investar’s management concerning the due diligence examination of BOJ’s business;

•	the expectation of annual cost savings resulting from the transaction, enhancing efficiencies;

•	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Investar’s management and legal advisor.
Investar’s board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

•	the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating BOJ’s business, operations, and workforce with those of Investar;

•	certain anticipated merger related costs;

•	the diversion of management attention and resources from the operation of Investar’s business towards the completion of the merger;

•
the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions; and

•	the merger’s effect on Investar’s regulatory capital levels.
The foregoing discussion of the factors considered by Investar’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by Investar’s board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, Investar’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Investar’s board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of Investar’s board of director’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”
Interests of BOJ’s Directors and Executive Officers in the Merger
In considering the recommendation of the BOJ Board that BOJ shareholders vote in favor of the BOJ Merger Proposal, BOJ shareholders should be aware that BOJ directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of BOJ. The BOJ Board was aware of these interests and took them into account in its decision to approve the merger agreement and the merger. Such interests include the following items.
Vesting and Allocation of BOJ Common Stock Held by the BOJ ESOP; Payment of Accrued Unused Vacation to BOJ’s Chief Executive Officer; and Potential Participation in Adjusted Tangible Shareholder’s Equity in excess of $16.5 Million. The consummation of the merger and the termination of the ESOP in accordance with the terms of the merger agreement will result in the vesting of the unvested shares of BOJ common stock held by the BOJ ESOP, for the benefit of the employees of Highlands Bank who are participants in the BOJ ESOP. Pursuant to the termination of the ESOP, the unallocated shares of BOJ common stock held by the BOJ ESOP will be allocated to such participants in accordance with the terms of the ESOP. Further, the accrued and unused vacation of the chief executive officer of BOJ in the approximate amount of $179,000 will be paid to him upon the consummation of the merger. In addition, the executive officers and employees of BOJ and Highlands Bank may, in the discretion of the BOJ Board, participate in the adjusted tangible shareholders’ equity of BOJ at the closing in excess of $16.5 million, if any, subject to a holdback that has been agreed upon between BOJ and Investar for expenses for which BOJ is responsible in excess of the amounts accrued therefrom by BOJ in the computation of the adjusted tangible shareholders’ equity of BOJ at the closing.
Indemnification and Insurance.  For a period of six years following the effective time, Investar has agreed to indemnify the directors and officers of BOJ against liabilities arising before the effective time to the same extent that those individuals would have been entitled to indemnification under applicable law or BOJ’s constituent documents prior to the effective time. Investar has also agreed to pay for tail insurance premiums for the past acts and extended reporting period insurance coverage under BOJ’s current directors’ and officers’ insurance policy (or comparable coverage) a period of six years following the merger.
Employee Benefit Plans.  On or as soon as reasonably practicable following the merger, employees of BOJ who continue on as employees of Investar will be entitled to participate in the Investar health and welfare benefit and similar plans on the same terms and conditions as employees of Investar. Subject to certain exceptions, these employees will receive credit for their years of service to BOJ or Highlands Bank for participation, vesting and benefit accrual purposes.

BOJ estimates that the aggregate amount of all payments to be made under existing employment arrangements between BOJ and its employees to be made in connection with the merger will be approximately $179,000. BOJ does not anticipate that any of the payments described above will impact the amount of the per share merger consideration payable to the BOJ shareholders. However, the payments to be made under existing BOJ employment arrangements with employees will be considered transaction expenses under the merger agreement and will reduce the amount of BOJ’s adjusted tangible shareholders’ equity for purposes of determining whether there would be a corresponding downward adjustment to the aggregate merger consideration. For additional information on the potential adjustments to the aggregate cash consideration, please see “The Merger Agreement-Structure of the Merger-Adjustments to Merger Consideration.”
Public Trading Markets
Investar common stock is listed for trading on NASDAQ under the symbol “ISTR.” Following the merger, shares of Investar common stock will continue to be traded on NASDAQ under the symbol “ISTR.” Investar expects to cause the shares of Investar common stock to be issued in the merger to be approved for listing on NASDAQ, subject to notice of issuance. See “Comparative Market Prices and Dividends.”
Restrictions on Resale of Investar Common Stock
The shares of Investar common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Investar for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Investar include individuals or entities that control, are controlled by, or are under common control with Investar and may include the executive officers, directors and significant shareholders of Investar.
Appraisal Rights in the Merger
The following discussion is not a complete description of the law relating to appraisal rights available under Louisiana law. This description is qualified in its entirety by the full text of the relevant provision of the LBCA, which is reprinted in its entirety as Annex C to this proxy statement/prospectus. If you desire to exercise your appraisal rights, you should review carefully the LBCA and are urged to consult a legal advisor before electing or attempting to exercise these rights.
Holders of the common stock of BOJ who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of BOJ common stock. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of Investar common stock or the cash consideration offered in the merger. Part 13 of the LBCA sets forth the rights of BOJ’s shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a holder of BOJ’s common stock in order to perfect appraisal rights under the LBCA. Shareholders who do not properly follow appraisal rights procedures will receive the merger consideration provided under the merger agreement if the merger is effected. A copy of Part 13 of the LBCA is attached as Annex C to this proxy statement/prospectus.
Requirements of appraisal rights
If a BOJ shareholder elects to exercise the right to demand appraisal, such shareholder must satisfy all of the following conditions:

•	The shareholder must be entitled to vote on the merger;

•
The shareholder must deliver to BOJ, before the vote on approval or disapproval of the merger agreement is taken, written notice of the shareholder’s intent to demand payment if the merger is effectuated. This notice must be in addition to and separate from any proxy or vote against the plan of merger. Neither voting against, abstaining from voting, nor failing to vote on the plan of merger will constitute a notice within the meaning of Part 13.

•
The shareholder must not vote, or cause or permit to be voted, any shares in favor of the plan of merger. A failure to vote will satisfy this requirement, as will a vote against the plan of merger, but a vote in favor of the plan of merger, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the plan of merger or contain a direction to abstain, will constitute a waiver of the shareholder’s appraisal rights.

If the requirements above are not satisfied and the merger becomes effective, a BOJ shareholder will not be entitled to payment for such shareholder’s shares under the provisions of Part 13.
Required notice to BOJ
Written notices of intent to demand payment should be addressed to BOJ Bancshares, Inc., 1542 Charter Street, Jackson, Louisiana 70748, Attention: Corporate Secretary. The notice should be executed by the holder of record of shares of BOJ’s common stock.
Appraisal notice from surviving corporation.
If the plan of merger becomes effective, the surviving corporation will be required to deliver a written appraisal notice and form to all shareholders who have satisfied the requirements described under the heading “—Requirements of appraisal rights,” above. The appraisal notice and form must be sent no earlier than the effective date of the merger and no later than ten days after such effective date. The appraisal notice must include:

•	A form requiring a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the merger.

•
A statement of where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the appraisal form described in the next sentence.

•
A statement of the date (referred to as the “demand deadline”) by which the surviving corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent. The form must also state that the shareholder will have waived the right to demand appraisal with respect to the shares unless the form is received by the surviving corporation by the specified date.

•	The surviving corporation’s estimate of the fair value of the shares.

•
A statement that, if requested in writing, the surviving corporation will provide to the shareholder so requesting, within ten days after the date the appraisal notice and form are sent, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

•	A statement of the date by which the notice to withdraw from the appraisal process must be received, which date must be within 20 days after the demand deadline.

•
A statement specifying the first date of any announcement to shareholders, made prior to the date the merger became effective, of the principal terms of the merger, and if such an announcement was made, the form must require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

•	A copy of Article 13 of the LBCA.
A shareholder who receives an appraisal notice from the surviving corporation must demand payment by signing and returning the appraisal form included with the notice and, in the case of certificated shares, deposit his or her share certificates in accordance with the terms of the appraisal notice. Shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows the surviving corporation to treat the shares as “after-acquired shares” subject to the surviving corporation’s authority to delay payment as described under the heading “After-acquired shares” below. Once a shareholder deposits his or her certificates or, in the case of uncertificated shares, returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A shareholder who does not sign and return the appraisal form and, in the case of certificated shares, fails to deposit the shares, is not entitled to payment under Part 13 of the LBCA.
A shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying BOJ in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a shareholder may only withdraw from the appraisal process with BOJ’s consent.
Surviving corporation’s payment to shareholders demanding appraisal
Within thirty days after the demand deadline, the surviving corporation from the merger is required to pay each shareholder the amount that the surviving corporation estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by the following:

•
BOJ’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any;

•	a statement of the surviving corporation’s estimate of the fair value of the shares, which must equal or exceed the estimate in the earlier-provided appraisal notice; and

•
a statement that the shareholder has the right to submit a final payment demand as described below and that, if the shareholder does not submit a final payment demand within the specified time frame the shareholder will: (i) lose the right to submit a final payment demand, (ii) be deemed to have accepted the provided payment in full satisfaction of the surviving corporation’s obligations under Part 13 of the LBCA.

Final payment demand by shareholders
A shareholder who is dissatisfied with the amount of the payment received from the surviving corporation may notify the surviving corporation in writing of such shareholder’s own estimate of the fair value of the shares and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by the surviving corporation. A shareholder who does not submit a final payment demand within thirty days after receiving payment from the surviving corporation is only entitled to the amount previously paid.
After-Acquired Shares
The surviving corporation may withhold payment with respect to any shares which a shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the merger were first announced. If the surviving corporation withholds payment, it must, within thirty days after the demand deadline, provide affected shareholders with BOJ’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any. The surviving corporation must also inform such shareholders that they may accept the surviving corporation’s estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand. Shareholders who wish to accept the offer must notify the surviving corporation of their acceptance within thirty days after receiving the offer. The surviving corporation must send payment to such shareholders within ten days after receiving their acceptance. Shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest. If a shareholder does not explicitly accept or reject the surviving corporation’s offer, the shareholder will be deemed to have accepted the offer. The surviving corporation must send payment to these shareholders within 40 days after sending the notice regarding withholding of payment.
Judicial appraisal of shares
If the surviving corporation does not pay the amount demanded pursuant to a shareholder’s final payment demand, it must commence a proceeding in the district court in East Baton Rouge Parish within 60 days after receiving the final demand. The purpose of the proceeding is to determine the fair value of the shares and the interest due. If the surviving corporation does not commence the proceeding within the 60-day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest.
All shareholders whose payment demands remain unsettled will be parties to the action. Each shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the surviving corporation to the shareholder for the shares.
The court will determine all court costs of the proceeding and will assess the costs against the surviving corporation, except that the court may assess costs against some or all of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable: (i) against the surviving corporation if the court finds that it did not comply with the statutes or (ii) against the surviving corporation or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against the surviving corporation, it may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.
If the surviving corporation fails to make a required payment to a shareholder under Part 13, the shareholder entitled to payment can commence an action against the surviving corporation directly for the amount owed and recover the expenses of that action. A shareholder’s right to enforce the surviving corporation’s payment obligation is preempted five years after the date that the corporation’s payment to the shareholder becomes due under Part 13.
If you do not follow the prescribed procedures, you will not be entitled to appraisal rights with respect to your shares. Because of the complexity of the procedures necessary to exercise appraisal rights, any shareholder wishing to exercise the right to appraisal should consult with his or her own legal counsel.
Regulatory Approvals Required for the Merger
The completion of the merger and the bank merger are subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Federal Reserve, the FDIC and the OFI. Subject to the terms of the merger agreement, both BOJ and Investar have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger and the bank merger.
On September 7, 2017, Investar filed an application with the Federal Reserve Bank of Atlanta to request the Federal Reserve’s approval under the BHC Act of the acquisition of control of BOJ as a result of the merger. In addition, the merger of Highlands Bank with and into Investar Bank requires the approval of the FDIC and the OFI. On September 7, 2017, Investar Bank and Highlands Bank filed the required application with the FDIC and the OFI. Although neither BOJ nor Investar knows of any reason why it cannot obtain these regulatory approvals in a timely manner, BOJ and Investar cannot be certain when or if they will be obtained.
The U.S. Department of Justice has between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While Investar and BOJ do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed transaction.
Investar and BOJ are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.
THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
Each of the boards of directors of Investar and BOJ has approved the merger agreement. Under the merger agreement, (i) BOJ will merge with and into the Merger Subsidiary, with the Merger Subsidiary continuing as the surviving corporation in the merger and as a wholly-owned subsidiary of Investar and (ii) immediately thereafter, the Merger Subsidiary will merge with and into Investar, with Investar being the surviving corporation. Immediately following the integrated mergers, Investar will cause Highlands Bank to merge with and into Investar Bank, with Investar Bank surviving the bank merger.
Prior to the effective time, Investar may elect to modify the method or structure of effecting the combination of BOJ and Investar, so long as (i) there are no material adverse federal income tax consequences to the shareholders of BOJ as a result of such modification, (ii) the consideration to be paid to BOJ shareholders is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals.
Merger Consideration
If the merger is completed, all outstanding shares of BOJ common stock (other than shares of BOJ common stock held by dissenting shareholders) will be converted into the right to receive the aggregate merger consideration which consists of 799,559 shares of Investar common stock and $3,950,000 in cash, subject to possible adjustments to the aggregate merger consideration under certain circumstances as described below. Each share of BOJ common stock (other than shares of BOJ common stock held by any dissenting shareholder) will be entitled to receive a portion of the aggregate merger consideration equal to (i) the per share cash consideration and (ii) the per share stock consideration. There are anticipated to be 33,693 issued and outstanding shares of BOJ common stock immediately prior to the effective time. Investar will not issue any fractional shares of Investar common stock in the merger, as described in more detail below.
As a result of the foregoing and assuming no adjustments to the aggregate merger consideration, based on the number of shares of Investar common stock and BOJ common stock outstanding as of October 6, 2017, the last date before the initial filing of this proxy statement/prospectus for which it was practicable to obtain this information, approximately 92% of outstanding Investar common stock following the merger will be held by shareholders who were holders of Investar common stock immediately prior to the effectiveness of the merger and approximately 8% of outstanding Investar common stock will be held by shareholders who were holders of BOJ common stock immediately prior to the effectiveness of the merger.
The value of the aggregate merger consideration will fluctuate within a range between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Investar common stock. Increases in the market price of Investar common stock of up to $26.11 per share, and decreases of down to $20.43 per share after the date of this proxy statement/prospectus will change the value of the shares of Investar common stock that BOJ shareholders will be entitled to receive. Consequently, you will not know the exact per share merger consideration to be paid to BOJ shareholders as a result of the merger when you vote at the special meeting.
The table below sets forth the implied value of the per share merger consideration based on the closing price of Investar common stock as quoted by NASDAQ on the specified dates assuming 33,693 issued and outstanding shares of BOJ common stock:

Date	Closing price of Investar common stock	Implied value of per share stock consideration	Per share cash consideration	Implied value of per share merger consideration(4)	Aggregate stock consideration	Aggregate cash consideration	Aggregate merger consideration(4)
August 4, 2017(1)	$22.65	$537.50	$117.24	$654.74	$18,110,011	$3,950,000	$22,060,011
October 6, 2017(2)	$23.90	$567.16	$117.24	$684.40	$19,109,460	$3,950,000	$23,059,460
[ ], 2017(3)	$[ ]	$[ ]	$117.24	$[ ]	$[ ]	$3,950,000	$[ ]
______________________________

(1)	The last trading day before public announcement of the merger.

(2)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.

(3)	The latest practicable trading day before the printing of this proxy statement/prospectus.

(4)
Assumes there is no downward adjustment to the aggregate merger consideration based upon BOJ’s adjusted tangible shareholders’ equity. For a discussion of the possible adjustments to the aggregate merger consideration, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”

Adjustments to Merger Consideration
The aggregate merger consideration is subject to a dollar-for-dollar downward adjustment to the extent that BOJ’s adjusted tangible shareholders’ equity is less than $16.5 million as of a date, to be determined by BOJ, that is within ten days prior to the closing of the merger. The adjusted tangible shareholders’ equity of BOJ will be calculated as the sum of BOJ’s capital stock, surplus and undivided profits, on a consolidated basis, excluding any goodwill and unrealized gains or losses on available-for-sale securities. In addition, for purposes of calculating BOJ’s adjusted tangible shareholders’ equity, BOJ’s merger costs must have been paid or accrued and accounted for as a reduction of BOJ’s equity capital. Under the terms of the merger agreement, BOJ’s merger costs include:

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the amount of all costs and expenses related to the merger, the bank merger, the merger agreement and the transactions contemplated thereby (including, without limitation, any professional fees) which are payable by BOJ or any of its subsidiaries;

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the amount of any fees and commissions payable by BOJ or any of its subsidiaries to any broker, finder, financial advisor or investment banking firm in connection with the merger agreement and the transactions contemplated by the merger agreement;

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the amount of the accrual through the closing date in accordance with GAAP of any future benefit payments due by the BOJ or Highlands Bank under any salary continuation, deferred compensation or other similar agreements of BOJ or Highlands Bank;

•	the amount of any cost to fully fund and liquidate any employee plan of the BOJ or Highlands Bank and to pay all related expenses and fees to the extent such termination is requested by Investar;

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the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation, or other similar arrangement, or severance, noncompetition, retention or bonus arrangement between the BOJ, Highlands Bank and any other person; and

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the amount of the all contract termination fees, penalty or liquidated damages associated with the termination of BOJ’s or Highlands Bank’s contracts with any third-party service provider, including without limitations, the amount of any contract termination fees, penalty or liquidated damages associated with the termination of BOJ’s or Highlands Bank’s contracts with any third-party provider of electronic banking and data processing services prior to or following the closing date or any migration fees associated with any such contracts.

Under the terms of the merger agreement, Investar will pay, and the BOJ’s adjusted tangible shareholders’ equity will not be reduced for: (i) the cost of tail insurance premiums for the past acts and extended reporting period insurance coverage under BOJ’s current directors’ and officers’ insurance policy (or comparable coverage) for a period of six (6) years following the closing date; and (ii) the cost of any post-closing utilization by Investar or Investar Bank of BOJ’s or its subsidiaries’ data processing agreement(s) and conversion costs related to the migration or conversion of data processing systems from Highlands Bank to Investar Bank.
As of [       ], 2017, the most recent practicable date before the printing of this proxy statement/prospectus, BOJ estimates that BOJ’s adjusted tangible shareholders’ equity as of the closing of the merger will be $16,500,000 or greater, resulting in no downward adjustment to the aggregate merger consideration with respect to BOJ’s adjusted tangible shareholders’ equity.
The merger agreement also includes two collar mechanisms that could result in a modification to the number of shares of Investar common stock to be issued as consideration in the transaction. First, the exchange ratio will be reduced and fewer shares of Investar common stock will be issued in the merger if the Average Closing Price of Investar common stock for the ten consecutive trading days prior to, but not including, the closing date is greater than $26.11, which equals approximately 115% of the Threshold Price of $22.70. Second, the exchange ratio will be increased and more shares of Investar common stock will be issued in the transaction if the Average Closing Price is less than $20.43, which is equivalent to 90% of the Threshold Price of $22.70. As a result of these collar mechanisms, the implied value of the aggregate merger consideration will not fluctuate above $24,826,485, or below $20,284,990 due to changes in the market price of Investar common stock. The parties will not be obligated to consummate the merger if the Average Closing Price is not greater than $19.50.
Fractional Shares
Investar will not issue any fractional shares of Investar common stock in the merger. BOJ shareholders who would otherwise be entitled to a fraction of a share of Investar common stock upon the completion of the merger will instead be entitled to receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying (i) $22.70, subject to the adjustments described above; and (ii) the fraction of a share of Investar common stock which such shareholder would otherwise be entitled to receive.

Governing Documents; Directors and Officers; Governance Matters
At the effective time, the articles of incorporation and bylaws of Merger Subsidiary in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation after completion of the merger, until thereafter amended in accordance with applicable law. The directors of Merger Subsidiary immediately prior to the effective time shall be the initial directors of the surviving corporation and will hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of Merger Subsidiary immediately prior to the effective time will be the initial officers of the surviving corporation, each to hold office until the earlier of their death, resignation or removal in accordance with the surviving corporation’s articles of incorporation and bylaws. None of the current directors of BOJ or Highlands Bank will continue as a members of the board of directors of Investar or Investar Bank following completion of the merger.
Treatment of BOJ Stock Options
The merger agreement requires the BOJ Board, which administers the BOJ Stock Option Plan, to accelerate the time in which all outstanding options to purchase shares of BOJ common stock may be exercised in accordance with the applicable provisions of the BOJ Stock Option Plan to a date that is no later than fifteen (15) days prior to the closing date. All BOJ options that are not exercised or surrendered prior to the closing date will be terminated as of the effective time for the merger. Investar will not assume, and will not pay any merger consideration, in exchange for any options to purchase shares of BOJ common stock. No holder of any unexpired and unexercised options to purchase shares of BOJ common stock will have any right thereunder to acquire any equity securities of BOJ or Investar, or any right to payment in respect of any such securities of BOJ except for payment of the allocable portion of the aggregate merger consideration with respect to the shares of BOJ common stock into which such options are exercised prior to the effective time.
Treatment of the BOJ Benefit Plans and Certain Employment Agreements
To the extent requested by Investar, BOJ or its appropriate subsidiary will execute and deliver such instruments and take such other actions as Investar may reasonably require to cause the freeze, amendment or termination of any BOJ employee plan in accordance with the terms thereof and in accordance with applicable law, to be effective as of the effective date.
In connection with the merger, one of the two trustees of the BOJ ESOP will change from Heather Spillman to Thomas Aldrich, and Michael L. Creed will continue as the other trustee. While the majority of shares of BOJ common stock under the BOJ ESOP are allocated to participants, the BOJ ESOP also holds unallocated shares of BOJ common stock. These unallocated shares of BOJ common stock will also receive compensation in the form of the merger consideration on the same basis as other outstanding shares of BOJ common stock. On the effective date of the merger, the trustees of the BOJ ESOP will be directed to distribute to participants in the BOJ ESOP all merger consideration received in exchange for the unallocated shares of BOJ common stock. All such merger consideration, which will be partially in cash and partially in the form of Investar common stock, will be distributed to all participants in the BOJ ESOP as of the merger effective date on a pro rata basis based on each participant’s compensation (as defined in the BOJ ESOP) as of the merger date.
In addition, following the effective date of the merger, each participant in the BOJ ESOP will be permitted, at any time, to request the liquidation of up to 100% of the fair market value of the participant’s accounts under the ESOP portion of the BOJ ESOP and the reinvestment of such liquidation proceeds among the investment alternatives available under the profit sharing portion of the BOJ ESOP.
The merger agreement requires that the BOJ ESOP be terminated immediately prior to the effective time of the merger. BOJ will, following the effective date of the merger, file an application with the IRS for a determination letter in connection with the termination of the BOJ ESOP. Following the receipt of a favorable determination letter from the IRS regarding the qualified status of the BOJ ESOP upon its termination, all account balances in the BOJ ESOP will be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account, as directed by the applicable participant or beneficiary or as otherwise provided for in the plan documents for the BOJ ESOP.
In addition to termination of the BOJ ESOP, BOJ will take all necessary actions to ensure that all employment agreements to which BOJ is a party will be terminated upon closing and all amounts owed in connection therewith will be paid or accrued prior for purposes of calculating BOJ’s adjusted tangible shareholders’ equity under the terms of the merger agreement. Such payments are described further under the heading “The Merger-Interests of BOJ’s Directors and Executive Officers in the Merger.”
Closing and Effective Time
The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “—Conditions to Complete the Merger.”
The merger will become effective at the date and time specified in the related certificates of merger issued by the Louisiana Secretary of State. The closing of the merger will occur on a date to be determined by BOJ and Investar, that is no later than 15 business days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of all mandatory waiting periods, unless extended by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the fourth quarter of 2017, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither BOJ nor Investar can guarantee when or if the merger will be completed.
Conversion of Shares; Exchange of Certificates
The conversion of BOJ common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent will exchange certificates representing shares of BOJ common stock for the merger consideration to be received pursuant to the terms of the merger agreement.
Letter of Transmittal
As soon as practicable after the effective time the exchange agent will mail to each holder of record of BOJ common stock as of the effective time a letter of transmittal and instructions on how to surrender shares of BOJ common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.
If a certificate for BOJ common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Investar or the exchange agent, the posting of a bond in an amount as Investar may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.
After the effective time, there will be no further transfers on the stock transfer books of BOJ of shares of BOJ common stock that were issued and outstanding immediately prior to the effective time, other than to settle transfers of BOJ common stock that occurred prior to the effective time.
Withholding
The exchange agent will be entitled to deduct and withhold from the merger consideration and any other cash amounts otherwise payable pursuant to the merger agreement to any holder of BOJ common stock (including with respect to any shares of dissenting shareholders) such amounts as the exchange agent or Investar, as the case may be, is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions
No dividends or other distributions declared with respect to Investar common stock will be paid to the holder of any unsurrendered certificates of BOJ common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Investar common stock which the shares of BOJ common stock represented by such certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Investar and BOJ, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Investar and BOJ rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Investar, BOJ or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Investar or BOJ. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
The merger agreement contains customary representations and warranties of each of Investar and BOJ relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.
In the merger agreement, BOJ has made representations and warranties on behalf of it and Highlands Bank to Investar. The more significant of these relate to (among other things):

•	organization, existence, and corporate power and authority;

•	capitalization;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the merger agreement and applicable law, various documents, contracts and agreements;

•	he consents or approvals of or filings or registrations with any governmental authority or third party necessary in connection with the consummation of the merger;

•	compliance with applicable laws and regulatory filings;

•	the accuracy and fair presentation of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	ownership of real property and leased real property;

•	ownership of personal property;

•	the absence of certain changes and events;

•	the existence, performance and legal effect of certain contracts and commitments;

•	compliance with tax laws, payment of taxes and filing of tax returns;

•	the adequacy and efficacy of fidelity bonds and insurance policies;

•	the absence of any material adverse change;

•	ownership of intellectual property rights and the absence of actions for the infringement of intellectual property;

•	ownership of investments such as securities, including municipal bonds;

•	the existence of certain loan agreements and related matters;

•	its loan portfolio and reserve for loan losses;

•	employment relations;

•	compliance with environmental laws;

•	actions taken by regulatory authorities and its ability to receive requited regulatory approval;

•	the sufficiency of accounting controls;

•	the accuracy and completeness of books and records;

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the absence of participation in the trust business, such as not being appointed to serve in a fiduciary or representative capacity in respect of any trusts, executorships, administrations, guardianships, conservatorships, or other fiduciary representative capacity;

•	compensation and the operation of all employee benefit plans in accordance with applicable law;

•	deposit accounts and the absence of “brokered” deposits;

•	the absence of derivative contracts;

•	brokers’, finders’ and financial advisors’ fees;

•	the outstanding subordinated debentures;

•	the lack of knowledge of any plan or intention on the part of any stockholder of BOJ to make written demand for payment of the fair value of such holder’s shares of BOJ stock; and

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the receipt, prior to the execution of the merger agreement, of a fairness opinion from National Capital, stating that the aggregate merger consideration to be received by the stockholders of BOJ pursuant to the merger agreement is fair, from a financial point of view, to such stockholders.

In the merger agreement, Investar has made representations and warranties on behalf of it and Investar Bank to BOJ. The more significant of these relate to (among other things):

•	organization, existence, and corporate power and authority;

•	capitalization;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the merger agreement and applicable law, various documents, contracts and agreements;

•	the consents or approvals of or filings or registrations with any governmental authority or third party necessary in connection with the consummation of the merger;

•	compliance with applicable laws and regulatory filings;

•	the accuracy and fair presentation of their financial statements and reports;

•	the absence of certain changes and events;

•	employment relations;

•	compliance with SEC filing requirements;

•	ability to pay the cash portion of the aggregate merger consideration; and

•	completeness of its watch list of loans.
All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the closing of the merger.
Certain representations and warranties of Investar and BOJ are qualified as to “materiality” or “material adverse change.” For purposes of the merger agreement, a “material adverse change,” when used in reference to either BOJ, Investar or the surviving corporation, means any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, management, business, or results of operations of such party and its subsidiaries, taken as a whole, or the ability of such party to timely perform its obligations under the merger agreement, except for any such effects resulting from: (i) changes in general economic or political conditions or the securities or financial markets in general; (ii) acts of terrorism, war (whether or not declared) or armed conflicts; (iii) changes in GAAP or regulatory accounting principles; (iv) changes occurring generally in the banking industry; (v) any action taken by a party in accordance with the merger agreement or the transactions contemplated by the merger agreement (or the announcement thereof to third parties or the public in accordance with the terms of the merger agreement) or as required by law; or (vi) changes in laws after the date of the merger agreement; provided, in the case of clauses (i), (ii), (iii), (iv) or (vi), except to the extent that any such change has had, or is reasonably likely to have, a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other entities in the banking industry in Louisiana.

Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger
From the date of the merger agreement until the effective time of the merger, except with the prior written consent of the other, BOJ has agreed with respect to all of the following, and Investar has agreed with respect to the first item of the following, that it will, and will cause its respective subsidiaries to, use commercially reasonable efforts to:

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conduct business in the ordinary and usual course and use commercially reasonable efforts to preserve intact its organization and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, employees and business associates;

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extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with applicable Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

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use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;

•	comply in all material respects with all legal requirements applicable to it, unless noncompliance could not reasonably be expected to result in a material adverse change with respect to such party;

•	timely file all tax returns required to be filed by it and promptly pay all taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

•	withhold from each payment made to each of its employees the amount of all taxes required to be withheld and pay the same to the proper governmental authorities;

•	perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute;

•	account for all transactions and prepare all BOJ financial statements and BOJ Call Reports in accordance with GAAP or regulatory accounting principles, as applicable;

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maintain in full force and effect all insurance policies now in effect or related renewals and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and

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timely file all reports required to be filed with all governmental authorities and observe and conform to all applicable legal requirements, except those being contested in good faith by appropriate proceedings.

From the date of the merger agreement and until the effective time of the merger, except (i) as expressly contemplated by the merger agreement (ii) as required by applicable law, or (ii) without the prior written consent of the other party, BOJ has agreed with respect to all of the following, and Investar has agreed with respect to the first, third and tenth items of the following, that it will not, and will cause its respective subsidiaries not to:

•	enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;

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issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock or permit new shares of its stock to become subject to new grants, other than upon the exercise of the outstanding options to purchase shares of BOJ common stock prior to the closing, provided, however, that the foregoing shall not prevent Investar from entering into any commitment or agreement to acquire or consolidate with another financial institution or its holding company wherein a portion of the offered purchase or merger consideration to be paid by Investar is in the form of shares of Investar’s capital stock;

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make, declare, or pay any dividend on shares of its stock (other than any dividends from its wholly-owned subsidiaries to it or another of its wholly-owned subsidiaries) in an amount that would cause the adjusted tangible shareholders’ equity of BOJ to fall below $16,500,000;

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adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);

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sell, transfer, mortgage, encumber or otherwise dispose any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business and that are not material;

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acquire (subject to limited exceptions) all or any portion of the assets, deposits, business or properties of any other entity, except in the ordinary course of business consistent with past practices in a transaction that will not create a material risk of delaying the merger or preventing regulatory approval;

•	amend its articles of incorporation, bylaws or other similar governing documents;

•	implement or make any change in accounting methods, principles and policies, except as may be required by GAAP or regulatory accounting principles;

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knowingly take or omit to take any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368 of the Code or that is reasonably likely to result in any of the conditions to the consummation of the merger not being satisfied;

•	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices;

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except for pay increases in the ordinary course of business consistent with past practice to non-executive officer employees, make any change in the rate of compensation, commission, bonus or other remuneration payable, or pay or agree to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents;

•	enter into any employment or consulting contract with any director, officer or employee;

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adopt or amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan, any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law;

•	settle any proceeding involving the payment by it of monetary damages in excess of $50,000 in the aggregate or imposing a restriction on its operations;

•	enter into, amend, renew or terminate certain types of agreements;

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mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

•	make any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

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sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

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sell (other than for payment at maturity) or purchase any investment other than: (a) U.S. Treasury or U.S. Government Agency security; or (b) any other security with a duration of one (1) year or less and a AAA rating by at least on nationally recognized ratings agency;

•	except with respect to loans that are (i) current and (ii) whose borrowers are in good standing, renew, extend the maturity of, or alter any loan;

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except for loans up to $1,000,000 in original principal amount, or such higher amount as may be mutually agreeable to the parties, make a new loan in excess of $1 million without Investar’s consent, which consent Investar will be deemed to have given, unless it objects to the loan within three business days of receiving a notice from BOJ (the date of the notice being the first day) identifying the proposed borrower, the loan amount, and the material loan terms;

•
make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any loan to a borrower or to a known related interest of a borrower who has a loan with Highlands Bank that is classified as “substandard”;

•	enter into any acquisitions or leases of immovable property, including new leases and lease extensions; or

•	agree to do any of the foregoing.
For a complete description of such restrictions on the conduct of the business of BOJ, we refer you to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.
Regulatory Matters
Investar and BOJ have agreed to use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement. Investar and BOJ have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.
Additional Agreements
In addition to the agreements described above, each party agreed in the merger agreement to take certain other actions, including but not limited to:

•
each party agreed to use commercially reasonable efforts to take all actions to permit consummation of merger transactions as promptly as practicable, and each party agreed to cooperate fully with, and furnish information to, the other party to that end;

•
ach party agreed to promptly notify the other party in writing of any legal proceedings pending or, to the knowledge of such party, threatened against any party or any of its subsidiaries that might question the validity of the merger agreement or that seeks to enjoin or otherwise restrain the merger transactions;

•
Investar agreed that it will file with the SEC a Registration Statement on Form S-4 to register the shares of Investar common stock that are to be issued to shareholders of BOJ in the merger and will file all documents required to have such shares included for listing on NASDAQ;

•
BOJ agreed that it would submit the merger agreement to its shareholders for approval, call a meeting of its shareholders as promptly as practicable after the Investar’s registration on Form S-4 becomes effective and generally use its commercially reasonable efforts to obtain the necessary approvals of the merger agreement and the merger by its shareholders;

•
Investar and BOJ agreed to jointly prepare this proxy statement/prospectus to be submitted to the shareholders of BOJ in connection with its special shareholders’ meeting that is to be held for the purpose of approving the merger agreement and the merger transactions;

•
Investar and BOJ agreed to cooperate and furnish to the other all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of this proxy statement/prospectus, the registration statement on S-4, or any other filing, notice or application to be made or filed in connection with the merger agreement and the merger transactions and that such information would be true and correct;

•
Investar and BOJ agreed to use their commercially reasonable efforts and to cooperate with each other in obtaining all consents, approvals, waivers or similar authorizations that are required in connection with the merger agreement and the merger transactions;

•
each party agreed that it will not issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the merger agreement without the consent of the other party except as required by applicable law;

•
each party has agreed that, as soon as practicable after they become available, it will deliver or make available to the other party all unaudited monthly and quarterly financial information prepared for the internal use of management of such party and all Consolidated Reports of Condition and Income filed with respect to Investar Bank and Highlands Bank, as applicable;

•
BOJ agreed to execute and deliver such instruments and take such actions as Investar reasonably requests to cause the freeze, amendment or termination of any of BOJ’s employee benefit plans and Investar agreed that the employees of BOJ and its subsidiaries who continue their employment after the closing of the merger will be entitled to either (i) continue participation in any continuing BOJ Plans or (ii) participate as newly hired employees in the employee benefit plans and programs maintained for employees of Investar or Investar Bank, such employees will be entitled to credit for prior service with BOJ, and Investar will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, to the extent allowed by Investar’s plans and applicable law and subject to the provisions set forth in the merger agreement;

•
BOJ has agreed to cooperate with Investar and take all necessary actions to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the merger occurs, be terminated on such date(s) as may be requested by Investar;

•
BOJ has agreed to make such accounting entries consistent with GAAP as Investar may reasonably request in order to conform the accounting records of BOJ to the accounting policies and practices of Investar and Investar Bank;

•
Investar has agreed that all rights to indemnification and all limitations of liability existing in favor of any director or officer of BOJ or Highlands Bank, determined as of the effective time of the merger, as provided in BOJ’s or Highlands Bank’s constituent documents (including, without limitation, the right to the advancement of expenses, if so provided), in each case as of the date of the merger agreement, with respect to matters occurring on or prior to the effective time of the merger will survive the merger and continue in full force and effect, without any amendment thereto, for a period of six years.

•
Investar has agreed to pay for tail insurance premiums for the past acts and extended reporting period insurance coverage under BOJ’s current directors’ and officers’ insurance policy (or comparable coverage) for a period of six years following the merger; and

•	BOJ has agreed to accelerate the time that all outstanding stock option awards may be exercised to a date no later than fifteen days prior to the closing of the merger transactions.
For a complete description of all agreements of Investar and BOJ in connection with the merger, we refer you to the merger agreement, which is attached Annex A to this proxy statement/prospectus.
Agreement Not to Solicit Other Offers
BOJ agreed that neither it, any of its subsidiaries, nor any of their respective directors, executive officers (as defined in the merger agreement), agents or representatives will directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other person with respect to any acquisition proposal.
If BOJ or any of its representatives receives an unsolicited bona fide acquisition proposal before the BOJ shareholders have approved the merger agreement that the BOJ Board has:

•
determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or is reasonably expected to result in a superior proposal;

•
determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause or is reasonably likely to cause it to violate its fiduciary duties under applicable law; and

•	obtained from such person or entity an executed confidentiality agreement, then BOJ or its representatives may furnish information to and enter into discussions and negotiations with such other party.
BOJ has agreed to notify Investar in writing within two (2) business days after receipt of any unsolicited acquisition proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such acquisition proposal.
Conditions to Complete the Merger
The completion of the merger transactions depends on a number of conditions being satisfied. These include, among others:

•	approval of the merger agreement by the shareholders of BOJ;

•
receipt of all required governmental approvals of the merger in a manner that does not impose any non-standard conditions, restrictions or requirements that, individually or in the aggregate, would result in, or be reasonably likely to materially and adversely diminish the economic benefit of the merger to Investar;

•	receipt of the opinions of counsel to Investar to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code;

•	registration of the shares of Investar common stock to be issued to shareholders of BOJ with the SEC and the listing of such shares on NASDAQ;

•	accuracy of each party’s representations and warranties contained in the merger agreement as of the closing date of the merger in all material respects;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the merger agreement;

•	receipt of all required consents, approvals, waivers and other assurances from non-governmental third parties;

•	holders of no more than 10% of the issued and outstanding BOJ stock having demanded or being entitled to exercise appraisal rights under the LBCA;

•	all outstanding options to purchase shares of BOJ common stock shall have been exercised or terminated;

•	BOJ having adjusted tangible shareholders’ equity, determined as required by the merger agreement, of at least $16,000,000 as of the closing of the merger; and

•	the Average Closing Price of Investar’s common stock being greater than $19.50.
Additionally, the parties’ decision to enter into the merger agreement was conditioned upon the execution of the following agreements, all of which have been executed:

•	non-competition agreements by each director of BOJ, which will become effective upon consummation of the merger transactions; and

•
release agreements by each director and executive officer of BOJ or Highlands Bank, to be effective upon consummation of the merger, releasing BOJ and Highlands Bank from any claims of such director or officer, subject to certain limited exceptions.

Any condition to the completion of the merger may be waived in writing by the party to the merger agreement entitled to the benefit of such condition. A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, as long as permitted by law. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement
Investar and BOJ can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either Investar or BOJ may decide, without the consent of the other, to terminate the merger agreement if:

•
the merger has not been completed by May 31, 2018 (or such later date as Investar and BOJ may agree) unless the failure to complete the merger by that time is due to a breach of a representation or warranty or failure to comply with an obligation in the merger agreement by the party that seeks to terminate the merger agreement;

•
the merger of BOJ into Investar or the merger of Highlands Bank into Investar Bank is not approved by the appropriate regulatory authorities, or if Investar or BOJ reasonably determine that there is a substantial likelihood that any such approval will not be obtained or will be obtained only upon conditions that make it inadvisable to proceed with the merger;

•
the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within 30 days after the terminating party gives written notice of such failure to the breaching party; or

•	BOJ shareholders fail to approve the merger agreement.
BOJ may also terminate the merger agreement, without the consent of Investar, if the board of directors of BOJ receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would cause the board of directors to violate its fiduciary duties under applicable law. However, Investar has the right to adjust the terms and conditions of the merger agreement so that the superior proposal no longer constitutes a superior proposal.
Investar may also terminate the merger agreement if BOJ has breached its non-solicitation obligations contained in the merger agreement in a manner adverse to Investar, the board of BOJ resolves to accept a competing acquisition proposal or the board of BOJ changes its recommendation regarding the merger.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (i) each of Investar and BOJ will remain liable for any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.
Termination Fee
BOJ will pay Investar a termination fee if the merger agreement is terminated in the following circumstances:

•
In the event the merger agreement is terminated by Investar because the merger has not been completed prior to May 31, 2018, if, at the time of termination (i) the special meeting has not occurred, (ii) there has been an acquisition proposal at any time prior to the termination of the merger agreement, and (iii) within twelve months after the date of such termination, BOJ enters into a definitive agreement with the party or parties that made any acquisition proposal, then BOJ will, on the date it enters into the definitive agreement with respect to such acquisition proposal, pay Investar a termination fee equal to $890,000 (the “termination fee”) plus up to $250,000 of the amount of Investar’s expenses in connection with the merger.

•
In the event that the merger agreement is terminated by Investar based on the BOJ Board having (i) determined to accept a superior proposal, as such term is defined in the merger agreement, (ii) recommended or endorsed an acquisition proposal, or (iii) materially breached certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its shareholders and recommending that they adopt the merger agreement, in any material respect, then BOJ will pay Investar the termination fee plus up to $250,000 of the amount of Investar’s expenses in connection with the merger.

•
In the event that the merger agreement is terminated by BOJ because, prior to the adoption of the merger agreement by the BOJ shareholders by requisite shareholder vote, BOJ has received an acquisition proposal that it deems to be a Superior Proposal (as defined in the merger agreement) and has complied with its obligations under the merger agreement with respect to such Superior Proposal, then BOJ will pay Investar the termination fee plus up to $250,000 of the amount of Investar’s expenses in connection with the merger.

Expenses and Fees
Except as described above or as expressly contemplated by the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.

Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by Investar and BOJ, by action taken or authorized by their respective boards of directors, at any time. Except as prohibited by law, Investar and BOJ may amend, extend, waive any inaccuracy, or waive compliance with the merger agreement only by if such modification is in writing and signed by both parties. However, approval of BOJ’s shareholders is required for any modification or amendment to the merger agreement that changes the amount or kind of consideration that BOJ shareholders will receive for their shares of the BOJ common stock, or for any modification that would adversely affect BOJ’s shareholders.
BOJ Director Non-Competition and Voting Agreements
BOJ Non-Competition and Confidentiality Agreements
Investar has entered into Non-Competition and Confidentiality Agreements (“Non-Competition Agreements”) with all of the directors of BOJ. The Non-Competition Agreements will become effective only upon the consummation of the merger. Pursuant to the Non-Competition Agreements, BOJ’s directors agreed, as of the effective time of the merger, not to make any unauthorized disclosure, directly or indirectly, of any confidential and/or proprietary information and/or trade secrets of Investar, Investar Bank, BOJ or Highlands Bank. Those directors have also agreed, as of the effective time of the merger and for a period of two (2) years following consummation, to be bound by certain non-solicitation and non-competition provisions, which are customary in similar arrangements with directors of financial institutions.
The foregoing description of the Non-Competition Agreements is subject to, and is qualified in its entirety by reference to, the Non-Competition Agreements, a form of which is attached to this proxy statement/prospectus as Exhibit C to the merger agreement, which is attached hereto as Annex A and is incorporated by reference into this proxy statement/prospectus.
BOJ Voting Agreement
Contemporaneously with the execution of the merger agreement, the directors and executive officers of BOJ and Highlands Bank, who together own more than 40% of the outstanding common stock of BOJ, have entered into a voting agreement (the “Voting Agreement”), pursuant to which they have agreed, (i) to vote in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby at a BOJ shareholder meeting; and (ii) that they will not invite any acquisition proposal (as defined in the merger agreement) or communicate with any person that has made or is considering an acquisition proposal. The Voting Agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the effective time.
The foregoing description of the BOJ voting agreement is subject to, and qualified in its entirety by reference to, the Voting Agreement, a form of which is attached to this proxy statement/prospectus as Exhibit B to the merger agreement, which is attached hereto as Annex A and is incorporated by reference into this proxy statement/prospectus.
ACCOUNTING TREATMENT
The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Investar (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATED MERGERS
The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of BOJ common stock that exchange their shares of BOJ common stock for shares of Investar common stock and cash in the integrated mergers. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those U.S. holders of BOJ common stock that hold their shares of BOJ common stock as a “capital asset” within the meaning of Section 1221 of the Code. Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances or to a holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a holder that is:

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	a holder of BOJ common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of BOJ common stock that received BOJ common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of BOJ common stock that has a functional currency other than the U.S. dollar;

•	a holder of BOJ common stock that holds BOJ common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder; or

•	a U.S. expatriate or certain former citizens or long-term residents of the United States.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BOJ common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
Determining the actual tax consequences of the integrated mergers to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the integrated mergers in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
Tax Consequences of the Integrated Mergers Generally
In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Fenimore, Kay, Harrison & Ford LLP has rendered its tax opinion to Investar and BOJ addressing the U.S. federal income tax consequences of the integrated mergers as described below. In rendering its tax opinion, counsel relied upon representations and covenants, including those contained in certificates of officers of Investar and BOJ, reasonably satisfactory in form and substance to such counsel. The opinion represents counsel’s best legal judgment, but has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. Investar has not requested nor does it intend to request a ruling from the Internal Revenue Service as to the tax consequences of the integrated mergers, and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein. A copy of the tax opinion is attached as Exhibit 8.1 to the registration statement on Form S-4, of which this proxy statement/prospectus forms a part.
The obligations of the parties to complete the integrated mergers are conditioned on, among other things, the receipt by Investar and BOJ of an updated opinion from Fenimore, Kay, Harrison & Ford LLP, dated the closing date of the merger, that for U.S. federal income tax purposes the integrated mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of the updated opinion may be waived by both Investar and BOJ. Neither Investar nor BOJ currently intends to waive the conditions related to the receipt of the updated opinion. The determination by tax counsel as to whether the integrated mergers will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.
U.S. Holders that Receive a Combination of Investar Common Stock and Cash
If a U.S. holder’s adjusted tax basis in the BOJ common stock surrendered is less than the sum of the fair market value of the shares of Investar common stock plus the amount of cash received by the U.S. holder, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash plus the fair market value of the Investar common stock received, minus the adjusted tax basis of the BOJ shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder. However, if a U.S. holder’s adjusted tax basis in the BOJ shares surrendered is greater than the sum of the amount of cash and the fair market value of the Investar common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes.
If a U.S. holder of BOJ shares acquired different blocks of BOJ shares at different times or different prices, the U.S. holder should consult the U.S. holder’s tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the BOJ shares surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns Investar common stock other than Investar common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income. Such U.S. holders should consult their tax advisors regarding the application of such tests.
The aggregate tax basis of the Investar common stock received by a U.S. holder that exchanges its BOJ shares for a combination of Investar common stock and cash as a result of the merger generally will be the same as the aggregate tax basis of the BOJ shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange and increased the amount of any gain recognized upon the exchange. The holding period of the Investar common stock received (including any fractional share deemed received and redeemed) will include the holding period of the BOJ shares surrendered. A U.S. holder receiving a combination of Investar common stock and cash should consult its own tax advisor regarding the manner in which tax basis of the BOJ shares surrendered should be allocated among the cash and Investar common stock received and the manner in which the above rules would apply in the holder’s particular circumstance.
U.S. Holders that Receive Solely Cash due to Exercise of Appraisal Rights
Upon the proper exercise of appraisal rights, the exchange of BOJ shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the BOJ shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the BOJ shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns Investar common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. Such U.S. holders should consult their tax advisors regarding the application of such tests.
Cash Instead of a Fractional Share
If a U.S. holder receives cash in lieu of a fractional share of Investar common stock, the U.S. holder will be treated as having received a fractional share of Investar common stock pursuant to the merger and then as having exchanged the fractional share of Investar common stock for cash in a redemption by Investar. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the fractional share of Investar common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the BOJ common stock surrendered therefor) exceeds one year.
Material U.S. Federal Income Tax Consequences if the Integrated Mergers Fail to Qualify as a Reorganization
If the integrated mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of BOJ common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Investar common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger plus (b) its adjusted tax basis in the shares of BOJ common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of BOJ common stock exchanged in the merger.
Backup Withholding
If a U.S. holder is a non-corporate holder of BOJ common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•
furnishes a correct taxpayer identification number, certifying that it is not subject to backup withholding on IRS Form W-9 or substitute form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if the U.S. holder timely furnishes the required information to the Internal Revenue Service.
Certain Reporting Requirements
If a U.S. holder that receives Investar common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the BOJ common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any BOJ shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of BOJ or (z) owned BOJ securities with a tax basis of $1.0 million or more.
This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of BOJ common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
INVESTAR SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of October 6, 2017, Investar had approximately 1,318 shareholders of record. The following table sets forth information regarding the beneficial ownership of Investar’s common stock as of October 6, 2017, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act), known to Investar to be the beneficial owner of 5% or more of its outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock outstanding as of October 6, 2017, which was 8,708,809 shares.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
FJ Capital Management LLC 1313 Dolley Madison Boulevard, Suite 306 McLean, VA 22101	611,938	(1)	7.0%
EJF Capital LLC 2107 Wilson Boulevard, Suite 410 Arlington, VA 22201	547,485	(2)	6.3%
Endeavour Capital Advisors Inc. 410 Greenwich Avenue Greenwich, CT 06830	521,270	(3)	6.0%
Charles J. Moore and Associates 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	446,734	(4)	5.1%
______________________________

(1)
The amount shown in the table above and the following information are based on a Schedule 13G/A filed with the SEC on February 14, 2017 by FJ Capital Management LLC (“FJ Capital”) reporting beneficial ownership as of December 31, 2016. FJ Capital has shared voting power with respect to all of the shares and shared dispositive power with respect 320,512 of the shares covered by the Schedule 13G/A. FJ Capital is a registered sub-investment advisor to clients of FJ Capital that are the record owners of the shares. To the knowledge of FJ Capital, no client owns more than 5% of Investar's common stock.

(2)
The amount shown in the table above and the following information are based on a Schedule 13G filed with the SEC on March 27, 2017 by EJF Capital LLC (“EJF”) reporting beneficial ownership as of March 17, 2017. EJF has shared voting and dispositive power with respect to all of the shares covered by the Schedule 13G. EJF is a registered investment advisor to clients of EJF that are the record owners of the shares. To the knowledge of EJF, no client owns more than 5% of Investar's common stock.

(3)
The amount shown in the table above and the following information are based on a Schedule 13G filed with the SEC on February 14, 2017 by Endeavour Capital Advisors Inc. (“Endeavour Capital”) reporting beneficial ownership as of December 31, 2016. Endeavour Capital has shared voting and dispositive power with respect to all of the shares covered by the Schedule 13. Endeavour Capital is a registered investment advisor to clients of Endeavour Capital that are the record owners of the shares. To the knowledge of Endeavour Capital, no client owns more than 5% of Investar's common stock.

(4)
The amount shown in the table above and the following information are based on a Schedule 13G filed with the SEC on February 15, 2017 by Banc Fund VI L.P., Banc Fund VII L.P., Banc Fund VIII L.P., and Banc Fund IX L.P. (collectively, the “Funds”) reporting beneficial ownership as of December 31, 2016. Banc Funds Company, L.L.C. ("Banc Funds") is the general partner of each of the Funds. As reported in the Schedule 13G, through his positions as manager of the Funds and principle of Banc Funds, Charles J. Moore has sole voting and dispositive power with respect to all of the shares covered by the Schedule 13G. To the knowledge of Banc Funds, no client owns more than 5% of Investar's common stock.

The following table includes information about the common stock owned by Investar’s directors, nominees and executive officers, as of October 6, 2017, including each individual’s name, position and the number of shares beneficially owned by each. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 7244 Perkins Road, Baton Rouge, Louisiana 70808. In computing each listed person’s particular percentage ownership, we deemed as outstanding any shares of common stock subject to options or warrants held by that person that are exercisable currently or within 60 days of October 6, 2017.

Name of Beneficial Owner	Number of Shares		Number of Shares Subject to Exercisable Options	Total Beneficial Ownership	Percent of Class(1)
Directors:
James M. Baker	5,370		—	5,370	*
Thomas C. Besselman, Sr.	88,758		—	88,758	1.02%
James H. Boyce, III	9,947		—	9,947	*
Robert M. Boyce, Sr.	52,138		—	52,138	*
William H. Hidalgo, Sr.	56,454	(2)	—	56,454	*
Gordon H. Joffrion, III	26,463	(3)	—	26,463	*
Robert Chris Jordan	21,940		—	21,940	*
David J. Lukinovich	44,761	(4)	—	44,761	*
Suzanne O. Middleton	24,615		—	24,615	*
Andrew C. Nelson, M.D.	93,086	(5)	—	93,086	1.07%
Carl R. Schneider, Jr.	10,366	(6)	—	10,366	*
Frank L. Walker	28,102		—	28,102	*

Named Executive Officers:
John J. D’Angelo	172,195	(7)	52,815	225,010	2.58%
Christopher L. Hufft	21,830	(8)	8,593	30,423	*
Dane M. Babin	14,970	(9)	—	14,970	*
All directors, nominees, and executive officers as a group (19 persons total)	723,042	(10)	89,352	812,394	9.33%
______________________________

*	Represents less than 1%, based on 8,708,809 shares of our common stock outstanding as of October 6, 2017.

(1)
Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all stock options and warrants to acquire shares of our common stock held by such person that are exercisable currently or within 60 days of September 30, 2017.

(2)	Includes (i) 19,571 shares registered in the name of William H. Hidalgo Trust and (ii) 4,566 registered in the name of Mr. Hidalgo’s spouse.

(3)	Includes 11,610 shares registered in the name of Mr. Joffrion’s spouse.

(4)	Includes (i) 16,651 shares registered in the name of Solomon’s Portico, LLC an affiliate of Mr. Lukinovich and (ii) 17,677 shares registered in the name of Mr. Lukinovich’s spouse and children.

(5)	Includes 7,689 shares registered in the name of AJ’s Investment Co., LLC, an affiliate of Dr. Nelson.

(6)	Includes 1,807 shares registered in the name of Mr. Schneider’s spouse.

(7)
Mr. D’Angelo is also a director. His ownership includes (i) 2,074 shares held in brokerage accounts by John J. D’Angelo for the benefit of his four minor children and 13,199 shares of unvested restricted stock.

(8)	Includes 5,008 shares of unvested restricted stock.

(9)	Includes 3,892 shares of unvested restricted stock.

(10)	Includes 2,244 shares as to which one of our executive officers shares voting and investment power pursuant to a power of attorney.

INFORMATION ABOUT BOJ
Information About BOJ’s Business
BOJ was incorporated as a Louisiana corporation in 1983. BOJ was formed for the purpose of serving as a bank holding company for Highlands Bank, which previously operated under the name “Bank of Jackson.”
BOJ does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Highlands Bank. Its primary activities are to provide assistance in the management and coordination of Highlands Bank’s financial resources. BOJ has no significant assets other than all of the outstanding common stock of Highlands Bank. BOJ derives its revenues primarily from the operations of Highlands Bank in the form of dividends received from Highlands Bank.

Highlands Bank was chartered as a Louisiana state bank in 1904. Since their inception, both BOJ and Highlands Bank have generally grown organically.
As a bank holding company, BOJ is subject to supervision and regulation by the Federal Reserve in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.
As of June 30, 2017, BOJ had, on a consolidated basis, total assets of approximately $150.2 million, total deposits of approximately $122.9 million, total loans (net of allowance for loan losses) of approximately $104.4 million, and total stockholders’ equity of approximately $16.7 million. BOJ does not file reports with the SEC. BOJ does, however, voluntarily provide certain financial reports, including annual audited financial statements, to its shareholders.
Products and Services
Highlands Bank is a traditional commercial bank offering a wide variety of services to satisfy the needs of its consumer and commercial customers, most of which are located in BOJ’s primary market which includes East Feliciana, West Feliciana and East Baton Rouge Parishes, Louisiana. Highlands Bank primarily serves as a commercial lender to small and medium-sized wholesale, retail and construction-related businesses, medical services, commercial real estate and other general businesses primarily for working capital needs, business equipment, inventory, property acquisition and expansions. Consumer loans, which are immaterial to Highlands Bank in aggregate amount, include loans for the purposes of financing items such as single-family residential homes, automobiles, recreational vehicles, household goods, home improvements, education and personal investments. Highlands Bank also provides business and personal depository products and services, including checking and savings accounts, certificates of deposit, money market accounts, individual retirement accounts, debit cards, online banking, direct deposit services, business accounts, cash management services and provides access to automated teller machines at four locations. Highlands Bank’s business is not seasonal in any material respect.
Market Areas
Highlands Bank currently operates from five banking offices, which are located in East Feliciana Parish (its principal office in Jackson and Slaughter branch), East Baton Rouge Parish (Baton Rouge and Zachary branches) and West Feliciana Parish (St. Francisville branch). Highlands Bank also has a loan production office in Baton Rouge. All of Highlands Bank’s offices are located in the Baton Rouge Metropolitan Statistical Area. Highlands Bank has also received regulatory approval to open a branch at 8759 Sullivan Road in Central, Louisiana. Highlands Bank is in the process of soliciting bids for construction of this branch.
Competition
The table below lists Highlands Bank’s deposit market share as of June 30, 2016 for certain significant market areas (including Metropolitan Statistical Areas, or MSAs) in which Highlands Bank provides services.

Market Area	Deposit Market Rank	Number of Offices	Deposits in Market	Deposit Market Share
East Feliciana Parish	2	2	$76,285	30.90%
East Baton Rouge Parish	23	2	$14,500	0.09%
West Feliciana Parish	2	1	$30,113	20.27%
______________________________
Source: FDIC’s Summary of Deposits as of June 30, 2016.

Each activity in which Highlands Bank is engaged involves competition with other banks, as well as nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside the Baton Rouge Metropolitan Statistical Area, Highlands Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Highlands Bank also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which Highlands Bank competes may have capital resources and legal loan limits substantially higher than those maintained by Highlands Bank.
Employees
As of June 30, 2017, Highlands Bank had 34 full-time equivalent employees, none of whom is covered by a collective bargaining agreement.
Legal Proceedings
BOJ and its subsidiaries are not currently, but may from time to time be, defendants in various lawsuits arising in of the normal course of business. In the opinion of management, the ultimate resolution of such matters should not have a material adverse effect on BOJ’s consolidated financial condition or results of operations. Litigation is, however, inherently uncertain, and BOJ cannot make assurances that it will prevail in any of these actions, nor can it estimate with reasonable certainty the amount of damages that it might incur.

BOJ SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of BOJ common stock as of [        ], 2017, the record date for the special meeting, by: (i) each person who is known by BOJ to beneficially own 5% or more of BOJ’s common stock; (ii) each director of BOJ; (iii) the principal executive officer and the two other most highly compensated executive officers of BOJ; and (iv) all directors and executive officers of BOJ as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of BOJ believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, the address for each of the listed beneficial owners is c/o BOJ Bancshares, Inc., 1542 Charter Street, Jackson, Louisiana 70748.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Principal Shareholders who are Not Directors or Executive Officers
Gayle Gillum Macdiarmid	4,462	13.24%
Directors and Named Executive Officers
M. Leroy Harvey Jr.	4,415	13.10%
Robert A. Connell	4,834	14.35%
Michael L. Creed	3,883.54	11.53%
Scott Harrington	500	1.48%
Charlie L. Massey	718	2.13%
Henry I. Rogillio	1,520	4.51%
M. Kevin Tomb	200	*
Shelton Watts	77	*
Heather N. Spillman	152.07	*
Ricky Sparks	—	0
Directors and Named Executive Officers as a group (10 persons)	16,299.61	48.38%
______________________________

*	Indicates ownership which does not exceed 1.0%.

(1)
The percentage beneficially owned was calculated on a fully-diluted basis based on 33,693 shares of BOJ common stock issued and outstanding as of the record date or subject to options which are exercisable within sixty days from the record date.

DESCRIPTION OF CAPITAL STOCK OF INVESTAR
As a result of the merger, BOJ shareholders who receive shares of Investar common stock in the merger will become shareholders of Investar. Your rights as a shareholder of Investar will be governed by Louisiana law and the Investar articles of incorporation and the Investar bylaws. The following briefly summarizes the material terms of Investar common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Investar’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the LBCA and the Investar articles of incorporation and Investar bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which Investar and BOJ urge you to read. Copies of Investar’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as the copies of BOJ’s governing documents, see “Where You Can Find More Information.”
Overview
Investar’s articles of incorporation authorize it to issue up to 40,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, no par value per share. The authorized but unissued shares of Investar’s capital stock will be available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.
As of October 6, 2017, there were 8,708,809 shares of Investar common stock issued and outstanding. All issued and outstanding shares at that date were, and the shares of Investar common stock upon completion of the merger will be, fully paid and nonassessable. Immediately following the completion of the merger, Investar expects to have 9,508,368 shares of Investar common stock outstanding. Also, as of October 6, there were outstanding options and warrants to purchase 404,341 shares of Investar common stock.
Investar Common Stock
Voting Rights. Each share Investar common stock entitles the holder thereof to one vote in the election of directors and on all other matters submitted to the vote of its shareholders. Holders of Investar common stock are not entitled to cumulate their votes in the election of directors.
With respect to any matter other than the election of directors or a matter for which a different approval threshold is established by Louisiana law or Investar’s articles of incorporation (as described below), a matter submitted to the shareholders will be approved if a majority of the votes cast are in favor of such matter, at a meeting at which a quorum is present. Directors are elected by a plurality vote.
The following extraordinary actions have different approval thresholds under the LBCA or Investar’s articles of incorporation:

•
Amendments to Investar’s articles of incorporation. Investar’s articles of incorporation may be amended upon the affirmative vote of the greater of: (i) a majority of the votes entitled to be cast on the amendment; or (ii) two-thirds of the voting power which is present, in person or by proxy, at the shareholders’ meeting.

•
Merger, consolidation or share exchange. Approval of a merger, consolidation or share exchange to which Investar is a party is subject to the affirmative vote of the greater of: (i) a majority of the votes entitled to be cast on the proposal; or (ii) two-thirds of the voting power which is present, in person or by proxy, at the shareholders’ meeting.

•
Dissolution or sale of substantially all of the assets. Investar’s articles of incorporation provide that any dissolution or sale of substantially all of its assets must be approved by two-thirds of the total voting power of the corporation at a special meeting of its shareholders.

Dividends. Holders of Investar common stock are entitled to dividends when, as and if declared by Investar’s board of directors out of funds legally available therefor.
Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of Investar’s affairs, all shares of Investar common stock will be entitled to share equally in all remaining assets after the holders of shares of preferred stock or other senior securities have received the liquidation preference of their shares plus any declared but unpaid dividends, if any, and after all other indebtedness has been retired.
Preemptive Rights; Other. Investar common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.
Investar Preferred Stock
Investar’s articles of incorporation permit it to issue one or more series of preferred stock and authorize Investar’s board of directors to fix the designations, preferences and relative, participating, optional or other special rights (including voting rights), qualifications and limitations of any such series of preferred stock, without further shareholder approval. Each share of a series of preferred stock will have the same relative rights as, and be identical in all respects with, all the other shares of the same series. While the terms of preferred stock may vary from series to series, investors should assume that all shares of preferred stock that Investar may issue will be senior to its common stock in respect of distributions and on liquidation.
Although the creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of the holders of Investar’s common stock, the issuance of one or more series of preferred stock may affect the holders of common stock in a number of respects, including the following: by subordinating Investar’s common stock to the preferred stock with respect to dividend rights, liquidation preferences and other rights, preferences, and privileges; by diluting the voting power or the earnings per share of Investar’s common stock; and by issuing common stock, upon the conversion of the preferred stock, at a price below the fair market value or original issue price of the common stock that is outstanding prior to such issuance.
Other Anti-Takeover Provisions
In addition to the ability to issue common and preferred stock without shareholder approval, Investar’s articles of incorporation and bylaws contain a number of provisions which may have the effect of delaying, deferring or preventing a change in control of Investar. See "Comparison of Shareholder Rights."
COMPARISON OF SHAREHOLDERS’ RIGHTS
Both Investar and BOJ are incorporated under Louisiana law. Upon completion of the merger, the Investar articles of incorporation in effect immediately prior to the effective time of the merger will be the articles of incorporation of the combined company. The bylaws of Investar in effect immediately prior to the effective time of the merger will be the bylaws of the combined company. Because both Investar and BOJ are organized under the laws of the State of Louisiana, differences in the rights of holders of Investar stock and the rights of holders of BOJ stock arise only from differing provisions of their respective articles of incorporation and bylaws. The material differences between the rights of holders of Investar common stock and the rights of holders of BOJ common stock resulting from any differing provisions of their governing documents (articles of incorporation and bylaws) are summarized below.
The following summary does not purport to be a complete statement of the rights of Investar shareholders and BOJ shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders of Investar or BOJ, respectively, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed, and is qualified in its entirety by reference to the LBCA and the governing documents of Investar and BOJ, to which the shareholders of BOJ are referred. Copies of Investar’s governing documents have been filed with the SEC. Copies of the BOJ’s articles of incorporation bylaws are available upon written request from BOJ. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
Authorized Capital Stock
Investar.   Investar’s articles of incorporation authorize it to issue 10,000,000 shares of common stock, par value $1.00 per share. Investar’s articles of incorporation also authorize it to issue 1,000,000 shares of preferred stock, no par value per share. As of October 6, 2017, there were 8,708,809 shares of Investar common stock issued and outstanding and no shares of its preferred stock were issued and outstanding.
BOJ.   BOJ’s articles of incorporation authorize it to issue 1,000,000 shares of common stock, par value $5.00 per share. BOJ’s articles of incorporation do not authorized it to issue preferred stock. As of [       ], 2017, the record date, there were approximately 33,693 shares of BOJ common stock issued and outstanding.
Preemptive Rights
Investar.   Investar’s articles of incorporation provide that Investar shareholders shall not have any preemptive or preferential right to purchase shares of any class of its capital stock.
BOJ.   BOJ’s articles of incorporation provide that BOJ shareholders shall have preemptive rights.
Boards of Directors
Investar.   Investar’s bylaws provide for a board of directors consisting of the number determined from time to time by its board of directors, which number shall never be less than five or more than 30. Investar’s directors serve a one-year term and are elected by a plurality of the votes cast at each annual meeting Investar’s shareholders.
BOJ.   BOJ’s articles of incorporation provide for a board of directors consisting of not less than five and not more than 30 members, as shall be designated in the bylaws of BOJ. The bylaws of BOJ provides the number of directors shall be such number, not less than five, as the board of directors shall designate by resolution from time to time, except in the absence of any designation, such number shall be eleven. BOJ’s directors serve a one-year term, and are elected by a majority of the votes actually cast at each annual meeting of BOJ’s shareholders.
Filling Vacancies on the Board of Directors
Investar.   Investar’s board of directors may fill a vacancy on the board of directors by a majority vote of the board of directors in accordance with the LBCA.
BOJ.   BOJ’s board of directors may fill a vacancy on the board of directors by a majority vote of the board of directors.
Nomination of Directors
Investar.   Investar’s articles of incorporation and bylaws do not contain provisions restricting a shareholder’s right to nominate directors for election at an annual meeting. If, however, a shareholder wishes to nominate a candidate, the shareholder must submit to Investar a timely written notice including the candidate’s name and address, along with adequate information as to the candidate’s qualifications. To be considered timely, the notice must be received by Investar’s corporate secretary by the date that is not later than the close of business on the 90th day and not earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting.
BOJ.   BOJ’s articles of incorporation and bylaws do not contain provisions restricting a shareholder’s right to nominate directors for election at an annual meeting. If, however, a shareholder wishes to nominate a candidate, the shareholder must submit to BOJ a timely written notice including the candidate’s name and address, along with adequate information as to the candidate’s qualifications. To be considered timely, the notice must be received by BOJ’s corporate secretary by the date that is not later than the close of business on the 90th day and not earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting.
Removal of Directors
Investar.   An Investar director or the entire board of directors may be removed at any time, with or without cause, at any special or annual meeting of the shareholders of Investar, by the affirmative vote of a majority of the total voting power of Investar.
BOJ.   A BOJ director or the entire board of directors may be removed at any time, with or without cause, at any special or annual meeting of the shareholders of BOJ, by a majority of the total voting power of BOJ.
Special Meetings of Shareholders
Investar.   Special meetings of Investar shareholders may be called by:

•	Investar’s President;

•	a majority of its board of directors; or

•	shareholders holding not less than ten percent of all shares of Investar stock entitled to vote at the meeting.
BOJ.   Special meetings of BOJ’s shareholders may be called by:

•	Chairman, President, Chief Executive Officer or Senior Vice President;

•	Shareholders holding more than ten percent of all shares entitled to vote at the meeting.
Anti-takeover Provisions
Investar.   Approval of a merger, consolidation or share exchange to which Investar is a party is subject to the affirmative vote of the greater of: (i) a majority of the votes entitled to be cast on the proposal; or (ii) two-thirds of the voting power which is present, in person or by proxy, at the shareholders’ meeting. See “Description of Capital Stock of Investar—Investar Common Stock—Voting Rights.”
BOJ.   BOJ’s articles of incorporation require the affirmative vote of not less than (2/3rds) of the number of shares entitled to vote to approve a merger or other business combination.
Indemnification of Directors and Officers
Investar.   Investar’s bylaws provide generally that Investar will indemnify and hold harmless, to the fullest extent permitted by Louisiana law, its directors and officers, as well as other persons who have served as directors, officers, fiduciaries or in other representative capacities, serving at its request in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to Investar’s directors, officers and controlling persons, Investar have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
BOJ.   BOJ’s bylaws require the indemnification of individuals against liabilities arising out of their status of officers and directors of BOJ to the fullest extent permitted by law, and permit the indemnification of individuals arising out of their status in another capacity.

The indemnification provisions in the merger agreement and the respective articles of incorporation and bylaws of BOJ and Investar are limited by applicable federal statutes and regulations, including federal banking regulations and securities laws.
COMPARATIVE MARKET PRICES AND DIVIDENDS
Investar
Investar common stock is listed on NASDAQ under the symbol “ISTR.” As of [       ], 2017, the latest practicable date prior to the printing of this proxy statement/prospectus, there were approximately [       ] holders of record of Investar common stock. As of such date, approximately [       ] shares of Investar common stock were outstanding.
The following table shows the high and low sales prices per share of Investar common stock as reported on NASDAQ on (1) August 4, 2016, the last full trading day preceding the public announcement that Investar and BOJ had entered into the merger agreement, (2) [       ], 2017, the latest practicable trading day before the printing of this proxy statement/prospectus and (3) the periods indicated therein, as well as common stock dividends that Investar has declared in such periods.

	Investar common stock		Dividends Per Share
	High	Low
August 4, 2017(1)	$22.70	$22.50	$—
[ ], 2017(2)	[ ]	[ ]	—

Quarter Ended
December 31, 2017	[ ]	[ ]	—
September 30, 2017	24.15	20.25	0.0300
June 30, 2017	23.75	21.27	0.0220
March 31, 2017	22.50	18.31	0.0200
December 31, 2016	19.70	15.40	0.1210
September 30, 2016	16.47	15.00	0.0110
June 30, 2016	16.48	14.61	0.0100
March 31, 2016	17.63	13.63	0.0090
December 31, 2015	18.00	15.39	0.0086
September 30, 2015	16.52	14.95	0.0082
June 30, 2015	17.20	14.65	0.0078
March 31, 2015	17.42	13.35	0.0074
______________________________

(1)	The last full trading day preceding the public announcement of the entry into the merger agreement.

(2)	The latest practicable date prior to the printing of this proxy statement/prospectus.

The foregoing table may not provide meaningful information to BOJ shareholders in determining whether to approve the BOJ Merger Proposal. BOJ shareholders are advised to obtain current market quotations for Investar common stock. The market price of Investar common stock will fluctuate between the date of this proxy statement/prospectus, the date of the special meeting and the date of completion of the merger. No assurance can be given concerning the market price of Investar common stock before or after the closing date of the merger. Changes in the market price of Investar common stock prior to the closing of the merger will affect the market value of the merger consideration that BOJ shareholders will be entitled to receive upon completion of the merger. See the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 42.

Investar’s Dividend Policy
Subject to the approval of Investar’s board of directors, Investar intends to continue the payment of a cash dividend on a quarterly basis to holders of its common stock. Investar’s board of directors may change the amount of, or entirely eliminate the payment of, future dividends in its sole discretion and without notice to Investar shareholders. Any future determination relating to Investar’s dividend policy will depend upon a number of factors, including, but not limited to: (1) Investar’s historical and projected financial condition, liquidity and results of operations, (2) Investar’s capital levels and needs, (3) any acquisitions or potential acquisitions that Investar is considering, (4) contractual, statutory and regulatory prohibitions and other limitations (as briefly discussed below), (5) general economic conditions and (6) other factors deemed relevant by Investar’s board of directors. Investar cannot assure you that it will be able to pay dividends to holders of its common stock in the future.
Investar’s ability to pay dividends may be limited on account of its outstanding indebtedness or as a result of any additional indebtedness that it incurs in the future. Investar must make payments on its outstanding debt obligations, and will be required to make payments on any indebtedness that it acquires in the merger, before any dividends can be paid on its common stock. Investar expects to be subject to similar restrictions with respect to any indebtedness that it may incur in the future.
As a Louisiana corporation, Investar is subject to certain restrictions on dividends under the LBCA. Generally, a Louisiana corporation may pay dividends to its shareholders unless, after giving effect to the dividend, either: (1) the corporation would not be able to pay its debts as they come due in the usual course of business; or (2) the corporations’ total assets are less than the sum of its total liabilities and the amount that would be needed, if the corporation were to be dissolved at the time of the payment of the dividend, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend. Payments of future dividends, if any, are within the discretion of Investar’s board of directors and will depend upon a number of factors, including Investar’s historical and projected financial condition, liquidity and results of operations; then-existing conditions, including its results of operations, financial condition, capital requirements, investment opportunities, growth opportunities, any legal or contractual limitations on its ability to pay dividends and other factors Investar’s board of directors may deem relevant.
Investar’s status as a financial holding company also affects its ability to pay dividends, in two ways. First, since Investar is a holding company with no material business activities, its ability to pay dividends is substantially dependent upon the ability of Investar Bank to transfer funds to Investar in the form of dividends, loans and advances. Investar Bank’s ability to pay dividends and make other distributions and payments to Investar is itself subject to various legal, regulatory and other restrictions. Second, as a holding company of a bank, Investar’s payment of dividends must comply with the policies and enforcement powers of the Federal Reserve.
For additional information about the regulatory restrictions and limitations on both Investar Bank and Investar with respect to the payment of dividends, see the section entitled “Business—Supervision and Regulation—Dividends” in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this proxy statement/prospectus. For further information regarding Investar’s historical dividend payments, see “Comparative Market Prices and Dividends.”
BOJ
There is no established public trading market for the common stock of BOJ, and no market for BOJ’s common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in BOJ’s common stock, and BOJ’s common stock is not listed or quoted on any stock exchange or automated quotation system. BOJ acts as its own agent and registrar for its shares of common stock. As of [        ], 2017, the record date, there were approximately 30 holders of BOJ’s common stock.
From time to time, BOJ became aware of trades of shares of its common stock. The following table sets forth the high and low sales prices (to the extent known to management of BOJ) for trades of BOJ common stock for the periods shown:

		High	Low	Number of Trades	Number of Shares Traded
2015	First Quarter	—	—	—	—
	Second Quarter	$428.00	$428.00	2	1,145.83(1)
	Third Quarter	—	—	—	—
	Fourth Quarter	—	—	—	—
2016	First Quarter	—	—	—	—
	Second Quarter	$484.00	$484.00	2	11.53(1)
	Third Quarter	$484.00	$484.00	1	24.16(1)
	Fourth Quarter	—	—	—	—
2017	First Quarter	—	—	—	—
	Second Quarter	—	—	—	—
	Third Quarter	$494.00	$494.00	3	106.33(1)
	Fourth Quarter (through [ ], 2017)	[ ]	[ ]	[ ]	[ ]
______________________________
(1)Shares traded represent purchase of shares of BOJ common stock from terminated participants of the BOJ ESOP.

The most recent trade of BOJ’s common stock occurred on August 27, 2014, when 289 shares were traded at a price of $381.00 per share. There have been other limited transfers of BOJ’s common stock that are not reflected in the table above which were excluded because they were transferred between related parties (as gifts, by will or intestate succession, or transfers from trustees or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of BOJ’s common stock.
BOJ is not currently obligated to register its common stock or, upon any registration, to create a market for its common stock.
The following table sets forth the cash dividends BOJ has paid per share of its common stock for the periods shown:

		Amount per Share	Date Declared	Record Date	Date Paid
2015	First Quarter	$6.00	04/08/15	04/08/15	04/08/15
	Second Quarter	$6.00	06/10/15	06/10/15	06/10/15
	Third Quarter	$4.00	09/09/15	09/09/15	09/09/15
	Fourth Quarter	$4.00	01/13/16	12/31/15	01/13/15
2016	First Quarter	$6.00	04/06/16	04/06/16	04/06/16
	Second Quarter	$6.00	06/08/16	06/08/16	06/08/16
	Third Quarter	$6.50	09/14/16	09/14/16	09/14/16
	Fourth Quarter	$6.50	01/11/17	12/31/16	01/11/17
2017	First Quarter	$6.50	04/05/17	04/05/17	04/05/17
	Second Quarter	$3.00	06/07/17	06/07/17	06/07/17
	Third Quarter	—	—	—	—
	Fourth Quarter (through [ ], 2017)	$[ ]	[ ]	[ ]	[ ]

BOJ’s Dividend Policy
As a Louisiana corporation, BOJ is subject to the same restrictions on dividends under the LBCA as Investar. Generally, a Louisiana corporation may pay dividends to its shareholders unless, after giving effect to the dividend, either: (1) the corporation would not be able to pay its debts as they come due in the usual course of business; or (2) the corporations’ total assets are less than the sum of its total liabilities and the amount that would be needed, if the corporation were to be dissolved at the time of the payment of the dividend, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend. BOJ’s status as a bank holding company also affects its ability to pay dividends in two ways. First, because BOJ is a holding company with no material business activities, its ability to pay dividends is substantially dependent upon the ability of Highlands Bank to transfer funds to BOJ in the form of dividends, loans and advances. Second, as a holding company of a bank, BOJ’s payment of dividends must comply with the policies and enforcement powers of the Federal Reserve. Finally, under the terms of the merger agreement, BOJ is prohibited from paying dividends in respect of the shares of its common stock.
BOJ does not engage in separate business activities of a material nature. As a result, BOJ’s ability to pay dividends depends upon the dividends received from Highlands Bank. As a Louisiana state bank, Highlands Bank’s ability to pay dividends is restricted by certain laws and regulations. Under the Louisiana Banking Law, Highlands Bank may not declare or pay cash or property dividends unless it has unimpaired surplus that equals or exceeds 50.0% of its outstanding capital stock. Highlands Bank’s unimpaired surplus may not be reduced below 50.0% as a result of the payment of any combination of cash or property dividends, or the purchase or redemption of any shares of its capital stock. In addition, Highlands Bank must obtain the prior approval of the Louisiana Banking Commissioner to pay dividends to BOJ if the total of all year-to-date cash or property dividends declared and paid by Highlands Bank, when added to any amounts used by Highlands Bank to redeem or purchase shares of its capital stock, would exceed the total of its year-to-date net income combined with its net income from the immediately preceding year, after deducting all of the following: (i) amounts paid or accrued for the payments of cash dividends, (ii) the value of all property paid in dividends, and (iii) amounts paid or accrued to redeem or purchase shares of Highlands Bank’s capital stock over the calculation period.
In addition to Louisiana law restrictions on Highlands Bank’s ability to pay dividends, under the Federal Deposit Insurance Corporation Improvement Act. Highlands Bank may not pay any dividend if the payment of the dividend would cause Highlands Bank to become undercapitalized or if Highlands Bank is “undercapitalized.” The FDIC may further restrict the payment of dividends by requiring that Highlands Bank maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the FDIC, Highlands Bank is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require, generally after notice and hearing, that Highlands Bank cease such practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the FDIC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings. Under regulatory capital guidelines, Highlands Bank must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 6.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%. As of June 30, 2017, Highlands Bank had a ratio of Tier 1 capital to adjusted total assets of 12.67%, a ratio of Tier 1 capital to risk-weighted assets of 18.92% and a ratio of total risk based capital to risk-weighted assets of 19.82%.
LEGAL MATTERS
The validity of the Investar common stock to be issued in the merger will be passed upon for Investar by Fenimore, Kay, Harrison & Ford, LLP. Certain U.S. federal income tax consequences relating to the integrated mergers will also be passed upon for Investar and BOJ by Fenimore, Kay, Harrison & Ford, LLP.

EXPERTS
Investar
The consolidated financial statements of Investar Holding Corporation as December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 have been incorporated by reference herein, in reliance upon the reports of Postlethwaite & Netterville, APAC, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.
The audited consolidated balance sheet of Citizens Bancshares, Inc., as of December 31, 2016 and 2015, and related consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2016 and 2015 which have been incorporated by reference in this proxy statement/prospectus have been audited by Hannis T. Bourgeois, LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance given on the authority of said firm as experts in accounting and auditing.
BOJ
The consolidated financial statements of BOJ Bancshares, Inc. as of and for the years ended December 31, 2016 and 2015 have been included herein and have been audited by Silas Simmons, LLP, independent auditors, in reliance upon the report of such firm appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Investar has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Investar common stock that BOJ shareholders will be entitled to receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Investar and Investar common stock. The rules and regulations of the SEC allow Investar to omit certain information included in the registration statement from this proxy statement/prospectus.
Investar also files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of the materials Investar files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. General information about Investar, including Investar’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Investar’s website at Investarbank.com as soon as reasonably practicable after Investar files them with, or furnishes them to, the SEC. Information on Investar’s website is not incorporated into this proxy statement/prospectus or Investar’s other securities filings and is not a part of these filings.
The SEC allows Investar to “incorporate by reference” into this proxy statement/prospectus certain information that Investar files with the SEC, which means that Investar can disclose important information to you without actually including the specific information in this proxy statement/prospectus by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. You should not assume that the information in this proxy statement/prospectus is current as of any date other than the date of this proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Investar incorporates by reference into this proxy statement/prospectus the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this proxy statement/prospectus and prior to the termination of the offering covered by this proxy statement/prospectus, in each case, other than information furnished to the SEC (including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit) and which is not deemed filed under the Exchange Act: Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

•	Investar’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 9, 2017;

•	Investar’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2017 and June 30, 2017, filed with the SEC on May 4, 2017 and August 9, 2017, respectively;

•
Investar’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on March 8, 2017, March 15, 2017, March 20, 2017, March 24, 2017, May 12, 2017, May 25, 2017, June 14, 2017, July 3, 2017, August 7, 2017, September 15, 2017 and September 26, 2017 (unless stated otherwise in the applicable report, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated herein by reference);

A description of Investar’s common stock is included in this proxy statement/prospectus.
Information about Investar can also be found in additional documents that Investar may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of BOJ’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.
You can obtain any of the documents referred to above through Investar or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from Investar without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Investar at the following address:
Investar Holding Corporation
7244 Perkins Road
Baton Rouge, Louisiana 70808
Attention: John J. D’Angelo
Telephone: (225) 227-222
BOJ is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from BOJ, please send a request in writing or by telephone to BOJ at the following address:
BOJ Bancshares, Inc.
1542 Charter Street
Jackson, Louisiana 70748
Attention: Michael L. Creed
Telephone: (225) 634-7741

If you would like to request documents, please do so by the fifth business day before your meeting to receive them before the BOJ and Investar special meeting respectively. If you request any incorporated documents from Investar, then Investar will mail them to you by first-class mail, or another equally prompt means, within one business day after Investar receives your request.
Investar has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Investar, and BOJ has supplied all information contained in this proxy statement/prospectus relating to BOJ.
Neither Investar nor BOJ has authorized anyone to give any information or make any representation about the merger, the Investar share issuance or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

BOJ BANCSHARES, INC.
CONSOLIDATED BALANCE SHEET
(Amounts in thousands, except share data)
(Unaudited)

June 30, 2017

ASSETS
Cash and due from banks	$3,551
Interest-bearing balances due from other banks	1,736
Federal funds sold	2,150
Cash and cash equivalents	7,437

Available for sale securities	33,051
Held to maturity securities	265
Loans	105,347
Less: allowance for loan losses	(923)
Net loans	104,424
Other equity securities	1,124
Bank premises and equipment	3,051
Other real estate owned, net	51
Accrued interest receivable	534
Other assets	228
Total assets	$150,165

LIABILITIES
Deposits:
Noninterest-bearing	$33,965
Interest-bearing	88,921
Total deposits	122,886
Advances from Federal Home Loan Bank	6,000
Junior subordinated debt	3,093
Accrued taxes and other liabilities	1,462
Total liabilities	133,441

STOCKHOLDERS’ EQUITY
Common stock	225
Surplus	27
Retained earnings	18,539
Accumulated other comprehensive loss	(46)
Less cost of treasury stock	(2,021)
Total stockholders’ equity	16,724
Total liabilities and stockholders’ equity	$150,165

BOJ BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data)
(Unaudited)

	Six months ended June 30,
	2017	2016

INTEREST INCOME
Interest and fees on loans	$2,849	$2,845
Interest on investment securities	187	121
Other interest income	84	32
Total interest income	3,120	2,998

INTEREST EXPENSE
Interest on deposits and borrowings	364	333
Total interest expense	364	333
Net interest income	2,756	2,665

Provision for loan losses	63	42
Net interest income after provision for loan losses	2,693	2,623

NONINTEREST INCOME
Service charges on deposit accounts	248	216
Other operating income	239	218
Total noninterest income	487	434
Income before noninterest expense	3,180	3,057

NONINTEREST EXPENSE
Salaries and employee benefits	1,301	1,235
Occupancy expense	248	228
Data processing	175	156
Professional fees	73	73
Other operating expenses	476	466
Total noninterest expense	2,273	2,158
Income before income tax expense	907	899
Income tax expense	—	—
Net Income	$907	$899

Earnings per share:
Basic earnings per share	$28.19	$27.92
Diluted earnings per share	$26.93	$26.68
Average common shares outstanding
Basic	32,193	32,193
Diluted	33,693	33,693

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors
BOJ Bancshares, Inc. and Subsidiary
Jackson, Louisiana
Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of BOJ Bancshares, Inc. and its Subsidiary, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BOJ Bancshares, Inc. and its Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ Silas Simmons, LLP
Natchez, Mississippi
February 7, 2017

BOJ BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2016 AND 2015

	2016	2015
Assets
Cash and due from banks	$3,741,143	$3,145,657
Federal funds sold	7,550,000	8,200,000
Interest-bearing deposits in other banks	1,736,000	1,240,000
Total cash and cash equivalents	$13,027,143	$12,585,657

Investments - available-for-sale	$29,865,006	$22,330,915
Investments - held-to-maturity	264,721	264,681
Restricted stock	1,880,486	1,587,167
Loans, net	105,839,459	97,042,534
Accrued interest receivable	645,879	308,718
Premises and equipment, net	2,940,588	2,676,627
Other real estate owned	61,501	337,348
Other assets	308,082	257,349
Total assets	$154,832,865	$137,390,996
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand deposits - noninterest-bearing	$35,142,327	$27,152,268
Demand deposits - interest-bearing	46,304,901	38,996,466
Time deposits	46,571,789	51,412,891
Total deposits	$128,019,017	$117,561,625

Subordinated debentures	$3,093,000	$3,093,000
Notes payable	1,054,733	1,162,909
Accrued interest payable	274,753	198,538
Federal funds purchased	6,000,000	—
Other liabilities	221,041	154,236
Total liabilities	$138,662,544	$122,170,308
Stockholders’ equity
Common stock of $5 par value; 1,000,000 shares authorized; 45,072 shares issued; 32,193 (2016) and 32,193 (2015) outstanding	$225,360	$225,360
Additional paid-in capital	26,682	5,901
Retained earnings	19,158,484	18,181,922
Accumulated other comprehensive income (loss)	(164,553)	(8,667)
Unearned ESOP shares	(1,054,733)	(1,162,909)
Less cost of treasury stock; 12,879 (2016) and 12,879 (2015) shares	(2,020,919)	2,020,919

Total stockholders’ equity	$16,170,321	$19,262,526

Total liabilities and stockholders’ equity	$154,832,865	$141,432,834
The accompanying notes are an integral part of these consolidated financial statements.

BOJ BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Interest income
Interest and fees on loans	$5,675,976	$5,543,510
Interest and dividends on investment securities	231,512	211,863
Interest on federal funds sold	78,924	41,837
Total interest income	$5,986,412	$5,797,210
Interest expense
Interest on deposits	559,566	561,090
Interest on notes payable	77,822	32,112
Interest on debentures	81,224	66,295
Total interest expense	$718,612	$659,497
Net interest income	$5,267,800	$5,137,713
Provision for loan losses	175,612	710,624
Net interest income, after provision for loan losses	$5,092,188	$4,427,089
Noninterest income
Service fees	$467,758	$469,774
Net gain (loss) on sale of other real estate	12,644	(73,177)
Net loss on disposal of fixed assets	(1,549)	(1,742)
Other income	533,694	488,431
Total noninterest income	$1,012,547	$883,286
Noninterest expense
Salaries and wages	$2,076,622	$1,767,751
Employee benefits	498,001	477,787
Occupancy expense	464,896	461,271
Advertising and business development	114,165	99,953
FDIC and other regulatory assessments	91,091	97,340
Real estate owned expense	30,259	49,771
Professional fees	143,445	149,679
Data processing	334,260	307,061
Other operating expenses	714,676	729,413
Total noninterest expense	$4,467,415	$4,140,026

Net income	$1,637,320	$1,170,349
Net income per share	$50.86	$36.35
Weighted average of shares outstanding	32,193	32,193
The accompanying notes are an integral part of these consolidated financial statements.

BOJ BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Net income	$1,637,320	$1,170,349
Other comprehensive income
Change in unrealized losses on securities available-for-sale	(155,886)	21,715
Total comprehensive income	$1,481,434	$1,192,064
The accompanying notes are an integral part of these consolidated financial statements

BOJ BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2016 AND 2015

	Share of Common Stock Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Unearned ESOP Shares	Accumulated Other Comprehensive Income	Treasury Stock	Total

Balances - December 31, 2014	45,072	$225,360	$2,678	$17,672,777	$(731,971)	$(30,382)	$(2,020,919)	$15,117,543
Net income	—	—	—	1,170,349	—	—	—	1,170,349
Distributions ($22.00 per common share)	—	—	—	(661,204)	—	—	—	(661,204)
Purchase of unearned ESOP shares	—	—	—	—	(490,417)	—	—	(490,417)
ESOP shares earned	—	—	3,223	—	59,479	—	—	62,702
Change in unrealized losses on securities available-for-sale	—	—	—	—	—	21,715	—	21,715
Balances - December 31, 2015	45,072	$225,360	$5,901	$18,181,922	$(1,162,909)	$(8,667)	$(2,020,919)	$15,220,688
Net income	—	—	—	1,637,320	—	—	—	1,637,320
Distributions ($22.50 per common share)	—	—	—	(660,758)	—	—	—	(660,758)
ESOP shares earned	—	—	20,781	—	108,176	—	—	128,957
Change in unrealized losses on securities available-for-sale	—	—	—	—	—	(155,886)	—	(155,886)
Balances - December 31, 2016	45,072	$225,360	$26,682	$19,158,484	$(1,054,733)	$(164,553)	$(2,020,919)	$16,170,321

The accompanying notes are an integral part of these consolidated financial statements.

BOJ BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Cash flows from operating activities
Net income	1,637,320	$1,170,349
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	205,692	200,881
Provision for loan losses	175,612	710,624
Compensation related to ESOP shares earned	128,957	62,704
Net loss on sale of fixed assets	1,549	1,742
Net (gain) loss on sale of other real estate owned	(12,644)	73,177
Amortization of investment security premiums	39,574	35,761
Accretion of investment security discounts	(1,998)	(13,126)
(Increase) decrease in accrued interest receivable	(337,161)	109,513
Increase in accrued interest payable	76,215	38,137
(Increase) decrease in other assets	(27,654)	16,475
Increase (decrease) in other liabilities	66,806	(132,603)
Net cash provided by operating activities	$1,952,268	$2,273,634

Cash flows from investing activities
Proceeds from maturities of available-for-sale securities	$50,459,816	$51,794,979
Proceeds from sales and calls of available-for-sale securities	4,125,000	4,749,987
Purchase of available-for-sale securities	(62,311,107)	(53,128,554)
Purchase of equity securities	(292,700)	—
Net (increase) decrease in loans	(9,007,038)	1,961,566
Purchase of unearned ESOP shares	—	(490,417)
Proceeds from sale of other real estate owned	129,867	822,110
Purchases of premises and equipment	(303,078)	(248,837)
Net cash provided by (used for) investing activities	$(17,199,240)	$5,460,834

Cash flows from financing activities
Net increase (decrease) in:
Noninterest-bearing deposits	7,990,059	2,113,503
Interest-bearing deposits	2,467,333	(5,426,522)
Payment on notes payable	(108,176)	(59,479)
Proceeds from issuance of notes payable	—	490,417
Proceeds from federal funds purchased	6,000,000	—
Cash distributions	(660,758)	(661,204)
Net cash provided by (used for) financing activities	15,688,458	(3,543,285)
Increase in cash and cash equivalents	441,486	4,191,183
Cash and cash equivalents - beginning of year	12,585,657	8,394,474
Cash and cash equivalents - end of year	13,027,143	12,585,657

Supplemental disclosures
Cash paid for:
Interest expense	642,397	621,360

Supplemental schedule of significant noncash activities
Loan principal reduction due to foreclosure of real estate and other loan collateral	55,000	887,873
Increase (decrease) in other comprehensive income	(155,886)	21,715

	2016	2015
Cash flows from financing activities
Net increase (decrease) in:
Noninterest-bearing deposits	7,990,059	2,113,503
Interest-bearing deposits	2,467,333	(5,426,522)
Payment on notes payable	(108,176)	(59,479)
Proceeds from issuance of notes payable	—	490,417
Proceeds from federal funds purchased	6,000,000	—
Cash distributions	(660,758)	(661,204)

Net cash provided by (used for) financing activities	15,688,458	(3,543,285)

Increase in cash and cash equivalents	441,486	4,191,183

Cash and cash equivalents - beginning of year	12,585,657	8,394,474

Cash and cash equivalents - end of year	13,027,143	12,585,657

Supplemental disclosures
Cash paid for:
Interest expense	642,397	621,360

Supplemental schedule of significant noncash activities
Loan principal reduction due to foreclosure of real estate and other loan collateral	55,000	887,873

Increase (decrease) in other comprehensive income	(155,886)	21,715

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of BOJ Bancshares, Inc. and its Subsidiary conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a description of the more significant policies used in preparation of the accompanying financial statements:
Nature of Operations
BOJ Bancshares, Inc. (the Company) is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, The Highlands Bank (the Bank). The Bank is a Louisiana corporation formed for the purpose of conducting banking business primarily in East Feliciana Parish and surrounding communities in southeastern Louisiana and operates as a state chartered bank. Services are provided through the Bank’s main office and four branch locations. The Bank is subject to regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.
Basis of Consolidation
The consolidated financial statements include the accounts of BOJ Bancshares, Inc., its wholly owned subsidiary, The Highlands Bank, and its subsidiaries, Bacon Corporation and Highlands Insurance Agency. All significant intercompany accounts and transactions have been eliminated in consolidation.
The Company also has an investment in BOJ Bancshares Statutory Trust I, a statutory trust that is not consolidated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 810, Consolidation.
Date of Management’s Review of Subsequent Events
The Company has evaluated the accompanying consolidated financial statements for subsequent events and transactions through February 7, 2017, the date these financial statements were available for issue, based on FASB ASC 855, Subsequent Events, and have determined that no material subsequent events have occurred that would affect the information presented in the accompanying consolidated financial statements except as disclosed in Note 21.
Use of Estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the balance sheet. Such items, along with net income, are components of comprehensive income.
Presentation of Cash Flows
For purposes of reporting cash flows, the Company considers cash and cash equivalents to include all cash on hand, amounts due from banks (including cash items in process of clearing), and interest-bearing deposits in banks with an original maturity of 90 days or less, and federal funds sold. Generally, federal funds are sold for one-day periods.

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment Securities
Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed using the interest method, over their contractual lives.
Securities classified as available-for-sale are equity securities with readily determinable fair values and those debt securities that the bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value based on information provided by a third party pricing service with any unrealized gains or losses excluded from net income and reported in accumulated other comprehensive income, which is reported as a separate component of stockholders’ equity.
Gains and losses realized on sales of investment securities, determined using the adjusted cost basis of the specific securities sold, are included in noninterest income in the consolidated statements of income. Additionally, declines in the estimated fair value of individual investment securities below their cost that are other-than-temporary are reflected as realized losses in the statements of income. Factors affecting the determination of whether an other-than-temporary impairment has occurred include, among other things, the length of time and the extent to which the fair value has been less than cost, the financial condition of the issuer, the Company does not intend to sell the securities, and it is more likely than not that management will not be required to sell before a period of time sufficient to allow for any anticipated recovery in fair value.
Dividend and interest income, including amortization of premium and accretion of discount arising at acquisition, from all categories of investment securities are included in interest income in the consolidated statements of income.
Restricted stock is stock from the Federal Home Loan Bank (“FHLB”), the Banker’s Insurance Center, the First National Bankers Bank (“FNBB”), and the BOJ Statutory Trust, which are restricted as to their marketability. Because no ready market exists for these investments and they have no quoted market value, the Bank’s investment in these stocks are carried at cost.
Employee Stock Ownership Plan (“ESOP”)
BOJ Bancshares, Inc. accounts for shares acquired by its ESOP in accordance with FASB ASC 718-40 and BOJ Bancshares, Inc. recognizes compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the ESOP shares committed to be released differ from the cost of those shares, the differential is charged or credited to additional paid-in capital. The ESOP shares not yet committed to be released are accounted for as a reduction of stockholders’ equity. Distributions on allocated ESOP shares are recorded as a reduction of retained earnings; distributions on unallocated ESOP shares are reflected as a debt reduction.
Loans
The Bank grants real estate, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans in the Bank’s market area. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.
Loans are stated at the amount of unpaid principal balances, less the allowance for loan losses. Interest on loans is accrued based on the principal amount outstanding.

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans (continued)
The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are placed on nonaccrual or charged-off when collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
For loan participations that are structured in accordance with issued guidance on sales of financial assets, which includes participating interest on loans, the sold portions are recorded as a reduction of the loan portfolio. Loan participations that do not meet the criteria are accounted for as secured borrowings.
The Bank’s lending limit, as set forth by the State of Louisiana, is $3,125,000 per customer, of which $1,250,000 may be unsecured. In addition, the Bank may loan an additional $3,125,000 if secured by a pledge of obligations of the United States of America, or of the state of Louisiana, or any subdivision or municipality thereof, or is a commodity loan secured by readily marketable staples. Loans and other extensions of credit which are fully secured by a pledge of any deposit of the Bank are not subject to any of the limits described above.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. As a result of the uncertainties inherent in the estimation process, management’s estimate of loan losses and the related allowance could change in the near term.
The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as watch or substandard. For such loans that are also classified as loss, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses (continued)
Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
Premises and Equipment
Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is recorded using the straight-line and accelerated methods over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.
Other Real Estate Owned
Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell.
Gains and losses realized on the sale, and any adjustments resulting from periodic re-evaluation of the property, are included in noninterest income or expense, as appropriate. Costs of significant property improvements are capitalized, whereas costs of maintaining and operating the properties are expensed as incurred.
Income Taxes
The Company’s stockholders elected to be taxed as an S Corporation effective January 1, 2003, under provisions of the Internal Revenue Code and a similar section of the Louisiana income tax law. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company’s taxable income.
Off-Balance Sheet Financial Instruments
In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters-of-credit, and standby letters-of-credit. Such financial instruments are recorded in the financial statements when they become payable.
Reclassifications
Certain reclassifications have been made to the December 31, 2015, financial statements presentation to correspond to the current year’s format. Total stockholders’ equity and net income are unchanged due to these reclassification.
Segment Reporting
FASC  ASC 280, Segment Reporting, encourages nonpublic entities to report selected information about operating segments in its financial reports issued to its shareholders.  Based on the analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking.

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Management uses consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.
NOTE 2 - COMPENSATING BALANCES
Compensating balances arrangements exist with various correspondent banks. These noninterest-bearing deposits are maintained in lieu of cash payments for standard bank services. For the reserve maintenance period in effect at December 31, 2016 and 2015, the Bank was required to maintain balances with the Federal Reserve Bank of $1,192,000 and $995,000, respectively.
NOTE 3 - INVESTMENT SECURITIES
Investment securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost and approximate market values of investment securities at December 31, are summarized as follows:

	December 31, 2016
		Gross Unrealized
	Amortized Cost	Gains	Losses	Estimated Fair Value
Securities available-for-sale	$21,500,831	$—	$(27,383)	$21,473,448
U.S. Government agencies	2,458,167	10,155	(117,919)	2,350,403
States and political subdivisions	6,070,560	18,137	(47,542)	6,041,155
Mortgage-backed securities	30,029,558	28,292	(192,844)	29,865,006

Securities held-to-maturity
States and political subdivisions	$264,721	$9,161	$—	$273,882

	December 31, 2016
		Gross Unrealized
	Amortized Cost	Gains	Losses	Estimated Fair Value
Securities available-for-sale	$17,125,000	$56	$(15,257)	$17,109,799
U.S. Government agencies	1,518,824	29,175	(23,670)	1,524,329
States and political subdivisions	3,695,757	11,070	(10,040)	3,696,787
Mortgage-backed securities	22,339,581	40,301	(48,967)	22,330,915

Securities held-to-maturity
States and political subdivisions	$264,681	$19,415	$—	$284,096

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 3 - INVESTMENT SECURITIES (continued)

The amortized cost and estimated fair value of investment securities available-for-sale and held-to-maturity at December 31, 2016, by contractual maturity, are as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$17,000,831	$16,997,786	$—	$—
Due from 1 year through 5 years	5,883,069	5,851,142	—	—
Due from 5 years through 10 years	1,350,506	1,255,420	264,721	273,882
Due after 10 years	5,795,152	5,760,658	—	—
Total securities	$30,029,558	$29,865,006	$264,721	$273,882
Expected maturities will differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or prepayment penalties.
Proceeds from sales and call provisions of available-for-sale securities during years 2016 and 2015 were $4,125,000 and $4,749,987, respectively. Gross realized gains (losses) on sales and call provisions during years 2016 and 2015 were $0 and $0, respectively. Proceeds from maturities and principal pay downs of available-for-sale securities during 2016 and 2015 were $50,459,816 and $51,794,979, respectively. Proceeds from call provisions and maturities of held-to-maturity securities during years 2016 and 2015 were $0 and $0, respectively.
Information pertaining to securities with gross unrealized losses at December 31, 2016 and 2015, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	December 31, 2016
	Less Than 12 Months		12 Months or More		Total
	Estimated Fair Value	Continuous Unrealized Losses	Estimated Fair Value	Continuous Unrealized Losses	Estimated Fair Value	Continuous Unrealized Losses
U.S Government agencies	$21,473,448	(27,383)	$—	$—	$21,473,448	$(27,383)
States and political subdivisions	1,146,616	97,760	282,141	(20,159)	1,428,757	(117,919)
Mortgage-backed securities	3,915,037	(47,542)	—	—	3,915,037	(47,542)
	$26,535,101	$22,835	$282,141	$(20,159)	$26,817,242	$(192,844)

	December 31, 2016
	Less Than 12 Months		12 Months or More		Total
	Estimated Fair Value	Continuous Unrealized Losses	Estimated Fair Value	Continuous Unrealized Losses	Estimated Fair Value	Continuous Unrealized Losses
U.S Government agencies	$11,999,724	(15,257)	$—	$—	$11,999,724	$(15,257)
States and political subdivisions	—	—	579,828	(23,670)	579,828	(23,670)
Mortgage-backed securities	834,325	(3,468)	1,190,253	(6,572)	2,024,578	(10,040)
	$12,834,049	$(18,725)	$1,770,081	$(30,242)	$14,604,130	$(48,967)

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 3 - INVESTMENT SECURITIES (continued)

Management evaluates securities for other-than-temporary impairment, at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At December 31, 2016, the Bank held four securities which had been in a continuous loss position for less than twelve months, and two which had been in a continuous loss position for twelve months or greater. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government, its agencies, or other governments; whether downgrades by bond rating agencies have occurred; and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities for the foreseeable future, no declines are deemed to be other-than-temporary.
Restricted Stock
The Company’s investment in corporate equity securities is reported at cost. All equity securities are in closely held corporations and do not have a readily determinable fair market value. The following table shows the amounts of restricted stock as of December 31, 2016 and 2015:

	2016	Percentage Owned	2015	Percentage Owned
First National Bankers Bank - common	$510,300	0.58%	$510,300	0.58%
First National Bankers Bank - preferred	672,000	2.12%	600,000	2.12%
Banker’s Insurance Center	304,186	2.12%	303,567	2.03%
BOJ Statutory Trust	93,000	100.00%	93,000	100.00%
Federal Home Loan Bank	301,000	0.00%	80,300	0.00%
	$1,880,486		$1,587,167
Investment securities with an amortized cost of $13,852,524 and $10,719,261 at December 31, 2016 and 2015, respectively, were pledged to secure public deposits, securities sold under repurchase agreements, and for other purposes required or permitted by law.

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 4 - LOANS AND ALLOWANCES FOR LOAN LOSSES
Loans at December 31, 2016 and 2015, are summarized as follows:

	2016	2015
Real estate loans
Construction and development	$20,198,288	$15,583,739
1-4 family residential	21,561,054	20,286,633
Multi-family	2,048,776	2,105,095
Farmland	11,673,119	11,548,520
Nonfarm, nonresidential	26,424,321	28,295,170
Commercial and industrial	22,758,305	18,352,142
Consumer	2,138,222	1,881,860
Total loans	$106,802,085	$98,053,159
Allowance for loan losses	(962,626)	(1,010,625)
Net loans	$105,839,459	$97,042,534
Included in loan balances were overdrafts on deposit accounts of $47,092 and $30,405 at December 31, 2016 and 2015, respectively.
An analysis of the change in the allowance for loan losses at December 31, is as follows:

	2016	2015
Balance, beginning of period	$1,010,625	$1,036,113
Loans charged-off	(231,922)	(770,308)
Recoveries	8,311	34,196
Provision for loan losses	175,612	710,624
Balance, end of period	$962,626	$1,010,625

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 4 - LOANS AND ALLOWANCES FOR LOAN LOSSES (continued)

The following table provides an analysis of the aging of loans:

	Past Due and Accruing
	30-59 Days	60-89 Days	90 or More Days	Nonaccrual	Total Past Due and Nonaccrual	Current	Total Loans
December 31, 2016
Real estate loans
Construction and development	$—	$—	$—	$94,018	$94,018	$20,104,270	$20,198,288
1-4 family residential	36,136	21,616	—	104,365	162,117	21,398,937	21,561,054
Multi-family	—	—	—	—	—	2,048,776	2,048,776
Farmland	—	—	—	1,488,602	1,488,602	10,184,517	11,673,119
Nonfarm, nonresidential	175,906	—	—	—	175,906	26,248,415	26,424,321
Commercial and industrial	228	—	—	91,177	91,405	22,666,900	22,758,305
Consumer	2,265	—	747	5,734	8,746	2,129,476	2,138,222
Total	$214,535	$21,616	$747	$1,783,896	$2,020,794	$104,781,291	$106,802,085

	Past Due and Accruing
	30-59 Days	60-89 Days	90 or More Days	Nonaccrual	Total Past Due and Nonaccrual	Current	Total Loans
December 31, 2015
Real estate loans
Construction and development	$—	$—	$—	$109,966	$109,966	$15,473,773	$15,583,739
1-4 family residential	87,969	—	—	127,181	215,150	20,071,483	20,286,633
Multi-family	—	—	—	—	—	2,105,095	2,105,095
Farmland	—	—	—	—	—	11,548,520	11,548,520
Nonfarm, nonresidential	—	—	—	—	—	28,295,170	28,295,170
Commercial and industrial	—	2,200	—	137,206	139,406	18,212,736	18,352,142
Consumer	6,961	7,394	921	1,537	16,813	1,865,047	1,881,860
Total	$94,930	$9,594	$921	$375,890	$481,335	$97,571,824	$98,053,159

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 4 - LOANS AND ALLOWANCES FOR LOAN LOSSES (continued)

Credit Quality Indicators
Loans are categorized into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The following definitions are utilized for risk rating, which are consistent with the definitions used for supervisory guidance:
Pass - Loans not meeting the criteria below are considered pass. These loans have the highest credit characteristics and financial strength. Borrowers possess characteristics that are highly profitable, with low to negligible leverage and demonstrate significant net worth and liquidity.
Special Mention - Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank’s credit position at some future date.
Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.
Doubtful - Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss - Loans classified as loss are considered uncollectible and of such little value that their continuance as recorded assets is not warranted. This classification does not mean that the assets have absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off these assets.
As of December 31, 2016, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Development	20,104,271	—	94,017	—	—	20,198,288
1-4 family residential	21,335,044	121,645	104,365	—	—	21,561,054
Multi-family	2,048,776	—	—	—	—	2,048,776
Farmland	10,184,517	—	1,488,602	—		11,673,119
Nonfarm, nonresidential	25,558,762	865,559	—	—	—	26,424,321
Total real estate loans	$79,231,370	$987,204	$1,686,984	$—	$—	$81,905,558
Commercial and industrial	22,648,654	25,031	84,620	—	—	22,758,305
Consumer	2,138,222	—	—	—	—	2,138,222
Total loans	$104,018,246	$1,012,235	$1,771,604	$—	$—	$106,802,085

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 4 - LOANS AND ALLOWANCES FOR LOAN LOSSES (continued)

As of December 31, 2015, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
Development	$15,473,774	$—	$109,965	$—	$—	$15,583,739
1-4 family residential	20,031,670	—	254,963	—	—	20,286,633
Multi-family	2,105,095	—	—	—	—	2,105,095
Farmland	11,548,520	—	—	—	—	11,548,520
Nonfarm, nonresidential	26,688,378	1,082,337	524,455	—	—	28,295,170
Total real estate loans	$75,847,437	$1,082,337	$889,383	$—	$—	$77,819,157
Commercial and industrial	18,189,905	—	162,237	—	—	18,352,142
Consumer	1,881,860	—	—	—	—	1,881,860
Total loans	$95,919,202	$1,082,337	$1,051,620	$—	$—	$98,053,159
The following tables outline the changes in the allowance for loan losses by collateral type, the allowances for loans individually and collectively evaluated for impairment, and the amount of loans individually and collectively evaluated for impairment at December 31, 2016 and 2015.

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 4 - LOANS AND ALLOWANCES FOR LOAN LOSSES (continued)

Allowance for loan losses and recorded investment in loans receivable as of and for the year ended December 31, 2016:

	Construction and Land Development	1-4 Family	Multi-family	Farmland	Nonfarm, Non-Residental	Commercial	Consumer	Total
Allowance for loan losses:
Beginning balance	$244,697	$10,523	$2,390	$70,455	$249,807	$423,500	$9,253	$1,010,625
Charge-offs	—	(125,196)	—	—	—	(90,793)	(15,933)	(231,922)
Recoveries	—	831	—	—	—	1,117	6,363	8,311
Provision	—	125,000	—	—	—	50,000	612	175,612
Ending balance	$244,697	$11,158	$2,390	$70,455	$249,807	$383,824	$295	$962,626
Ending allowance balance for loans individually evaluated for impairment	—	—	—	—	—	—	—	—
Ending allowance balance for loans collectively evaluated for impairment	244,697	11,158	2,390	70,455	249,807	383,824	295	962,626
Loans receivable:
Total period-end balance	$20,198,288	$21,561,054	$2,048,776	$11,673,119	$26,424,321	$22,758,305	$2,138,222	$106,802,085
Balance of loans individually evaluated for impairment	94,017	226,010	—	1,488,602	865,559	109,651	—	2,783,839
Balance of loans collectively evaluated for impairment	20,104,271	21,335,044	2,048,776	10,184,517	25,558,762	22,648,654	2,138,222	104,018,246

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 4 - LOANS AND ALLOWANCES FOR LOAN LOSSES (continued)

Allowance for loan losses and recorded investment in loans receivable as of and for the year ended December 31, 2015:

	Construction and Land Development	1-4 Family	Multi-family	Farmland	Nonfarm, Non-Residental	Commercial	Consumer	Total
Allowance for loan losses:
Beginning balance	$244,697	$12,389	$2,390	$70,455	$249,807	$450,061	$6,314	$1,036,113
Charge-offs	—	(141,866)	—	—	—	(593,166)	(35,276)	(770,308)
Recoveries	—	—	—	—	—	6,605	27,591	34,196
Provision	—	140,000	—	—	—	560,000	10,624	710,624
Ending balance	$244,697	$10,523	$2,390	$70,455	$249,807	$423,500	$9,253	$1,010,625
Ending allowance balance for loans individually evaluated for impairment	—	—	—	—	—	—	—	—
Ending allowance balance for loans collectively evaluated for impairment	244,697	10,523	2,390	70,455	249,807	423,500	9,253	1,010,625
Loans receivable:		10,523	2,390	70,455	249,807	423,500	9,253	1,010,625
Total period-end balance	$15,583,739	$20,286,633	$2,105,095	$11,548,520	$28,295,170	$18,352,142	$1,881,860	$98,053,159
Balance of loans individually evaluated for impairment	109,965	254,963	—	—	1,606,792	162,237	—	2,133,957
Balance of loans collectively evaluated for impairment	15,473,774	20,031,670	2,105,095	11,548,520	26,688,378	18,189,905	1,881,860	95,919,202

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 4 - LOANS AND ALLOWANCES FOR LOAN LOSSES (continued)

Impaired Loans
The Bank considers a loan to be impaired when, based on current information and events, it determines that the Bank will not be able to collect all amounts due according to the loan agreement, including scheduled interest payments. Determination of impairment is treated the same across all classes of loans. When the Bank identifies a loan as impaired, the Bank measures the impairment based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole (remaining) source of repayment for the loans is the operation or liquidation of the collateral. In these cases, when foreclosure is probable, the Bank uses the current fair value of the collateral, less selling costs, instead of discounted cash flows. If the Bank determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs, and unamortized premium or discount), the Bank recognizes impairment through an allowance estimate or a charge-off to the allowance.
When the ultimate collectibility of the total principal of an impaired loan is in doubt and the loan is on nonaccrual, all payments are applied to principal, under the cost recovery method. When the ultimate collectibility of the total principal of an impaired loan is not in doubt and the loan is on nonaccrual, contractual interest is credited to interest income when received, under the cash basis method.
The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable. The Bank determined the specific allowance based on the present values of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, less selling cost, was used to determine the specific allowance recorded.
Also presented is the average recorded investment of the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired. The average balances are calculated based on the daily balances of the loans during the period reported.
Impaired Loans for Year Ended December 31, 2016

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Deployment	$94,017	$94,017	$—	$102,430	$—
1-4 family residential	104,365	104,365	—	234,214	—
Multi-family	—	—	—	—	—
Farmland	1,488,602	1,488,602	—	1,488,033	13,202
Nonfarm, nonresidential	—	—	—	—	—
Commercial and industrial	84,620	84,620	—	186,035	431
Consumer	—	—	—	—	—
Total	$1,771,604	$1,771,604	$—	$2,010,712	$13,633

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 4 - LOANS AND ALLOWANCES FOR LOAN LOSSES (continued)

Impaired Loans for Year Ended December 31, 2016 (continued)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With related allowance recorded:
Deployment	$—	$—	$—	$—	$—
1-4 family residential	—	—	—	—	—
Multi-family	—	—	—	—	—
Farmland	—	—	—	—	—
Nonfarm, nonresidential	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer	—	—	—	—	—
Total	$—	$—	$—	$—	$—

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Total
Deployment	$94,017	$94,017	$—	$102,430	$—
1-4 family residential	104,365	104,365	—	234,214	—
Multi-family	—	—	—	—	—
Farmland	1,488,602	1,488,602	—	1,488,033	13,202
Nonfarm, nonresidential	—	—	—	—	—
Commercial and industrial	84,620	84,620	—	186,035	431
Consumer	—	—	—	—	—
Total	$1,771,604	$1,771,604	$—	$2,010,712	$13,633

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 4 - LOANS AND ALLOWANCES FOR LOAN LOSSES (continued)

Impaired Loans for the Year Ended December 31, 2015

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Deployment	$109,965	$109,965	$—	$103,569	$—
1-4 family residential	254,963	254,963	—	257,292	3,375
Multi-family	—	—	—	—	—
Farmland	—	—	—	—
Nonfarm, nonresidential	524,455	524,455	—	531,419	29,908
Commercial and industrial	162,237	162,237	—	619,180	27,808
Consumer	—	—	—	—	—
Total	$1,051,620	$1,051,620	$—	$1,511,460	$61,091

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With related allowance recorded:
Deployment	$—	$—	$—	$—	$—
1-4 family residential	—	—	—	—	—
Multi-family	—	—	—	—	—
Farmland	—	—	—	—	—
Nonfarm, nonresidential	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer	—	—	—	—	—
Total	$—	$—	$—	$—	$—

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Total
Deployment	$109,965	$109,965	$—	$103,569	$—
1-4 family residential	254,963	254,963	—	257,292	3,375
Multi-family	—	—	—	—	—
Farmland	—	—	—	—
Nonfarm, nonresidential	524,455	524,455	—	531,419	29,908
Commercial and industrial	162,237	162,237	—	619,180	27,808
Consumer	—	—	—	—	—
Total	$1,051,620	$1,051,620	$—	$1,511,460	$61,091

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 4 - LOANS AND ALLOWANCES FOR LOAN LOSSES (continued)

The following table summarizes information relative to loan modifications determined to be troubled debt restructurings. As of December 31, 2016, all the troubled debt restructurings are included in impaired loans.

Troubled Debt Restructurings	December 31, 2016
	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Nonfarm nonresidential	1	$1,082,000	$1,082,000
Total real estate loans	1	$1,082,000	$1,082,000
Total loans	1	$1,082,000	$1,082,000
The following table summarizes information relative to loan modifications determined to be troubled debt restructurings. As of December 31, 2015, all the troubled debt restructurings are included in impaired loans.

Troubled Debt Restructurings	December 31, 2015
	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Nonfarm nonresidential	1	$1,082,000	$1,082,000
Total real estate loans	1	$1,082,000	$1,082,000
Total loans	1	$1,082,000	$1,082,000
None of the troubled debt restructurings have subsequently defaulted.
The Bank did not provide a specific allowance related to troubled debt restructurings at December 31, 2016 or 2015. However, management believes that losses the Bank may incur in relation to the troubled debt restructurings have been adequately provided for in the allowance for loan losses. The Bank had no commitments to lend additional funds to customers whose troubled debt has been restructured as of December 31, 2016 or 2015.
NOTE 5 - ACCRUED INCOME RECEIVABLE
Accrued income receivable at December 31, 2016 and 2015, consists of the following:

	2016	2015
Loans	$597,999	$279,236
Investments and other	47,880	29,482
Balance, ending	$645,879	$308,718

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 6 - PREMISES AND EQUIPMENT
The following is a summary of premises and equipment at December 31, 2016 and 2015:

	December 31,
	2016	2015
Land	$741,390	$573,266
Buildings and improvements	2,607,636	2,638,954
Furniture and equipment	1,846,942	1,630,965
	5,195,968	4,843,185
Less accumulated depreciation	(2,255,380)	(2,166,558)
Net book value	$2,940,588	$2,676,627
Depreciation expense was $205,692 and $200,881 for the years ended December 31, 2016 and 2015, respectively.
NOTE 7 - REAL ESTATE OWNED
Included in other assets is real estate owned at December 31, 2016 and 2015, as follows:

	2016	2015
Balance, beginning of period	$337,348	$374,625
Additions	30,000	87,222
Reclassification to fixed assetes	(168,124)	—
Sales	(117,223)	(94,666)
Write downs	(20,500)	(29,833)
Balance, end of period	$61,501	$337,348
NOTE 8 - DEPOSITS
Certificates of deposit and other time deposits issued in denominations that meet or exceed the FDIC insurance limit of $250,000 or more totaled $14,945,000 and $13,458,000 at December 31, 2016 and 2015, respectively, and are included in interest-bearing deposits in the consolidated balance sheet.
Deposit account balances at December 31, 2016 and 2015, are summarized as follows:

	2016	2015
Noninterest-bearing	$35,142,327	$27,152,268
Interest-bearing demand	28,026,175	26,951,781
Savings deposits	18,278,726	12,044,685
Certificates of deposit	46,571,789	51,412,891
Total	$128,019,017	$117,561,625

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 8 - DEPOSITS (continued)

Maturities of certificates of deposit of $100,000 or more outstanding are summarized as follows:

	2016	2015
Time remaining until maturity:
Noninterest-bearing	$10,198,393	$11,241,404
Interest-bearing demand	15,925,408	18,294,513
Savings deposits	4,395,663	2,521,443
Certificates of deposit	1,257,833	1,094,658
Total	$31,777,297	$33,152,018

2017	$38,357,656
2018	4,405,217
2019	1,861,877
2020	1,947,039
2021	—
$46,571,789
NOTE 9 - NOTES PAYABLE
Subordinated Debentures
The Company borrowed $3,093,000 of floating rate obligated mandatory redeemable securities through a trust as part of a private offering. The stated rate on these securities is payable quarterly based on the three month LIBOR rate plus 1.9%, which was 2.86% at December 31, 2016. The Company may redeem the securities at any time at par. The trust is not consolidated in the Company’s financial statements and instead reports as liabilities the subordinated debentures issued by the Company and held by the trust.
Leveraged ESOP Loan
BOJ Bancshares, Inc. has guaranteed a loan on behalf of the ESOP plan as described in Note 10. The loan is a variable rate loan, 3.75% at December 31, 2016, requiring an annual principal payment of $59,479 and quarterly interest payments through August 19, 2021. The balance on the loan was $108,175 and $216,351 at December 31, 2016 and 2015, respectively.
Line of Credit
In September 2014, the BOJ Bancshares, Inc. renewed a line of credit with a correspondent bank in the amount of $1,000,000, with interest payable quarterly, at Wall Street Prime. The balance outstanding on the line of credit was $456,141 at December 31, 2014. The line of credit was paid in full during 2015 and the Bank did not renew the line of credit that matured on September 12, 2015.
Note Payable
In November 2016, the BOJ Bancshares, Inc. borrowed $456,141 from a correspondent bank, with interest at 3.75%, payable in one principal payment of $456,141 due on November 15, 2018. The interest rate is variable and subject to changes in an independent index which is the Wall Street Journal Prime.

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 9 - NOTES PAYABLE (continued)

In November 2016, the BOJ Bancshares, Inc. borrowed $490,417 from a correspondent bank, with interest at 3.75%, payable in one principal payment of $490,417 due on November 15, 2018. The interest rate is variable and subject to changes in an independent index which is the Wall Street Journal Prime.
NOTE 10 - EMPLOYEE BENEFIT PLANS
The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. Under the terms of the Plan, an employee may elect to defer up to the lesser of 100% of compensation or $18,000 for 2016 and $18,000 for 2015 plus $6,000 for 2016 and $6,000 for 2015 catch-up if over age 50. The employer discretionary match contribution is 50% of the first 6% of compensation and will continue until changed by the Board of Directors. During the years ended December 31, 2016 and 2015, the Bank contributed $104,433 and $96,210, respectively, to the Plan.
The Bank has an Employee Stock Ownership Plan (ESOP) designed to enable eligible employees to acquire shares of common stock. ESOP eligibility is based upon length of service requirements. The Bank contributes cash to the ESOP in an amount determined at the discretion of the Board of Directors. The trustee of the ESOP uses such contributions to service debt on the leveraged portion of the ESOP. The shares of stock purchased by the trustee are allocated to the accounts of the employees participating in the ESOP on the basis of their compensation to total compensation for all employees. A repurchase obligation exists for shares held by the ESOP since they cannot be sold on the open market. The fair value of shares subject to the repurchase obligation was approximately $1,713,060 at December 31, 2016.
In 2012, the Bank’s ESOP borrowed $594,787 for the purpose of purchasing 1,464.99 shares of common shares held in treasury (average cost of $406 per share). In 2014, the Bank’s ESOP borrowed $456,141 for the purpose of purchasing 1,117.99 shares of common shares held in treasury (average cost of $408 per share). In 2015, the Bank’s ESOP borrowed $490,417 for the purpose of purchasing 1,145.83 shares of common shares held in treasury (average cost of $428 per share). The loans are with a correspondent bank and are guaranteed by the Holding Company.
The ESOP used the proceeds of the loans to acquire shares of BOJ common stock which will be held in a suspense account by the ESOP. Shares will be released for allocation to the accounts of the individual ESOP participants in proportion to the principal paid on the loan. The ESOP loan is recorded as a liability of BOJ and the unallocated shares purchased with the loan are reported as unearned ESOP shares in stockholders’ equity. Unearned shares are not recognized as outstanding for capital computation. Distributions on unearned ESOP shares will be used to service the debt on the ESOP loan and, as such, are recorded as a reduction of debt and accrued interest. Dividends on unallocated ESOP shares used to pay debt service on the ESOP loan amounted to $91,694 and $26,740 for the years ended December 31, 2016 and 2015, respectively.
Compensation expense totaled $188,826 and $62,704 for the years ended December 31, 2016 and 2015, respectively.
Allocated, committed to be released, and unallocated ESOP shares as of December 31, 2016 and 2015, were as follows:

	December 31,
	2016	2015
Allocated	322,956	312,644
Committed to be released	30,982	14,650
Unallocated	253,027	279,671
Total ESOP shares	606,965	606,965
Cost of unearned shares	$1,054,733	$1,162,909

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters-of-credit, which are not included in the accompanying consolidated financial statements.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters-of-credit is represented by the contract or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet. Financial instruments whose contract amount represents credit risk were as follows:

	2016	2015
Commitments to extend credit	$16,351,000	$13,813,000
Standby letters of credit	$1,861,000	$1,916,000
Commitments to extend credit are agreements to lend money to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate, and income-producing commercial properties.
Standby letters-of-credit are conditional lending commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters-of-credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.
The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 2016 or 2015.
Also, the Bank has cash on deposit in one other bank that is subject to credit risk because, at times, the amount on deposit exceeds federally insured limits. The amount on deposit in excess of federal insurance was $774,555 and $0 at December 31, 2016 and 2015, respectively.
NOTE 12 - RELATED PARTY TRANSACTIONS
In the ordinary course of business, the Bank makes loans to its executive officers, principal stockholders, directors, and to companies in which these borrowers are principal owners. Loans outstanding to such borrowers (including companies in which they are principal owners) amounted to $2,648,806 at December 31, 2016, and $2,788,495 at December 31, 2015. These loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectability or present other unfavorable features.

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 12 - RELATED PARTY TRANSACTION (continued)

The aggregate amount of loans to such related parties is as follows:

	Year ended December 31,
	2016	2015
Balance, beginning	$2,788,495	$2,832,880
New loans	1,434,760	541,173
Repayments	(1,574,449)	(585,558)
Balance, ending	$2,648,806	$2,788,495
Also, the Bank has issued one standby letter-of-credit to a related party in the amount of $3,150, as of December 31, 2016.
NOTE 13 - REGULATORY MATTERS
The Bank, as a state bank, is subject to the dividend restrictions set forth by the State of Louisiana, Office of Financial Institutions (OFI). Under such restrictions, the Bank may not, without the prior approval of the OFI, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior year.
The Bank is also subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of common equity, total, and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31,2016 and 2015, that the Bank met all capital adequacy requirements to which it was subject.
The Bank’s actual and required capital amounts and ratios are as follows (amounts in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under The Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2016
Total capital (to risk-weighted assets)	$19,904	19.71%	$8,081	8.0%	$10,101	10.0%
Tier 1 capital (to risk-weighted assets)	$18,941	18.75%	$6,060	6.0%	$8,081	8.0%
CET1 capital (to risk-weighted assets)	$18,941	18.75%	$4,545	4.5%	$6,565	6.5%
Tier 1 capital (to average assets)	$18,941	12.40%	$6,112	4.0%	$7,640	5.0%

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 14 - SIGNIFICANT ESTIMATES AND CONCENTRATIONS
Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the note regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the note on commitments and credit risk.
Litigation
The Company and Bank, in the normal course of business, are defendants in certain legal claims. Management believes that the resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position. However, management cannot predict with reasonable certainty the impact, if any, that these actions might have on the Company until the litigation is terminated.
Investments
The Bank invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term, and that such change could materially affect the amounts reported in the accompanying consolidated balance sheets.
Current Economic Conditions
The current protracted economic decline continues to present financial institutions with circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital, and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.
As disclosed in Note 4, at December 31, 2016 and 2015, the Company held $20,198,288 and $15,583,739, respectively, in loans collateralized by construction and land development real estate, primarily in the Company’s geographic area. Due to national, state, and local economic conditions, construction and land development real estate have experienced declines in historic value and marketability.
The accompanying consolidated financial statements have been prepared using values and information currently available to the Company.
Given the volatility of the current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Bank’s ability to meet regulatory capital requirements, and the Company’s and the Bank’s ability to maintain sufficient liquidity.
NOTE 15 - FAIR VALUE MEASUREMENTS
FASB ASC 825, Financial Instruments, permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earning caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a commitment. Subsequent changes must be recorded in earnings.
The Bank has adopted and follows the provisions of FASB ASC 820-10, Fair Value Measurement, which clarifies the principle that fair value is an exit price, representing the amount that would be received to sell an asset or

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 15 - FAIR VALUE MEASUREMENTS (continued)

paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs.
This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this guidance are as described below:
Level 1 - Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 - Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.
Available-for-Sale Securities
Securities are classified within Level 2, where fair value is estimated using quoted prices of securities with similar characteristic. The Bank’s current portfolio does not include Level 1 or Level 3 securities as of December 31, 2016.
The following table presents the fair value measurements of securities recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2016 and 2015:

		Fair Value Measurements at Reporting Date Using
December 31, 2016	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities
U.S. Government agencies	$21,473,448	$—	$21,473,448	$—
State and political subdivisions	2,350,403	—	2,350,403	—
Mortgage-backed securities	6,041,155	—	6,041,155	—
Total	$29,865,006	$—	$29,865,006	$—

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 15 - FAIR VALUE MEASUREMENTS (continued)

		Fair Value Measurements at Reporting Date Using
December 31, 2015	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities
U.S. Government agencies	$17,109,799	$—	$17,109,799	$—
State and political subdivisions	11,524,329	—	1,524,329	—
Mortgage-backed securities	3,696,787	—	3,696,787	—
Total	$32,330,915	$—	$22,330,915	$—
The estimated fair values of the Bank’s financial instruments are as follows:

	2016		2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash	$5,477,143	$5,477,143	$4,385,657	$4,385,657
Short-term investments	7,550,000	7,550,000	8,200,000	8,200,000
HTM investments	264,721	273,882	264,681	284,096
APS investments	29,865,006	29,865,006	22,330,915	22,330,915
Restricted stock	1,880,486	1,880,486	1,587,167	1,587,167
Loans	105,839,459	105,483,553	97,042,533	97,985,272
Total assets	$150,876,815	$150,530,070	$133,810,953	$134,773,107

Financial Liabilities
Noninterest-bearing	$35,142,327	$26,665,483	$27,152,268	$21,635,034
Interest-bearing deposits	92,876,690	83,490,903	90,409,357	82,627,250
Subordinated debentures	3,093,000	3,093,000	3,093,000	3,093,000
Total Liabilities	$131,112,017	$113,249,386	$120,654,625	$107,355,284

Unrecognized financial instruments
Commitments to extend credit	$16,351,000	$16,351,000	$13,813,000	$13,813,000

Standby letters-of-credit	$1,861,000	$1,861,000	$1,916,000	$1,916,000
The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of December 31, 2016 and 2015:
Cash and short-term instruments - The fair value of cash and cash equivalents is estimated to approximate the carrying amounts.
Investment securities- Fair values are based on quoted market prices, except for certain restricted stocks where fair value equals par value because of certain redemption restrictions.

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 15 - FAIR VALUE MEASUREMENTS (continued)

Loan receivables - The fair value of performing loans is calculated by discounting estimated cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these instruments, management has no basis to determine whether the fair value presented for loans would be indicative of the value negotiated in an actual sale.
Deposit liabilities - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.
Long-term debt - Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.
Commitments to extend credit, standby letters-of-credit, and financial guarantees written - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters-of-credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.
NOTE 17 - OPERATING LEASES
On August 31, 2016, the Bank entered into a commercial lease agreement to lease property in Baton Rouge, Louisiana with an initial two-year term. The lease contains an option to renew the lease for three extended terms of one year. The original lease will expire October 31, 2018.
The minimum lease payments due under the above lease agreement are as follows:

Year ending
2016	$1,500
2017	12,500
$14,000
NOTE 18 - RENTAL EXPENSE
The Bank leases a branch bank location from a third party on a month-to-month basis for $2,950 per month. Total rental expense was $35,400 and $35,400 for the years ended December 31, 2016 and 2015, respectively.
The Bank leases a branch bank location from a third party based on provisions of a commercial lease agreement (see Note 17) for $1,250 per month. Total rental expense was $2,500 and $0 for the years ended                 December 31,2016 and 2015, respectively.
NOTE 19 - INCOME TAXES
The Bank has adopted and follows FASB ASC 740-10 which clarifies the accounting for uncertainty in income taxes recognized in the Bank’s financial statements in accordance with FASB ASC 740-10 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC 740-10 also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return. The adoption of FASB ASC 740-10 did not have a material effect on the Bank.

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
Note 19 - INCOME TAXES (continued)

The Bank files income tax returns in the U.S. federal jurisdiction and the state of Louisiana. The Bank’s federal and state income tax returns for the years 2012 and beyond remain subject to examination by the Internal Revenue Service.
The Bank did not have unrecognized tax benefits as of December 31, 2016, and does not expect this to change significantly over the next 12 months. In connection with the adoption of FASB ASC 740-10, the Bank will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2016, the Bank has not accrued interest or penalties related to uncertain tax positions.
NOTE 20 - ACCUMULATED ADJUSTEMENTS ACCOUNT (AAA)
The Company’s Accumulated Adjustments Account (AAA) as of December 31, is as follows:

	2016	2015
Balance – beginning of year	$9,760,677	$9,361,232
Ordinary income for year	1,920,625	1,282,200
Other additions	32,940	29,763
Other reductions	(625,506)	(251,313)
Balance – before distributions	$11,088,736	$10,421,882

Distributions	(660,758)	(661,205)

Balance – end of year	$10,427,978	$9,760,677
NOTE 21 - SUBSEQUENT EVENT
On January 11, 2017, the Company approved a $6.50 per common share distribution to stockholders of record as of December 31, 2016. The total distribution was $209,252.
NOTE 22 - SUMMARIZED FINANCIAL INFORMATION OF PARENT COMPANY ONLY
Summarized financial information of BOJ Bancshares, Inc., Parent Company Only, as of December 31, 2016 and 2015,

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 22 - SUMMARIZED FINANCIAL INFORMATION OF PARENT COMPANY ONLY (continued)

BALANCE SHEETS
	2016	2015
Assets
Cash and cash equivalent	$505,847	$395,725
Interest-bearing deposits	1,000,000	1,000,000
Investment in The Highlands Bank	18,776,864	17,999,234
Investment in BOJ Statutory Trust I	93,000	93,000
Accrued interest receivable	126	106
Total assets	$20,375,837	$19,488,065

Liabilities and Stockholders’ Equity
Liabilities
Subordinated debentures	$3,093,000	$3,093,000
Notes payable	1,054,733	1,162,909
Accrued interest payable and other liabilities	57,783	11,468
Total liabilities	$4,205,516	$4,267,377

Stockholders’ equity
Common stock of $5 par value; 1,000,000 shares authorized; 45,072 shares issued; 32,193 (2016) and 32,193 (2015) outstanding	$225,360	$225,360
Additional paid-in capital	26,682	5,901
Retained earnings	19,158,484	18,181,922
Accumulated other comprehensive income (loss)	(164,553)	(8,667)
Unearned ESOP shares	(1,054,733)	(1,162,909)
Less cost of treasury stock; 12,879 (2016) and 12,879 (2015) shares	(2,020,919)	(2,020,919)
Total stockholders’ equity	$16,170,321	$15,220,688

Total liabilities and stockholders’ equity	$20,375,837	$19,488,065

STATEMENTS OF INCOME
Income
Dividends from subsidiary bank	$1,037,313	$694,135
Other income	118,276	61,511
Total income	$1,155,589	$755,646

Expense
Interest expense	$122,222	$98,407
Other expenses	329,563	206,071
Total expenses	$451,785	$304,478
Income before equity in undistributed earnings of subsidiary bank	$703,804	$451,168
Equity in undistributed earnings of subsidiary bank	933,516	719,181
Net income	$1,637,320	$1,170,349

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 22 - SUMMARIZED FINANCIAL INFORMATION OF PARENT COMPANY ONLY (continued)

STATEMENT OF CASH FLOW
	2016	2015
Cash flows from operating activities	$1,637,320	$1,170,349
Net income
Adjustments to reconcile net income to net cash
provided by operating activities	(933,516)	(719,181)
Equity in undistributed earnings of subsidiary bank	128,958	62,702
Compensation related to ESOP	(20)	65
(Increase) decrease in accrued interest receivable
Increase in accrued interest payable and other liabilities	46,314	3,191
Net cash provided by operating activities	$879,056	$517,126

Cash flows from investing activities
Purchases of unearned ESOP shares	$—	$(490,417)
Purchases of certificate of deposit	—	(1,000,000)
Net cash used for investing activities	$—	$(1,490,417)

Cash flows from financing activities
Payment on notes payable	$(108,176)	$(59,479)
Proceeds from issuance of notes payable	—	490,417
Cash distributions	(660,758)	(661,204)
Net cash used for financing activities	$(768,934)	$(230,266)
Increase (decrease) in cash and cash equivalents	$110,122	$(1,203,557)
Cash and cash equivalents – beginning of year	395,725	1,599,282
Cash and cash equivalents – end of year	$505,847	$395,725

Supplemental disclosures
Cash paid for:
Interest expense	$124,083	$95,216

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 23 - SUMMARIZED FINANCIAL INFORMATION OF BANK ONLY
Summarized financial information of The Highlands Bank, as of December 31, 2016 and 2015, is as follows:

BALANCE SHEETS
	2016	2015
Assets
Cash and due from banks	3,741,143	3,145,657
Federal funds sold	7,550,000	8,200,000
Interest-bearing deposits in other banks	1,736,000	1,240,000
Investments – available-for-sale	29,865,006	22,330,915
Investments – held-to-maturity	264,721	264,681
Investment in subsidiaries	47,788	48,280
Restricted stock	1,787,486	1,494,167
Loans, net	105,839,459	97,042,534
Accrued interest receivable	645,754	308,613
Premises and equipment, net	2,922,238	2,658,277
Other real estate owned	61,501	337,348
Other assets	247,463	229,340
Total assets	154,708,559	137,299,812
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand deposits – noninterest-bearing	35,617,009	27,549,914
Demand deposits – interest-bearing	43,218,010	38,996,466
Time deposits	50,658,680	52,412,891
Total deposits	129,493,699	118,959,271
Accrued interest payable	265,146	187,070
Other liabilities	6,172,866	154,236
Total liabilities	135,931,711	119,300,577
Stockholders’ equity
Common stock of $5 par value; 1,000,000 shares authorized; 45,072 shares issued and outstanding	225,360	225,360
Surplus	6,024,640	6,024,640
Retained earnings	12,691,401	11,757,902
Accumulated other comprehensive income (loss)	(164,553)	(8,667)
Total stockholders’ equity	18,551,488	17,773,875
Total liabilities and stockholders’ equity	154,483,199	137,074,452

BOJ BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015
NOTE 23 - SUMMARIZED FINANCIAL INFORMATION OF BANK ONLY (continued)

STATEMENTS OF INCOME
	2016	2015
Interest income
Interest and fees on loans	$5,675,977	$5,543,510
Interest and dividends on investment securities	221,411	209,830
Interest on federal funds sold	78,924	41,837
Total interest income	$5,976,312	$5,795,177
Interest expense
Interest on deposits	$559,565	$561,090
Interest on federal funds purchased	36,826	—
Total interest expense	$596,391	$561,090
Net interest income	$5,379,921	$5,234,087
Provision for loan losses	175,612	710,624
Net interest income, after provision for loan losses	$5,204,309	$4,523,463
Noninterest income
Service fees	$467,758	$469,774
Net gain (loss) on sale of other real estate	12,644	(73,177)
Net (loss) on disposal of fixed assets	(1,549)	(1,742)
Other income	410,167	413,565
Total noninterest income	$889,020	$808,420
Noninterest expenses
Salaries and wages	$1,816,297	$1,628,149
Employee benefits	491,899	474,452
Occupancy expense	462,277	458,884
Advertising and business development	114,165	99,953
FDIC and other regulatory assessments	90,591	96,840
Real estate owned expense	30,259	49,771
Professional fees	143,445	149,679
Data processing	329,260	302,061
Other operating expenses	644,324	658,778
Total noninterest expenses	$4,122,517	$3,918,567

Net income	$1,970,812	$1,413,316

Annex A
Agreement and Plan of Reorganization

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG
INVESTAR HOLDING CORPORATION
BATON ROUGE, LOUISIANA
BOJ BANCSHARES, INC.
JACKSON, LOUISIANA
AND
INVESTAR INTERIM CORPORATION
BATON ROUGE, LOUISIANA
DATED AS OF AUGUST 4, 2017

Section 10.08 Multiple Counterparts	A-53
Section 10.09 Specific Performance	A-53
Section 10.10 Attorneys’ Fees and Costs	A-53
Section 10.11 Binding Effect; Assignment	A-53
Section 10.12 Third Parties	A-53
Section 10.13 Amendment; Waiver; Extension	A-53
Section 10.14 Disclosure Schedules; Supplements to the Disclosure Schedules	A-54
EXHIBITS

FORM OF BANK MERGER AGREEMENT	A-A-1
FORM OF VOTING AGREEMENT	A-B-1
FORM OF NON-COMPETITION AGREEMENT	A-C-1
FORM OF RELEASE	A-D-1
EXAMPLE CALCULATION OF ADJUSTED TANGIBLE SHAREHOLDERS’ EQUITY OF BOJ	A-E-1
CONFIDENTIAL SCHEDULES

AGREEMENT AND PLAN OF REORGANIZATION
This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of August 4, 2017, by and among Investar Holding Corporation, a Louisiana corporation and registered financial holding company (“Investar”); BOJ Bancshares, Inc., a Louisiana corporation and registered bank holding company (“BOJ”); and Investar Interim Corporation, a Louisiana corporation and wholly-owned subsidiary of Investar (the “Merger Subsidiary”).
WITNESSETH:
WHEREAS, Investar owns all of the issued and outstanding shares of capital stock of Investar Bank, a Louisiana state non-member bank based in Baton Rouge, Louisiana (“Investar Bank”);
WHEREAS, BOJ owns all of the issued and outstanding shares of capital stock of The Highlands Bank, a Louisiana state non-member bank based in Jackson, Louisiana (“Highlands Bank”);
WHEREAS, the respective boards of directors of BOJ and Investar have determined that it is desirable and in the best interests of their respective companies and shareholders to enter into a strategic business combination through the merger (the “Merger”) of the BOJ with and into the Merger Subsidiary on the terms and subject to the conditions set forth in this Agreement, followed by the merger of the Merger Subsidiary with and into Investar;
WHEREAS, for federal income tax purposes, the parties intend that the Merger be treated and qualify as a tax-free reorganization within the meaning of the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, with this Agreement being adopted as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations;
WHEREAS, the parties intend that, following the Merger, Highlands Bank will merge with and into Investar Bank, with Investar Bank surviving the merger, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”);
WHEREAS, the respective boards of directors of BOJ and Investar have approved this Agreement and the transactions contemplated by this Agreement; and
WHEREAS, as a condition and inducement to Investar’s willingness to enter into this Agreement, each director and executive officer of BOJ and Highlands Bank have executed and delivered to Investar an agreement to vote in favor of the Merger at any BOJ shareholders’ meeting called for the purpose of considering such matter, and each director of BOJ and Highlands Bank has executed and delivered to Investar a non-competition and confidentiality agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the receipt, sufficiency and validity of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.01    Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically provided in this Agreement:
“Acquisition Agreement” is defined in Section 9.04D.
“Acquisition Proposal” is defined in Section 9.04E.
“Acquisition Transaction” is defined Section 9.04F.
“Adjusted Tangible Shareholders’ Equity” is defined in Section 2.06A.
“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity. For purposes of this definition, the term “control” means the power to direct the management of such Entity through voting rights, ownership or contractual obligations.
“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).
“Aggregate Cash Consideration” is defined in Section 2.05C.
“Aggregate Merger Consideration” is defined in Section 2.05C.
“Aggregate Stock Consideration” is defined in Section 2.05C.
“Agreement” is defined in the Preamble.
“AJCA” means the American Jobs Creation Act of 2004, as amended.
“Average Closing Price” is defined in Section 2.06B.
“Banking Laws” is defined in Section 4.05A.
“Bank Merger” is defined in Section 2.01.
“Bank Merger Agreement” is defined in the Recitals.
“Bankruptcy Exception” means any limitation imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to enforceability, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.
“BOJ” is defined in the Preamble.
“BOJ Audited Statements” is defined in Section 5.05.
“BOJ Board” means the Board of Directors of BOJ.
“BOJ Contracts” is defined in Section 5.13.
“BOJ Employees” is defined in Section 7.12A.

“BOJ Employee Plan” is defined in Section 5.28A.
“BOJ ESOP” is defined in Section 5.28G.
“BOJ Financial Statements” is defined in Section 5.05.
“BOJ Intellectual Property” is defined in Section 5.17A.
“BOJ Meeting” is defined in Section 7.03A.
“BOJ Options” is defined in Section 2.08.
“BOJ Personal Property” is defined in Section 5.11.
“BOJ Real Property” is defined in Section 5.10A.
“BOJ Shareholder Approval” is defined in Section 7.03A.
“BOJ Stock” means the common stock, $5.00 par value per share, of BOJ.
“BOJ Unaudited Statements” is defined in Section 5.05.
“Business Day” means any day other than a Saturday, a Sunday or a day on which Louisiana state banks are authorized or required to be closed.
“Certificate” is defined in Section 2.11A.
“Change in Recommendation” is defined in Section 7.03A.
“Closing” is defined in Section 3.01.
“Closing Date” is defined in Section 3.01.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.
“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.
“Data Conversion” is defined in Section 7.14.
“Determination Date” is defined in Section 2.06A
“Disclosing Party” is defined in Section 7.07A.
“Effective Time” is defined in Section 3.04.
“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.
“Environmental Laws” means the Legal Requirements now or hereafter in effect, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” with respect to an Entity means any other Entity that, together with such first Entity, would be treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” means the Entity designated by Investar to effect the exchange of BOJ Stock for the Aggregate Merger Consideration. Unless otherwise designated, the Exchange Agent will be American Stock Transfer & Trust Company LLC.
“FDIA” means the Federal Deposit Insurance Act, as in effect on the date of this Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Governmental Authority” means any governmental body, whether administrative, executive, judicial, legislative, police, regulatory, or taxing, including any international, federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing.
“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any Governmental Authority, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead; provided, however, that “Hazardous Material” does not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of a Party or its Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
“Highlands Bank” is defined in the Recitals.
“Highlands Bank Call Report” is defined in Section 5.06.
“Indemnified Party” is defined in Section 7.17A.

“Investar” is defined in the Preamble.
“Investar Annual Financial Statements” is defined in Section 4.04.
“Investar Bank” is defined in the Recitals.
“Investar Bank Stock” is defined in Section 4.02A
“Investar Board” means the Board of Directors of Investar.
“Investar Common Stock” means the common stock of Investar, par value $1.00 per share.
“Investar Expenses” is defined in Section 9.04A(i).
“Investar Interim Financial Statements” is defined in Section 4.04.
“IRS” means the Internal Revenue Service.
“Knowledge,” “knowledge” or any variation thereof means the actual knowledge of the Person, which if an Entity, means the actual knowledge of its board of directors and senior executive officers, after reasonable inquiry.
“LBCA” means the Louisiana Business Corporation Act, La. Rev. Stat. §§12:1 et seq.
“Legal Requirement” means collectively, with respect to a Person, any (i) federal, state, local, municipal or other constitution, law, ordinance, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (ii) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such, or (iii) other similar requirement enacted, adopted or promulgated by any Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.
“Lien” means any mortgage, lien (statutory or other) or encumbrance, or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title), conditional sale, title retention or other similar agreement, arrangement, device or restriction, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable Legal Requirement of any jurisdiction, restriction on sale, transfer, assignment, disposition or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.
“Loan” means all evidences of indebtedness and leases, including any renewals and extensions (individually a “Loan” and collectively, the “Loans”).
“Material Adverse Change” means, with respect to BOJ and Investar, respectively, any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, management, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or the ability of such Party to timely perform its obligations under this Agreement, except for any such effects resulting from: (a) changes in general economic or political conditions or the securities or financial markets in general; (b) acts of terrorism, war (whether or not declared) or armed conflicts; (c) changes in GAAP or RAP; (d) changes occurring generally in the banking industry; (e) any action taken by a Party in accordance with this Agreement or the transactions contemplated by this Agreement (or the announcement thereof to third parties or the public in accordance with the terms of this Agreement) or as required by law; or (f) changes in laws after the date of this Agreement; provided, in the case of clauses (a), (b), (c), (d) or (f), except to the extent that any such change has had, or is reasonably likely to have, a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to other Entities in the banking industry in Louisiana.
“Merger” is defined in the Recitals.
“Merger Subsidiary” means Investar Interim Corporation.
“Notice Period” is defined in Section 9.01E.
“Outstanding BOJ Shares” is defined in Section 2.05C.
“Party” or “parties” means Investar, BOJ, and the Merger Subsidiary.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Per Share Cash Consideration” is defined in Section 2.05D.
“Per Share Merger Consideration” is defined in Section 2.05D.
“Per Share Stock Consideration” is defined in Section 2.05D
“Person” means any natural individual or any Entity.
“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution or investigation, or other proceedings before any Governmental Authority or arbitration.
“Proxy Statement/Prospectus” is defined in Section 7.03B.
“RAP” means regulatory accounting principles.
“Recipient Party” is defined in Section 7.07A.
“Release” is defined in Section 7.19C.
“Representatives” means, with respect to any Person, its directors, officers, employees, members, partners, shareholders, agents, representatives or advisers (including attorneys, accountants, insurers, rating agencies, consultants, bankers and financial advisers).
“Requisite Regulatory Approvals” is defined in Section 7.09.
“S Election Date” is defined in Section 5.14J.
“S-4 Registration Statement” is defined in Section 7.03B.
“Schedules” means the disclosure schedules supplementing the representations and warranties made by the parties under this Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Stock Option Plan” is defined in Section 2.08.
“Subject Information” is defined in Section 7.07A.

“Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.
“Superior Proposal” is defined in Section 9.04G.
“Surviving Bank” is defined in Section 2.01.
“Surviving Corporation” is defined in Section 2.01.
“Tail Policy” is defined in Section 2.06A.
“Tax” and “Taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology Related Contracts” is defined in Section 7.14.
“Termination Fee” is defined in Section 9.04A(i).
“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury under the Code.
“Treasury Shares” means all shares of BOJ Stock that are owned, directly or indirectly, by BOJ or Highlands Bank, other than (i) shares of BOJ Stock held, directly or indirectly, in trust or managed accounts or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of BOJ Stock held in respect of a debt previously contracted.
“Trust Preferred Issuance” is defined in Section 5.34.
Section 1.02    Interpretation. The table of contents, headings and captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision of this Agreement. When a reference is made in this Agreement to the Preamble or Recitals or a Section or Schedule, such reference is to the Preamble or Recitals to, a Section of, or Schedules to this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute in effect as of the date of this Agreement unless the context in which the agreement, instrument or statute is used expressly provides otherwise. References to a Person are also to its successors and permitted assigns. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of the Agreement. Each use of the masculine, feminine or neuter gender is deemed to include the other genders, and each use of the plural is deemed to include the singular, and vice versa, in each case as the context requires. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. The parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate any Legal Requirement. All references to days in this Agreement are to calendar days, unless the context expressly otherwise provides, except that any time period provided for in this Agreement that will end on a day other than a Business Day will extend to the next Business Day.

ARTICLE II
THE MERGER
Section 2.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, BOJ will merge with and into the Merger Subsidiary in accordance with the LBCA. The Merger Subsidiary will be the surviving corporation in the Merger (“Surviving Corporation”) and will continue its corporate existence under the LBCA. At the Effective Time, the separate corporate existence of BOJ will cease. Immediately following the Merger, Investar will cause (i) the merger of the Merger Subsidiary with and into Investar, with Investar as the surviving corporation; and (ii) the merger of Highlands Bank with and into Investar Bank (“Bank Merger”), with Investar Bank as the surviving bank in the Bank Merger (“Surviving Bank”), on the terms and subject to the conditions set forth in the Bank Merger Agreement.
Section 2.02    Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in Section 1107 of the LBCA and this Agreement. Without limiting the generality of and subject to the foregoing and subject to Section 1107(A)(9) of the LBCA, all of the property, rights, privileges, powers and franchises of BOJ will vest in the Merger Subsidiary, and all debts, liabilities, obligations, restrictions and duties of BOJ will become the debts, liabilities, obligations, restrictions and duties of the Merger Subsidiary. The name of the Surviving Corporation will be “Investar Interim Corporation.”
Section 2.03    Constituent Documents. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the Constituent Documents of the Surviving Corporation will be the Constituent Documents of the Merger Subsidiary as in effect at the Effective Time.
Section 2.04    Directors and Executive Officers. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the members of the board of directors of the Merger Subsidiary at the Effective Time shall be the board of directors of the Surviving Corporation. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the senior officers of the Merger Subsidiary immediately prior to the Effective Time shall be the senior officers of the Surviving Corporation.
Section 2.05    Merger Consideration. At the Effective Time, by virtue of this Agreement and without any further action on the part of any shareholder of Investar or BOJ:
A.    All shares of BOJ Stock, other than Treasury Shares, will be cancelled and converted into the right to receive the consideration described in Section 2.05C–Section 2.05E.
B.    All of the issued and outstanding shares of common stock of the Merger Subsidiary will remain issued and outstanding as the stock of the Surviving Corporation.
C.    All of the shares of BOJ Stock outstanding immediately prior to the Effective Time (the “Outstanding BOJ Shares”) shall be converted into and represent the right to receive aggregate merger consideration (the “Aggregate Merger Consideration”) consisting of: (i) an aggregate of $3,950,000 in cash (the “Aggregate Cash Consideration”), and (ii) an aggregate of 799,559 shares of Investar Common Stock (the “Aggregate Stock Consideration”), unless such consideration is otherwise adjusted as provided in Section 2.06 below.
D.     At the Effective Time, all Outstanding BOJ Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the allocable portion of the Aggregate Merger Consideration. Each such Outstanding BOJ Share shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive: (i) an amount of cash (the “Per Share Cash Consideration”) equal to the quotient obtained by dividing (a) the Aggregate Cash Consideration by (b) the number of Outstanding BOJ Shares; and (ii) a number shares of Investar Common Stock (the “Per Share Stock Consideration”) equal to the quotient obtained by dividing (a) the Aggregate Stock Consideration by (b) the number of Outstanding BOJ Shares (together with the Per Share Cash Consideration, the “Per Share Merger Consideration”), unless such Per Share Cash Consideration and/or Per Share Stock Consideration is otherwise adjusted as provided in Section 2.06.
E.    Notwithstanding anything in this Agreement to the contrary, Investar will not issue any fractional shares of Investar Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Investar shall pay to each former holder of BOJ Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) $22.70, subject to adjustment as described in Section 2.06B by (ii) the fraction of a share of Investar Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.05.
F.    Notwithstanding anything in this Agreement to the contrary, any holder of BOJ Stock who properly perfects such holder’s appraisal rights in connection with the Merger by following the exact procedure required by the LBCA will be entitled to receive payment of the fair cash value of such holder’s shares of BOJ Stock in accordance with and to the extent required under the applicable provisions of the LBCA in lieu the allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E; provided, however, that if such holder fails in any respect to strictly comply with the procedural requirements to perfect the holder’s appraisal rights under the applicable provisions of the LBCA, such holder will be entitled only to receive his or her allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E. BOJ will give prompt written notice to Investar of any communications received from any shareholder of BOJ related to the exercise of, or indicating an intent to exercise appraisal rights.
G.    Treasury Shares, if any, will be canceled and extinguished without any conversion thereof or consideration therefor.

Section 2.06    Adjustment to Merger Consideration for Equity Capital and Pricing Collars.
A.    The Aggregate Merger Consideration assumes that BOJ will deliver at least $16,500,000 of Adjusted Tangible Shareholders’ Equity (defined below) to Investar at the Closing. In the event BOJ’s Adjusted Tangible Shareholders’ Equity, calculated as of a date that is within ten days prior to the Closing (the “Determination Date”) is less than $16,500,000, the Aggregate Merger Consideration will be reduced, on a dollar for dollar basis, with the Aggregate Cash Consideration and the Aggregate Stock Consideration reduced on a pro rata basis based upon the amount of Aggregate Cash Consideration and Aggregate Stock Consideration making up the Aggregate Merger Consideration prior to such reduction. For purposes of this Agreement, the “Adjusted Tangible Shareholders Equity” of BOJ will equal the sum of the capital stock, surplus and undivided profits of BOJ, on a consolidated basis in accordance with GAAP, consistently applied, and excluding any goodwill and the effect of any unrealized gains or losses on available-for-sale securities, and reduced by certain extraordinary items related to the Merger that have not been paid or accrued by BOJ prior the Determination Date. Such reductions will include: (a) the amount of all costs and expenses related to the Merger, the Bank Merger, this Agreement and the transactions contemplated hereby (including, without limitation, any professional fees) which are payable by BOJ or any of its Subsidiaries; (b) the amount of any fees and commissions payable by BOJ or any of its Subsidiaries to any broker, finder, financial advisor or investment banking firm in connection with the Merger or the Bank Merger; (c) the amount of the accrual through the Closing Date in accordance with GAAP of any future benefit payments due by BOJ or Highlands Bank under any salary continuation, deferred compensation or other similar agreements of BOJ or Highlands Bank; (d) the amount of any cost to fully fund and liquidate any BOJ Employee Plan and to pay all related expenses and fees to the extent such termination is requested by Investar; (e) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation, or other similar arrangement, or severance, noncompetition, retention or bonus arrangement between the BOJ, Highlands Bank and any other person; and (f) the amount of the all contract termination fees, penalty or liquidated damages associated with the termination of BOJ’s or Highlands Bank’s contracts with any third-party service provider, including without limitations, the amount of any contract termination fees, penalty or liquidated damages associated with the termination of BOJ’s or Highlands Bank’s contracts with any third-party provider of electronic banking and data processing services prior to or following the Closing Date. For the avoidance of doubt, Investar will pay, and the Adjusted Tangible Shareholders’ Equity of BOJ will not be reduced for: (x) the cost of tail insurance premiums for the past acts and extended reporting period insurance coverage under BOJ’s current directors’ and officers’ insurance policy (or comparable coverage) a period of six (6) years following the Closing Date (the “Tail Policy”) (See Section 7.18); and (y) the cost of any post-closing utilization by Investar or Investar Bank of BOJ’s or its Subsidiaries’ data processing agreement(s) and conversion costs related to the migration or conversion of data processing systems from Highlands Bank to Investar Bank. For example purposes only, a calculation of the Adjusted Tangible Shareholders’ Equity of BOJ as of June 30, 2017, is attached hereto as Exhibit E.
B.    Notwithstanding anything in this Agreement to the contrary, in the event that the average closing price per share of Investar Common Stock for the ten consecutive trading (10) days prior to, but not including, the Closing Date (the “Average Closing Price”) is less than $20.43, then Investar shall increase the number of shares of Investar Common Stock making up the Aggregate Stock Consideration so that, as a result of any such adjustments, the Aggregate Merger Consideration based on the Average Closing Price, shall be no less than $20,284,990, subject to reduction as contemplated in Section 2.06A. In the event that the Average Closing Price is greater than $26.11, then Investar shall decrease the number of shares of Investar Common Stock making up the Aggregate Stock Consideration so that, as a result of any such adjustments, the Aggregate Merger Consideration based on the Average Closing Price, shall be no more than $24,826,485, subject to reduction as contemplated in Section 2.06A.
Section 2.07    Anti-Dilutive Adjustment. The aggregate number of shares of Investar Common Stock to be exchanged for each share of BOJ Stock shall be adjusted appropriately to reflect any change in the number of shares of Investar Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Investar Common Stock, received or to be received by holders of Investar Common Stock, when the record date or payment occurs prior to the Effective Time.
Section 2.08    Treatment of Stock Options. No later than ten (10) days after the date of this Agreement, BOJ’s Board of Directors, which administers the BOJ Bancshares, Inc. 2008 Stock Options and Stock Appreciation Rights Plan (the “Stock Option Plan”), shall accelerate the time in which all outstanding options to purchase shares of BOJ Stock (the “BOJ Options”) may be exercised in accordance with Sections 6, 9 and 15 of the Stock Option Plan to a date no later than fifteen (15) days prior to the Closing Date. All BOJ Options that are not exercised or surrendered in accordance with the preceding sentence shall be cancelled as of the Effective Time. Investar shall not assume any BOJ Options and Investar will not substitute an equivalent option therefore. BOJ shall take all actions reasonably requested by Investar, to ensure that following the Effective Time, no holder of any unexpired and unexercised BOJ Options will have any right thereunder to acquire any equity securities of BOJ or Investar or any right to payment in respect of any such securities of BOJ except for payment of the above described option consideration, or payment of the allocable portion of the Aggregate Merger Consideration with respect to the shares of BOJ Stock into which such BOJ Options are exercised prior to the Effective Time.
Section 2.09    Effect on Investar Common Stock. The Merger will have no effect on the shares of Investar Common Stock issued and outstanding immediately prior to the Effective Time.
Section 2.10    Rights as Shareholders; Stock Transfers. At the Effective Time, holders of BOJ Stock will cease to be, and will have no rights as, shareholders of BOJ, other than rights to receive (i) any then unpaid dividend or other distributions on BOJ Stock having a record date before the Effective Time and (ii) allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E upon compliance with the exchange procedures described in Section 2.11. From and following the Effective Time, the stock transfer books of BOJ will be closed, and there will be no transfers on the stock transfer books of BOJ of the shares of BOJ Stock that were outstanding immediately prior to the Effective Time.
Section 2.11    Exchange Procedures.
A.    Immediately prior to the Effective Time, Investar shall deposit with the Exchange Agent, for the benefit of the holders of the Certificates, an amount of cash equal to the Aggregate Cash Consideration. As soon as practicable after the Effective Time, Investar will instruct the Exchange Agent to mail to each record holder of a certificate which immediately prior to the Effective Time represented one or more outstanding shares of BOJ Stock (the “Certificate”) a letter of transmittal that will (i) specify that delivery will be effected, and risk of loss and title to the Certificate(s) will pass, only upon delivery of the Certificate(s) to the Exchange Agent, (ii) include instructions for use in surrendering the Certificate(s) in exchange for such holder’s allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E, and (iii) include such other reasonable provisions as Investar may specify and which are consistent with the terms of this Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent or Investar, the holder of such Certificate will be entitled to receive such holder’s allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E. The Exchange Agent will cancel or cause to be cancelled the Certificates surrendered in accordance with this Section 2.11 and will deliver or cause to be delivered the cancelled Certificates to Investar.
B.    Investar may withhold all distributions on the shares of Investar Common Stock held by any shareholder prior to the surrender of his or her Certificate(s) in accordance with the exchange procedures described in this Section 2.11. No interest will be paid or will accrue to the holders of the Certificate(s) with respect to the Aggregate Merger Consideration or any distributions on Investar Common Stock withheld in accordance with this paragraph. Subject to the effect of applicable escheat or similar laws, following the proper surrender of a Certificate as described in this Section 2.11, Investar will pay to the holder of such Certificate(s) the amount of any distributions that had been withheld in accordance with this paragraph.
C.    Any portion of the Aggregate Merger Consideration that remains unclaimed by the shareholders of BOJ for six (6) months after the Exchange Agent mails the transmittal materials to such shareholders will be returned to the Surviving Corporation upon demand, and holders of Certificate(s) who have not complied with the exchange procedures described in this Section 2.11 will look only to the Surviving Corporation, and not the Exchange Agent, for the payment of their allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E. Notwithstanding anything herein to the contrary, none of Investar, BOJ, or any Exchange Agent will be liable to any former holder of BOJ Stock with respect to any amount delivered in good faith to a public official in accordance with any applicable abandoned property, escheat or similar laws.

D.    If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Investar or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Investar may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the allocable portion of the Aggregate Merger Consideration described in Section 2.05C–Section 2.05E due to such Person under this Agreement.
Section 2.12    Tax Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368‑2(g) and 1.368‑3(a) of the Treasury Regulations.
Section 2.13    Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Investar may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of BOJ as a result of such modification, (ii) the consideration to be paid to holders of BOJ Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE III
THE CLOSING AND THE CLOSING DATE
Section 3.01    Time and Place of the Closing and Closing Date. On a date to be determined by Investar and BOJ, which date will be within fifteen (15) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of all mandatory waiting periods (the “Closing Date”), a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents to determine whether all of the conditions set forth in Article VIII have been satisfied or waived and whether any condition exists that would permit a Party to this Agreement to terminate this Agreement. If no such condition then exists or if no Party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties will execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement. The Closing will take place at such time and place as the parties may agree.
Section 3.02    Actions to be Taken at the Closing by Investar. At the Closing, Investar will execute and acknowledge (where appropriate) and deliver or cause to be delivered to BOJ, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to BOJ’s obligations to close hereunder):
A.    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Investar, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of Investar of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Constituent Documents of Investar; and (iii) the incumbency and true signatures of those officers of Investar duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;
B.    A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer or other duly authorized executive officer of Investar, acting solely in his official capacity, certifying that the conditions to Closing described in Section 8.03A and Section 8.03B have been satisfied;
C.    Evidence reasonably satisfactory to BOJ that all consents and approvals required to be obtained by Investar from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 4.07 of the Schedules have been obtained and are in full force and effect; and
D.    All other documents required to be delivered to BOJ by Investar under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by BOJ or its counsel.
Section 3.03    Actions to be Taken at the Closing by BOJ. At the Closing, BOJ will execute and acknowledge (where appropriate) and deliver or cause to be delivered to Investar, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Investar’s obligations to close hereunder):
A.    A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of BOJ, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of BOJ of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of BOJ of this Agreement and the transactions contemplated by the Agreement; (iii) the Constituent Documents of BOJ; (iv) a true and correct list of record shareholders of BOJ as of the Closing Date; and (v) the incumbency and true signatures of those officers of BOJ duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

B.    A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer or other duly authorized executive officer of BOJ, acting solely in his official capacity, certifying that the conditions to Closing described in Section 8.02A, Section 8.02B and Section 8.02D have been satisfied;
(i)Evidence reasonably satisfactory to Investar that all consents and approvals required to be obtained by BOJ from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 5.09 of the Schedules have been obtained and are in full force and effect; and
C.    All other documents required to be delivered to Investar by BOJ under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by Investar or its counsel.
Section 3.04    Effective Time. The Merger will become effective on the date and at the time (the “Effective Time”) following the Closing specified in the Certificate of Merger issued by the Louisiana Secretary of State; provided, however, that the parties will use commercially reasonable efforts to cause the Merger to become effective on the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTAR
Except as specifically set forth in a Section to the Schedules, Investar makes the following representations and warranties to BOJ as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).
Section 4.01    Organization and Qualification.
A.    Investar is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to financial holding companies. Investar Bank is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana. The Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana.
B.    Investar and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.
C.    Investar Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Louisiana Office of Financial Institutions, and (ii) is an insured bank as defined in the FDIA.
Section 4.02    Capitalization.
A.    The authorized capital stock of Investar consists of 40,000,000 shares of Investar Common Stock, $1.00 par value, 8,812,892 shares of which are outstanding as of July 15, 2017, and 5,000,000 shares of preferred stock, no par value, none of which is issued and outstanding as of the date of this Agreement. Investar owns all of the issued and outstanding shares of common stock, $1.00 par value, of Investar Bank (“Investar Bank Stock”). All of the issued and outstanding shares of Investar Common Stock and Investar Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.
B.    At the Effective Time, the shares of Investar Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.
Section 4.03    Execution and Delivery; No Violation.
A.    Each of Investar and the Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. Each of Investar and the Merger Subsidiary has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by Investar and the Merger Subsidiary. Assuming due authorization, execution and delivery by BOJ, this Agreement constitutes the legal, valid and binding obligation of Investar and the Merger Subsidiary, enforceable against Investar and the Merger Subsidiary in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
B.    Subject to the receipt of any regulatory consents and approvals set forth in Section 4.07 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute: (i) a breach or violation of any provision of the Constituent Documents of Investar or Investar Bank; (ii) a violation of any Legal Requirement applicable to Investar, Investar Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of Investar or Investar Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Investar or Investar Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected.
Section 4.04    Investar Financial Statements.
A.    Investar has furnished or made available to BOJ true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission, which contains Investar’s audited consolidated balance sheets as of December 31, 2016 and 2015, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2016, 2015 and 2014 (the “Investar Annual Financial Statements”) and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2017, March 31, 2016, June 30, 2016 and September 30, 2016, as filed with the SEC, which contain Investar’s unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, 2017, March 31, 2016, June 30, 2016 and September 30, 2016 (the “Investar Interim Financial Statements”).
B.    The Investar Annual Financial Statements and Investar Interim Financial Statements have been prepared from the books and records of Investar and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Investar at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the Investar Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of Investar for the periods then ended, which may be filed by Investar with the SEC subsequent to the date hereof, will be prepared from the books and records of Investar and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Investar at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP.
Section 4.05    Compliance with Laws and Regulatory Filings. Except as disclosed in Section 4.05A of the Schedules, Investar and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Legal Requirement relating to Investar or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, the “Banking Laws”)

Section 4.06    SEC Reports. Investar has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the Securities and Exchange Commission pursuant to the Exchange Act of 1934 for the past three (3) years. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 4.07    Consents and Approvals. Except as disclosed in Section 4.07 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by Investar or Investar Bank in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.
Section 4.08    Absence of Certain Changes or Events. Since December 31, 2016, Investar and Investar Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Change on Investar or Investar Bank has occurred.
Section 4.09    Representations Not Misleading. No representation or warranty by Investar contained in this Agreement, nor any statement, exhibit or schedule furnished to BOJ by Investar under or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by Investar.
Section 4.10    Ability to Pay Aggregate Cash Consideration. Investar shall have available to it as of the business day prior to the Closing Date funds sufficient to pay the Aggregate Cash Consideration to the Exchange Agent and pay all amounts required of it under this Agreement and to consummate the transactions contemplated hereby.
Section 4.11    Watch List of Loans. Section 4.11 of the Schedules contains the “watch list” of loans of Investar Bank as of December 31, 2016, March 31, 2017 and June 30, 2017. To the Knowledge of Investar, there is no other Loan, loan agreement, note or borrowing arrangement which should be included in the watch list based on Investar’s or Investar Bank’s ordinary course of business and safe and sound banking principles.
Section 4.12    Employee Relationships. The relations of each of Investar and its Subsidiaries with its respective employees are satisfactory. Neither Investar nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, Representatives of its respective employees. Investar and its Subsidiaries have complied with all laws relating to the employment of labor with respect to their respective employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and no Person has asserted to Investar or any Subsidiary that Investar or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Section 4.12 of the Schedules, to the Knowledge of Investar, no key executive officer or manager of Investar or Investar Bank or any group of employees of Investar or Investar Bank has or have any present plans to terminate their employment with Investar or Investar Bank.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BOJ
Except as specifically set forth in a Section to the Schedules, BOJ makes the following representations and warranties to Investar as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).
Section 5.01    Organization and Qualification.
A.    BOJ is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to bank holding companies. Highlands Bank is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana. Each of BOJ’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of Louisiana.
B.    BOJ and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.
C.    Highlands Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Louisiana Office of Financial Institutions, and (ii) is an insured bank as defined in the FDIA.
D.    Except as disclosed in Section 5.01D of the Schedules, other than Highlands Bank, BOJ has no equity interest, direct or indirect, in any bank or corporation or in any other Entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by BOJ has not been conducted through any other direct or indirect Subsidiary of BOJ. Except as disclosed in Section 5.01D of the Schedules, Highlands Bank has no equity interest, direct or indirect, in any other bank or corporation or in any other Entity, except as acquired (i) in the ordinary course of business as part of the investment portfolio of Highlands Bank or (ii) through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Highlands Bank has not been conducted through any other direct or indirect Subsidiary of Highlands Bank.
E.    All of the issued and outstanding shares of the common stock of Highlands Bank are owned by BOJ free and clear of any Lien with respect thereto.
Section 5.02    Capitalization.
A.    The authorized capital stock of BOJ consists of 1,000,000 shares of common stock, par value $5.00 per share, 32,193 shares of which are issued and outstanding, and 10,000 shares of preferred stock, par value of $100.00 per share, no shares of which are issued and outstanding. The outstanding shares of BOJ Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of BOJ, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on BOJ Stock have been paid. Except as disclosed in Section 5.02A of the Schedules, there are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating BOJ to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of BOJ. There are no outstanding contractual obligations of BOJ to vote or dispose of any shares of the capital stock of BOJ. Except as disclosed in Section 5.02A of the Schedules, there are no shareholder agreements, voting trusts or similar agreements relating to the BOJ Stock to which BOJ is a party.
B.    The authorized capital stock of Highlands Bank consists of 1,000,000 shares of common stock, par value $5.00 per share, 45,072 of which are issued and outstanding. The outstanding shares of common stock of Highlands Bank have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of Highlands Bank, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on the common stock of Highlands Bank have been paid. There are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Highlands Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Highlands Bank. There are no outstanding contractual obligations of Highlands Bank to vote or dispose of any shares of the capital stock of Highlands Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the common stock of Highlands Bank to which Highlands Bank is a party.
Section 5.03    Execution and Delivery; No Violation.
A.    BOJ has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. BOJ has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. This Agreement has been duly and validly executed and delivered by BOJ. Assuming due authorization, execution and delivery by Investar, this Agreement constitutes the legal, valid and binding obligation of BOJ, enforceable against BOJ in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
B.    Subject to the receipt of any regulatory consents and approvals set forth in Section 5.09 and the expiration of related waiting periods, and neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of BOJ or Highlands Bank; (ii) a violation of any Legal Requirement applicable to BOJ, Highlands Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of BOJ or Highlands Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which BOJ or Highlands Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected.
Section 5.04    Compliance with Laws and Regulatory Filings.
A.    Except as disclosed in Section 5.04A of the Schedules, BOJ and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Banking Laws. Neither BOJ nor Highlands Bank have had or suspected any material incidents of fraud or defalcation involving BOJ, Highlands Bank or any of their respective officers, directors or Affiliates during the last two years. Each of BOJ and Highlands Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Highlands Bank that are designed to properly monitor transaction activity (including wire transfers).

B.    BOJ and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with all Governmental Authorities having supervisory jurisdiction over BOJ and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except as set forth in Section 5.04B of the Schedules, there is no unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of BOJ or Highlands Bank.
C.    None of BOJ or its Subsidiaries, or to the Knowledge of BOJ, any director, officer, employee, agent or other Person acting on behalf of BOJ or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BOJ or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BOJ or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BOJ or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BOJ or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for BOJ or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BOJ or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.
D.    Highlands Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)), and “well managed” (as that term is defined is 12 C.F.R. Section 225.2(s)), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” Highlands Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.
Section 5.05    BOJ Financial Statements. BOJ has furnished to Investar true and complete copies of (i) the audited consolidated financial statements of BOJ as of and for the years ended December 31, 2016, 2015 and 2014, including balance sheets and the related statements of income, stockholders’ equity and cash flows (collectively, the “BOJ Audited Statements”), and (ii) an unaudited balance sheet of Highlands Bank as of March 31, 2017 and an unaudited statement of income of Highlands Bank for the three months ended March 31, 2017 (collectively, the “BOJ Unaudited Statements” and, together with the BOJ Audited Statements, the “BOJ Financial Statements”). The BOJ Audited Statements and, subject to the absence of footnotes and normal year-end adjustments consistent with past practice that are immaterial in amount and substance, the BOJ Unaudited Statements, were prepared in accordance with the books of account and other financial records of BOJ and Highlands Bank, as applicable, and fairly present in all material respects the financial condition, results of operations and cash flows (other than cash flows for the BOJ Unaudited Statements) of BOJ and Highlands Bank, as applicable, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved. The BOJ Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.
Section 5.06    Highlands Bank Call Reports. BOJ has furnished Investar with true and complete copies of the Reports of Condition and Income of Highlands Bank as of and for each period during the year ended December 31, 2016 and as of and for the period ended March 31, 2017 (each, a “Highlands Bank Call Report”). Each Highlands Bank Call Report fairly presents, in all material respects, the financial position of Highlands Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. None of the Highlands Bank Call Reports contain items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

Section 5.07    Undisclosed Liabilities. BOJ has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any BOJ Employee Plan or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements between BOJ and Highlands Bank), that is not reflected in or disclosed in the BOJ Financial Statements or the Highlands Bank Call Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the BOJ Financial Statements or the Highlands Bank Call Reports, respectively or (b) as disclosed in Section 5.07 of the Schedules.
Section 5.08    Proceedings. Except as set forth in Section 5.08 of the Schedules, there are no Proceedings pending or, to the Knowledge of BOJ, threatened against BOJ or any of its Subsidiaries, and BOJ has no Knowledge of any basis on which any such Proceedings could be brought. Neither BOJ nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.
Section 5.09    Consents and Approvals. Except for the approval of the shareholders of BOJ or as disclosed in Section 5.09 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by BOJ or Highlands Bank in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.
Section 5.10    Real Property Owned or Leased.
A.    Section 5.10A of the Schedules contains a true, correct and complete list of all immovable property owned or leased by BOJ or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “BOJ Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, BOJ Real Property, title insurance policies for BOJ Real Property that is owned by BOJ or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Investar.
B.    Except as set forth in Section 5.10A of the Schedules, no lease or deed with respect to any BOJ Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such BOJ Real Property pertaining to its current primary business purpose.
C.    None of the buildings and structures located on any BOJ Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any BOJ Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Change on BOJ or Highlands Bank. No condemnation proceeding is pending or, to BOJ’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any BOJ Real Property in the manner in which it is currently being used.
D.    Except as set forth in Section 5.10A of the Schedules, BOJ or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all BOJ Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the BOJ Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant immovable property.
E.    All buildings and other facilities used in the business of BOJ and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.
Section 5.11    Personal Property. Except as set forth in Section 5.11 of the Schedules, each of BOJ and its Subsidiaries has good title to, or a valid leasehold interest in, all movable property, whether corporeal or incorporeal, used in the conduct of its business (the “BOJ Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the BOJ Financial Statements and (ii) such other liens, charges imperfections of title and encumbrances as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant BOJ Personal Property. Subject to ordinary wear and tear, the BOJ Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.
Section 5.12    Absence of Certain Changes or Events. Since December 31, 2016, BOJ has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices or as disclosed in Section 5.12 of the Schedules:
A.    Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;
B.    Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due;
C.    Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;
D.    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;
E.    Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
F.    Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the dates of the most recent BOJ Financial Statement or Highlands Bank Call Report;
G.    Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim (except in conjunction with the settlement of litigation described in Section 5.12L) of material value;
H.    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or may reasonably be anticipated to result in, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;
I.    Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or BOJ Proprietary Right (as defined in Section 5.17) or modified any existing rights with respect thereto;

J.    Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;
K.    Except for improvements or betterments relating to its properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;
L.    Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $50,000;
M.    Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;
N.    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person;
O.    Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
P.    Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP; or
Q.    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through P. above.
Section 5.13    Certain Leases, Contracts and Agreements.
A.    Except as set forth in Section 5.13 of the Schedules (the “BOJ Contracts”), neither BOJ nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):
(i)employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant);
(ii)bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;
(iii)any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;
(iv)contract or commitment for capital expenditures;
(v)material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi)contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;
(vii)contract, agreement or letter with respect to the management or operations of BOJ or Highlands Bank imposed by any Governmental Authority having supervisory jurisdiction over BOJ or BOJ Bank;
(viii)note, debenture, agreement, contract or indenture related to the borrowing by BOJ or any Subsidiary of money other than those entered into in the ordinary course of business;
(ix)guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;
(x)agreement with or extension of credit to any executive officer or director of BOJ or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding BOJ Stock, or any affiliate of such Person;
(xi)agreement with any executive officer or director of BOJ or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding BOJ Stock or any affiliate of such Person, relating to bank owned life insurance;
(xii)lease of immovable property;
(xiii)any agreement containing covenants that limit the ability of BOJ or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, BOJ (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority);
(xiv)any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less;
(xv)any agreement pursuant to which BOJ or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person; or
(xvi)contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.
B.    Each BOJ Contract is legal, valid and binding on BOJ or its Subsidiaries, as the case may be, and to the Knowledge of BOJ, the other parties thereto, enforceable against BOJ or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception, and is in full force and effect. Each of BOJ and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each BOJ Contract and there are no existing defaults by BOJ or its Subsidiary, as the case may be, or, to the Knowledge of BOJ, the other party thereunder and there are no allegations or assertions of such by any party under such BOJ Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each BOJ Contract has been delivered or made available to Investar.

Section 5.14    Taxes and Tax Returns.
A.    Subject to applicable extension periods, BOJ and its Subsidiaries have filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either BOJ or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by BOJ or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either BOJ or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither BOJ nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where BOJ or any Subsidiary does not file Tax Returns that BOJ or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Highlands Bank that arose in connection with any failure (or alleged failure) of BOJ or any Subsidiary to pay any Tax, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that BOJ or any Subsidiary is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.
B.    BOJ and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
C.    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of BOJ or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which BOJ or any Subsidiary has Knowledge based upon contact with any agent of such authority. Section 5.14C of the Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to BOJ or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. BOJ has made available to Investar correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by BOJ and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.
D.    Neither BOJ nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
E.    BOJ has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). If BOJ or any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation Section 1.6011-4, such Entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations. Except as set forth in Section 5.14E of the Schedules, neither BOJ nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which BOJ is the common parent) or (iii) has any Liability for the Taxes of any Person (other than BOJ and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
F.    Neither BOJ nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

G.    Neither BOJ, any of its Subsidiaries nor Investar will be required to include any item of income in, nor will BOJ, any of its Subsidiaries or Investar be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
H.    Neither BOJ nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
I.    The unpaid Taxes of BOJ and its Subsidiaries (i) did not, as of December 31, 2016, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in BOJ Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BOJ and its Subsidiaries in filing its Tax Returns.
J.    BOJ made an election to be treated as an S corporation under Subchapter S of the Code effective January 1, 2003 (the “S Election Date”) and BOJ has continued to qualify as an S corporation since such election for all periods up to and including the Closing Date. Effective as of the S Election Date, Highlands Bank made a valid election to be taxed as a qualified subchapter S subsidiary (within the meaning of Section 1361(b)(3)(B) of the Code) for federal income tax purposes and such election has at all times since the S Election Date remained validly in effect and will remain validly in effect for all periods up to and including the Closing Date. Neither BOJ nor Highlands Bank has, in the past 5 years (i) acquired assets from another corporation in a transaction in which BOJ or Highlands Bank’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. BOJ and Highlands Bank are not currently and will not at any time before the Closing Date be liable for any Tax under Section 1374 of the Code.
K.    For any tax year of BOJ beginning on or after the S Election Date, no audit by IRS has commenced or been completed pursuant to Code §§6241 through 6245 regarding Subchapter S items, and no agreement, consent or waiver to extend the statute of limitations of Subchapter S items of BOJ has been given. To BOJ’s Knowledge, for any tax year of BOJ beginning after the S Election Date, each BOJ shareholder’s treatment of Subchapter S items with respect to HFC is consistent with the manner in which BOJ has filed its Tax Returns, and no audit by the IRS of any BOJ shareholder has occurred.
L.    Since the S Election Date, BOJ has not been required to include in income any material adjustment pursuant to Code §481 by reason of a voluntary change in accounting method initiated by BOJ, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by BOJ). No dividend or other distribution declared or paid by BOJ since the S Election Date has exceeded the portion of BOJ’s “accumulated adjustments account” (within the meaning of Treasury Regulation Section 1.1368-2) properly allocated to such distribution in accordance with that regulation, and no dividend or distribution declared or paid by BOJ before the Effective Time will exceed the portion of BOJ’s accumulated adjustments account properly allocated to such distribution in accordance with that regulation.
M.    BOJ has not been subject to any disallowance of interest expense under Section 291(a)(3) of the Code (or any similar provision of state, local, or foreign Tax law) since the S Election Date.

Section 5.15    Insurance. A true, correct and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance) owned or held by or on behalf of either BOJ or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 5.15 of the Schedules.
Section 5.16    No Material Adverse Change. Since December 31, 2016, there has not been any Material Adverse Change with respect to BOJ, nor has any event or condition occurred that has resulted in, or, to the Knowledge of BOJ, has a reasonable possibility of resulting in the foreseeable future in a Material Adverse Change.
Section 5.17    Proprietary Rights.
A.    Section 5.17A of the Schedules contains a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights (the “BOJ Intellectual Property”) presently owned or held by BOJ or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract. BOJ and its Subsidiaries own or have the right to use and continue to use the BOJ Intellectual Property in the operation of their business. Neither BOJ nor any Subsidiary is, to BOJ’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has BOJ or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.
B.    Neither BOJ nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of BOJ or any Subsidiary or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the BOJ Intellectual Property.
Section 5.18    Investments. Section 5.18 of the Schedules sets forth a true, correct and complete list, as of March 31, 2017, of all securities, including municipal bonds, owned by BOJ and Highlands Bank. Except as set forth in Section 5.18 of the Schedules, all such securities are owned by BOJ and Highlands Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 5.18 of the Schedules also discloses any Person in which the ownership interest of BOJ, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. To BOJ’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of such securities.
Section 5.19    Certain Loans and Related Matters.
A.    Except as set forth in Section 5.19A of the Schedules, as of December 31, 2016, neither BOJ nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) loan agreement, note or borrowing arrangement which has been or, in the exercise of reasonable diligence by BOJ or any of its Subsidiaries, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of BOJ or any of its Subsidiaries, or any 10% or more shareholder of BOJ, or any Person controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to BOJ or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over BOJ or any of its Subsidiaries and which violation is reasonably likely to result in a Material Adverse Change on BOJ or Highlands Bank.

B.    Section 5.19B of the Schedules contains the “watch list” of loans of Highlands Bank as of December 31, 2016, March 31, 2017 and June 30, 2017. To the Knowledge of BOJ, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the watch list based on BOJ’s or Highlands Bank’s ordinary course of business and safe and sound banking principles.
Section 5.20    Loan Portfolio and Reserve for Loan Losses.
A.    All Loans of BOJ or any of its Subsidiaries, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither BOJ nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. Except as set forth in Section 5.20A of the Schedules, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and BOJ has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.
B.    The credit files of BOJ and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to BOJ or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of BOJ or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance).
C.    The allowance for loan losses shown on BOJ Financial Statements as of December 31, 2016 was, and the allowance for loan losses to be shown on any financial statements of BOJ or Highlands Bank, or Consolidated Reports of Condition and Income of Highlands Bank, as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of BOJ or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.
Section 5.21    Employee Relationships. The relations of each of BOJ and its Subsidiaries with its respective employees are satisfactory. Neither BOJ nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, Representatives of its respective employees. BOJ and its Subsidiaries have complied with all laws relating to the employment of labor with respect to their respective employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and no Person has asserted to BOJ or any Subsidiary that BOJ or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Section 5.21 of the Schedules, to the Knowledge of BOJ, no key executive officer or manager of BOJ or Highlands Bank or any group of employees of BOJ or Highlands Bank has or have any present plans to terminate their employment with BOJ or Highlands Bank.

Section 5.22    Environmental Laws. BOJ and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws (as defined below) and permits thereunder. Neither BOJ nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. Except as set forth in Section 5.22 of the Schedules, to BOJ’s Knowledge, no BOJ Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by BOJ or its Subsidiaries or owned, operated or leased by BOJ or its Subsidiaries within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To BOJ’s Knowledge, (a) BOJ Real Property is free of asbestos, (b) no immovable property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by BOJ or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by BOJ or any of its Subsidiaries. BOJ has made available to Investar all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to BOJ Real Property, any immovable property formerly owned or operated by BOJ or any of its Subsidiaries or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of BOJ or any of its Subsidiaries.
Section 5.23    Regulatory Matters.
A.    Except as set forth on Section 5.23 of the Schedules, neither BOJ nor Highlands Bank is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts or restricted the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has BOJ been notified by any Governmental Authority that it is considering initiating any such Proceeding.
B.    Neither BOJ nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does BOJ or any Subsidiary have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals
Section 5.24    Accounting Controls. Each of BOJ and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of its properties and assets is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
Section 5.25    Books and Records. The minute books, stock certificate books and stock transfer ledgers of each of BOJ and Highlands Bank have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of BOJ or Highlands Bank that properly should have been set forth therein and that have not been accurately so set forth. The minute books, stock certificate books and stock transfer ledgers of each of BOJ and Highlands Bank have been made available for inspection by Investar.

Section 5.26    Trust Business. Neither BOJ nor any of its Subsidiaries has been appointed in a fiduciary or representative capacity in respect of any trusts, executorships, administrations, guardianships, conservatorships, or other fiduciary representative capacity. Neither BOJ nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.
Section 5.27    Guaranties. Except for items in the process of collection in the ordinary course of Highlands Bank’s business, none of the obligations or liabilities of BOJ or Highlands Bank are guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all Legal Requirements, has BOJ or Highlands Bank guaranteed the obligations or liabilities of any other Person.
Section 5.28    Employee Benefit Plans.
A.    Section 5.28A of the Schedules lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of BOJ or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by BOJ or any of its ERISA Affiliates or to which BOJ or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of BOJ or any of its ERISA Affiliates or with respect to which BOJ or any of its ERISA Affiliates has any Liability, including any employee welfare benefit plan within the meaning of Section 3(1) of the ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (each of the foregoing, a “BOJ Employee Plan”). There is no pending or, to the Knowledge of BOJ, threatened Proceeding relating to any BOJ Employee Plan. All of the BOJ Employee Plans comply and have been administered in all material respects with their terms and with all Legal Requirements. To the Knowledge of BOJ, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the BOJ Employee Plans which is likely to result in the imposition of any penalties or Taxes upon BOJ or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any BOJ Employee Plan that are due as of the date of this Agreement have been made by the due date thereof.
B.    Neither BOJ nor any of its Subsidiaries has any liabilities for post-retirement or post-employment welfare benefits under any BOJ Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any Liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. To the Knowledge of BOJ, each BOJ Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such BOJ Employee Plan. BOJ has provided or made available copies of (i) each BOJ Employee Plan, (ii) the most recent summary plan descriptions of each BOJ Employee Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any BOJ Employee Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each BOJ Employee Plan, (v) the most recent determination, advisory or opinion letter issued by the IRS with respect to each BOJ Employee Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each BOJ Employee Plan, and (vii) the most recent audited financial statements for each BOJ Employee Plan for which audited statements are required by ERISA.
C.    Neither BOJ nor any ERISA Affiliate (as defined below) has any Liability with respect to a Multiemployer Plan. Neither BOJ nor any ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any multiemployer plan, as defined by Section 3(37) of ERISA (a “Multiemployer Plan,”) and neither BOJ, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither BOJ nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and neither BOJ nor any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

D.    There does not now exist, nor, to the Knowledge of BOJ, do any circumstances exist that could result in, any Controlled Group Liability of BOJ or any of its Subsidiaries now or following the Closing.
E.    Except as set forth in Section 5.28E of the Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of BOJ or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment from BOJ or any of its Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of BOJ or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by BOJ or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.
F.    Except as set forth in Section 5.28F of the Schedules, there are no outstanding compensatory equity awards with respect to shares of the capital stock of BOJ, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of BOJ or any ERISA Affiliate.
G.    Except as set forth in Section 5.28G of the Schedules, there are no outstanding shares of capital stock of BOJ which were distributed to any current shareholder from BOJ’s employee stock ownership plan (the “BOJ ESOP”), or if such shares were distributed and are now outstanding, the holder thereof no longer has any “put” rights with respect to these shares under the employee stock ownership plan entitling the holder to require BOJ to purchase such shares.
H.    No BOJ Employee Plan other than the BOJ ESOP is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA §407(d)). Except as set forth in Section 5.28H of the Schedules, each BOJ Employee Plan may be amended or terminated at any time by BOJ or Highlands Bank subject only to regulations promulgated under the Code, ERISA, and the regulations of the PBGC and without BOJ or Highlands Bank making any additional contributions to such BOJ Employee Plan.
I.    Except as set forth in Section 5.28I of the Schedules, there are no claims for worker’s compensation benefits arising out of occurrences prior to the Closing Date.
J.    Each BOJ Employee Plan that is a nonqualified deferred compensation plan subject to Code §409A has been operated in compliance with Code §409A since January 1, 2005. No BOJ Employee Plan that would be a nonqualified deferred compensation plan subject to Code §409A but for the effective date provisions that are applicable to §409A, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 22, 2004.
Section 5.29    Deposits. Except as set forth in Section 5.29 of the Schedules, no deposit of Highlands Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
Section 5.30    Derivative Contracts. Neither BOJ nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Investar Financial Statements which is a financial derivative contract (including various combinations thereof).
Section 5.31    Brokers. Except as set forth in Section 5.31 of the Schedules, no broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BOJ or any of its Subsidiaries.

Section 5.32    Exercise of Appraisal Rights. BOJ has no Knowledge of any plan or intention on the part of any shareholder of BOJ to make written demand for payment of the fair value of such holder’s shares of BOJ Stock in the manner provided in Section 2.05F.
Section 5.33    Fairness Opinion. Prior to the execution of this Agreement, BOJ has received a written opinion from National Capital, LLC, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Aggregate Merger Consideration to be received by the shareholders of BOJ under his Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.
Section 5.34    Trust Preferred Securities.
A.    BOJ has issued and has presently outstanding $3,093,000.00 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034 held by BOJ Bancshares Statutory Trust I pursuant to an Indenture dated as of December 15, 2004 between BOJ, as issuer, and Wilmington Trust Company, as Trustee. BOJ Bancshares Statutory Trust I has issued trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust among BOJ, as sponsor, Wilmington Trust Company, as Delaware Trustee and Property Trustee, and the administrative trustees named therein (the issuance of such securities and all documents and instruments related thereto being referred to collectively herein as the “Trust Preferred Issuance”).
B.    All representations and warranties as made by BOJ in the documents related to the Trust Preferred Issuance were true in all material respects when made. The Trust Preferred Issuance was authorized, issued and, to BOJ’s Knowledge, sold in compliance with all applicable Legal Requirements.
C.    BOJ is current on all dividend payments payable with respect to Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034 issued as part of the Trust Preferred Issuance.
Section 5.35    Representations Not Misleading. No representation or warranty by BOJ contained in this Agreement, nor any statement, exhibit or schedule furnished to Investar by BOJ under and or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by BOJ.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.01    Forbearances of BOJ and Investar. BOJ agrees with respect to Section 6.01A-V, and Investar agrees with respect to Section 6.01A, C and I, that from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Schedules, as expressly contemplated by this Agreement or as required by Legal Requirement, without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:
A.    Banking Operations. Enter into any new material line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies;
B.    Banking Offices. Open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;
C.    Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock or permit new shares of its stock to become subject to new grants, other than upon the exercise of the BOJ Options or outstanding stock options of Investar, as the case may be, prior to the Closing, provided, however, that the foregoing shall not prevent Investar from entering into any commitment or agreement to acquire or consolidate with another financial institution or its holding company wherein a portion of the offered purchase or merger consideration to be paid by Investar is in the form of shares of Investar’s capital stock;
D.    Dividends, Distributions and Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than any dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);
E.    Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;
F.    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other Entity or enter into any other transaction, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;
G.    Constituent Documents. Amend its Constituent Documents or those of its Subsidiaries;
H.    Accounting Methods. Implement or adopt any change in its accounting principles or policies, other than as may be required by GAAP or RAP;
I.    Adverse Actions. Knowingly take or omit to take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code or that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;
J.    Indebtedness. Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

K.    Employee Arrangements. Except as set forth in Section 6.01K of the Schedules and except for pay increases in the ordinary course of business consistent with past practices to non executive officer employees, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law;
L.    Proceedings. Settle any Proceeding involving the payment by it of monetary damages in excess of $50,000 in the aggregate or imposing a restriction on the operations of BOJ or its Subsidiaries;
M.    Continuing Contracts. Enter into, amend, renew or terminate any agreement of the type that is or would be required to be disclosed in Section 5.13 of the Schedules;
N.    Liens. Mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;
O.    Capital Expenditures. Make any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;
P.    Books and Records. Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
Q.    Investment Securities. Sell (other than for payment at maturity) or purchase any investment other than: (a) U.S. Treasury or U.S. Government Agency security; or (b) any other security with a duration of one (1) year or less and a AAA rating by at least on nationally recognized ratings agency;
R.    Loan Amendments and Renewals. Except with respect to Loans that are (i) current and (ii) whose borrowers are in good standing, renew, extend the maturity of, or alter any Loan;
S.    Material Loans. Except for Loans up to $1,000,000 in original principal amount, or such higher amount as may be mutually agreeable to the parties, make a new Loan in excess of $1 million without Investar’s consent, which consent Investar will be deemed to have given, unless it objects to the Loan within three Business Days of receiving a notice from BOJ (the date of the notice being the first day) identifying the proposed borrower, the loan amount, and the material Loan terms;
T.    Problem Loans. Make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any Loan to a borrower or to a known related interest of a borrower who has a loan with Highlands Bank that is classified as “substandard”;
U.    Immovable Property. Enter into any acquisitions or leases of immovable property, including new leases and lease extensions; or
V.    Commitments. Enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.02    Affirmative Covenants of BOJ and Investar. BOJ agrees with respect to Section 6.02A-J, and Investar agrees with respect to Section 6.02A, that from the date of this Agreement until the Effective Time, except with the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to:
A.    Ordinary Course. Conduct its business and the business of its Subsidiaries in the ordinary and usual course and use commercially reasonable efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates;
B.    Lending. Extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;
C.    Existing Agreements. Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;
D.    Compliance with Laws. Comply in all material respects with all Legal Requirements, the noncompliance with which could be expected to result in a Material Adverse Change on such Party;
E.    Taxes. Timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings;
F.    Withholding. Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Authorities;
G.    Existing Obligations. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute;
H.    Accounting. Account for all transactions and prepare all BOJ Financial Statements and all BOJ Call Reports in accordance with GAAP or RAP, as applicable.
I.    Insurance. Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and
J.    Regulatory Matters. Timely file all reports required to be filed with all Governmental Authorities and observe and conform in all material respects to all Legal Requirements, except those being contested in good faith by appropriate proceedings.

ARTICLE VII
COVENANTS
Section 7.01    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under all Legal Requirements, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, and each Party will cooperate fully with, and furnish information to, the other Party to that end.
Section 7.02    Litigation and Claims. Each Party will promptly notify the other Party in writing of any Proceeding pending or, to the Knowledge of such Party, threatened against any Party or any of its Subsidiaries that questions or might question the validity of this Agreement or any other agreement contemplated by this Agreement or any action taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
Section 7.03    Shareholder Approval; Change of Recommendation; Proxy Statement/ Prospectus.
A.    BOJ will submit to its shareholders for their approval this Agreement and any other matters required to be approved or adopted by its shareholders to carry out the intentions of this Agreement. In furtherance of that obligation, the board of directors of BOJ will take all actions necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “BOJ Meeting”), as promptly as practicable after the S-4 Registration Statement has been declared effective by the SEC, to consider and vote upon approval of this Agreement as well as any other appropriate matters, and will recommend that the shareholders of BOJ vote to approve the Agreement and the Merger. The BOJ Board shall not make any third party or public communication proposing or announcing an intention to withdraw, amend or modify in a manner adverse to Investar its recommendation (a “Change in Recommendation”) and will use its commercially reasonable efforts to obtain the necessary approvals by BOJ’s shareholders of this Agreement and the transactions contemplated hereby (the “BOJ Shareholder Approval”). Notwithstanding the foregoing, if BOJ has complied with Section 7.08, the BOJ Board may effect a Change in Recommendation and cease such efforts if BOJ or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the BOJ Shareholder Approval that the BOJ Board has (i) determined in its good faith judgment (after consultation with its financial advisors, if any, and outside legal counsel) that such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, and (ii) determined in its good faith judgment (after consultation with its outside legal counsel) that the failure to effect a Change in Recommendation would cause or is reasonably likely to cause it to violate its fiduciary duties under applicable law.
B.    Investar and BOJ will jointly prepare the Proxy Statement/Prospectus to be submitted to the shareholders of BOJ in connection with the BOJ Meeting (as defined below), and Investar shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Investar in connection with the issuance of shares of Investar Common Stock in the Merger (including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof) (the “S-4 Registration Statement”). Investar and BOJ shall cooperate and shall furnish to the other all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement, or any other filing, notice or application made on behalf of Investar or its Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. Investar and BOJ each shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement/Prospectus to the shareholders of BOJ. Investar shall also use commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement, all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.
C.    Investar and BOJ each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders of BOJ and at the time of the meeting of shareholders of BOJ to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party further agrees that if it becomes aware that (1) any information furnished by it would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or (2) any material fact necessary to make the statements therein not false or misleading has been omitted, it will promptly inform the other Party thereof and take appropriate steps to correct or amend the Proxy Statement/Prospectus. Investar and BOJ will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.
Section 7.04    Consents and Approvals.
A.    Investar will use commercially reasonable efforts, and BOJ will reasonably cooperate with Investar at the Investar’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 4.07 of the Schedules.
B.    BOJ will use commercially reasonable efforts, and Investar will reasonably cooperate with BOJ at the BOJ’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 5.09 of the Schedules.
Section 7.05    Public Disclosure. No Party will issue any press release, written employee communication, written shareholder communication or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated by this Agreement without first consulting with the other Party, nor will any Party issue any such communication or make such public statement without the consent of the other Party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by any Legal Requirement.
Section 7.06    Access; Information.
A.    Except as prohibited by any Legal Requirement, upon reasonable notice from the other Party, each Party will (and will cause each of its Subsidiaries to): (i) afford the other Party and its employees, officers and authorized Representatives (including legal counsel, accountants and consultants) full access to its properties, books and records (and those of its Subsidiaries) during normal business hours so that such other Party may have the opportunity to make such reasonable investigation as it will desire to make of the affairs of such Party and its Subsidiaries, and (ii) furnish such other Party with such additional financial and operating data and other information as to its business and properties as such other Party may, from time to time, reasonably request. Neither Party nor any of its Subsidiaries will be required to afford access to or disclose information that would jeopardize attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any binding arrangement with any third party or violate any Legal Requirement. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.
B.    As soon as practicable after they become available, each Party will deliver or make available to the other Party all unaudited monthly and quarterly financial information prepared for the internal use of management of such Party and all Consolidated Reports of Condition and Income filed by such Party and its Subsidiary(ies) after the date of this Agreement.
C.    No access or investigation by a Party of the business and affairs of the other Party under this Section 7.06 or otherwise will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of such other Party in this Agreement or any Schedule delivered in accordance with this Agreement, the conditions to the

Party’s obligation to consummate the transactions contemplated by this Agreement, or any remedies available to the Party under this Agreement.
Section 7.07    Confidentiality.
A.    Each Party (such Party when disclosing information being the “Disclosing Party,” and such Party when receiving information being the “Recipient Party”) acknowledges that any information, materials and documentation of the other Party that it receives or observes under this Agreement or in connection with the Merger, either before or after execution of this Agreement, relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party, is confidential (“Subject Information”); provided, however, that Subject Information will not include information that (i) is or becomes available to the public other than as a result of a disclosure by the Recipient Party, (ii) was known to the Recipient Party or in its possession prior to its disclosure to the Recipient Party, (iii) becomes available to the Recipient Party from a source other than the Disclosing Party, provided that such information is not known by the Recipient Party to have been provided in breach of a confidentiality agreement with the Disclosing Party or in breach of a contractual, legal or fiduciary obligation to the Disclosing Party, or (iv) is or was developed independently by the Recipient Party without reference to confidential information provided by the Disclosing Party.
B.    Each Recipient Party will use, and will cause its Representatives to use, commercially reasonable efforts to protect and maintain the confidentiality of such Subject Information; provided, however, that the foregoing will not prevent the Recipient Party from disclosing or making available such information (i) on a confidential basis to its Representatives for the purpose of carrying out the Merger, (ii) to the extent required by a Legal Requirement, or (iii) in connection with obtaining any Requisite Regulatory Approval. Prior to disclosing or making available such information to its Representatives, the Recipient Party will inform its Representatives of the confidential nature of the Subject Information and will direct its Representatives to treat the Subject Information confidentially. The Recipient Party will be strictly liable for any breach of these confidentiality provisions by its Representatives.
C.    In the event of termination of this Agreement for any reason, the Recipient Party will promptly return to the Disclosing Party all written material containing or reflecting any Subject Information other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient Party by such Governmental Authority. In making any such filing, the Recipient Party will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.
Section 7.08    Acquisition Proposals.
A.    Neither BOJ, its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other Person with respect to any Acquisition Proposal or any transaction which is reasonably expected to lead to an Acquisition Proposal; provided, however, that none of the foregoing will prohibit BOJ or its Subsidiaries or Representatives from informing any Person of the restrictions set forth in this Section 7.08A or from contacting any Person or its Representatives who has made, after the date of this Agreement, an Acquisition Proposal solely to request the clarification of the terms and conditions of that Acquisition Proposal for the purpose of determining whether it constitutes or is reasonably likely to result in a Superior Proposal.

B.    Notwithstanding anything to the contrary in Section 7.08A, if BOJ has complied with Section 7.08A and BOJ or its Representatives receives an unsolicited bona fide Acquisition Proposal from another Person before the BOJ Shareholder Approval that the BOJ Board has (i) determined in its good faith judgment (after consultation with BOJ’s financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, and (ii) determined in its good faith judgment (after consultation with BOJ’s outside legal counsel) that the failure to take such action would cause, or is reasonably expected to cause, it to violate its fiduciary duties under applicable law, then BOJ or its Representatives may furnish information to and enter into discussions and negotiations with such other Person, provided that such Person executes appropriate confidentiality agreement that is no less protective of BOJ’s confidential information than the confidentiality provisions set forth in Section 7.07 of this Agreement.
C.    BOJ agrees to notify Investar in writing (which may be electronically) within two (2) business days after receipt of an unsolicited Acquisition Proposal and provide reasonable detail as to the identity of the Person making the Acquisition Proposal and the material terms of the Acquisition Proposal. BOJ represents that as of the date of this Agreement, it is not engaged in any existing activities, discussions or negotiations with any Person that relates to any Acquisition Proposal, other than the transactions contemplated by this Agreement. BOJ will, and will cause each of its Subsidiaries to, take the necessary steps to inform the appropriate Persons referred to in this Section 7.08 of the obligations undertaken in this Section 7.08.
D.    Nothing in this Agreement shall impair Investar’s ability to engage in any discussions or enter into any agreements with respect to any mergers, acquisitions of financial institutions or other assets, or other similar transactions; provided, however, that Investar shall not take any action or omit to take any action that would, or is reasonably likely to, (i) materially delay or impede the consummation of the transactions contemplated by this Agreement (including without limitation materially delay or impede the S-4 Registration Statement from being declared effective by the Security and Exchange Commission, or materially delay or impede receipt of all Requisite Regulatory Approvals); (ii) prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code; or (iii) result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions set forth in Sections 8.01 and 8.03 not being satisfied, or (3) a material violation of any provision of this Agreement. Investar will communicate with BOJ regarding any offer it has made to acquire control of any financial institution other than BOJ.
Section 7.09    Regulatory Applications.
A.    Each Party will cooperate and use commercially reasonable efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) and will use commercially reasonable efforts to make all necessary filings in respect of the Requisite Regulatory Approvals within forty-five (45) days following the date hereof. Each Party may review in advance, and to the extent practicable each will consult with the other, in each case subject to any Legal Requirement relating to the exchange of information, with respect to all public portions of any applications or other material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each Party will act reasonably and as promptly as practicable. Each Party will consult with the other Party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other Party apprised of the status of material matters relating to the completion of the transactions contemplated by this Agreement.
B.    Each Party will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, assets, liabilities, business, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 7.10    Disclosure Schedules. At least five (5) days prior to the Closing, each Party will deliver to the other Party updated Schedules reflecting any material changes to the Schedules between the date of this Agreement and the Closing Date.
Section 7.11    Notification of Certain Matters.
A.    Investar will promptly notify BOJ in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by Investar in, or any information disclosed on the Schedules provided to BOJ by Investar under, this Agreement; reasonably would be expected to cause or constitute a breach of, of failure to comply with, any of the covenants or agreements of Investar contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by BOJ under this Section 7.11A will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of Investar in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to BOJ’s obligation to consummate the Merger or any remedies available to BOJ under this Agreement.
B.    BOJ will promptly notify Investar in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by BOJ in, or any information disclosed on the Schedules provided to Investar by BOJ under, this Agreement; reasonably would be expected to cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of BOJ contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by Investar under this Section 7.11B will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of BOJ in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to Investar’s obligation to consummate the Merger or any remedies available to Investar under this Agreement.
Section 7.12    Employee Matters.
A.    To the extent requested by Investar, BOJ or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as Investar may reasonably require to cause the freeze, amendment or termination of any BOJ Employee Plan in accordance with the terms thereof and in accordance with all Legal Requirements, to be effective as of the Effective Date, except that the winding up of any such plan or agreement may be completed following the Closing Date. Investar agrees that the employees of BOJ and its Subsidiaries who continue their employment after the Closing Date (the “BOJ Employees”) will be entitled, subject to Section 7.12B, to either (i) continue participation in any continuing BOJ Plans or (ii) participate as newly hired employees in the employee benefit plans and programs maintained for employees of Investar and Investar Bank, in accordance with the respective terms of such plans and programs, and Investar will take all actions reasonably necessary or appropriate to facilitate coverage of the BOJ Employees in such plans and programs from and after the Closing Date. To the extent that Investar desires to maintain the effectiveness of any BOJ Employee Plan, BOJ or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as Investar may reasonably require in furtherance of the transfer of such BOJ Employee Plan to Investar on terms satisfactory to Investar and in accordance with all Legal Requirements. Notwithstanding the foregoing, after the Closing Date, the assets of Highlands Bank’s 401(k) retirement plan will be transferred to Investar’s 401(k) retirement plan, and to the extent permissible under the terms of the plan, each BOJ Employee will be entitled to credit for past service with BOJ for the purpose of satisfying any eligibility or vesting periods under Investar’s 401(k) retirement plan. The parties will cooperate to take all actions necessary and appropriate to effectuate the plan to plan transfer.

B.    Each BOJ Employee will be entitled to credit for prior service with BOJ for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under any stock incentive plan and severance for BOJ Employees who are terminated within six months following the Effective Time, which severance is addressed in Section 7.12C) sponsored by Investar or Investar Bank to the extent permitted by such Investar Employee Plan and any Legal Requirements. To the extent permitted by such Investar Employee Plan and any Legal Requirements, any eligibility waiting period and pre-existing condition exclusion applicable to such Investar Employee Plan will be waived with respect to each BOJ Employee and his or her eligible dependents. To the extent permitted by Legal Requirement and the applicable Investar Employee Plan, Investar will credit each BOJ Employee and his or her eligible dependents for the year during which coverage under Investar’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such BOJ Employee during such year under the BOJ’s group health plan. Each BOJ Employee shall retain the vacation accrual earned under Highlands Bank’s vacation policy as of the Effective Time so that such BOJ Employee shall receive under Investar’s vacation policy a vacation benefit no less than what such BOJ Employee had earned under Highlands Bank’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with Investar’s vacation policy. From and following the Closing Date, such BOJ Employee will begin to accrue vacation, sick and personal time under Investar’s policies, with such employee being given credit for prior service with BOJ or Highlands Bank for purposes of Investar’s policies governing vacation, sick and personal time. For purposes of determining a BOJ Employee’s benefits for the calendar year in which the Merger occurs under Investar’s vacation program, any vacation taken by a BOJ Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Investar vacation benefit available to such BOJ Employee for such calendar year.
C.    Any current BOJ Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause) within six (6) months following the Effective Time, will receive a lump sum severance payment from Investar Bank (which payment Investar will cause to be made) in an amount equal to two weeks compensation at such employees’ base rate of compensation, multiplied by the number of whole years of service by such employee with BOJ as of the Effective Time (with a minimum of four (4) weeks’ base salary and subject to a maximum of up to 26 weeks’ base salary), subject to the execution of a release of claims against Investar and its Affiliates. For purposes of this Section, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of Investar and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against Investar or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with Investar Bank.
D.    BOJ shall terminate the BOJ ESOP effective immediately prior to the Effective Time. As soon as practicable after the date hereof, BOJ shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the BOJ ESOP immediately prior to the Effective Time, with a copy to be provided to Investar and its counsel in advance of such filing. Prior to the Effective Time, BOJ and, following the Effective Time, Investar shall use their respective commercially reasonable efforts to obtain such favorable determination letter as promptly as practicable (including, but not limited to, adopting such amendments to the BOJ ESOP as may be requested by the IRS as a condition to its issuance of a favorable determination letter). As soon as practicable following the later of the Effective Time or the receipt of the favorable determination letter from the IRS regarding the qualified status of the BOJ ESOP upon its termination, all account balances in the BOJ ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Immediately following the Closing Date, Investar Bank will appoint one person mutually agreed to between Investar Bank and Highlands Bank to serve as a trustee of the BOJ ESOP, with such person to serve as a trustee of the BOJ ESOP until receipt of a favorable determination letter from the IRS with respect to the termination of the BOJ ESOP and complete distribution of all account balances in the BOJ ESOP has been completed, as contemplated under Section 7.12D.
Section 7.13    Bank Merger Transaction. The parties will cooperate to take all actions (including making all such filings) necessary and appropriate to effectuate the Bank Merger, to be effective as soon as practicable following the Effective Time.

Section 7.14    Termination of Data Processing Contracts. Investar intends to convert some or all of BOJ’s information and data onto Investar’s information technology systems (the “Data Conversion”). BOJ agrees to cooperate with Investar in preparing for the Data Conversion, including providing reasonable access to data, information systems, and personnel having expertise with BOJ’s and Highland Bank’s information and data systems. Until the Effective Time, BOJ shall advise Investar of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving BOJ or Highlands Bank. BOJ will cooperate with Investar and take all necessary actions to ensure that all Technology-Related Contracts will, if the Merger occurs, be terminated on such date(s) as may be requested by Investar.
Section 7.15    Conforming Accounting Adjustments. If requested by Investar, BOJ will and will cause Highlands Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Investar may reasonably request to conform the accounting records of BOJ and Highlands Bank to the accounting policies and practices of Investar and Investar Bank, respectively. No such adjustment will by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by BOJ or Highlands Bank of any adverse circumstances for purposes of determining whether the conditions to Investar’s obligations under this Agreement have been satisfied or that such adjustment has any bearing on the Aggregate Merger Consideration. No adjustment required by Investar will require any prior filing with any Governmental Authority or violate any Legal Requirement applicable to BOJ or Highlands Bank.
Section 7.16    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in stockholders’ equity and cash flows of any Party for the periods then ended, that may be provided by such Party to the other Party subsequent to the date hereof, will be prepared from the books and records of such Party and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of such Party at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by the Subsidiary of a Party subsequent to the date hereof will fairly present the financial position of such Subsidiary and the results of its operations at the dates and for the periods indicated in compliance with all Legal Requirements.
Section 7.17    Indemnification.
A.    To the extent not prohibited by any Legal Requirements, Investar agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of BOJ or Highlands Bank, determined as of the Effective Time (each, an “Indemnified Party”), as provided in BOJ’s or Highlands Bank’s Constituent Documents (including, without limitation, the right to the advancement of expenses, if so provided), in each case as of the date of this Agreement, with respect to matters occurring on or prior to the Effective Time will survive the Merger and continue in full force and effect, without any amendment thereto, for a period of six (6) years.
B.    The rights to indemnification granted by this Section 7.17 are subject to the following limitation: amounts otherwise required to be paid by Investar to any Indemnified Party under this Section 7.17 will be reduced by any amounts that such Indemnified Party recovers from any third party.

C.    Any Indemnified Party wishing to claim indemnification under Section 7.17A, upon learning of any Proceeding described above, must promptly notify Investar, but the failure to so notify will not affect the obligations of Investar under Section 7.17A, except to the extent that Investar is actually prejudiced as a consequence of such failure to so notify. With respect to any such Proceeding, (i) Investar will have the right to assume the defense thereof and Investar will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Investar elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues that raise conflicts of interest between Investar and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Investar (which may not exceed one firm in any jurisdiction), and Investar will be subject to the obligations with respect to legal fees and expenses as provided in BOJ’s or Highlands Bank’s Constituent Documents; (ii) the Indemnified Party will cooperate in the defense of any such matter; (iii) Investar will not be liable for any settlement effected without its prior written consent; and (iv) Investar will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated by this Agreement is prohibited by any Legal Requirement.
D.    The provisions of this Section 7.17 (i) are intended to be for the benefit of, and are enforceable by, each Indemnified Party and his successors and representatives and (ii) are in addition to, and not in substitution for, any other indemnification or contribution that any such person may have by contract or otherwise.
Section 7.18    Liability Insurance. Investar will purchase the Tail Policy contemplated by Section 2.06A.
Section 7.19    Other Agreements.
A.    BOJ will deliver to Investar, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit B, executed as of the date hereof by each director and executive officer of BOJ and Highlands Bank.
B.    BOJ will deliver to Investar, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit C, executed by each of the directors of BOJ and its Subsidiaries, which non-competition agreements shall not become effective until the Effective Time.
C.    Each of the directors and executive officers of BOJ and Highlands Bank listed on Section 7.19 of the Schedules will deliver to Investar, contemporaneously with the execution of this Agreement, a release in the form attached hereto as Exhibit D (“Release”), releasing BOJ and its Subsidiaries from any and all claims of such directors and officers (except as described in such instrument). At Closing, BOJ agrees to deliver to Investar an instrument executed by each of the directors of BOJ and its Subsidiaries listed on Section 7.19 of the Schedules, reaffirming, as of the Closing Date, such director’s or officer’s release, obligations and other covenants contained in such director’s or officer’s release agreement delivered pursuant this Section 7.19C. The Release shall not be construed to release the insurance coverage of any director and officer under existing insurance policies and/or coverage purchased under Section 7.18 of this Agreement.
Section 7.20    Employment and Change in Control Agreements. BOJ will cause Highlands Bank to take all actions necessary to terminate the deferred compensation, change-in-control or other similar agreements listed on Section 7.20 of the Schedules, without further liability to Highlands Bank, Investar or any of their respective Affiliates and all amounts owed thereunder will be paid or accrued by BOJ prior to the Determination Date, except for liability for payments required to be made upon, or as a result of, the termination of such agreements, which payments will be made or accrued by BOJ prior to the calculation of Adjusted Tangible Shareholders’ Equity pursuant to Section 2.06A. Notwithstanding the foregoing, Investar, at its option, may determine to enter into a replacement agreement with any or all of the officers listed on Section 7.20 of the Schedules, provided that such agreements can be negotiated prior to the Effective Time and provided further that all past and future amounts payable by BOJ with respect to such individuals’ existing Deferred Compensation Agreements have been paid or accrued by BOJ prior to the Determination Date.

Section 7.21    NASDAQ Listing. Investar shall file all documents required to be filed to have the shares of Investar Common Stock to be issued pursuant to this Agreement included for listing on the NASDAQ Stock Market and use its commercially reasonable efforts to effect said listing.
Section 7.22    Issuance of Investar Common Stock. The shares of Investar Common Stock to be issued by Investar to the shareholders of BOJ pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Investar Common Stock to be issued to the shareholders of BOJ pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Investar or any other Person. The Investar Common Stock to be issued to the shareholders of BOJ pursuant to this Agreement will, when issued, not be subject to any restrictions on transfer arising under the Securities Act, except for Investar Common Stock issued to any shareholder of BOJ who may be deemed to be an “affiliate” (under the Exchange Act) of Investar after completion of the Merger.
Section 7.23    Minutes of Director and Committee Meetings. BOJ will provide Investar with the following relating to Board of Directors or senior management committee meetings held after the date of this Agreement: (i) minutes of each regulator and special meeting of the Board of Directors of BOJ or Highlands Bank within ten (10) days of approval by said Board of Directors; and (ii) copies of the minutes of each regular and special meeting of any Board or senior management committee of BOJ or Highlands Bank within ten (10) days after the date of the approval thereof. Any portion of the cited minutes may specifically exclude, upon the advice of legal counsel, portions of such minutes devoted to the discussion of this Agreement or the Merger.
Section 7.24    No Control. Nothing contained in this Agreement shall give Investar, directly or indirectly, the right to control or direct the operations of BOJ or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of BOJ and Investar shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.
Section 7.25    Calculation of Adjusted Tangible Shareholders’ Equity. No later than three (3) Business Days prior to the Closing, BOJ shall prepare and deliver to Investar a draft statement setting forth in reasonable detail a calculation of the Adjusted Tangible Shareholders’ Equity of BOJ as of the Determination Date. Upon receipt of such draft statement, the parties shall work in good faith to finalize and agree upon the calculation of the Adjusted Tangible Shareholders’ Equity of BOJ in accordance with Section 3.01B.
Section 7.26    Section 16 Matters. If the Parties determine that any officer of BOJ will be subject to the “short swing” liability provisions of Section 16 of the Exchange Act immediately following the Effective Time, then the BOJ Board and the Investar Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of BOJ Stock into Investar Common Stock and (ii) the acquisition of Investar Common Stock pursuant to the terms of this Agreement by officers and directors of BOJ subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of BOJ who may become an officer or director of Investar subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the BOJ Board shall adopt resolutions that specify (A) the name of each individual whose disposition of BOJ Stock (including BOJ stock options and other derivative securities with respect to BOJ Stock) is to be exempted, (B) the number of shares of BOJ (including BOJ stock options and other derivative securities with respect to BOJ Stock) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the Investar Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Investar Common Stock is to be exempted, (B) the number of shares of Investar Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Investar and BOJ shall provide to counsel of the other Party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and BOJ shall provide Investar with such information as shall be reasonably necessary for the Investar Board to set forth the information required in the resolutions of the Investar Board.

Section 7.27    TRUPS Assumption. Investar will, and BOJ will cooperate and assist BOJ in BOJ’s efforts pursuant to this Section 7.27 to, expressly assume or discharge, in Investar’s sole discretion, all of BOJ’s obligations in respect of the Trust Preferred Issuance (including being substituted for BOJ) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by the terms of the Trust Preferred Issuance, or as may reasonably be requested by the trustees thereunder.

ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01    Conditions to Each Party’s Obligation. The obligation of each Party to consummate the Merger is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
A.    The Agreement and the Merger will have been approved by the shareholders of BOJ.
B.    All Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired.
C.    All consents and approvals listed in Section 4.07 and Section 5.09 of the Schedules will have been received and will remain in full force and effect.
D.    No action will have been taken, and no Legal Requirement will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (i) make the Agreement or any other agreement contemplated by this Agreement, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable in any material respect, (ii) impose material limits on the ability of any Party to this Agreement to consummate the Agreement or any other agreement contemplated by this Agreement, or the transactions contemplated hereby or thereby, or (iii) otherwise prohibit or restrain the Merger; and no Proceeding before any Governmental Authority will be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.
E.    The Merger will qualify as a reorganization under Section 368(a) of the Code.
F.    The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.
G.    Each of Investar and BOJ shall have received an opinion of Fenimore, Kay, Harrison & Ford, LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of BOJ, Investar and others.
H.    The Adjusted Tangible Shareholders’ Equity of BOJ, determined in accordance with Section 2.06A as of the Determination Date, shall be not less than $16,000,000, provided, however, that in case of the condition to BOJ’s obligation to close provided by this Section 8.01H, the decline in the Adjusted Tangible Shareholders’ Equity of BOJ to an amount that is less than $16,000,000 must not be the result of any material breach by BOJ of its obligations hereunder.
I.    The Average Closing Price of the Investar Common Stock, as determined in accordance with Section 2.06B, shall be an amount greater than $19.50.
Section 8.02    Conditions to Obligations of Investar. The obligation of Investar to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
A.    The representations and warranties of BOJ in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

B.    The covenants and obligations of BOJ to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.
C.    Investar will have received all documents and instruments required to be delivered by BOJ at or prior to the Closing.
D.    Holders of shares of BOJ Stock representing no more than ten percent (10%) of the issued and outstanding BOJ Stock will have demanded or be entitled to exercise appraisal rights under the LBCA.
E.    All BOJ Options shall have expired or been exercised prior to the Closing.
F.    Investar will have received from each of the directors and executive officers of BOJ and Highlands Bank an instrument reaffirming, as of the Closing Date, such director’s or officer’s release, obligations and other covenants contained in such director’s or officer’s Release delivered in connection with this Agreement pursuant to Section 7.19C.
G.    There will have been no Material Adverse Change with respect to BOJ or Highlands Bank.
H.    The Requisite Regulatory Approvals shall not have imposed any non-standard conditions, restrictions or requirements that, individually or in the aggregate, would result in, or be reasonably likely to materially and adversely diminish the economic benefit of the Merger to Investar.
Section 8.03    Conditions to Obligations of BOJ. The obligation of BOJ to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
A.    The representations and warranties of Investar in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.
B.    The covenants and obligations of Investar to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.
C.    BOJ will have received all documents and instruments required to be delivered by Investar at or prior to the Closing.
D.    There will have been no Material Adverse Change with respect to Investar or Investar Bank.

ARTICLE IX
TERMINATION
Section 9.01    Right of Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, as follows, and in no other manner:
A.    By the mutual written agreement of BOJ and Investar.
B.    By either Investar or BOJ, if the Effective Time has not occurred by the close of business on May 31, 2018, or such later date as may be mutually agreeable to the parties; provided, however, that the right to terminate this Agreement under this Section 9.01B will not be available to any Party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has materially contributed to the failure of the Effective Time to occur on or before such date.
C.    By either Investar or BOJ, if any Requisite Regulatory Approval is denied by a final, nonappealable action of any Governmental Authority, or if Investar or BOJ reasonably determines in good faith after consultation with their respective counsel that there is substantial likelihood that any Requisite Regulatory Approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement.
D.    By either Investar or BOJ (provided that the Party terminating this Agreement is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there has been a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or in any Schedule or document delivered under this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement such that Section 8.02A or Section 8.02B, with respect to BOJ, or Section 8.03A or Section 8.03B, with respect to Investar, would not be satisfied and such breach is not curable or, if curable, has not been cured within thirty (30) days after written notice of the breach is given by the non-breaching Party to the breaching Party.
E.    By BOJ at any time before the BOJ Shareholder Approval if before such time, BOJ receives an unsolicited bona fide Acquisition Proposal and the board of directors of BOJ determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and Investar Expenses (each as defined herein) is a Superior Proposal and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause or is reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that BOJ may not terminate this Agreement under this Section 9.01E unless:
(i)BOJ has provided prior written notice to Investar at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice advises Investar that the board of directors of BOJ has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and
(ii)during the Notice Period, BOJ negotiates, and causes its financial advisor, if any, and outside legal counsel to negotiate, with Investar in good faith (to the extent Investar desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the board of directors of BOJ considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with its financial advisors and the advice of its outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Investar.
If during the Notice Period any revisions are made to the Superior Proposal and the BOJ Board in its good faith judgment determines such revisions are material, BOJ shall deliver a new written notice to Investar and shall comply with the requirements of this Section 9.01E with respect to such new written notice, except that the new Notice Period shall be three (3) business days. Termination under this Section 9.01E shall not be deemed effective until payment of the Termination Fee and/or Investar Expenses as required by Section 9.04.
F.    By Investar if (i) BOJ has breached its covenant contained in Section 7.08 prior to the termination of this Agreement; (ii) the BOJ Board resolves to accept a Superior Proposal; or (iii) the BOJ Board effects a Change in Recommendation.
G.    By either Investar or BOJ if the BOJ Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the BOJ Meeting.
Section 9.02    Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided in Section 10.06.
Section 9.03    Effect of Termination. Except as provided in Section 9.04, if this Agreement is terminated, neither Party will have any further liability or obligation under this Agreement; provided, however, that termination will not relieve a Party from any liability for any breach by it occurring prior to termination; and provided further, that Section 7.07, this Section 9.03 and Article X (other than Section 10.09) will survive any termination of this Agreement.
Section 9.04    Termination Fee and Expenses. To compensate Investar for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Investar, BOJ and Investar agree as follows:
A.    Provided that Investar is not in material breach of any covenant or obligation under this Agreement (which breach, if curable, has not been cured within fifteen (15) days following receipt of written notice thereof by BOJ specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:
(i)BOJ under the provisions of Section 9.01E, then BOJ shall pay to Investar the sum of $890,000 (the “Termination Fee”) plus all expenses incurred by Investar in connection with the proposed transaction in immediately available funds, provided that the aggregate amount of all such expenses shall not exceed $250,000 (“Investar Expenses”);
(ii)Investar under the provisions of Section 9.01F, then BOJ shall pay to Investar the Termination Fee plus the Investar Expenses in immediately available funds;
(iii)either Investar or BOJ under the provisions of (A) Section 9.01B, if at the time of termination, the S-4 Registration Statement has been declared effective for at least twenty-five (25) business days prior to such termination and BOJ shall have failed to call, give notice of, convene and hold the BOJ Meeting in accordance with Section 7.03, or (B) Section 9.01G, if, at the time of termination, there exists an Acquisition Proposal with respect to BOJ, then BOJ shall pay to Investar the Investar Expenses in immediately available funds; and
(iv)either Investar or BOJ under the provisions of (A) Section 9.01B, if at such time the BOJ Shareholder Approval has not occurred, or (B) Section 9.01G, if, at the time of termination, there exists an Acquisition Proposal with respect to BOJ and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, BOJ enters into an Acquisition Agreement with any Person with respect to any Acquisition Proposal, then BOJ shall pay to Investar the Termination Fee in immediately available funds, which shall be in addition to the Investar Expenses to be paid pursuant to Section 9.04A(iii).
B.    The payment of the Termination Fee and/or Investar Expenses shall be Investar’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.04. For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.04 be payable on more than one occasion.

C.    Any payment required by Section 9.04 shall become payable within two (2) business days after receipt by the non-terminating Party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.04A(iv), then such payment shall become payable on or before the date of execution by BOJ of an Acquisition Agreement.
D.    For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.
E.    For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to BOJ or publicly announced to BOJ’s shareholders) by any Person (other than Investar or any of its Affiliates) for an Acquisition Transaction involving BOJ, any Subsidiary or any future Subsidiary of BOJ, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of BOJ as reflected on BOJ’s most recent consolidated statement of condition prepared in accordance with GAAP.
F.    For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from BOJ by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Investar or any of its Affiliates, of 25% or more in interest of the total outstanding voting securities of BOJ or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Investar or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of BOJ or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving BOJ or any of its Subsidiaries pursuant to which the shareholders of BOJ immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of 25% or more of the assets of BOJ or any of its Subsidiaries; or (iii) any liquidation or dissolution of BOJ or any of its Subsidiaries.
G.    For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the BOJ Board reasonably determines, in its good faith judgment based on, among other things, the advice of BOJ’s outside counsel and its financial advisors, if any, to be (i) more favorable from a financial point of view to the shareholders of BOJ than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of BOJ’s outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” and “75%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X
MISCELLANEOUS
Section 10.01    Survival of Representations and Warranties; No Other Representations; Non-Reliance. Except for those covenants and agreements expressly to be performed or observed after the Effective Time, the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will not survive the Effective Time. BOJ acknowledges that Investar has not made or is making any representation or warranty whatsoever, oral or written, regarding this Agreement or the transactions contemplated hereby, whether express or implied, except as specifically set forth in this Agreement, and that BOJ is not relying and has not relied on any information with respect to the foregoing outside of this Agreement. Investar acknowledges that BOJ has not made or is making any representation or warranty whatsoever, oral or written, regarding this Agreement or the transactions contemplated hereby, whether express or implied, except as specifically set forth in this Agreement, and that Investar is not relying and has not relied on any information with respect to the foregoing outside of this Agreement.
Section 10.02    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger will be borne and paid by the Party incurring the expense.
Section 10.03    Entire Agreement. This Agreement (and all related documents referenced in this Agreement, including the Schedules and Exhibits) constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the Merger, and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations, covenants, obligations or agreements between the parties, except as set forth in this Agreement (or any such related documents).
Section 10.04    Further Cooperation. Each Party will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required to fully consummate the transactions contemplated by this Agreement in accordance its terms.
Section 10.05    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Legal Requirement, (i) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; (ii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (iii) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 10.06    Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, facsimile transmission, a nationally recognized overnight courier service, or prepaid registered mail (return receipt requested) as follows:

If to Investar:

Investar Holding Corporation
10500 Coursey Blvd. 3rd Floor
Baton Rouge, Louisiana 70816
Attn: Mr. John D’Angelo
Fax: (225) 300-8617
Electronic mail: john.dangelo@investarbank.com

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention: Stephanie E. Kalahurka
Fax: (512) 583-5940
Electronic mail: skalahurka@fkhpartners.com

If to BOJ:

BOJ Bancshares, Inc.
1542 Charter Street
Jackson, Louisiana 70748
Attention: Michael L. Creed
Fax: (225) 634-3132
Electronic mail: mcreed@thbank.net

With a copy to:

Kantrow, Spaht, Weaver & Blitzer, P.C.
445 North Boulevard, Suite 300
Baton Rouge, Louisiana 70802
Attention: Lee C. Kantrow, Esq.
Jacob M. Kantrow, Esq.
Fax: (225) 343-0637
Electronic mail: lee@kswb.com
Jacob@kswb.com

Section 10.07    Governing Law; Waiver of Right to Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH PARTY SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER.
Section 10.08    Multiple Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts together will be deemed to be one and the same Agreement. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the Party or parties whose signature(s) appear thereon.
Section 10.09    Specific Performance. Each Party acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement was not performed in accordance with its terms or otherwise was materially breached. Therefore, each Party agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.
Section 10.10    Attorneys’ Fees and Costs. In the event of a dispute between the parties to this Agreement related to or arising out of any material breach or alleged material breach of this Agreement that gives rise to a Proceeding, the prevailing Party in such Proceeding will be entitled to reimbursement from the non-prevailing Party for all losses, damages, costs, liabilities or expenses reasonably incurred by the prevailing Party in furtherance of or defense of the Proceeding, including, without limitation, reasonable attorneys’ fees, whether incurred in preparation for or in the conduct of the Proceeding (including, without limitation, a Proceeding to determine the entitlement and amount to any award of attorneys’ fees).
Section 10.11    Binding Effect; Assignment. No Party to this Agreement will assign this Agreement or any of its rights or obligations, in whole or in part, without the prior written consent of the other Party. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the respective legal representatives, successors and permitted assigns of the parties.
Section 10.12    Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, except that the Indemnified Parties are the stipulated beneficiaries of, and will be entitled to enforce their respective rights under, Section 7.17. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any Party to this Agreement.
Section 10.13    Amendment; Waiver; Extension. Except as prohibited by any Legal Requirement, Investar and BOJ may amend this Agreement, extend the time for the performance of any obligations or other acts of any other Party to this Agreement, waive any inaccuracy in the representations and warranties contained in this Agreement or any Schedules provided in accordance with this Agreement, or waive compliance with any agreements or conditions contained in this Agreement by an instrument signed in writing by or on behalf of each Party. No Party to this Agreement will by any act (other than a written instrument) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder by any Party will operate as a waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor will it operate as a waiver, or estoppels with respect to, any subsequent or other failure. Notwithstanding the foregoing, a Party may unilaterally waive a right that is solely applicable to it.

Section 10.14    Disclosure Schedules; Supplements to the Disclosure Schedules.
A.    Information in the Schedules qualifies the representations and warranties in the Section to which the particular Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement, but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section(s). The inclusion of an item in a Schedule as an exception to a representation or warranty will not be deemed an admission by the disclosing party that the item represents an exception or a material fact, event or circumstance.
B.    Each Party may from time to time prior to the Closing to supplement the Schedules delivered by such Party with respect to any matter that (i) arises and becomes known by the disclosing Party after the date of this Agreement and that would have been required or permitted to be set forth or described on the Schedules had such matter existed as of the date of this Agreement, and (ii) does not arise from a breach of this Agreement. No such supplemental disclosure will be deemed to have cured any breach of a representation or warranty made in this Agreement unless the other Party waives the breach in the manner set forth in this Agreement.
[Signature Page Follows]

[Signature Page to Agreement and Plan of Reorganization]
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INVESTAR HOLDING CORPORATION

By:	/s/ John D’Angelo
John J. D’Angelo
President and Chief Executive Officer

BOJ BANCSHARES, INC.

By:	/s/ Michael L. Creed
Michael L. Creed
President and Chief Executive Officer

INVESTAR INTERIM CORPORATION

By:	/s/ John D’Angelo
John J. D’Angelo
President and Chief Executive Officer

EXHIBIT A
FORM OF BANK MERGER AGREEMENT

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EXHIBIT A
FORM OF AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”), is made and entered into as of the [•] day of [•], 2017, by and between Investar Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana (“Investar Bank”), and Highlands Bank, a Louisiana state bank headquartered in Jackson, Louisiana (“Highlands Bank”).
RECITALS
WHEREAS, Investar Holding Corporation, a Louisiana corporation and registered financial holding company (“Investar”), owns all of the outstanding capital stock of Investar Bank, and BOJ Bancshares, Inc., a Louisiana corporation and registered bank holding company (“BOJ”), owns all of the outstanding capital stock of Highlands Bank;
WHEREAS, Investar, BOJ, and Investar Interim Corporation, a newly formed Louisiana corporation and a wholly-owned subsidiary of Investar (the “Merger Subsidiary”), are parties to that certain Agreement and Plan of Reorganization, dated as of August 4, 2017 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Investar will acquire all of the outstanding capital stock of BOJ through the merger of BOJ with and into the Merger Subsidiary, with the Merger Subsidiary surviving the merger (the “Merger”);
WHEREAS, following the Merger, Investar desires to cause Highlands Bank to merge with and into Investar Bank in accordance with the terms of this Bank Merger Agreement;
WHEREAS, Highlands Bank is a Louisiana state bank, duly organized and existing under the laws of the State of Louisiana, having its principal office in the City of Jackson, State of Louisiana, with authorized capital stock consisting of 1,000,000 shares of common stock, par value $5.00 per share (“Highlands Bank Stock”), of which 45,072 are issued and outstanding;
WHEREAS, Investar Bank is a Louisiana state bank, duly organized and existing under the laws of the State of Louisiana, having its principal office in the City of Baton Rouge, State of Louisiana, with authorized capital stock consisting of 40,000,000 shares of common stock, $1.00 par value (“Investar Bank Stock”), of which 3,943,600 shares are issued and outstanding and 5,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding;
WHEREAS, subject to consummation of the Merger and the receipt of all required regulatory approvals, the Boards of Directors of Highlands Bank and Investar Bank have approved this Bank Merger Agreement, under which Highlands Bank shall be merged with and into Investar Bank (“Bank Merger”), and have authorized the execution hereof; and
WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate shall be taken by Highlands Bank and Investar Bank in order to consummate the Bank Merger.
NOW, THEREFORE, in consideration of the premises, Investar Bank and Highlands Bank hereby agree that Highlands Bank shall be merged with and into Investar Bank on the following terms and conditions:
1.Merger of Highlands Bank and Investar Bank. At the Effective Time (as defined in Section 12), Highlands Bank shall be merged with and into Investar Bank in accordance with Section 351 et seq. of the Louisiana Banking Law.

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2.Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 355 of the Louisiana Banking Law. At the Effective Time, the corporate existence of Highlands Bank will be merged into and continued in Investar Bank, as the bank surviving the Bank Merger (“Surviving Bank”). The name of the Surviving Bank will be “Investar Bank.” Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of Highlands Bank will vest in Investar Bank, as the Surviving Bank, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon, and all debts, liabilities, obligations, restrictions and duties of Highlands Bank will become the debts, liabilities, obligations, restrictions and duties of Investar Bank.
3.Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Investar Bank, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Bank until thereafter changed or amended as provided by applicable law.
4.Directors and Officers. The directors and officers of Investar Bank immediately prior to the Effective Time will remain the directors and officers of the Surviving Bank from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.
5.Conversion of Securities. At the Effective Time, by virtue of this Bank Merger Agreement and without any further action on the part of any holder, (i) each issued and outstanding share of Investar Bank Stock will continue to remain outstanding and to represent one share of common stock of Investar Bank, and (ii) each issued and outstanding share of Highlands Bank Stock will be cancelled.
6.Shareholder Approval. This Bank Merger Agreement shall be submitted for approval to the sole shareholder of Investar Bank and the sole shareholder of Highlands Bank for approval by written consent as soon as practicable after execution of this Bank Merger Agreement. Upon approval by the sole shareholder of Investar Bank and the sole shareholder of Highlands Bank, this Bank Merger Agreement shall be made effective as soon as practicable thereafter as provided in Section 12 hereof but not prior to the consummation of the Merger in accordance with the terms and conditions of the Reorganization Agreement.
7.Conditions to Consummation of the Bank Merger. Consummation of the Bank Merger as provided herein will be conditioned upon consummation of the transactions contemplated by the Reorganization Agreement. In addition, all obligations of the parties under this Bank Merger Agreement are subject to the receipt of all consents, orders and regulatory approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Bank Merger, including, without limitation, shareholder approval and the approval of any regulatory agency having jurisdiction over Highlands Bank or Investar Bank, including, without limitation, the Louisiana Office of Financial Institutions and the Federal Deposit Insurance Corporation.
8.Termination. This Bank Merger Agreement will terminate upon the termination of the Reorganization Agreement in accordance with its terms and in no other manner. Upon such termination, neither party will have any further liability or obligation by reason of this Bank Merger Agreement to the other party.
9.Representations and Warranties of Highlands Bank. Highlands Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Highlands Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.
10.Representations and Warranties of Investar Bank. Investar Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Investar Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its

A-A-3

properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.
11.Waiver; Amendment. Any term or condition of this Bank Merger Agreement may be waived at any time prior to the Effective Time by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be amended or modified at any time prior to the Effective Time, whether before or after action thereon by the shareholders of Highlands Bank and Investar Bank. Any waiver or amendment must be in writing.
12.Effective Time. The Bank Merger will become effective in the manner set forth in Section 354 of the Louisiana Banking Law (“Effective Time”).
13.Multiple Counterparts. For the convenience of the parties, this Bank Merger Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Bank Merger Agreement. A telecopy, facsimile, or scanned “PDF” transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.
14.Governing Law. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF LOUISIANA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.
15.Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Bank Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.
16.Severability.  If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (i) this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (ii) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (iii) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
17.Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Bank Merger Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

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18.Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Bank Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Bank Merger Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.
19.Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Bank Merger Agreement are binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Bank Merger Agreement, or any provision herein contained, it being the intent of the parties hereto that this Bank Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Bank Merger Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Bank Merger Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Bank Merger Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Bank Merger Agreement, except as expressly provided for herein. No party to this Bank Merger Agreement will assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[Signature Pages Follow]

A-A-5

[Investar Bank Directors’ Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of Investar Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.
INVESTAR BANK,
a Louisiana state bank

By:		By:
	William H. Hidalgo, Sr., Chairman		Robert C. Jordan, Director

By:		By:
	James M. Baker, Director		David J. Lukinovich, Director

By:		By:
	Thomas C. Besselman, Sr., Director		Suzanne O’ Middleton, Director

By:		By:
	James H. Boyce, III, Director		Andrew C. Nelson, Director

By:		By:
	Robert M. Boyce, Sr., Director		Carl R. Schneider, Jr., Director

By:		By:
	John D’Angelo, Director		Frank L. Walker, Director

By:
Gordon H. Joffrion, III, Director

A-A-6

[Highlands Bank Directors’ Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of Highlands Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.
HIGHLANDS BANK,
a Louisiana state bank

By:		By:
	M. Leroy Harvey, Jr., Chairman		Robert A. Connell, Director

By:		By:
	Michael L. Creed, Director		Scott L. Harrington, Director

By:		By:
	Charlie L. Massey, Director		Henry I. Rogillio, Director

By:		By:
	M. Kevin Tomb, Director		Shelton S. Watts, Director

A-A-7

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

1.
I hereby certify that I am the Secretary of Investar Bank, a Louisiana state bank, located in the City of Baton Rouge, State of Louisiana (“Investar Bank”) and that I have been duly appointed and am presently serving in that capacity.

2.	I further certify that by written consent dated _______________, 2017, the sole shareholder of Investar Bank adopted and approved the forgoing Bank Merger Agreement.
IN WITNESS WHEREOF, I have executed this certification on this ___day of _______________, 2017.

__________________________________________
___________________________, Secretary

A-A-8

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

1.
I hereby certify that I am the Secretary of Highlands Bank, a Louisiana state bank, located in the City of Jackson, State of Louisiana (“Highlands Bank”) and that I have been duly appointed and am presently serving in that capacity.

2.	I further certify that by written consent dated _______________, 2017, the sole shareholder of Highlands Bank adopted and approved the forgoing Bank Merger Agreement.
IN WITNESS WHEREOF, I have executed this certification on this ___day of _______________, 2017.
__________________________________________
___________________________, Secretary

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[CEO’s Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, Investar Bank and Highlands Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first above written, and the officers of each such bank have hereunto subscribed their names.

INVESTAR BANK, a Louisiana state bank

By:______________________________________
John D’Angelo
President and Chief Executive Officer

HIGHLANDS BANK, a Louisiana state bank

By:______________________________________
Michael L. Creed
President and Chief Executive Officer

A-A-10

ACKNOWLEDGEMENT
STATE OF LOUISIANA    §
PARISH OF EAST BATON ROUGE    §
On this the ___ day of _______________, 2017, before me, the undersigned authority, personally came and appeared John D’Angelo, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of Investar Bank, a Louisiana state bank (“Investar Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of Investar Bank for the purposes therein expressed and as his and Investar Bank’s free act and deed.
WITNESSES:

Name:		Name:
	(Please print)		(Please print)

Name:
(Please print)

_____________________________________
Notary Public

My Commission Expires: ___________________

A-A-11

ACKNOWLEDGEMENT
STATE OF LOUISIANA    §
PARISH OF EAST FELICIANA    §
On this the ___ day of _______________, 2017, before me, the undersigned authority, personally came and appeared Michael L. Creed, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of Highlands Bank, a Louisiana state bank (“Highlands Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of Highlands Bank for the purposes therein expressed and as his and Highlands Bank’s free act and deed.
WITNESSES:

Name:		Name:
	(Please print)		(Please print)

Name:
(Please print)

_____________________________________
Notary Public

My Commission Expires: ___________________

A-A-12

EXHIBIT B
FORM OF VOTING AGREEMENT

A-B-1

EXHIBIT B
FORM OF VOTING AGREEMENT
This Voting Agreement (this “Voting Agreement”), dated as of August 4, 2017, is executed by and among Investar Holding Corporation (“Investar”), a Louisiana corporation, BOJ Bancshares, Inc. (“BOJ”), a Louisiana corporation, and the persons who are signatories hereto (each a “Shareholder” and collectively the “Shareholders”).
RECITALS:
WHEREAS, contemporaneously with the execution of this Voting Agreement, Investar, BOJ, and Investar Interim Corporation, a newly formed Louisiana corporation and a wholly-owned subsidiary of Investar (the “Merger Subsidiary”), are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which BOJ will merge with and into the Merger Subsidiary, with the Merger Subsidiary as the surviving entity (the “Merger”), which will be followed by the merger of Highlands Bank, a Louisiana state bank and wholly-owned subsidiary of BOJ (“Highlands Bank”) with and into Investar Bank, a Louisiana state bank and wholly-owned subsidiary of Investar (“Investar Bank”), with Investar Bank as the surviving entity;
WHEREAS, Louisiana law requires that the Reorganization Agreement and the Merger be approved by the Shareholders of BOJ;
WHEREAS, as a condition and inducement to Investar’s willingness to enter into the Reorganization Agreement, Section 7.19A of the Reorganization Agreement requires that this Voting Agreement be executed by the undersigned Shareholders, contemporaneously with the execution of the Reorganization Agreement, providing that, subject to the terms hereof, each such Shareholder will vote his or her shares of BOJ Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby;
WHEREAS, Investar and BOJ are relying on this Voting Agreement in incurring expenses in their continuing review of BOJ’s and Highlands Bank’s business, in preparing the Proxy Statement/Prospectus for the shareholders of BOJ, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger; and
WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.
NOW, THEREFORE, in consideration of the substantial expenses that Investar will incur in connection with the transactions contemplated by the Reorganization Agreement and to induce Investar to execute the Reorganization Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby, severally and not jointly or in solido, agree as follows:
1.Ownership of Shares. Each of the Shareholders hereby severally represents and warrants to Investar and BOJ that such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of the BOJ Stock set forth below the Shareholder’s name on the signature page of this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date for the BOJ Meeting referred to in Section 7.03A of the Reorganization Agreement any or all of his or her Shares, except for transfers by operation of law, by will, pursuant to the laws of descent and distribution or as a result of a court order or proceeding, or (b) deposit any of his or her Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her Shares or grant any proxy with respect thereto, other than to other members of the BOJ Board for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby or as provided herein. Any transfer or other disposition in violation of the terms of this Section 1 shall be null and void and of no effect.

A-B-2

2.Voting for Reorganization Agreement. Each Shareholder hereby agrees during the term of this Voting Agreement to vote his or her Shares, and any additional shares of BOJ Stock acquired by such Shareholder after the date hereof and prior to the BOJ Meeting, in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby at the BOJ Meeting.
3.Acquisition Proposals. Each Shareholder, solely in his capacity as a shareholder and without limiting in any way his ability to exercise his duties as a director or an officer of BOJ or otherwise take any action permitted by the Reorganization Agreement (i) shall not invite or seek any Acquisition Proposal, support (or suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the BOJ Board to consider, support or seek any Acquisition Proposal, or otherwise take any action designed to make any Acquisition Proposal more likely; and (ii) meet or otherwise communicate with any Person that has made or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal.
4.Reliance of Parties. Investar and BOJ each represent to each Shareholder that it is relying on this Voting Agreement in incurring expenses in continuing to review BOJ’s business, in preparing the Proxy Statement/Prospectus, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and BOJ acknowledges that the performance of this Voting Agreement is intended to benefit Investar.
5.Term. This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms or (b) the consummation of the Merger.
6.Director and Officer Duties. Nothing in this Voting Agreement shall be deemed to restrict any Shareholder from taking any action in his or her capacity as a director or officer of BOJ that such Shareholder shall believe is necessary to fulfill such Shareholder’s duties and obligations as a director or officer (if applicable).
7.Authority and Enforceability. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been, to the extent necessary, duly authorized, executed and delivered by, and, if so executed, constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms subject to the foregoing exception.
8.Appraisal Rights. Each Shareholder hereby (a) confirms his/her knowledge of the availability of the appraisal rights of shareholders under the Louisiana Business Corporation Act (“LBCA”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the LBCA related to the appraisal rights of shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use his/her reasonable efforts to cause any affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of BOJ that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the LBCA or otherwise.
9.Amendment. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Investar, BOJ and such Shareholder.
10.Counterparts. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. An electronic scan in “PDF” format of a signed counterpart of this Voting Agreement delivered by electronic mail or otherwise will be sufficient to bind the party or parties whose signature(s) appear thereon.

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11.Entire Agreement. This Voting Agreement, together with the Reorganization Agreement and the other agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.
12.Notices. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be delivered to the addresses of the parties hereto set forth below their signature on the signature pages hereof (or to such other address as any party may have furnished to the others in writing in accordance herewith) ) either personally, by nationally recognized overnight courier service or sent by mail or by electronic mail, and all such communications are deemed delivered (a) in the case of personal delivery or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.
13.Equitable Relief. Each Shareholder recognizes and acknowledges that a breach by such Shareholder of any covenants or agreements contained in this Voting Agreement will cause Investar to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Investar shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. No Shareholder shall be responsible or liable for a breach of this Agreement by any other Shareholder(s).
14.Governing Law; Venue. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without giving effect to any principles of conflicts of law.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

INVESTAR HOLDING CORPORATION

By:
Name:	John D’Angelo
Title:	President and Chief Executive Officer

Address:

Investar Holding Corporation
10500 Coursey Blvd. 3rd Floor
Baton Rouge, Louisiana 70816

BOJ BANCSHARES, INC.

By:
Name:	Michael L. Creed
Title:	President and Chief Executive Officer

Address:

BOJ Bancshares, Inc.
1542 Charter Street
Jackson, Louisiana 70748

[Signature Page to Voting Agreement]

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Address for Shareholders:	SHAREHOLDERS:

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

[Shareholder Signature Page to Voting Agreement]

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EXHIBIT C
FORM OF NON-COMPETITION AGREEMENT

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EXHIBIT C

FORM OF director Non-Competition and
Confidentiality Agreement
This Non-Competition and Confidentiality Agreement (this “Agreement”) dated as of August 4, 2017, is made and entered into by and among Investar Holding Corporation (“Investar”), a Louisiana corporation, BOJ Bancshares, Inc. (“BOJ”), a Louisiana corporation, and _______________, an individual residing in the State of Louisiana (the “Undersigned”).
RECITALS:
WHEREAS, concurrently herewith, BOJ, Investar, and Investar Interim Corporation, a newly formed Louisiana corporation and a wholly-owned subsidiary of Investar (the “Merger Subsidiary”) are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which BOJ will merge with and into the Merger Subsidiary, with the Merger Subsidiary as the surviving entity (the “Merger”);
WHEREAS, following the Merger, Highlands Bank, a Louisiana state bank and wholly-owned subsidiary of BOJ (“Highlands Bank”) will merge with and into Investar Bank, a Louisiana state bank and wholly-owned subsidiary of Investar (“Investar Bank”), with Investar Bank as the surviving entity (the “Bank Merger”);
WHEREAS, Section 7.19B of the Reorganization Agreement contemplates that this Agreement shall be executed by the Undersigned contemporaneously with the execution of the Reorganization Agreement but shall not become effective until the Effective Time;
WHEREAS, the Undersigned will, as a result of his/her equity ownership in BOJ receive pecuniary and other benefits as a result of the Merger;
WHEREAS, the Undersigned, as a director of BOJ and/or Highlands Bank, has had access to certain Confidential Information (as defined below), including, without limitation, information concerning BOJ’s and Highlands Bank’s business and the relationships between BOJ, Highlands Bank and their customers;
WHEREAS, the Undersigned, through his/her association with BOJ and Highlands Bank, has obtained knowledge of the trade secrets, customer goodwill and proprietary information of BOJ, Highlands Bank and their respective businesses, which trade secrets, customer goodwill and proprietary information constitute a substantial asset to be acquired by Investar;
WHEREAS, Investar represents to the Undersigned that Investar would not have entered into the Reorganization Agreement without the Undersigned agreeing to the terms and conditions of this Agreement; and
WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.
NOW, THEREFORE, based upon the valuable consideration that the Undersigned will receive as a shareholder of BOJ as a result of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, such agreement not to become effective until the Effective Time:
1.    Non-Disclosure Obligations. Except as required by law, rule or regulation or pursuant to a judicial or other governmental order, the Undersigned agrees that he/she will not knowingly make any unauthorized disclosure, directly or indirectly, after the Effective Time of any Confidential Information of Investar, Investar Bank, BOJ, or

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Highlands Bank, or make any use thereof, directly or indirectly after the Effective Time. The Undersigned also agrees that he/she shall after the Effective Time deliver promptly to Investar at any time at its reasonable request, without retaining any copies thereof, all Confidential Information in his or her possession.
For purposes of this Agreement, “Confidential Information” means Investar’s, Investar Bank’s, BOJ’s and Highlands Bank’s, as applicable, confidential and/or proprietary information and/or trade secrets, including those of its subsidiaries that have been developed or used and that cannot be obtained readily by third parties from outside sources, consisting of the following of Investar, Investar Bank, BOJ and Highlands Bank, as the case may be: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers. The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the Undersigned; (ii) was available to the Undersigned, prior to disclosure by Investar, Investar Bank, BOJ or Highlands Bank, as applicable, and is not known by the Undersigned to be subject to any fiduciary, contractual or legal obligations of confidentiality; (iii) was independently acquired or developed by the Undersigned without violating any obligations of this Agreement; or (iv) is disclosed with the consent of Investar, Investar Bank, BOJ or Highlands Bank, as applicable. The Undersigned acknowledges that Investar’s business is highly competitive, that the Confidential Information of BOJ and Highlands Bank constitutes an asset acquired by Investar in the Merger, and that Investar has advised the Undersigned the protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Investar.
2.    Non-Competition Obligations. The Undersigned agrees that, for the period (the “Non-Competition Period”) beginning on the Effective Time of the Merger and for two (2) years thereafter, the Undersigned will not, in any capacity, directly or indirectly, do any of the following other than with respect to Investar or any of its Affiliates or as otherwise disclosed to Investar prior to the date hereof:

a)
compete or engage in a business similar to that of Highlands Bank as of the date hereof, in any of the following Louisiana Parishes and Mississippi Counties: East Baton Rouge Parish, East Feliciana Parish, St. Helena Parish, West Feliciana Parish, Amite County, and Wilkinson County (collectively, the “Market Area”);

b)
take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by any partnership, corporation or other business or entity engaging in a business similar to that of Highlands Bank anywhere within the Market Area. Notwithstanding the foregoing, the Undersigned is permitted hereunder to own, directly or indirectly, up to five percent (5%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

c)
(i) call on, service or solicit competing business from customers of Highlands Bank or any of its affiliates as of the Effective Date if, within the twelve (12) months before the date of this Agreement, the Undersigned (A) had or made contact with the customer in the course of the Undersigned’s service with Highlands Bank, or (B) had reviewed Highlands Bank’s files about the customer or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Highlands Bank or any of its affiliates and any such customer; or

d)	call on, solicit or induce any employee of Highlands Bank or any of its affiliates whom the Undersigned had contact with, knowledge of, or association with in the course of the

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Undersigned’s service with Highlands Bank to terminate employment from Highlands Bank or any of its affiliates, and will not assist any other person or entity in such activities.
3.    Non-Competition Covenant Reasonable. The Undersigned acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect Investar’s acquisition of BOJ and Highlands Bank and the respective goodwill thereof. The Undersigned acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Undersigned has been engaged in the business of BOJ and Highlands Bank and the Undersigned’s relationship with the customers of BOJ and Highlands Bank. The Undersigned further acknowledges that the restrictions contained herein are not burdensome to the Undersigned in light of the consideration paid therefor and the other opportunities that remain open to the Undersigned. Moreover, the Undersigned acknowledges that he has and will have other means available to him for the pursuit of his/her livelihood after the Effective Time of the Merger.
4.    Consideration. In consideration for the above obligations of the Undersigned, in addition to those matters set forth in the Recitals to this Agreement, BOJ agrees to provide the Undersigned with the consideration set forth in the Reorganization Agreement.
5.    Enforcement and Legal Remedies. The Undersigned acknowledges and agrees that the breach of any of the covenants made by the Undersigned in this Agreement would cause irreparable injury to Investar, which could not sufficiently be remedied by monetary damages; and, therefore, that Investar shall be entitled to seek such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof. The Undersigned also agrees and understands that such remedies shall be in addition to any and all remedies, including damages, available to Investar or its affiliates against the Undersigned for such breaches or threatened or attempted breaches. If Investar must bring suit to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs related thereto.
6.    Tolling. In the event that Investar shall file a lawsuit in any court of competent jurisdiction alleging a breach of the non-competition provisions of this Agreement by the Undersigned, then any time period set forth in this Agreement including the time periods set forth above, will be extended one month for each month the Undersigned was found by a non-appealable and final order of a court to be in breach of this Agreement, so that Investar is provided the benefit of the full Non-Competition Period.
7.    Termination. This Agreement is executed in connection with the execution and delivery of the Reorganization Agreement, but shall become effective only on and as of the Effective Time of the Merger. This Agreement shall be null and void and of no force and effect upon the termination of the Reorganization Agreement for any reason prior to the consummation of the transactions contemplated thereby.
8.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana. Exclusive venue of any dispute relating to this Agreement shall be, and is convenient, in East Baton Rouge Parish, Louisiana. The Undersigned agrees that he will not contest venue in East Baton Rouge Parish, Louisiana or the application of Louisiana laws to any dispute relating to this Agreement.
9.    Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class U.S. mail, postage prepaid or sent by facsimile, electronic mail, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:
If to Investar:
Investar Holding Corporation
10500 Coursey Blvd. 3rd Floor
Baton Rouge, Louisiana 70816
Attn: Mr. John D’Angelo

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Fax: (225) 300-8617
Electronic mail: john.dangelo@investarbank.com

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP
1000 Walnut Street, Suite 1400
Kansas City, Missouri 64106
Attention: Stephanie E. Kalahurka
Fax: (816) 474-3216
Electronic mail: skalahurka@fkhpartners.com

If to BOJ:

BOJ Bancshares, Inc.
1542 Charter Street
Jackson, Louisiana 70748
Attention: Mr. Michael L. Creed
Fax: (225) 634-3132
Electronic mail: mcreed@thbank.net

With a copy to:

Kantrow Spaht Weaver & Blitzer (APLC)
445 North Boulevard, Suite 300
Baton Rouge, Louisiana 70802
Attention: Lee C. Kantrow, Esq.
Jacob M. Kantrow, Esq.
Fax: (225) 343-0637
Electronic mail: lee@kswb.com
jacob@kswb.com

If to the Undersigned:

Attention:
Fax:
Electronic mail:

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.
10.    Representation by Counsel; Interpretation. Each party to this Agreement acknowledges that he, she or it has had the opportunity to be represented by counsel in the negotiation, preparation, and execution of this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including, but not limited to, the

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doctrine of contra proferentem, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
11.    Entire Agreement; Amendment. This Agreement represents the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and negotiations between the parties. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by the parties hereto.
12.    Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement has been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (a) legal and enforceable and (b) most closely represents the parties’ original intent.
13.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Investar and its successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Investar and any entity or person that acquires all or substantially all of the assets of Investar.
14.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A telecopy, facsimile, or scanned “PDF” transmission of a signed counterpart of this Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

INVESTAR HOLDING CORPORATION

By:
John D’Angelo
President and Chief Executive Officer

BOJ BANCSHARES, INC.

By:
Michael L. Creed
President and Chief Executive Officer

UNDERSIGNED

Name:

[Signature Page to Director Non-Compete]

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EXHIBIT D
FORM OF RELEASE

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EXHIBIT D
FORM OF RELEASE
This RELEASE (this “Release”), dated August 4, 2017, is made by _______________________, (the “Releasor”), in favor of BOJ Bancshares, Inc. (“BOJ”), a Louisiana corporation, and Highlands Bank, a Louisiana state bank headquartered in Jackson, Louisiana (“Highlands Bank”).
RECITALS:
WHEREAS, the Releasor is a duly elected or appointed director or executive officer of BOJ and/or Highlands Bank as of the date hereof;
WHEREAS, BOJ, Investar Holding Corporation, a Louisiana corporation (“Investar”), and Investar Interim Corporation, a newly formed Louisiana corporation and a wholly-owned subsidiary of Investar (the “Merger Subsidiary”), are parties to that certain Agreement and Plan of Reorganization dated as of August 4, 2017 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which BOJ will merge with and into the Merger Subsidiary, with the Merger Subsidiary as the surviving entity (the “Merger”);
WHEREAS, following the Merger, Highlands Bank will merge with and into Investar Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana and a wholly owned subsidiary of Investar (“Investar Bank”), with Investar Bank surviving the merger;
WHEREAS, it is a covenant of BOJ pursuant to Section 7.19C of the Reorganization Agreement that the Releasor execute and deliver this Release in connection with the execution of the Reorganization Agreement to confirm the absence of, and release, any and all claims by the Releasor Persons (as defined below) other than the Reserved Claims (as defined below) against BOJ and Highlands Bank existing as of the date hereof; and
WHEREAS, the Reorganization Agreement provides that at Closing, the Releasor will also execute and deliver an instrument reaffirming, as of the Closing Date, such director’s or executive officer’s obligations, release of claims, and other covenants contained in this Release.
NOW, THEREFORE, for and in consideration of the premises contained herein, the consummation of the transactions contemplated by the Reorganization Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:
1.Capitalized Terms. All capitalized terms not otherwise defined in this Release will have the meanings accorded them in the Reorganization Agreement.
2.Release; Related Matters.
(a)Effective as of the date hereof, the Releasor, on his own behalf and on behalf of his heirs, representatives, executors, and administrators (collectively, the “Releasor Persons”) irrevocably and unconditionally releases, waives and forever discharges BOJ and Highlands Bank and their respective subsidiaries and successors (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, obligations, liabilities, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, liquidated or unliquidated, to the extent known, in law or equity (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with BOJ or Highlands Bank and their respective businesses or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of BOJ or Highlands Bank, as the case may be, for all periods through the date hereof; provided, however, that a Released Party is not released from any of its obligations or liabilities to the Releasor or other Releasor Person(s): (i) in connection with any accrued compensation and rights under any benefit plans or arrangements of BOJ or Highlands Bank existing as of the date

A-D-2

hereof; (ii) as to any rights of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of either BOJ or Highlands Bank, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of BOJ or Highlands Bank and which applies to the Releasor or the other Releasor Persons; (iii) in connection with any deposits or accounts of the Releasor or the other Releasor Persons at Highlands Bank as of the date hereof; (iv) any Merger Consideration to which the Releasor or the other Releasor Persons are entitled; and (v) any rights or claims of the Releasor or the other Releasor Persons under the Reorganization Agreement (collectively, the “Reserved Claims”).
(b)The Releasor represents and warrants that in his capacity as a director, officer, employee or security holder of BOJ or Highlands Bank, as applicable, the Releasor has no knowledge of any Claims that the Releasor may have against the Released Parties other than the Reserved Claims. The Releasor further represents and warrants to the Released Parties that the Releasor is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any Claims that would otherwise be released by this Release, but for such sale, assignment or transfer.
(c)The Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any matter purported to be released hereby.
(d)Each Released Party hereby (a) irrevocably and unconditionally releases, waives and forever discharges the Releasor and the other Releasor Persons from all Claims relating to, arising out of or in connection with BOJ, Highlands Bank, their respective businesses and/or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of either BOJ or Highlands Bank, as the case may be, for all periods through the date hereof only and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, any proceeding of any kind against any Releasor Persons based upon any matter released hereby.
3.No Admission. Neither the execution or the delivery of this Release, nor the performance of the terms hereof, by any of the parties to this Release will be considered an admission by any of them of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are expressly denied by all of the parties to this Release.
4.Covenant Not To Sue. It is expressly intended and agreed that none of the parties to this Release will assert against any other party any claim based on the matters encompassed by this Release, other than with respect to the Reserved Claims.
5.Authority; Representation by Counsel. The Releasor represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Releasor in the capacity in which executed. The Releasor further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Releasor enters into this Release after the opportunity to consult with his own legal counsel.
6.Successors. This Release shall be binding upon the undersigned Releasor, the Releasor Persons and their respective heirs, executors, and administrators, and shall inure to the benefit of the Releasor, the Releasor Persons, the Released Parties and their respective successors, predecessors, parents, subsidiaries, affiliates and other related parties.
7.Governing Law; Construction. This Release and the rights and obligations of each party subject to this Release will be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana, without giving effect to any principles of conflicts of law. This Release is executed and delivered in connection with

A-D-3

and under the Reorganization Agreement, and will be construed as a part of the transactions contemplated by the Reorganization Agreement.
8.Entire Agreement; Amendment. This Release represents the entire understanding between the parties relating to the subject matter of the Release and supersedes all prior agreements and negotiations between the parties. This Release will not be amended, modified, or altered in any manner except in writing signed by the parties to this Release.
9.Severability; Modification. If any term or other provision of this Release is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, (i) such term or provision will be fully severable and this Release will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Release; (ii) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (iii) there will be added automatically as a part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Release is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.
10.Counterparts. This Release may be signed in multiple counterparts, each of which will be deemed an original, and all executed counterparts together will be deemed to be one and the same instrument. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Release will be sufficient to bind the party or parties whose signature(s) appear thereon.
11.Termination of Agreement. This Release is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement. If Reorganization Agreement is terminated in accordance with its terms prior to consummation of the Merger, this Release shall not become effective but shall be null and void and of no force or effect.

[Signature Page Follows]

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EXHIBIT D
[Signature Page to Release]
IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

BOJ BANCSHARES, INC.

By:
John D’Angelo
President and Chief Executive Officer

HIGHLANDS BANK

By:
Michael L. Creed
President and Chief Executive Officer

RELEASOR

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EXHIBIT E
EXAMPLE CALCULATION OF ADJUSTED TANGIBLE SHAREHOLDERS’ EQUITY

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Exhibit E
Example Calculation of Adjusted Tangible Shareholders’ Equity
(Includes Estimates -- Example Purposes Only)
3/31/2017

Total Shareholders Equity	$16,464,771
less unrealized gain or loss on AFS securities	$(104,498)
Equity excluding unrealized gain/loss on AFS securities	$16,569,269

Exercise Creed Stock Option	$489,000
S-Corp Distribution	$—
Estimate of 6 months earnings	$800,000
Subtotal	$17,858,269

Reductions to Adjusted Tangible Shareholders’ Equity Per Section 2.06A of the Agreement*
A. All costs and expenses related to the merger including professional fees
Legal Fees (estimate)	$125,000
Accounting Fees (estimate)	$25,000

B. Fee to Brokers, Financial Advisor, Investment Banking Firm
Fairness Opinion (estimate)	$15,000

C. Amount of any Future benefits due or will become payable by BOJ under salary continuation, deferred compensation, change in control, severance or other similar agreements

ESOP termination (to be determined)
Employee Expense (MC VAC Expense Due)	$135,000
Reimbursement of tax impact of stock option	$193,017

D. Amount to fully fund or liquidate any employee plan (to be determined)

E. Contract termination fees, penalty or liquidated damages with any third-party service providers

Fiserv	$560,000
Other	$440,000

Total Adjustments	$1,493,017

Estimated Adjusted Tangible Shareholders’ Equity	$16,365,252
* The specific itemized adjustments included in this Exhibit are for example purposes only and may not be inclusive of all costs or fees payable by BOJ related to the Merger and which are required reductions from BOJ’s Adjusted Tangible Shareholders’ Equity pursuant to the terms of the Agreement.

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Annex B
Opinion of National Capital

August 4, 2017
Board of Directors
BOJ Bancshares, Inc.
1542 Charter Street
Jackson, Louisiana 70748

Members of the Board:

National Capital, L.L.C. (“National Capital”) has been engaged by the board of directors of BOJ Bancshares, Inc. the “Company”) to provide a fairness opinion on the consideration to be received under the agreement and plan of reorganization by and among Investar Holding Corporation (“Investar”), BOJ Bancshares, Inc., and Investar Acquisition Company (the “Agreement”).
In rendering this fairness opinion, we reviewed, analyzed and relied upon certain financial and other factors as we deemed appropriate under the circumstances, including, among others:

1.
the Company’s historical and current financial position and results of operations, including information related to interest income, interest expense, net interest margin, net non-interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the Company’s financial statements;

2.	the Company’s assets and liabilities, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources, costs and liquidity;

3.	results of the Company’s recent regulatory examinations and those of its subsidiary bank;

4.	the Company’s future earnings and dividend paying capacity;

5.	certain other publicly available financial and other information concerning the Company;

6.	the general economic, market and financial conditions affecting the Company’s operations and business prospects;

7.	the competitive and economic outlook for the Company’s trade area and the banking industry in general;

8.	Investar’s historical and current financial position and results of operations; and

9.
publicly available information concerning certain other banks and bank holding companies, the trading markets and prevailing market prices for their securities, and the nature and terms of certain other merger or share exchange transactions involving banks or bank holding companies.

We also used our experience in securities valuation and knowledge of financial institutions, including banks and bank holding companies, in determining the fairness of the proposed transaction. This opinion is based upon

B-1

conditions as they existed, and could be evaluated, on the date of the opinion and upon information made available to National Capital through that date.
In rendering our appraisal and fairness opinion, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and did not attempt to independently verify the information. National Capital is not an expert in the independent verification of the adequacy of loan and lease losses and assumed, without independent verification, that the aggregate allowance for loan and lease losses is adequate to cover the losses. National Capital did not make or obtain any evaluations or appraisals of the properties of the Company, nor did we examine any individual loan credit files.
We have been retained by the board of directors of the Company to act as an independent financial advisor to the Company in connection with the proposed transaction and will receive a fee from the Company for our services, no portion of which is contingent upon the consummation of the proposed transaction or the analysis, opinions or conclusions expressed in this letter.
Conflict Disclosure: The undersigned officer of National Capital owns a small number of Investar shares. The value of this investment is not material to his net worth and does not present a material conflict of interest with respect to the opinion presented herein.
Our opinion is necessarily based upon market, economic and other conditions as of the date set forth above, and on the information made available to us. Our opinion does not address the merits of the underlying decision by the Company to engage in the proposed transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the transaction or any other matter related thereto. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which shares of Company stock will trade at any time prior to the completion of the transaction.
On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof, the consideration to be received as set forth in the proposed transaction is fair, from a financial point of view, to all shareholders of the Company.
This opinion is provided solely for the internal use of the Company’s board of directors and for inclusion in the proxy statement related to the proposed transaction.
Sincerely,
National Capital, L.L.C.

By:	/s/ T. Jefferson Fair, CVA
President

B-2

Annex C
Statutory Provisions Relating To Dissenters’ Rights

FULL TEXT OF PART 13
THE LOUISIANA BUSINESS CORPORATION ACT
Part 13. Appraisal Rights
Subpart A. Right to appraisal and payment for shares.
§ 12:1-1301. Definitions.
In this Part, the following meanings shall apply:

(1)
“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of R.S. 12:1-1302(B)(4), an entity is deemed to be an affiliate of its senior executives.

(2)
“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3)	“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in R.S. 12:1-1322 through 1-1331, includes the surviving entity in a merger.
(3.1) “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(4)
“Fair value” means the value of the corporation’s shares determined immediately before the effectuation of the corporate action to which the shareholder objects, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to R.S. 12:1-1302(A)(5).

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of judicial interest.
(5.1) “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action, satisfies any of the following criteria:

(a)	Was the beneficial owner of twenty percent or more of the voting power of the corporation, other than as owner of excluded shares.

(b)
Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

(c)
Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

(i)	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

(ii)
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in R.S. 12:1-862.

(iii)
In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(5.2) “Interested transaction” means a corporate action described in R.S. 12:1-1302(A) involving an interested person in which any of the shares or assets of the corporation are being acquired or converted.
(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7)	[Reserved.]

(8)	“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

(9)	“Shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.
§ 12:1-1302. Right to appraisal.

A.	A shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1)	Consummation of a merger to which the corporation is a party if either of the following apply:

(a)
Shareholder approval is required for the merger by R.S. 12:1-1104, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

(b)	The corporation is a subsidiary and the merger is governed by R.S. 12:1-1105.

(2)
Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)
Consummation of a disposition of assets pursuant to R.S. 12:1-1202, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if, under the terms of the corporate action approved by the shareholders, there is to be distributed to shareholders in cash its net assets in excess of a reasonable amount reserved to meet claims of the type described in R.S. 12:1-1406 and 1-1407, within one year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution, and the disposition of assets is not an interested transaction.

(4)
An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

(5)
Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)
Consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the domestication,

(7)	Consummation of a conversion of the corporation to nonprofit status pursuant to Subpart 9C of this Part.

(8)	Consummation of a conversion of the corporation to an unincorporated entity pursuant to Subpart 9E of this Part.

B.
Notwithstanding Subsection A of this Section, the availability of appraisal rights under Paragraphs (A)(1), (2), (3), (4), (6), and (8) of this Section shall be limited in accordance with the following provisions:

(1)	Appraisal rights shall not be available for the holders of shares of any class or series of shares which is one of the following:

(a)	A covered security under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

(b)
Traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, and directors and by beneficial shareholders and voting trust beneficial owners owning more than ten percent of such shares.

(c)
Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

(2)	The applicability of Paragraph (B)(1) of this Section shall be determined as of either of the following:

(a)	The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights.

(b)	The day before the effective date of such corporate action if there is no meeting of shareholders.

(3)
Paragraph (B)(1) of this Section shall not be applicable and appraisal rights shall be available pursuant to Subsection A of this Section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in Paragraph (B)(1) of this Section at the time the corporate action becomes effective or, in the case of the consummation of a disposition of assets pursuant to R.S. 12:1-1202, unless such cash, shares, or proprietary interests are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders as part of a distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in R.S. 12:1-1406 and 1-1407, within one year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of the distribution.

(4)
Paragraph (B)(1) of this Section shall not be applicable and appraisal rights shall be available pursuant to Subsection A of this Section for the holders of any class or series of shares where the corporate action is an interested transaction.

C.
Notwithstanding any other provision of this Section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, except for both of the following:

(1)
No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a nonprofit conversion under Subpart 9C of this Part or a conversion to an unincorporated entity under Subpart 9E of this Part, or a merger having a similar effect.

(2)
Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment, or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

§ 12:1-1303. Assertion of rights by nominees and beneficial shareholders.

A.
A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this Subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B.
A beneficial shareholder and voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in R.S. 12:1-1322(B)(2)(b), and does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or voting trust beneficial owner.

Subpart B. Procedure for exercise of appraisal rights.
§ 12:1-1320. Notice of appraisal rights.

A.
Where any corporate action specified in R.S. 12:1-1302(A) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this Part. If the corporation concludes that appraisal rights are or may be available, one of the following statements shall be included in the meeting notice sent to those record shareholders entitled to exercise appraisal rights:

(1)	If the corporation wishes for shareholders to be subject to the requirements of R.S. 12:1-1321(A)(1):
“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to assert appraisal rights, a shareholder is required by law: (1) to deliver to the corporation, before the vote is taken on the action described in this notice, a written notice of the shareholder’s intent to demand appraisal if the corporate action proposed in this notice takes effect, and (2) not to vote, or cause or permit to be voted, in favor of the proposed corporate action any shares of the class or series for which the shareholder intends to assert appraisal rights. If a shareholder complies with those requirements, and the action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights”.

(2)
If the corporation is waiving the requirements of R.S. 12:1-1321(A)(1): “Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to asset appraisal rights, a shareholder is required by law not to vote, or cause or permit to be voted, in favor of the proposed corporation action any shares of the class or series for which the shareholder intends to assert appraisal rights. If a shareholder complies with the requirement, and the action proposed in this notice take effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, a copy of Part 13 of the Business Corporation Act, governing appraisal rights”.

B.
In a merger pursuant to R.S. 12:1-1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in R.S. 12:1-1322.

C.	Where any corporate action specified in R.S. 12:1-1302(A) is to be approved by written consent of the shareholders pursuant to R.S. 12:1-704.

(1)
Written notice that appraisal rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, the following statement must be included in the notice:

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to assert appraisal rights, a shareholder is required by law not to sign any consent in favor of the proposed corporate action with respect to any shares of the class or series for which the shareholder intends to assert appraisal rights. If a shareholder complies with this requirement, and the corporate action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights”.

(2)
Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by R.S. 12:1-704(E) and (F), may include the materials described in R.S. 12:1-1322 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Part and the following statement:

“Appraisal rights allow a shareholder to avoid the effects of the corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. A shareholder may obtain appraisal rights only by completing and returning an appraisal form that the law requires the corporation to send to the shareholder, and by complying with all other requirements of Part 13 of the Business Corporation Act, a copy of which is enclosed”.

D.
Where corporate action described in R.S. 12:1-1302(A) is proposed, or a merger pursuant to R.S. 12:1-1105 is effected, the notice referred to in Subsection A or C of this Section, if the corporation concludes that appraisal rights are or may be available, and in Subsection B of this Section shall be accompanied by both of the following:

(1)
The annual financial statements specified in R.S. 12:1-1620(B) of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than sixteen months before the date of the notice and shall comply with R.S. 12: 1-1620(B); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(2)	The latest available quarterly financial statements of such corporation, if any.

E.
The right to receive the information described in Subsection D of this Section may be waived in writing by a shareholder before or after the corporate action. If the information described in Subsection D of this Section is not publicly available, the shareholder who receives it owes a duty to the corporation to use and disclose the information only for purposes of deciding whether to exercise appraisal rights and for other proper purposes.

§ 12:1-1321. Notice of intent to demand appraisal and consequences of voting or consenting.

A.
If a corporate action specified in R.S. 12:1-1302(A) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do both of the following:

(1)	Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand appraisal if the proposed action is effectuated.

(2)	Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B.
If a corporate action specified in R.S. 12:1-1302(A) is to be approved by written consent, a shareholder may assert appraisal rights with respect to a class or series of shares only if the shareholder does not sign a consent in favor of the proposed action with respect to that class or series of shares.

C.	A shareholder who fails to satisfy the requirements of Subsection A or B of this Section is not entitled to appraisal under this Part.
§ 12:1-1322. Appraisal notice and form.

A.
If a corporate action requiring appraisal rights under R.S. 12:1-1302(A) becomes effective, the corporation must send a written appraisal notice and the form required by Paragraph (B)(1) of this Section to all shareholders who satisfy the requirements of R.S. 12:1-1321(A) or R.S. 12:1-1321(B). In the case of a merger under R.S. 12:1-1105, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B.
The appraisal notice must be delivered no earlier than the date the corporate action specified in R.S. 12:1-1302(A) became effective, and no later than ten days after such date, and must do all of the following:

(1)	Supply a form that requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction.

(2)	State all of the following:

(a)
Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under Subparagraph (B)(2)(b) of this Section.

(b)
A date by which the corporation must receive the form, which date may not be fewer than forty nor more than sixty days after the date the appraisal notice is sent pursuant to Subsection A of this Section, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

(c)	The corporation’s estimate of the fair value of the shares.

(d)
That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in Subparagraph (B)(2)(b) of this Section the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(e)	The date by which the notice to withdraw under R.S. 12:1-1323 must be received, which date must be at least twenty days after the date specified in Subparagraph (B)(2)(b) of this Section.

(3)	Be accompanied by a copy of this Part.

C.	A corporation may elect to withhold payment as permitted by R.S. 12:1-1325 only if the form required by Subsection B of this Section does both of the following:

(1)	Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action.

(2)
If such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

§ 12:1-1323. Perfection of rights and right to withdraw.

A.
A shareholder who receives notice pursuant to R.S. 12:1-1322 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to R.S. 12:1-1322(B)(2)(b). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to R.S. 12:1-1322(B)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under R.S. 12:1-1325. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to Subsection B of this Section.

B.
A shareholder who has complied with Subsection A of this Section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to R.S. 12:1-1322(B)(2)(e). A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C.
A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in R.S. 12:1-1322(B), shall not be entitled to payment under this Part.

§ 12:1-1324. Payment.

A.
Except as provided in R.S. 12:1-1325, within thirty days after the form required by R.S. 12:1-1322(B)(2)(b) is due, the corporation shall pay in cash to those shareholders who complied with R.S. 12:1-1323(A) the amount the corporation estimates to be the fair value of their shares, plus interest.

B.	Except as provided in Subsection C of this Section, the payment to each shareholder pursuant to Subsection A of this Section must be accompanied by all of the following:

(1)

(a)
The annual financial statements specified in R.S. 12:1-1620(B) of the corporation that issued the shares to be appraised, which shall be of a date ending not more than sixteen months before the date of payment and shall comply with R.S. 12:1-1620(B); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(b)	The latest available quarterly financial statements of such corporation, if any.

(2)	A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to R.S. 12:1-1322(B)(2)(c).

(3)
A statement that shareholders described in Subsection A of this Section have the right to demand further payment under R.S. 12:1-1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this Part.

C.
The financial information described in Paragraph (B)(1) of this Section need not accompany the corporation’s payment under Subsection A of this Section if the corporation has earlier delivered to the shareholder financial information that meets the requirements of Paragraph (B)(1) of this Section as of the time of the payment.

§ 12:1-1325. After-acquired shares.

A.
A corporation may elect to withhold payment required by R.S. 12:1-1324 from any shareholder who was required to, but did not, certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date specified in the appraisal notice sent in accordance with R.S. 12:1-1322(B)(1) and R.S. 12:1-1322(C).

B.
If the corporation elects to withhold payment under Subsection A of this Section, it must, within thirty days after the form required by R.S. 12:1-1322(B)(2)(b) is due, notify all shareholders who are described in Subsection A of this Section of all of the following:

(1)	The information required by R.S. 12:1-1324(B)(1).

(2)	The corporation’s estimate of fair value pursuant to R.S. 12:1-1324(B)(2).

(3)	That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under R.S. 12:1-1326.

(4)	That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer.

(5)	That those shareholders who do not satisfy the requirements for demanding appraisal under R.S. 12:1-1326 shall be deemed to have accepted the corporation’s offer.

C.
Within ten days after receiving the shareholder’s acceptance pursuant to Subsection B of this Section, the corporation must pay in cash the amount it offered under Paragraph (B)(2) of this Section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D.
Within forty days after sending the notice described in Subsection B of this Section, the corporation must pay in cash the amount it offered to pay under Paragraph (B)(2) of this Section to each shareholder described in Paragraph (B)(5) of this Section.

§ 12:1-1326. Procedure if shareholder dissatisfied with payment or offer.

A.
A shareholder paid pursuant to R.S. 12:1-1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under R.S. 12:1-1324. A shareholder offered payment under R.S. 12:1-1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

B.
A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under Subsection A of this Section within thirty days after receiving the corporation’s payment or offer of payment under R.S. 12:1-1324 or 1-1325, respectively, waives the right to demand payment under this Section and shall be entitled only to the payment made or offered pursuant to those respective Sections.

Subpart C. Judicial appraisal of shares.
§ 12:1-1330. Court action.

A.
If a shareholder makes demand for payment under R.S. 12:1-1326 which remains unsettled, the corporation shall commence a summary proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to R.S. 12:1-1326, plus interest, within ten days after the expiration of the sixty-day period.

B.
The corporation shall commence the proceeding in the district court of the parish where the corporation’s principal office or, if none, its registered office in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the parish in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

C.
The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, and all parties must be served with a copy of the petition. Nonresidents may be served as provided by law.

D.
The jurisdiction of the court in which the proceeding is commenced under Subsection B of this Section is exclusive. The court may appoint an appraiser to file a written report with the court on the question of fair value. The appraiser shall have the powers described in the appointing order, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. If the court appoints an appraiser, the appraiser’s written report shall be treated as the report of an expert witness, and the corporation and shareholders demanding appraisal shall be entitled to depose and to examine and cross-examine the appraiser as an expert witness.

E.	Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

(1)	The amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.

(2)	The fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under R.S. 12:1-1325.
§ 12:1-1331. Court costs and expenses.

A.
The court in an appraisal proceeding commenced under R.S. 12:1-1330 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Part.

B.	The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable against either of the following:

(1)
The corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of R.S. 12:1-1320, 1-1322, 1-1324, or 1-1325.

(2)
Either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Part.

C.
If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefitted.

D.
To the extent the corporation fails to make a required payment pursuant to R.S. 12:1-1324, 1-1325, 1-1326, or 1-1330(A), the shareholder may sue directly for the amount owed, and to the extent successful, shall be entitled to recover from the corporation all expenses of the suit. The shareholder’s right to enforce the corporation’s payment obligation under this Subsection is perempted five years after the date that the payment by the corporation becomes due under the relevant provision.

Subpart D. Other remedies.
§ 12:1-1340. Other remedies limited.

A.
The legality of a proposed or completed corporate action described in R.S. 12:1-1302(A) may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in any proceeding commenced by a shareholder after the shareholders have approved the corporate action.

B.
The appraisal rights provided by this Part are the exclusive remedy of a shareholder in connection with a corporate action for which R.S. 12:1-1302 makes appraisal rights available if either of the following conditions is satisfied:

(1)	The shareholder is not subject to the requirements of R.S. 12:1- 1321(A)(1) concerning the delivery of a written notice of the shareholder’s intent to assert appraisal rights.

(2)	The corporation waives the requirements of R.S. 12:1-1321(A)(1).

C.
If Subsection B of this Section makes appraisal rights the exclusive remedy of a shareholder, then the shareholder shall not have any other cause of action for damages or for any other form of relief against the corporation, or any director, officer, employee, agent, or controlling person of the corporation, in connection with the corporate action for which R.S. 12:1-1302 makes appraisal rights available.

D.
If the corporation waives the requirements of R.S. 12:1-1321(A)(1), a shareholder may assert appraisal rights without complying with those requirements. A corporation waives the requirements of R.S. 12:1-1321(A)(1) by sending shareholders the notice specified in R.S. 12:1-1320(A)(2).

E.	Subsections A, B, and C of this Section do not apply to a corporate action that is any of the following:

(1)	Not authorized and approved in accordance with the applicable provisions of any of the following:

(a)	Part 9, 10, 11, or 12 of this Chapter.

(b)	The articles of incorporation or bylaws.

(c)	The resolution of the board of directors authorizing the corporate action.

(2)	[Reserved.]

(3)	[Reserved.]

(4)	Approved by less than unanimous consent of the voting shareholders pursuant to R.S. 12:1-704 if both of the following requirements are met:

(a)
The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten days before the corporate action was effected.

(b)	The proceeding challenging the corporate action is commenced within ten days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

F.
Subsections B and C of this Section do not affect any right of a shareholder that is provided by the terms of the corporate action itself if the shareholder does not assert, or loses the right to enforce, appraisal rights under this Part.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers of Investar.
Sections 1-850 through 1-859 of the LCBA provide, in part, that Investar may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the best interests of Investar or (ii) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of Investar, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful. Pursuant to the LBCA, Investar may also advance expenses to the indemnitee provided that the indemnitee delivers (i) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (ii) a written undertaking to repay any funds advanced if (a) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (b) it is ultimately determined that such indemnitee has not met the relevant standard of conduct. In addition, Investar has the power to obtain and maintain insurance on behalf of any person who is or was acting for Investar, regardless of whether Investar has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.
Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit Investar’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.
The bylaws of Investar contain indemnification provisions that require Investar to indemnify any director or officer made a party to a proceeding because he or she was a director or officer against liability incurred in such proceeding if such director or officer (i) conducted himself or herself in good faith; (ii) reasonably believed (a) in the case of conduct in his or her official capacity with Investar, that his or her conduct was in Investar’s best interests, or (b) in all other cases, that his or her conduct was at least not opposed to Investar’s best interest; and (iii) in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not allowed if (i) in connection with a proceeding by or in the right of Investar, the director or officer is adjudged liable to Investar; or (ii) in connection with any proceeding, the director or officer is adjudged liable for receiving an improper personal benefit, regardless of whether the action occurred in the individual’s official capacity. Indemnification is limited to reasonable expenses (including reasonable attorneys’ fees) incurred. In any case, Investar must fully indemnify a director or officer who is wholly successful on the merits or otherwise in the defense of any proceeding to which he or she is a party by virtue of his or her position as an officer or director.
Investar must advance reasonable expenses (including attorneys’ fees) incurred by a director or officer in advance of a final disposition of a proceeding if:

•	The director or officer furnishes a written affirmation of his good faith belief that he has met the requisite standard of conduct;

•	The director or officer furnishes a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the requisite standard of conduct; and

•	A determination is made that the facts then known to those making the determination would not preclude indemnification.

A director or officer may apply for indemnification to a court of competent jurisdiction. A court may order Investar to indemnify the party if it determines that:

•	The director or officer has been wholly successful on the merits or otherwise in the defense or the proceeding; or

•
The director or officer is fairly and reasonably entitled to indemnification in view of all relevant circumstances, regardless of whether he has met the requisite standard of conduct or was adjudged liable (if the latter, indemnification is limited to reasonable expenses incurred, including reasonable attorneys’ fees).

•
Unless so ordered by a court, Investar shall only indemnify an officer or director after a determination has been made that he has met the requisite standard of conduct to be eligible for indemnification. This determination is made:

•	By Investar’s board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

•	If such quorum cannot be obtained, by majority vote of a committee duly designated by the board consisting solely of two or more directors not at the time parties to the proceeding;

•	By special legal counsel selected by the board or its committee;

•	By vote of the shareholders, excluding the voting of shares held by directors and officers who are at the time parties to the proceeding.
The bylaws of Investar also empower Investar to purchase and maintain insurance to provide the indemnification described above. Indemnification may be limited by applicable Federal securities and banking laws, including but not limited to 18 U.S.C. §1828(k).
The foregoing is only a general summary of certain aspects of Louisiana law and Investar’s governing documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to Investar’s Bylaws, which are on file with the Commission, and to the relevant provisions of the LBCA.

Item 21.     Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1
Agreement and Plan of Reorganization, dated August 4, 2017, by and among Investar Holding Corporation, Investar Interim Corporation and BOJ Bancshares, Inc. (attached as Annex A to this proxy statement/prospectus) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

2.2
Agreement and Plan of Reorganization, dated March 8, 2017, by and among Investar Holding Corporation, Citizens Bancshares, Inc. and Investar Acquisition Company (incorporated herein by reference to Exhibit 2.1 to Investar’s Current Report on Form 8-K, filed with the SEC on March 8, 2017).

3.1
Restated Articles of Incorporation of Investar Holding Corporation (incorporated herein by reference to Exhibit 3.1 to Investar’s Registration Statement on Form S‑1(Registration No. 333-196014) filed May 16, 2014).

3.2	Amended and Restated Bylaws of Investar Holding Corporation.
4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S‑1(Registration No. 333-196014) filed May 16, 2014).
4.2
Indenture, dated March 24, 2017, by and between Investar Holding Corporation and Wilmington Trust, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Investar’s Current Report on Form 8-K, filed with the SEC on March 24, 2017).

4.3
Supplemental Indenture, dated March 24, 2017, by and between Investar Holding Corporation and Wilmington Trust, National Association, as Trustee (incorporated herein by reference to Exhibit 4.2 to Investar’s Current Report on Form 8-K, filed with the SEC on March 24, 2017).

5.1	Opinion of Fenimore, Kay, Harrison & Ford LLP regarding the validity of the securities to be issued.
8.1	Opinion of Fenimore, Kay, Harrison & Ford LLP regarding certain tax matters.
10.1	Investar Holding Corporation 2017 Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Investar’s Current Report on Form 8-K, filed with the SEC on May 25, 2017).
10.2
Form of Voting Agreement, dated August 4, 2017, among Investar Holding Corporation, BOJ Bancshares, Inc. and the shareholders party thereto (attached as Exhibit B to Annex A to this proxy statement/prospectus).

10.3
Form of Non-Competition and Confidentiality Agreements, dated August 4, 2017, between Investar Holding Corporation and all of the directors of BOJ Bancshares, Inc. (attached as Exhibit C to Annex A to this proxy statement/prospectus).

23.1	Consent of Postlethwaite & Netterville, APAC (with respect to Investar Holding Corporation).
23.2	Consent of Silas Simmons, LLP (with respect to BOJ Bancshares, Inc.).
23.3	Consent of Hannis T. Bourgeois, LLP (with respect to Citizens Bancshares, Inc.).
23.4	Consent of Fenimore, Kay, Harrison & Ford, LLP (included in Exhibit 5.1).
23.5	Consent of Fenimore, Kay, Harrison & Ford LLP (included in Exhibit 8.1).
23.6	Consent of National Capital, LLC.
24.1	Powers of Attorney (included on signature page of this proxy statement/prospectus).
99.1	Form of proxy card of BOJ Bancshares, Inc.
99.2	Form of participant directive card for the BOJ Employee Stock Ownership Plan.
99.3	Form of participant directive statement for BOJ Employee Stock Ownership Plan.

Item 22.     Undertakings.
The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6)That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8)To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on October 10, 2017.

INVESTAR HOLDING CORPORATION

By:	/s/ John J. D’Angelo
Name:	John J. D’Angelo
Title:	President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below appoints John J. D’Angelo and Christopher L. Hufft, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John J. D’Angelo	President and Chief Executive Officer (Principal Executive Officer)	October 10, 2017
John J. D’Angelo

/s/ Christopher L. Hufft	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 10, 2017
Christopher L. Hufft

/s/ Rachel P. Cherco	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 10, 2017
Rachel P. Cherco
/s/ James M. Baker	Director	October 10, 2017
James M. Baker

/s/ Thomas C. Besselman, Sr.	Director	October 10, 2017
Thomas C. Besselman, Sr.
/s/ James H. Boyce, III	Director	October 10, 2017
James H. Boyce, III

/s/ Robert M. Boyce, Sr.	Director	October 10, 2017
Robert M. Boyce, Sr.

/s/ William H. Hidalgo, Sr.	Director	October 10, 2017
William H. Hidalgo, Sr.

/s/ Gordon H. Joffrion, III	Director	October 10, 2017
Gordon H. Joffrion, III

/s/ Robert Chris Jordan	Director	October 10, 2017
Robert Chris Jordan

/s/ David J. Lukinovich	Director	October 10, 2017
David J. Lukinovich

/s/ Suzanne O. Middleton	Director	October 10, 2017
Suzanne O. Middleton

/s/ Andrew C. Nelson, M.D.	Director	October 10, 2017
Andrew C. Nelson, M.D.

/s/ Carl R. Schneider, Jr.	Director	October 10, 2017
Carl R. Schneider, Jr.

/s/ Frank L. Walker	Director	October 10, 2017
Frank L. Walker

INDEX TO EXHIBITS

Exhibit No.	Description
2.1
Agreement and Plan of Reorganization, dated August 4, 2017, by and among Investar Holding Corporation, Investar Interim Corporation and BOJ Bancshares, Inc. (attached as Annex A to this proxy statement/prospectus) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

2.2
Agreement and Plan of Reorganization, dated March 8, 2017, by and among Investar Holding Corporation, Citizens Bancshares, Inc. and Investar Acquisition Company (incorporated herein by reference to Exhibit 2.1 to Investar’s Current Report on Form 8-K, filed with the SEC on March 8, 2017).

3.1
Restated Articles of Incorporation of Investar Holding Corporation (incorporated herein by reference to Exhibit 3.1 to Investar’s Registration Statement on Form S‑1(Registration No. 333-196014) filed May 16, 2014).

3.2	Amended and Restated Bylaws of Investar Holding Corporation
4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Investar’s Registration Statement on Form S‑1(Registration No. 333-196014) filed May 16, 2014).
4.2
Indenture, dated March 24, 2017, by and between Investar Holding Corporation and Wilmington Trust, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Investar’s Current Report on Form 8-K, filed with the SEC on March 24, 2017).

4.3
Supplemental Indenture, dated March 24, 2017, by and between Investar Holding Corporation and Wilmington Trust, National Association, as Trustee (incorporated herein by reference to Exhibit 4.2 to Investar’s Current Report on Form 8-K, filed with the SEC on March 24, 2017).

5.1	Opinion of Fenimore, Kay, Harrison & Ford LLP regarding the validity of the securities to be issued.
8.1	Opinion of Fenimore, Kay, Harrison & Ford LLP regarding certain tax matters.
10.1	Investar Holding Corporation 2017 Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Investar’s Current Report on Form 8-K, filed with the SEC on May 25, 2017).
10.2
Form of Voting Agreement, dated August 4, 2017, among Investar Holding Corporation, BOJ Bancshares, Inc. and the shareholders party thereto (attached as Exhibit B to Annex A to this proxy statement/prospectus).

10.3
Form of Non-Competition and Confidentiality Agreements, dated August 4, 2017, between Investar Holding Corporation and all of the directors of BOJ Bancshares, Inc. (attached as Exhibit C to Annex A to this proxy statement/prospectus).

23.1	Consent of Postlethwaite & Netterville, APAC (with respect to Investar Holding Corporation).
23.2	Consent of Silas Simmons, LLP (with respect to BOJ Bancshares, Inc.).
23.3	Consent of Hannis T. Bourgeois, LLP (with respect to Citizens Bancshares, Inc.).
23.4	Consent of Fenimore, Kay, Harrison & Ford, LLP (included in Exhibit 5.1).
23.5	Consent of Fenimore, Kay, Harrison & Ford LLP (included in Exhibit 8.1).
23.6	Consent of National Capital, LLC.
24.1	Powers of Attorney (included on signature page of this proxy statement/prospectus).
99.1	Form of proxy card of BOJ Bancshares, Inc.
99.2	Form of participant directive card for the BOJ Employee Stock Ownership Plan.
99.3	Form of participant directive statement for BOJ Employee Stock Ownership Plan.